As filed with the Securities and Exchange Commission on February 14, 2017

Registration No. 333-216017

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☒ Pre-Effective Amendment No.

☐ Post-Effective Amendment No.

MEDLEY LLC

(Exact Name of Registrant as Specified in Charter)

Delaware	6282	27-2437343
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Medley LLC
280 Park Avenue, 6th Floor East
New York, New York 10017

(Address of Principal Executive Offices)

(212) 759-0777

(Registrant’s Telephone Number, Including Area Code)

John D. Fredericks
General Counsel
Medley LLC
600 Montgomery Street, 35th Floor
San Francisco, CA 94111
Telephone: (415) 568-2760

(Name and Address of Agent for Service)

COPIES TO:

R. Cabell Morris, Esq. Winston & Strawn LLP 35 W Wacker Drive Chicago, IL 60601-9703 Tel: (312) 558-5609 Fax: (312) 558-5700	Stuart Gelfond, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Tel: (212) 859-8000 Fax: (212) 859-4000

Approximate date of proposed public offering: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

Title of Securities Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Notes due 2024(3)	$28,750,000	100%	$28,750,000	$3,332.13	(4)

(1)	Includes additional notes that the underwriters have the option to purchase.
(2)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities registered under this Registration Statement.
(3)	There is being registered hereunder an indeterminate number of debt securities of the Registrant as may be sold, from time to time. In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $28,750,000.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion dated February 14, 2017

PRELIMINARY PROSPECTUS

MEDLEY LLC

$25,000,000

7.25% Notes Due 2024

Medley LLC (“Medley”, the “Company”, “we” or “us”) is the operating company of Medley Management Inc., a public company listed on the New York Stock Exchange (the “NYSE”) and traded under the symbol “MDLY.” We are an asset management firm offering yield solutions to retail and institutional investors. We focus on credit-related investment strategies, primarily originating senior secured loans to private middle market companies in the United States that have revenues between $50 million and $1 billion. We generally hold these loans to maturity. Our national direct origination franchise, with over 80 people, provides capital to the middle market in the United States.

We are offering an additional $25,000,000 in aggregate principal amount of our 7.25% Notes due 2024 (the “Notes”) of which $34,500,000 are currently outstanding. The additional 7.25% Notes due 2024 will form a single series with the outstanding 7.25% Notes due 2024 and will have the same terms other than the initial offering price. Immediately upon settlement, the additional 7.25% Notes due 2024 offered hereby will have the same CUSIP number and will trade interchangeably with the outstanding 7.25% Notes due 2024. The Notes will mature on January 30, 2024. We will pay interest on the Notes quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning April 30, 2017. The purchase price of the Notes includes accrued interest on the Notes from January 18, 2017 to, but not including, the date of delivery. We may redeem the Notes in whole or in part at any time or from time to time on or after January 30, 2020 at the redemption price of 100% of aggregate principal amount, plus any accrued and unpaid interest, as discussed under “The Offering — Optional Redemption” and “Description of Notes — Optional Redemption” in this prospectus. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

The Notes will be our direct senior unsecured obligations and rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by Medley LLC.

The Notes are listed on the NYSE under the trading symbol “MDLQ.” The Notes will trade “flat.” This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not included in the trading price. See “Risk Factors” beginning on page 21 to read about factors you should consider, including the risk of leverage, before investing in our securities.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

This prospectus contains important information you should know before investing in our securities. Please read it before you invest and keep it for future reference.

	Per Note	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to the Company, before expenses(1)	$	$

(1)	Before deducting expenses payable by us related to the offering, estimated at $350,000. See “Underwriting” in this prospectus.

The underwriters may also purchase up to an additional $3,750,000 aggregate principal amount of Notes offered hereby, to cover over-allotments, if any, within 30 days of the date of this prospectus. If the underwriters exercise this option in full, the total public offering price will be $28,750,000, the total underwriting discount and commissions paid by us will be $     , and total proceeds to the Company, before expenses, will be $     .

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about February   , 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

FBR	Incapital	BB&T Capital Markets	William Blair	Compass Point	Ladenburg Thalmann	JonesTrading

Co-Managers

Boenning & Scattergood, Inc.	National Securities Corporation	Maxim Group LLC	Wedbush Securities

The date of this prospectus is February   , 2017

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not authorized any agent, dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which this relates, nor does it constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus is accurate as of the date on its cover. Our business, financial condition, results of operations and prospects may have changed since then.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements which relate to future events or our future performance or financial condition. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “may,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated.

See “Risk Factors” beginning on page 21 to read about factors you should consider, including the risk of leverage, before investing in our securities. Forward-looking statements speak as of the date on which they are made, and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We have based the forward-looking statements included in this prospectus on information available to us on the date of this prospectus, and we assume no obligation to update any such forward-looking statements. Actual results could differ materially from those anticipated in our forward-looking statements, and future results could differ materially from historical performance.

You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)B of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus or in any report that we file under the Exchange Act.

CERTAIN DEFINED TERMS

Unless the context suggests otherwise, references herein to:

•	“AUM” refers to the assets of our funds, which represents the sum of the NAV of such funds, the drawn and undrawn debt (at the fund level, including amounts subject to restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods);
•	“base management fees” refers to fees we earn for advisory services provided to our funds, which are generally based on a defined percentage of fee earning AUM or, in certain cases, a percentage of originated assets in the case of certain of our SMAs;
•	“BDC” refers to business development company;
•	“Consolidated Funds” refers to, with respect to periods after December 31, 2013 and before January 1, 2015, MOF II and, with respect to periods prior to January 1, 2014, MOF I LP and MOF II;
•	“fee earning AUM” refers to assets under management on which we directly earn base management fees;
•	“hurdle rates” refers to the rates above which we earn performance fees, as defined in the non-consolidated funds’, SMAs’ and Consolidated Funds’ applicable investment management or partnership agreements;
•	“investee company” refers to a company to which one of our funds lends money or in which one of our funds otherwise makes an investment;
•	“long-dated private funds” refers to, with respect to periods after January 1, 2015, MOF II, MOF III, MCOF and any other private funds we may manage in the future, provided that, with respect to periods prior to December 31, 2014, “long-dated private funds” refers to MOF I, MOF II and MOF III and any other private funds we may manage in the future;
•	“management fees” refers to base management fees and Part I incentive fees;
•	“MCOF” refers to Medley Credit Opportunity Fund LP;

•	“Medley LLC” refers to Medley LLC and its consolidated subsidiaries;
•	“MOF I” refers to, with respect to the periods prior to October 31, 2014, MOF I LP and MOF I Ltd. and, with respect to the periods subsequent to October 31, 2014, only MOF I LP;
•	“MOF I LP” refers to Medley Opportunity Fund LP;
•	“MOF I Ltd.” refers to Medley Opportunity Fund Ltd;
•	“MOF II” refers to Medley Opportunity Fund II LP;
•	“MOF III” refers to Medley Opportunity Fund III LP;
•	“Offering Transactions” means the offering of an additional $25,000,000 of the Company’s 7.25% Notes due 2024 (assuming no exercise of the underwriters’ option to purchase additional Notes) and the application of the net proceeds therefrom to repay a portion of the amounts outstanding under our Term Loan Facility and general corporate purposes as described under “Use of Proceeds”;
•	“our funds” refers to the funds, alternative asset companies and other entities and accounts that are managed or co-managed by us and our affiliates;
•	“our investors” refers to the investors in our permanent capital vehicles, our private funds and our SMAs;
•	“Part I incentive fees” refers to fees that we receive from our permanent capital vehicles, which are paid in cash quarterly and are driven primarily by net interest income on senior secured loans subject to hurdle rates. With respect to periods subsequent to January 1, 2016, as it relates to Medley Capital Corporation (NYSE: MCC) (“MCC”), these fees are subject to netting against realized and unrealized losses;
•	“Part II incentive fees” refers to fees related to realized capital gains in our permanent capital vehicles;
•	“performance fees” refers to incentive allocations in our long-dated private funds or incentive fees from our SMAs, which are typically 15% or 20% of total return after a hurdle rate, accrued quarterly, but paid after the return of all invested capital and in an amount sufficient to achieve the hurdle rate;
•	“permanent capital” refers to capital of funds that do not have redemption provisions or a requirement to return capital to investors upon exiting the investments made with such capital, except as required by applicable law, which funds currently consist of MCC and Sierra Income Corporation (“SIC”). Such funds may be required, or elect, to return all or a portion of capital gains and investment income. In certain circumstances, the investment adviser of such a fund may be removed;
•	“SMA” refers to a separately managed account;
•	“standalone” refers to financial information derived from our consolidated balance sheets and statements of operations. For the periods prior to January 1, 2015, the financial information has been adjusted to eliminate the effects of the Consolidated Funds on our consolidated balance sheets and statements of operations; and
•	“STRF” refers to Siena Total Return Fund.

PRESENTATION OF FINANCIAL INFORMATION

The issuer and sole obligor of the Notes issued in this offering will be Medley LLC. The consolidated financial information included in this prospectus is financial information of Medley LLC and its subsidiaries.

Included in this prospectus are Medley LLC’s consolidated financial statements as of and for the years ended December 31, 2015 and 2014, the consolidated statements of operations, changes in equity, and cash flows for the year ended December 31, 2013, the unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2016 and the unaudited condensed statements of operations, changes in equity, and cash flows for the nine months ended September 30, 2015.

CORPORATE INFORMATION AND AVAILABLE INFORMATION

Our principal executive offices are located at 280 Park Avenue, 6th Floor East, New York, New York 10017, and our telephone number is (212) 759-0777. We, along with our public managing member, Medley Management Inc., maintain a website located at www.mdly.com and will use this website to post relevant information regarding Medley LLC. Information on our website is not incorporated into or a part of this prospectus. Information on our website is not incorporated into or part of this prospectus. You may also obtain such information free of charge by contacting us in writing at 280 Park Avenue, 6th Floor East, New York, New York 10017.

The registration statement of which this prospectus is a part contains additional information about us and this offering. After the completion of this offering, we will be required to file periodic reports and other information with the SEC. This information will be available at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549 and on the SEC’s website at http://www.sec.gov. Information on the operation of the SEC’s public reference room may be obtained by calling the SEC at 1-800-SEC-0330.

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read the more detailed information set forth under “Risk Factors” and the other information included in this prospectus carefully.

Except as otherwise indicated, the terms: “we,” “us,” “our” “Medley” and the “Company” refer to Medley LLC and do not refer to our sole managing member, Medley Management Inc.

Overview of Medley LLC

We are the operating company of Medley Management Inc., a public company listed on the New York Stock Exchange (“NYSE”) trading under the symbol “MDLY.” Medley Management Inc. controls our business and consolidates our financial results in its financial statements. Excluding the impact of corporate income taxes, our net income before non-controlling interests would be the same as reported by Medley Management Inc.

We are an asset management firm offering yield solutions to retail and institutional investors. We focus on credit-related investment strategies, primarily originating senior secured loans to private middle market companies in the United States that have revenues between $50 million and $1 billion. We generally hold these loans to maturity.

We manage two permanent capital vehicles, both of which are BDCs, as well as long-dated private funds and SMAs, with a primary focus on senior secured credit. Our year over year AUM growth as of September 30, 2016 was 25% and was driven by the growth in our long-dated private funds and SMAs. Our compounded annual AUM growth rate from December 31, 2010 through September 30, 2016 was 32% compared to our compounded annual Fee Earning AUM growth rate of 23%, which have both been driven in large part by the growth in our permanent capital vehicles. Since September 2015, we received over $1.5 billion of new institutional capital commitments, bringing AUM to over $5.3 billion as of December 31, 2016. Typically the investment periods of our institutional commitments range from 18 to 24 months and we expect our Fee Earning AUM to increase as capital commitments included in AUM are invested.

In general, our institutional investors do not have the right to withdraw capital commitments and to date, we have not experienced any withdrawals of capital commitments. For a description of the risk factor associated with capital commitments, see “Risk Factors — Third-party investors in our private funds may not satisfy their contractual obligation to fund capital calls when requested, which could adversely affect a fund’s operations and performance.”

We believe our 32% compounded annual growth rate of AUM from December 31, 2010 through September 30, 2016 compares favorably with both small and middle market asset manager peers, who had an average compounded annual growth rate of AUM of 2.1% for the same period1. As of September 30, 2016, a combination of consistent access to capital by our permanent capital vehicles and larger periodic institutional capital commitments allowed us to achieve compounded annual AUM growth rates since December 31, 2014 of 19%, since December 31, 2013 of 33% and since December 31, 2012 of 32%. Since the launch of our first permanent capital vehicle in January 2011, permanent capital has grown to represent 51% of our AUM as of September 30, 2016. As we have grown our AUM in permanent capital vehicles over time, we also have maintained a consistent presence in the institutional market, with AUM in long-dated private funds and SMAs growing from $1.0 billion as of January 1, 2012 to $2.5 billion of AUM as of September 30, 2016.

Over the past 14 years, we have provided in excess of $6 billion of capital to over 350 companies across 35 industries in North America.

[1]	Data is sourced from public filings of peer set which is composed of publicly traded U.S. asset managers with a total market capitalization of less than $1.5 billion as of September 30, 2016 and public at or before December 31, 2010 – Calamos Asset Management Inc., Virtus Investment Partners, Inc., GAMCO Investors, Inc., Pzena Investment Management, Inc. and Manning & Napier, Inc.

The diagram below presents the historical correlation between growth in our AUM, fee earning AUM and management fees (amounts in millions).

$240
$220
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$-
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
$1,765
$2,283
$3,682
$4,779
$5,011
$1,509
$2,006
$3,058
$3,302
$3,111
$33.7
$46.4
$65.8
$75.7
$69.3
2012
2013
2014
2015
3Q16 LTM
Management fees(1)
Fee Earning AUM
AUM

(1)	Presented on a standalone basis

Business Strategy

We believe that our deep and long-standing investor relationships, founded on our diverse product offering and disciplined management of our investors’ capital, have facilitated the growth of our existing business and will assist us with the development of additional strategies and products, thereby increasing our fee earning AUM in the future. We have dedicated in-house capital markets, investor relations and marketing specialists. We have frequent discussions with our investors and are committed to providing them with the highest quality service. We believe our service levels, as well as our emphasis on transparency, inspire loyalty in our investors and support our efforts to continue to attract investors across our investment platform.

Direct origination and active monitoring of the loan portfolios we manage are important success factors in our business, which can be adversely affected by difficult market and political conditions, such as the turmoil in the global capital markets from 2007 to 2009. We adhere to a disciplined investment process that employs these principles with the goal of delivering strong risk-adjusted investment returns while protecting investor capital. Our focus on protecting investor capital is reflected in our investment strategy; at September 30, 2016, we had total commitments of $3.6 billion with approximately 75% of investments secured by first lien positions and 93% of outstanding loans current on repayment.2 We believe that our ability to directly originate, structure and lead deals enables us to consistently lend at higher yields with better terms. In addition, the loans we manage generally have a contractual maturity of between three and seven years and are typically floating rate (at September 30, 2016, approximately 85% of the loans we manage, based on aggregate principal amount, bore interest at floating rates), which we believe positions our business well for rising interest rates.

Our senior management team has on average over 20 years of experience in credit, including originating, underwriting, principal investing and loan structuring. As of September 30, 2016, we had over 85 employees, including over 45 investment, origination and credit management professionals, and over 40 operations, accounting, legal, compliance and marketing professionals, each with extensive experience in their respective disciplines.

We have made significant investments in our loan origination and underwriting platform and believe it is scalable and can support our future growth within the competitive investment management business. These

[2]	Percentage of outstanding loans current on repayment is calculated on the par value amount.

capabilities, combined with our active approach to credit management, have helped us generate attractive risk-adjusted returns for our investors within the funds and SMAs we manage.

•	Direct Origination. Within our investment vehicles we focus on lending directly to companies that are underserved by the traditional banking system and we generally seek to avoid broadly marketed investment opportunities. We source investment opportunities through direct relationships with companies, financial intermediaries such as national, regional and local bankers, accountants, lawyers and consultants, as well as through financial sponsors. As a leading provider of private debt, we are often sought out as a preferred financing partner. Historically, the majority of our annual origination volume has been derived from direct loan origination, and at September 30, 2016, approximately 63% of our total commitments were directly originated. Further, for the twelve months ended September 30, 2016, we sourced 1,160 investment opportunities, which resulted in 29 investments and approximately $215 million of invested capital. At September 30, 2016, our funds had 313 investments across 145 borrowers.
•	Disciplined Underwriting. We perform thorough due diligence and focus on several key criteria in our underwriting process, including strong underlying business fundamentals, a meaningful equity cushion, experienced management, conservative valuation and the ability to deleverage through cash flows. We are often the agent for the loans we originate and accordingly control the loan documentation and negotiation of covenants, which allows us to maintain consistent underwriting standards. Our disciplined underwriting process also involves engagement of industry experts and third party consultants. This disciplined underwriting process is essential as our funds have historically invested in privately held companies, for which public financial information is generally unavailable. Since our inception, we have provided in excess of $6 billion of capital and have experienced annualized realized losses for 0.3% of that capital through September 30, 2016. We believe our disciplined underwriting culture is a key factor to our success and our ability to expand our product offerings.

Prior to making an investment, the investment team subjects each potential borrower to an extensive credit review process, which typically begins with an analysis of the market opportunity, business fundamentals, company operating metrics and historical and projected financial analysis. We also compare liquidity, operating margin trends, leverage, free cash flow and fixed charge coverage ratios for each potential investment to industry metrics. Areas of additional underwriting focus include management or sponsor (typically a private equity firm) experience, management compensation, competitive landscape, regulatory environment, pricing power, defensibility of market share and tangible asset values. Background checks are conducted and tax compliance information may also be requested on management teams and key employees. In addition, the investment team contacts customers, suppliers and competitors and performs on-site visits as part of a routine business due diligence process.

Our disciplined underwriting process also involves the engagement of industry experts and third-party consultants. The investment team routinely uses third-party consultants and market studies to corroborate valuation and industry specific due diligence, as well as provide quality of earnings analysis. Experienced legal counsel is engaged to evaluate and mitigate regulatory, insurance, tax or other company-specific risks.

After the investment team completes its final due diligence, each proposed investment is presented to our investment committee and subjected to extensive discussion and follow-up analysis, if necessary. A formal memorandum for each investment opportunity typically includes the results of business due diligence, multi-scenario financial analysis, risk-management assessment, results of third-party consulting work, background checks (where applicable) and structuring proposals. Our investment committee requires a majority vote to approve any investment.

•	Active Credit Management. We employ active credit management. Our process includes frequent interaction with management, monthly or quarterly review of financial information and attendance at board of directors’ meetings as observers. Investment professionals with deep restructuring and workout experience support our credit management effort. The investment team also evaluates financial reporting packages provided by portfolio companies that detail operational and financial performance. Data is entered in Black Mountain, an investment management software program. Black Mountain creates a centralized, dynamic electronic repository for all of our portfolio company data and generates comprehensive, standardized reports and dashboards which aggregate operational updates, portfolio company financial performance, asset valuations, macro trends, management call notes and account history.

In addition to the data provided by our borrowers, we may also utilize various third parties to provide checks and balances throughout the credit management process. Independent valuation firms may be engaged to provide appraisals of asset and collateral values or external forensic accounting groups may be engaged to verify portfolio company financial reporting or perform cash reconciliation. We believe this hands-on approach to credit management is a key contributor to our investment performance.

Our Funds and Separately Managed Accounts

We provide our credit-focused investment strategies through various funds and products that meet the needs of a wide range of retail and institutional investors.

Our permanent capital vehicles, MCC and SIC, offer investors risk-adjusted yield opportunities. Given their permanent capital nature and focus on senior credit, they provide a high degree of fee income visibility. Additionally, we have a strong institutional investor base for our long-dated private funds and SMAs, which have been an important source of diversified capital for our business.

We launched MCC (NYSE: MCC), our first permanent capital vehicle, in 2011 as a BDC. MCC has grown to become a BDC with approximately $1.3 billion in AUM as of September 30, 2016. MCC has demonstrated a 38% compounded annual growth rate of AUM from inception through September 30, 2016.

We launched SIC, our first public non-traded permanent capital vehicle, in 2012 as a BDC. SIC is now offered on a continuous basis to investors through 187 broker dealers representing over 17,900 registered investment advisers (“RIAs”) as of September 30, 2016. Since inception, SIC has demonstrated rapid growth. During the year ended December 31, 2015, SIC increased assets under management by $360 million to $1.2 billion, a 45% increase year over year.

Our institutional capital vehicles include our long-dated private funds and SMAs and have contributed significantly to our AUM growth. Since December 31, 2014 our institutional AUM has grown 73%.

We launched MOF I, our first long-dated private fund, in 2006, MOF II, our second long-dated private fund, in 2010, MOF III, our third long-dated private fund, in 2014 and MCOF, our fourth long-dated private fund, in 2016. Our long-dated private funds are managed through partnership structures, in which limited partnerships organized by us accept commitments or funds for investment from institutional investors and high net worth individuals, and a general partner makes all policy and investment decisions, including selection of investment advisers. Affiliates of Medley serve as investment advisers to our long-dated private funds. The limited partners of our long-dated private funds take no part in the conduct or control of the business of such funds, have no right or authority to act for or bind such funds and have no influence or the voting or disposition of the securities or assets held by such funds, although limited partners often have the right to remove the general partner or cause an early liquidation by super-majority vote. As our long-dated private funds are closed-ended, once an investor makes an investment, the investor is generally not able to withdraw or redeem its interest, except in very limited circumstances.

Our Sources of Revenue

The significant majority of our standalone revenue is derived from management fees, which includes both base management fees earned on all of our investment products as well as Part I incentive fees earned from our permanent capital vehicles. Our base management fees are generally calculated based upon fee earning assets and paid quarterly in cash. Our Part I incentive fees are generally based on net interest income, subject to a hurdle rate, and are also calculated and paid quarterly in cash.

We also earn performance fees from our long-dated private funds and some of our SMAs. Typically, these performance fees are 15% or 20% of the total return above a hurdle rate. These performance fees are accrued quarterly and paid after return of all invested capital and an amount sufficient to achieve the hurdle rate of return.

We also receive incentive fees related to realized capital gains in our permanent capital vehicles that we refer to as Part II incentive fees. Part II incentive fees are payable annually and are calculated at the end of each applicable year by subtracting (i) the sum of cumulative realized capital losses and unrealized capital depreciation from (ii) cumulative aggregate realized capital gains. If the amount calculated is positive, then the Part II incentive fee for such year is equal to 20% of such amount, less the aggregate amount of Part II incentive fees paid in all prior years. If such amount is negative, then no Part II incentive fee will be payable for such year. As our investment strategy is focused on generating yield from senior secured credit, historically we have not generated Part II incentive fees.

The following table sets forth certain financial information for the periods presented. During fiscal year 2015, we adopted new consolidation guidance that resulted in the deconsolidation of our Consolidated Funds, effective January 1, 2015. Prior to 2015, we consolidated certain funds in our consolidated financial statements, which resulted in us reporting significantly greater amounts of assets, liabilities, total equity and cash flows, but had no effect on the amount of reported net income attributable to Medley LLC for the years ended December 31, 2014 and 2013. For further information, see “Critical Accounting Policies — Principles of Consolidation” and Note 2, “Summary of Significant Accounting Policies,” to our audited consolidated financial statements for the years ended December 31, 2015, 2014 and 2013 included in this prospectus.

	Nine Months Ended September 30, (unaudited)		Years Ended December 31,
	2016	2015	2015	2014	2013
	(Amounts in thousands, except AUM)
Consolidated Financial Data:
Net income attributable to Medley LLC	$2,216	$19,611	$23,140	$38,424	$23,637
Net income margin(1)	3.8%	38.1%	34.3%	46.6%	39.6%
Balance Sheet Data (at period end):
Total assets	114,418		118,147	906,858	550,292
Total liabilities	139,634		136,917	285,134	104,331
Members’ deficit	(48,258)		(18,311)	(5,350)	(18,554)
Total equity (deficit)	(49,884)		(18,770)	621,724	445,961
Non-GAAP Data:(2)
Core Net Income	20,778	24,784	32,158	41,598	23,206
Core EBITDA	28,638	32,110	41,721	47,957	25,662
Core Net Income Margin	36.0%	48.2%	47.7%	50.4%	38.9%
Other Data (at period end, in millions):
AUM	$5,011	$4,002	$4,779	$3,682	$2,283
Fee Earning AUM	$3,111	$3,401	$3,302	$3,058	$2,006

(1)	Net Income Margin equals Net income attributable to Medley LLC divided by total revenue and, for periods prior to 2015, total standalone revenue.
(2)	The table above includes non-GAAP financial measures that are not presented in accordance with U.S. GAAP. These measures deconsolidate the Consolidated Funds and include certain adjustments in order to present operating results that we believe are most reflective of our performance. There are limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable U.S. GAAP financial measure. These measures supplement and should be considered in addition to and not in lieu of the results of operations discussed further under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Results of Operations,” which are prepared in accordance with U.S. GAAP. Furthermore, such measures may be inconsistent with measures presented by other companies. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Managing Business Performance — Non-GAAP Financial Information,” and, for a reconciliation of these measures to the most comparable measure in accordance with U.S. GAAP, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Reconciliation of Certain Non-GAAP Performance Measures to Consolidated U.S. GAAP Financial Measures.”

Industry Trends

We are well positioned to capitalize on the following trends in the asset management industry:

De-Leveraging of the Global Banking System.  After an extended period of increasing leverage, commercial and investment banks have been de-leveraging since 2008. Bank consolidation, more prudent balance sheet discipline, changing regulatory capital requirements and the increasing cost and complexity of regulatory compliance have led banks to meaningfully withdraw from markets such as non-investment grade middle market and commercial real estate lending. This has created a significant opportunity for non-bank direct lenders like Medley.

Increasing Demand for Yield-Oriented Investments by Retail Investors.  A key demographic trend driving demand for yield is the aging population in the United States. Retirees generally have shorter investment horizons, with a sharper focus on stable, income-generating portfolios. This dynamic, amplified by the shortage of yield-oriented opportunities in the current low interest rate environment, has resulted in strong demand for yield-oriented investments by an aging population. Through our permanent capital vehicles, MCC and SIC, we believe we are well-positioned to capitalize on this growing retail investor demand.

Shifting Asset Allocation Policies of Institutional Investors.  The low interest environment is leading institutional investors to increasingly rotate away from core fixed income products, such as liquid debt securities, toward less liquid credit and absolute return-oriented products. It is estimated that from 2013 to 2017, U.S. fixed income investors will reallocate $1 trillion of assets from traditional fixed income strategies to next generation fixed income products, with these next generation fixed income products representing nearly 80% of the annual revenue created by fixed income mandates from U.S. investors.4 In addition, we believe that the pension liability gap in the United States will continue to drive defined benefit pension plans toward more stable and higher return investment strategies. Similar to pension funds, insurance companies are increasingly turning to credit investments to offset their longer-term liabilities.

Unfunded Private Equity Commitments Drive Demand for Debt Capital.  As of December 31, 2015, private equity firms had in excess of $1.4 trillion in available capital for investment, a 15.2% increase in dry powder from 2014 levels.5 Lending to private companies acquired by financial sponsors requires lenders to move quickly, perform in-depth due diligence and have significant credit and structuring experience. In order to successfully serve this market, lenders need to commit to hold all, or the significant majority of, the debt needed to finance such transactions. We believe that banks, due to the regulatory environment, will continue to reduce their exposure to middle market private loans. We believe this creates a significant supply/demand imbalance for middle market credit, and we are well positioned to bridge the gap.

Competitive Strengths

We have enjoyed rapid growth in our business. Since the launch of our first permanent capital vehicle in January 2011, permanent capital has grown to represent 51% of our AUM as of September 30, 2016. Since December 31, 2014, we have grown our AUM from institutional capital by 73%. We believe that the strong growth in overall AUM positions Medley to capitalize on favorable industry trends going forward.

Stable Capital Base.  A significant portion of our AUM consists of permanent capital. As of September 30, 2016, 51% of our AUM was in permanent capital vehicles, which generally do not have redemption provisions or a requirement to return capital to investors. Our stable capital base makes us a reliable financing source.

[4]	Casey Quirk.
[5]	2016 Preqin Global Private Equity and Venture Capital Report.

Strong Cash Flow Generation.  For all periods presented, over 45% of our total revenue was derived from base management fees, a reliable and predictable revenue stream. The remainder of our management fees is composed of Part I incentive fees, although less predictable, these fees are paid quarterly in cash and contribute to our cash flow. Total management fees represents a strong source of cash and enables us to continue to invest in our business, seed new products and provide investors with an attractive dividend. See “Description of Business — Our Fee Structure.”

Direct Origination, Disciplined Underwriting and Active Credit Management.  We believe that the combination of our direct origination platform, disciplined underwriting and active credit management is an important competitive advantage and helps us preserve capital and generate attractive risk-adjusted returns for our investors. Our ability to directly originate, structure and lead deals enables us to be more opportunistic and less reliant on traditional sources of origination. It also enables us to control the loan documentation process, including negotiation of covenants, which provides consistent underwriting standards. In addition, we employ active credit management and interact frequently with our borrowers.

Growing an Increasingly Diverse Investor Base.  Our fundraising efforts are diversified across distribution channels and investment products. Our ability to raise capital across institutional channels, public markets, and non-traded RIA channels has enabled us to consistently increase AUM. We have dedicated in-house capital markets, investor relations and marketing professionals who are in frequent dialogue with investors. Our emphasis on transparency and communication has been an important part of the growth of our investor base.

Experienced Team.  Our senior management team has on average over 20 years of experience in credit, including origination, underwriting, principal investing and loan structuring. As of September 30, 2016, we had over 85 employees, including over 45 investment, origination and credit management professionals, and over 40 operations, accounting, legal, compliance and marketing professionals, each with extensive experience in their respective disciplines. We employ an integrated and collaborative investment process that leverages the skills and knowledge of our investment and credit management professionals. We believe that this is an important competitive advantage and has allowed us to deliver attractive risk-adjusted returns to our investors over time.

Experience Managing Permanent Capital Vehicles.  We have significant experience raising and managing permanent capital vehicles. In particular, we have demonstrated an ability to grow our permanent capital vehicles in an accretive manner for investors, and to prudently manage our liabilities. As of September 30, 2016, MCC has issued an aggregate of $754 million of new common equity net of underwriting costs as well as $695 million aggregate principal amount of debt financing, exclusive of SBIC and JV facilities. As of September 30, 2016, SIC has raised approximately $881 million of new common equity net of underwriting costs as well as $775 million aggregate principal amount of debt financing capacity, exclusive of JV facilities. SIC has raised, on average, $8.6 million of net equity capital per month during the three months ended September 30, 2016. As of September 30, 2016, consistent access to the capital markets has allowed our permanent capital vehicles to achieve compounded annual AUM growth rates since December 31, 2014 of 7%, since December 31, 2013 of 28% and since December 31, 2012 of 41%. Furthermore, we have created a robust infrastructure to manage our permanent capital vehicles, including financial reporting, accounting, valuations, investor relations, legal and compliance functions.

Our Growth Strategy

We believe that Medley’s strong growth is attributable to our investment philosophy and results, our emphasis on client communication and service, and our ability to attract, develop and retain high caliber professionals. As we continue to expand the business, we intend to:

Organically Grow our Core Business.  We expect to grow AUM in our existing permanent capital vehicles, and may launch additional permanent capital vehicles or similar long-dated investment products in the future. We also intend to increase AUM in our long-dated funds and managed accounts both by expanding existing investor relationships and through attracting new investors. We have made significant investments in corporate infrastructure to support our growth.

Expand our Credit-Focused Product Offerings.  We intend to grow our investment platform to include additional investment products that are complementary to our core credit offerings. As we expand our product offerings, we expect to leverage our existing retail and institutional investor base, and to attract new investors.

Finally, we expect to leverage our direct origination platform, underwriting process and active credit management capabilities to grow related investment product offerings.

Pursue Additional Strategic Relationships.  We have established valuable relationships with industry participants and large institutional investors who, among other things, provide market insights, product advice and access to other key relationships. We also have important relationships with large fund investors, leading commercial and investment banks, global professional services firms, key distribution agents and other market participants that we believe are of significant value. As we expand our product offerings and market presence, we intend to pursue opportunities through additional strategic relationships.

Recent Developments

On January 18, 2017, we completed a registered public offering of $34.5 million aggregate principal amount of 7.25% senior notes due 2024 (the “2024 Notes”). On October 18, 2016, we completed a registered public offering of $28.595 million aggregate principal amount of 6.875% senior notes due 2026. The October 2016 offering constituted an additional offering to the $25.0 million aggregate principal amount of 6.875% senior notes due 2026 that we issued pursuant to a registered public offering on August 9, 2016 (collectively, the “2026 Notes,” and together with the 2024 Notes, the “Prior Offerings”). We used the net proceeds from the Prior Offerings to repay a portion of the outstanding amounts under our senior secured term loan facility with Credit Suisse AG, Cayman Islands Branch, entered into on August 14, 2014 (as amended, modified or supplemented, the “Term Loan Facility”).

Summary Risk Factors

An investment in the Notes is subject to risks. The following is a summary of the principal risks that you should carefully consider before investing in the Notes. In addition, see “Risk Factors” on page 21 to read about risks you should consider before deciding to invest in the Notes.

Risks Related to Our Business

•	Difficult market and political conditions may adversely affect our business in many ways, including by reducing the value or hampering the performance of the investments made by our funds, each of which could materially and adversely affect our business, results of operations and financial condition.
•	We derive a substantial portion of our revenues from funds managed pursuant to advisory agreements that may be terminated or fund partnership agreements that permit fund investors to remove us as the general partner.
•	We may not be able to maintain our current fee structure as a result of industry pressure from fund investors to reduce fees, which could have an adverse effect on our profit margins and results of operations.
•	A change of control of us or Medley Management Inc. could result in termination of our investment advisory agreements.
•	The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results.
•	If we are unable to consummate or successfully integrate development opportunities, acquisitions or joint ventures, we may not be able to implement our growth strategy successfully.
•	We are dependent on third-party distribution sources to market our investment strategies.
•	An investment strategy focused primarily on privately held companies presents certain challenges, including the lack of available information about these companies.
•	Our funds’ investments in investee companies may be risky, and our funds could lose all or part of their investments.
•	Prepayments of debt investments by our investee companies could adversely impact our results of operations.
•	Our funds’ investee companies may incur debt that ranks equally with, or senior to, our funds’ investments in such companies.

•	Subordinated liens on collateral securing loans that our funds make to their investee companies may be subject to control by senior creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay in full both the first priority creditors and our funds.
•	There may be circumstances where our funds’ debt investments could be subordinated to claims of other creditors or our funds could be subject to lender liability claims.
•	Our funds may not have the resources or ability to make additional investments in our investee companies.
•	Economic recessions or downturns could impair our investee companies and harm our operating results.
•	A covenant breach by our investee companies may harm our operating results.
•	The investment management business is competitive.
•	Our funds operate in a competitive market for lending that has recently intensified, and competition may limit our funds’ ability to originate or acquire desirable loans and investments and could also affect the yields of these assets and have a material adverse effect on our business, results of operations and financial condition.
•	Dependence on leverage by certain of our funds and by our funds’ investee companies subjects us to volatility and contractions in the debt financing markets and could adversely affect our ability to achieve attractive rates of return on those investments.
•	Some of our funds may invest in companies that are highly leveraged, which may increase the risk of loss associated with those investments.
•	We generally do not control the business operations of our investee companies and, due to the illiquid nature of our investments, may not be able to dispose of such investments.
•	A substantial portion of our investments may be recorded at fair value as determined in good faith by or under the direction of our respective funds’ boards of directors or similar bodies and, as a result, there may be uncertainty regarding the value of our funds’ investments.
•	We may need to pay “clawback” obligations if and when they are triggered under the governing agreements with respect of our funds and SMAs.
•	Our funds may face risks relating to undiversified investments.
•	Third-party investors in our private funds may not satisfy their contractual obligation to fund capital calls when requested, which could adversely affect a fund’s operations and performance.
•	Our funds may be forced to dispose of investments at a disadvantageous time.
•	Hedging strategies may adversely affect the returns on our funds’ investments.
•	Our business depends in large part on our ability to raise capital from investors. If we were unable to raise such capital, we would be unable to collect management fees or deploy such capital into investments, which would materially and adversely affect our business, results of operations and financial condition.
•	We depend on our senior management team, senior investment professionals and other key personnel, and our ability to retain them and attract additional qualified personnel is critical to our success and our growth prospects.
•	Our failure to appropriately address conflicts of interest could damage our reputation and adversely affect our business.
•	Rapid growth of our business may be difficult to sustain and may place significant demands on our administrative, operational and financial resources.
•	We may enter into new lines of business and expand into new investment strategies, geographic markets and business, each of which may result in additional risks and uncertainties in our business.

•	Extensive regulation affects our activities, increases the cost of doing business and creates the potential for significant liabilities and penalties that could adversely affect our business and results of operations.
•	Failure to comply with “pay to play” regulations implemented by the SEC and certain states, and changes to the “pay to play” regulatory regimes, could adversely affect our business.
•	New or changed laws or regulations governing our funds’ operations and changes in the interpretation thereof could adversely affect our business.
•	Present and future BDCs for which we serve as investment adviser are subject to regulatory complexities that limit the way in which they do business and may subject them to a higher level of regulatory scrutiny.
•	We are subject to risks in using custodians, counterparties, administrators and other agents.
•	A portion of our revenue and cash flow is variable, which may impact our ability to achieve steady earnings growth on a quarterly basis.
•	We may be subject to litigation risks and may face liabilities and damage to our professional reputation as a result.
•	Employee misconduct could harm us by impairing our ability to attract and retain investors and subjecting us to significant legal liability, regulatory scrutiny and reputational harm. Fraud and other deceptive practices or other misconduct at our investee companies could similarly subject us to liability and reputational damage and also harm our business.
•	Our substantial indebtedness could adversely affect our financial condition, our ability to pay our debts or raise additional capital to fund our operations, our ability to operate our business and our ability to react to changes in the economy or our industry and could divert our cash flow from operations for debt payments.
•	Despite our current level of indebtedness, we may incur substantially more debt and enter into other transactions, which could further exacerbate the risks to our financial condition.
•	Our Senior Secured Credit Facilities impose significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities.
•	Operational risks may disrupt our business, result in losses or limit our growth.
•	We are an emerging growth company and intend to take advantage of exemptions from various reporting requirements.
•	Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business.
•	Our tax treatment depends on our status as a partnership for United States federal and state income tax purposes. If the Internal Revenue Service (“IRS”) were to treat us as a corporation for United States federal income tax purposes, which would subject us to entity-level taxation, or if we were subjected to a material amount of additional entity-level taxation by individual states, then our cash available for payments on the notes and our other debt obligations could be substantially reduced.
•	Recent legislation could subject us to federal income tax liability.

Risks Related to the Notes

•	The Notes will be unsecured and therefore will be effectively subordinated to our existing secured indebtedness and any secured indebtedness we may incur in the future.
•	The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

•	The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.
•	Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on many factors, some of which are not within our control.
•	We may be able to incur substantially more debt and enter into other transactions, which could further exacerbate the risks to our financial condition described above.
•	Although the Notes are listed on the NYSE, an active trading market for the Notes may not develop, which could impact the price of the Notes and your ability to sell them.
•	If we default on our obligations to pay other indebtedness, we may not be able to make payments on the Notes.
•	A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Notes, if any, or change in the debt markets could cause the liquidity of market value of the Notes to decline significantly.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year as of the initial filing date of the registration statement of which this prospectus forms a part, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include, but are not limited to:

•	Reduced disclosure of the Company’s historical financial information;
•	Reduced disclosure about executive compensation arrangements; and
•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (1) the end of the fiscal year following the fifth anniversary of an initial public offering of our common equity; (2) the first fiscal year after our annual gross revenues are $1.0 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the end of any fiscal year in which the aggregate worldwide market value of the voting and non-voting common equity held by non-affiliates (or public float) exceeded $700 million as of the end of the second quarter of that fiscal year. We have taken advantage of reduced disclosure regarding executive compensation arrangements in this prospectus, and we may choose to take advantage of some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide investors may be different than you might get from other public companies.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Our Structure

Medley LLC is a partially owned subsidiary of Medley Management Inc. (the “Manager” or “Medley Management Inc.”), a holding company whose sole asset is its controlling equity interest in Medley LLC. Medley Management Inc. operates and controls all of the business and affairs and consolidates the financial results of Medley LLC and its subsidiaries. Medley Management Inc. owns 100% of the voting equity interests in Medley LLC and 19.93% of the issued and outstanding LLC Units of Medley LLC. The remaining

LLC Units (80.07%) are held by Brook Taube, Seth Taube, and other members of senior management (“Senior Management Owners”). The LLC Units do not have voting rights. Medley Management Inc. and the Senior Management Owners have also entered into an exchange agreement under which the Senior Management Owners (or certain permitted transferees) have the right (subject to the terms of the exchange agreement), to exchange their equity interests in Medley LLC for shares of Medley Management Inc.’s Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Medley Group LLC, an entity wholly-owned by the pre-IPO owners, holds all 100 issued and outstanding shares of our Class B common stock. For so long as the pre-IPO owners and then-current Medley personnel hold at least 10% of the aggregate number of shares of Class A common stock and LLC Units (excluding those LLC Units held by Medley Management Inc.), which we refer to as the “Substantial Ownership Requirement,” the Class B common stock entitles Medley Group LLC, without regard to the number of shares of Class B common stock held by it, to a number of votes that is equal to 10 times the aggregate number of LLC Units held by all non-managing members of Medley LLC that do not themselves hold shares of Class B common stock and entitle each other holder of Class B common stock, without regard to the number of shares of Class B common stock held by such other holder, to a number of votes that is equal to 10 times the number of LLC Units held by such holder. For purposes of calculating the Substantial Ownership Requirement, (1) shares of Class A common stock deliverable to the pre-IPO owners and then-current Medley personnel pursuant to outstanding equity awards will be deemed then outstanding and (2) shares of Class A common stock and LLC Units held by any estate, trust, partnership or limited liability company or other similar entity of which any pre-IPO owner or then-current Medley personnel, or any immediate family member thereof, is a trustee, partner, member or similar party will be considered held by such pre-IPO owner or other then-current Medley personnel. From and after the time that the Substantial Ownership Requirement is no longer satisfied, the Class B common stock will entitle Medley Group LLC, without regard to the number of shares of Class B common stock held by it, to a number of votes that is equal to the aggregate number of LLC Units held by all non-managing members of Medley LLC that do not themselves hold shares of Class B common stock and entitle each other holder of Class B common stock, without regard to the number of shares of Class B common stock held by such other holder, to a number of votes that is equal to the number of LLC Units held by such holder. At the completion of the IPO of Medley Management Inc., the pre-IPO owners were comprised of all of the non-managing members of Medley LLC. However, Medley LLC may in the future admit additional non-managing members that would not constitute pre-IPO owners. If at any time the ratio at which LLC Units are exchangeable for shares of our Class A common stock changes from one-for-one as set forth in the Exchange Agreement, the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Holders of equity interests in Medley LLC (other than Medley Management Inc.), were, subject to limited exceptions, prohibited from transferring any such equity interests that were held by them as of September 23, 2014 (the date of consummation of the initial public offering (the “IPO”) of Medley Management Inc.), or any shares of Medley Management Inc.’s Class A common stock received upon exchange of such equity interests, until September 23, 2017 without Medley Management Inc.’s consent. Thereafter and prior to September 23, 2018 and September 23, 2019, such holders may not transfer more than 33 1/3% and 66 2/3%, respectively, of the number of any shares of Medley LLC’s equity interests held by them as of September 23, 2014 (the date of consummation of the IPO of Medley Management Inc.), together with the number of any shares of Medley Management Inc.’s Class A common stock received by them upon exchange therefor, without our consent. While this agreement could be amended or waived by Medley Management Inc., the holders of the equity interests in Medley LLC (other than Medley Management Inc.) have advised us that they do not intend to seek any waivers of these restrictions.

The diagram below depicts our current organizational structure (excluding those operating subsidiaries with no material operations or assets). There is no contemplated change to our ownership structure resulting from the completion of this offering.

Pre-IPO Owners
Public Shareholders
Medley Group LLC
Class B common stock
• 97.6% of voting power in Medley Management Inc. (1)
• No economic rights
LLC Units
• No voting rights
• Exchangeable on 1 for 1 basis for shares of Class A common stock (2)
• 80.07% of outstanding LLC Units
Class A common stock
• 2.4% of voting power in Medley Management Inc. (1)
• 100% of economic interests in Medley Management Inc.
Medley Management Inc.
Sole Managing Member and LLC Units
• 100% of voting power in Medley LLC
• 19.93% of outstanding LLC Units
Medley LLC
Medley GP Holdings LLC
Medley Capital LLC
Medley SMA Advisors LLC
MCC Advisors LLC (3)
SIC Advisors LLC (3)(4)
MOF II Management LLC
MOF III Management LLC
MCOF Management LLC (5)
Medley Seed Funding I LLC (6)
Medley GP LLC
MOF II GP LLC (3)(7)
MOF III GP LLC
MCOF GP LLC (8)

(1)	The Class B common stock provides Medley Group LLC with a number of votes that is equal to 10 times the aggregate number of LLC Units held by all non-managing members of Medley LLC. From and after the time that the Substantial Ownership Requirement is no longer satisfied, the Class B common stock will provide Medley Group LLC with a number of votes that is equal to the aggregate number of LLC Units held by all non-managing members of Medley LLC that do not themselves hold shares of Class B common stock.
(2)	If the pre-IPO owners exchanged all of their LLC Units for shares of Class A common stock, they would hold 80.07% of the outstanding shares of Class A common stock, entitling them to an equivalent percentage of economic interests and voting power in Medley Management Inc., Medley Group LLC would hold no voting power or economic interests in Medley Management Inc. and Medley Management Inc. would hold 100% of outstanding LLC Units and 100% of the voting power in Medley LLC.
(3)	Certain individuals, entities and other partners engaged in our business continue to own interests directly in selected operating subsidiaries, including, in certain instances, entities that receive management, performance and incentive fees from funds that we advise. For additional information concerning these interests, see “Business — Fee Structure” included in our Prospectus.
(4)	Strategic Capital Advisory Services, LLC owns 20% of SIC Advisors LLC and is entitled to receive distributions of up to 20% of the gross cash proceeds received by SIC Advisors LLC from the management and incentive fees payable by Sierra Income Corporation to SIC Advisors LLC, net of certain expenses, as well as 20% of the returns of the investments held at SIC Advisors LLC.
(5)	Medley LLC holds 96.5% of the Class B economic interests in MCOF Management LLC.
(6)	Pursuant to the Master Investment Agreement among Medley LLC, Medley Seed Funding I LLC, Medley Seed Funding II LLC, Medley Seed Funding III LLC, DB MED Investor I LLC and DB MED Investor II LLC, dated June 3, 2016, Medley LLC holds 100% of the outstanding Common Interest in this entity, while DB MED Investor I LLC holds 100% of the outstanding Preferred Interest in this entity.

(7)	Certain employees, former employees and former members of Medley LLC hold approximately 40% of the limited liability company interests in MOF II GP LLC, the entity that serves as general partner of MOF II, entitling the holders to share the performance fees earned from MOF II.
(8)	Medley GP Holdings LLC holds 96.5% of the Class B economic interests in MCOF GP LLC.

Significant Material Actual and Potential Conflicts of Interest

We may face potential conflicts of interest relating to our funds’ investment activities. Certain of our funds may have overlapping investment objectives, including funds that have different fee structures, and potential conflicts may arise with respect to our decisions regarding how to allocate investment opportunities among those funds. We may also cause different funds to invest in a single investee company, for example, where the fund that made an initial investment no longer has capital available to invest. We may also cause different funds that we advise to purchase different classes of investments or securities in the same investee company. In addition, we may face conflicts of interests in connection with making investment or other decisions, including granting loan waivers or concessions with respect to these investee companies given that we also manage private funds that may hold equity interests in these investee companies. Further, conflicts of interest may exist in the valuation of our investments and regarding decisions about the allocation of specific investment opportunities among us and our funds and the allocation of fees and costs among us and our funds. See also “Risk Factors — Our failure to appropriately address conflicts of interest could damage our reputation and adversely affect our business.”

In most cases, Medley is permitted to co-invest among our private, separately managed accounts, our public business development companies and other advisory clients. We have adopted an order aggregation and trade allocation policy designed to ensure that all of our clients are treated fairly and to prevent this form of conflict from influencing the allocation of investment opportunities among clients. Allocations will generally be made pro rata principally based on each fund or advisory client’s capital available for investment. It is Medley’s policy to base its determinations as to the amount of capital available for investment on such factors as: the amount of cash on hand, existing capital commitments and reserves, if any, the targeted leverage level, the targeted asset mix and diversification requirements and other investment policies and restrictions or otherwise imposed by applicable laws, rules, regulations or interpretations.

THE OFFERING

Issuer
Medley LLC.
Title of Securities
7.25% Notes due 2024 (the “Notes”).
Aggregate Principal Amount Being Offered
$25,000,000. The additional 7.25% Notes due 2024 offered hereby will be issued under the same indenture and will form a single series with the $34,500,000 aggregate principal amount outstanding of 7.25% Notes due 2024 we issued on January 18, 2017. Immediately upon settlement, the additional 7.25% Notes due 2024 offered hereby will have the same CUSIP number and will trade interchangeably with the outstanding 7.25% Notes due 2024.
Option to Purchase Additional Notes
The underwriters may also purchase from us up to an additional $3,750,000 aggregate principal amount of Notes within 30 days of the date of this prospectus.
Initial Public Offering Price
% of the aggregate principal amount or $ per note. The purchase price of the Notes includes accrued interest on the Notes from January 18, 2017 to, but not including, the date of delivery.
Type of Note
Fixed-rate note.
Interest Rate
7.25% per year.
Day Count Basis
360-day year of twelve 30-day months.
Original Issue Date
February , 2017.
Stated Maturity Date
January 30, 2024.
Date Interest Starts Accruing
January 18, 2017.
Interest Payment Dates
Every January 30, April 30, July 30 and October 30, beginning April 30, 2017. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.
Interest Periods
The initial interest period will be the period from and including January 18, 2017, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.
Regular Record Dates for Interest
Every January 15, April 15, July 15 and October 15.
Specified Currency
U.S. Dollars.
Place of Payment
New York, New York.

Ranking of Notes
The Notes will be our direct senior unsecured obligations and will rank:
• pari passu with our existing and future unsecured senior indebtedness;
• senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•

effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

• structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries.
Denominations
We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof.
Business Day
Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.
Optional Redemption
The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after January 30, 2020 upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price set forth under “Description of Notes — Optional Redemption.”
Sinking Fund
The Notes will not be subject to any sinking fund.
Defeasance
The Notes are subject to legal and covenant defeasance by us in certain circumstances.
Form of Notes
The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.
Listing
The Notes are listed on the NYSE under the symbol “MDLQ.”
Trading
The Notes will trade “flat.” This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not included in the trading price.
Trustee, Paying Agent and Security Registrar
U.S. Bank National Association.
Other Covenants
In addition to any covenants described elsewhere in this prospectus, the following covenants shall apply to the Notes: if, at any time, we are not subject to the reporting requirements of

Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. GAAP.
Events of Default
You will have rights if an Event of Default occurs with respect to the Notes and is not cured.
The term “Event of Default” with respect to the Notes means any of the following:
• We do not pay the principal of any Note on its due date.
• We do not pay interest on any Note when due, and such default is not cured within 30 days.

•

We remain in breach of any other covenant with respect to the Notes for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of at least 25% of the principal amount of the Notes.

•

We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and in the case of certain orders or decrees entered against us under any bankruptcy law, such order or decree remains undischarged or unstayed for a period of 60 days.

Global Clearance and Settlement Procedures
Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the Trustee or the Paying Agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Use of Proceeds
We plan to use the net proceeds from the sale of the Notes to repay a portion of the outstanding amounts under our senior secured term loan facility with Credit Suisse AG, Cayman Islands Branch, entered into on August 14, 2014, as amended (the “Term Loan Facility”), as required by the terms of the Term Loan Facility and for general corporate purposes, including working capital. As of this date, the aggregate principal amount of indebtedness outstanding under the Term Loan Facility is $11.8 million. We also used the net proceeds of the Prior Offerings to repay a portion of the outstanding amounts under the Term Loan Facility. See “Use of Proceeds.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary historical consolidated financial and other data presents selected data on the financial condition and results of operations of Medley LLC and, for periods prior to May 29, 2014, the financial condition and results of operations of Medley LLC and Medley GP Holdings LLC. Medley LLC and Medley GP Holdings LLC are considered the predecessor of Medley LLC for accounting purposes.

During fiscal year 2015, we adopted new consolidation guidance that resulted in the deconsolidation of our Consolidated Funds, effective January 1, 2015. Prior to 2015, we consolidated certain funds in our consolidated financial statements, which resulted in us reporting significantly greater amounts of assets, liabilities, total equity and cash flows. The consolidation of these funds also had the impact of decreasing management fees and performance fees and increasing interest and other income of Consolidated Funds and net investment gains (losses) of Consolidated Funds, but had no effect on the amount of reported net income attributable to Medley LLC for the years ended December 31, 2014 and 2013. For further information, see “Critical Accounting Policies — Principles of Consolidation” and Note 2, “Summary of Significant Accounting Policies,” to our audited consolidated financial statements for the years ended December 31, 2015, 2014 and 2013 included in this prospectus.

This financial data should be read together with “Our Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes thereto included in this prospectus.

For periods prior to our reorganization and the IPO of Medley Management Inc. on September 29, 2014, all payments made to our senior professionals who are members of Medley LLC, including guaranteed payments, were reflected as distributions from members’ capital. Subsequent to the reorganization and IPO of Medley Management Inc., all guaranteed payments made to our senior professionals who are members of Medley LLC are recognized as compensation expense.

We derived the following summary consolidated financial data of Medley LLC as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 from the audited consolidated financial statements of Medley LLC included elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 2016 and 2015 and the consolidated historical balance sheet data as of September 30, 2016 have been derived from unaudited consolidated financial statements of Medley LLC included elsewhere in this prospectus. The unaudited consolidated financial statements of Medley LLC have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated financial position and results of operations for all periods presented. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. Additionally, our historical results are not necessarily indicative of the results expected for any future period.

	For the Nine Months Ended September 30, (unaudited)		For the Years Ended December 31,
	2016	2015	2015	2014	2013
	(Amounts in thousands)
Statement of Operations Data:
Revenues
Management fees	$50,220	$56,578	$75,675	$61,252	$36,446
Performance fees	1,706	(10,627)	(15,685)	2,050	2,412
Other revenues and fees	5,851	5,496	7,436	8,871	5,011
Total revenues	57,777	51,447	67,426	72,173	43,869

	For the Nine Months Ended September 30, (unaudited)		For the Years Ended December 31,
	2016	2015	2015	2014	2013
	(Amounts in thousands)
Expenses
Compensation and benefits	21,396	19,532	26,768	20,322	13,712
Performance fee compensation	(238)	(4,578)	(8,049)	(1,543)	7,192
Consolidated Funds expenses	—	—	—	1,670	1,225
General, administrative and other expenses	25,679	10,756	16,836	16,312	12,655
Total expenses	46,837	25,710	35,555	36,761	34,784
Other income (expense)
Dividend income	755	665	886	886	886
Interest expense	(6,593)	(6,335)	(8,469)	(5,520)	(1,479)
Other expenses, net	(1,559)	(1,087)	(1,641)	(1,773)	(483)
Interest and other income of Consolidated Funds	—	—	—	71,468	52,550
Interest expense of Consolidated Funds	—	—	—	(9,951)	(2,638)
Net realized gain (loss) on investments of Consolidated Funds	—	—	—	789	(16,080)
Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	—	—	—	(20,557)	(3,361)
Net change in unrealized depreciation (appreciation) on secured borrowings of Consolidated Funds	—	—	—	1,174	(306)
Total other income (expense), net	(7,397)	(6,757)	(9,224)	36,516	29,089
Income before income taxes	3,543	18,980	22,647	71,928	38,174
Provision for (benefit from) income taxes	221	503	392	1,854	1,639
Net income	3,322	18,477	22,255	70,074	36,535
Net income attributable to non-controlling interests in Consolidated Funds	—	—	—	29,717	12,898
Net income (loss) attributable to redeemable non-controlling interests and non-controlling interests in consolidated subsidiaries	1,106	(1,134)	(885)	1,933	—
Net income attributable to Medley LLC	$2,216	$19,611	$23,140	$38,424	$23,637
Net Income Margin(1)	3.8%	38.1%	34.3%	46.6%	39.6%

(1)	Net Income Margin equals Net income attributable to Medley LLC divided by total revenue and, for periods prior to 2015, total standalone revenue.

	As of September 30, (unaudited)	As of December 31,
	2016	2015	2014	2013
	(Amounts in thousands)
Consolidated Balance Sheet Data
Assets
Cash and cash equivalents	$57,039	$71,300	86,006	$5,395
Total assets	114,418	118,147	906,858	550,292
Loans payable(1)	78,197	100,871	100,885	27,990
Senior Unsecured Debt(1)	23,394	—	—	—
Members’ deficit	(48,258)	(18,311)	(5,350)	(18,554)
Total equity	(49,884)	(18,770)	621,724	445,961
Other Data (at period end, in millions):
AUM	5,011	4,779	3,682	2,283
Fee earning AUM	3,111	3,302	3,058	2,006

	For the Nine Months Ended September 30, (unaudited)		For the Years Ended December 31,
	2016	2015	2015	2014	2013
Non-GAAP Data(2):
Core Net Income(3)	$20,778	$24,784	$32,158	$41,598	$23,206
Core EBITDA(3)	28,638	32,110	41,721	47,957	25,662
Core Net Income Margin	36.0%	48.2%	47.7%	50.4%	38.9%

(1)	Does not reflect (i) the $34.5 million aggregate principal amount of 7.25% notes due 2024 that were issued on January 18, 2017 and (ii) the $28.595 million aggregate principal amount of 6.875% notes due 2026 that were issued on October 18, 2016, from which the net proceeds were used to repay amounts outstanding under the Term Loan Facility included above in Loans payable.
(2)	The table above includes non-GAAP financial measures that are not presented in accordance with U.S. GAAP. These measures deconsolidate the Consolidated Funds and include certain adjustments in order to present operating results that we believe are most reflective of our performance. There are limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable U.S. GAAP financial measure. These measures supplement and should be considered in addition to and not in lieu of the results of operations discussed further under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Results of Operations,” which are prepared in accordance with U.S. GAAP. Furthermore, such measures may be inconsistent with measures presented by other companies. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Managing Business Performance — Non-GAAP Financial Information,” and, for a reconciliation of these measures to the most comparable measure in accordance with U.S. GAAP, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Reconciliation of Certain Non-GAAP Performance Measures to Consolidated U.S. GAAP Financial Measures.”
(3)	Core EBITDA is an income measure used by management to assess the performance of our business. Core EBITDA is calculated as Core Net Income before interest expense as well as taxes, depreciation and amortization. Core Net Income is an income measure that is also used by management to assess the performance of our business through the removal of non-core items, as well as non-recurring expenses associated with the IPO of Medley Management Inc. It is calculated by adjusting net income attributable to Medley LLC to exclude reimbursable expenses associated with the launch of funds, amortization of stock-based compensation expense associated with grants of restricted stock units at the time of the IPO of Medley Management Inc., other non-core items, the income tax impact of these adjustments and, for periods prior to January 1, 2015, adjustments to reverse the effect of the consolidation of Consolidated Funds.

RISK FACTORS

Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to make an investment in our securities. The risks set out below present the principal risk factors associated with an investment in our securities as well as those factors generally associated with investment in a company with investment objectives, investment policies, capital structure or trading markets similar to ours. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our business, financial condition and results of operations could be materially and adversely affected, and you may lose all or part of your investment.

Risks Relating to our Business and Structure

Difficult market and political conditions may adversely affect our business in many ways, including by reducing the value or hampering the performance of the investments made by our funds, each of which could materially and adversely affect our business, results of operations and financial condition.

Our business is materially affected by conditions in the global financial markets and economic and political conditions throughout the world, such as interest rates, availability and cost of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to our taxation, taxation of our investors, the possibility of changes to tax laws in either the United States or any non-U.S. jurisdiction and regulations on asset managers), trade barriers, commodity prices, currency exchange rates and controls and national and international political circumstances (including wars, terrorist acts and security operations). These factors are outside of our control and may affect the level and volatility of asset prices and the liquidity and value of investments, and we may not be able to or may choose not to manage our exposure to these conditions. Ongoing developments in the U.S. and global financial markets following the unprecedented turmoil in the global capital markets and the financial services industry in late 2008 and early 2009 continue to illustrate that the current environment is still one of uncertainty and instability for investment management business. These and other conditions in the global financial markets and the global economy may result in adverse consequences for our funds and their respective investee companies, which could restrict such funds’ investment activities and impede such funds’ ability to effectively achieve their investment objectives. In addition, because the fees we earn under our investment management agreements are based in part on the market value of our AUM and in part on investment performance, if any of these factors cause a decline in our AUM or result in non-performance of loans by investee companies, it would result in lower fees earned, which could in turn materially and adversely affect our business and results of operations.

We derive a substantial portion of our revenues from funds managed pursuant to advisory agreements that may be terminated or fund partnership agreements that permit fund investors to remove us as the general partner.

With respect to our permanent capital vehicles, each fund’s investment management agreement must be approved annually by such fund’s board of directors or by the vote of a majority of the stockholders and the majority of the independent members of such fund’s board of directors and, in certain cases, by its stockholders, as required by law. In addition, as required by the Investment Company Act, both MCC and SIC have the right to terminate their respective management agreements without penalty upon 60 days’ written notice to their respective advisers. Termination of these agreements would reduce the fees we earn from the relevant funds, which could have a material adverse effect on our results of operations. For the nine months ended September 30, 2016 and for the years ended December 31, 2015, 2014 and 2013, our investment advisory relationships with MCC and SIC represented approximately 81.1%, 80.2%, 78.8% and 76.9%, respectively, of our total management fees. These investment advisory relationships also represented, in the aggregate, 51% of our AUM at September 30, 2016. There can be no assurance that our investment management agreements with respect to MCC and SIC will remain in place.

With respect to our long-dated private funds, insofar as we control the general partner of such funds, the risk of termination of the investment management agreement for such funds is limited, subject to our fiduciary or contractual duties as general partner. However, the applicable fund partnership agreements may permit the limited partners of each respective fund to remove us as general partner by a majority or, in certain circumstances, a super majority vote. In addition, the partnership agreements provide for dissolution of the partnership upon certain changes of control.

Our SMAs are governed by investment management agreements that may be terminated by investors at any time for cause under the applicable agreement and “cause” may include the departure of specified members of our senior management team. Absent cause, the investment management agreements that govern our SMAs are generally not terminable during the specified investment period or following the specified investment period, prior to the scheduled maturities or disposition of the subject AUM.

Termination of these agreements would negatively affect the fees we earn from the relevant funds, which could have a material adverse effect on our results of operations.

We may not be able to maintain our current fee structure as a result of industry pressure from fund investors to reduce fees, which could have an adverse effect on our profit margins and results of operations.

We may not be able to maintain our current fee structure as a result of industry pressure from fund investors to reduce fees. Although our investment management fees vary among and within asset classes, historically we have competed primarily on the basis of our performance and not on the level of our investment management fees relative to those of our competitors. In recent years, however, there has been a general trend toward lower fees in the investment management industry. In September 2009, the Institutional Limited Partners Association published a set of Private Equity Principles (the “Principles”), which were revised in January 2011. The Principles were developed to encourage discussion between limited partners and general partners regarding private equity fund partnership terms. Certain of the Principles call for enhanced “alignment of interests” between general partners and limited partners through modifications of some of the terms of fund arrangements, including proposed guidelines for fees and performance income structures. Although we have no obligation to modify any of our fees with respect to our existing funds, we may experience pressure to do so in our funds. More recently institutional investors have been allocating increasing amounts of capital to alternative investment strategies as well as attempting to reduce management and investment fees to external managers, whether through direct reductions, deferrals or rebates. We cannot assure you that we will succeed in providing investment returns and service that will allow us to maintain our current fee structure. For example, on December 3, 2015, we agreed to reduce our fees from MCC and beginning January 1, 2016, the base management fee from MCC was reduced to 1.50% on gross assets above $1 billion. In addition, we reduced our incentive fee from MCC from 20% on pre-incentive fee net investment income over an 8% hurdle, to 17.5% on pre-incentive fee net investment income over a 6% hurdle and introduced a netting mechanism and incentive fee income is subject to a rolling three-year look back. Under no circumstances will the new fee structure result in higher fees to MCC Advisors LLC. Fee reductions on existing or future new business could have an adverse effect on our profit margins and results of operations.

A change of control of us or Medley Management Inc. could result in termination of our investment advisory agreements.

Pursuant to the Investment Company Act, each of the investment advisory agreements for the BDCs that we advise automatically terminates upon its deemed “assignment” and a BDC’s board and shareholders must approve a new agreement in order for us to continue to act as its investment adviser. In addition, pursuant to the Investment Advisers Act, as amended (the “Investment Advisers Act”), each of our investment advisory agreements for the separate accounts we manage may not be “assigned” without the consent of the client. A sale of a controlling block of our or Medley Management Inc.’s voting securities and certain other transactions would be deemed an “assignment” pursuant to both the Investment Company Act and the Investment Advisers Act. Such an assignment may be deemed to occur in the event that our Senior Management Owners dispose of enough of their interests such that they no longer own a controlling interest in us. If such a deemed assignment occurs, there can be no assurance that we will be able to obtain the necessary consents from clients whose funds are managed pursuant to separate accounts or the necessary approvals from the boards and shareholders of the SEC-registered BDCs that we advise. An assignment, actual or constructive, would trigger these termination and consent provisions and, unless the necessary approvals and consents are obtained, could adversely affect our ability to continue managing client accounts, resulting in the loss of AUM and a corresponding loss of revenue.

The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results.

The historical performance of our funds is relevant to us primarily insofar as it is indicative of fees we have earned in the past and may earn in the future and our reputation and ability to raise new funds. Poor performance of the funds we advise could cause a decline in our revenues and could therefore have a negative effect on our operating results. Also, there is no assurance that projections in respect of our funds or unrealized valuations will be realized.

Moreover, the historical returns of our funds should not be considered indicative of the future returns of these funds or from any future funds we may raise, in part because:

•	market conditions during previous periods may have been significantly more favorable for generating positive performance than the market conditions we may experience in the future;
•	our funds’ rates of returns, which are calculated on the basis of NAV of the funds’ investments, including unrealized gains, which may never be realized;
•	our funds’ returns have previously benefited from investment opportunities and general market conditions that may not recur, and our funds may not be able to achieve the same returns or profitable investment opportunities or deploy capital as quickly;
•	the historical returns that we present in this prospectus derive largely from the performance of our earlier funds, whereas future fund returns will depend increasingly on the performance of our newer funds or funds not yet formed, which may have little or no realized investment track record;
•	in recent years, there has been increased competition for investment opportunities resulting from the increased amount of capital invested in alternative funds and high liquidity in debt markets, and the increased competition for investments may reduce our returns in the future; and
•	our newly established funds may generate lower returns during the period that they take to deploy their capital.

The future internal rate of return for any current or future fund may vary considerably from the historical internal rate of return generated by any particular fund, or for our funds as a whole. Future returns will also be affected by the risks described in this prospectus, including risks of the industries and business in which a particular fund invests.

If we are unable to consummate or successfully integrate development opportunities, acquisitions or joint ventures, we may not be able to implement our growth strategy successfully.

Our growth strategy may include the selective development or acquisition of asset management business, advisory business or other business or financial products complementary to our business where we think we can add substantial value or generate substantial returns. The success of this strategy will depend on, among other things: (a) the availability of suitable opportunities, (b) the level of competition from other companies that may have greater financial resources, (c) our ability to value potential development or acquisition opportunities accurately and negotiate acceptable terms for those opportunities, (d) our ability to obtain requisite approvals and licenses from the relevant governmental authorities and to comply with applicable laws and regulations without incurring undue costs and delays, (e) our ability to identify and enter into mutually beneficial relationships with venture partners and (f) our ability to properly manage conflicts of interest. Moreover, even if we are able to identify and successfully complete an acquisition, we may encounter unexpected difficulties or incur unexpected costs associated with integrating and overseeing the operations of the new business or activities. If we are not successful in implementing our growth strategy, our business and results of operations may be adversely affected.

We depend on third-party distribution sources to market our investment strategies.

Our ability to grow our AUM, particularly with respect to our BDCs, is dependent on access to third-party intermediaries, including investment banks, broker dealers and RIAs. We cannot assure you that these intermediaries will continue to be accessible to us on commercially reasonable terms, or at all. In addition, pension fund consultants may review and evaluate our institutional products and our firm from time to time. Poor reviews or evaluations of either a particular product, or of us, may result in institutional client withdrawals or may impair our ability to attract new assets through these consultants.

An investment strategy focused primarily on privately held companies presents certain challenges, including the lack of available information about these companies.

Our funds have historically invested primarily in privately held companies. Investments in private companies pose certain incremental risks as compared to investments in public companies including that private companies:

•	have reduced access to the capital markets, resulting in diminished capital resources and ability to withstand financial distress;
•	may have limited financial resources and may be unable to meet their obligations under debt that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing any guarantees we may have obtained in connection with our investment;
•	may have shorter operating histories, narrower product lines and smaller market shares than larger business, which tend to render them more vulnerable to competitors’ actions and changing market conditions, as well as general economic downturns;
•	are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our investee company and, in turn, on us; and
•	generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing business with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. In addition, our executive officers, directors or employees may, in the ordinary course of business, be named as defendants in litigation arising from our funds’ investments in investee companies.

Finally, limited public information generally exists about private companies and these companies may not have third-party debt ratings or audited financial statements. We must therefore rely on the ability of our funds’ advisors to obtain adequate information through due diligence to evaluate the creditworthiness and potential returns from investing in these companies. Additionally, these companies and their financial information will not generally be subject to the Sarbanes-Oxley Act and other rules that govern public companies. If we are unable to uncover all material information about these companies, our funds may lose money on such investments.

Our funds’ investments in investee companies may be risky, and our funds could lose all or part of their investments.

Our funds pursue strategies focused on investing primarily in the debt of privately owned U.S. companies.

Senior Secured Debt and Second Lien Secured Debt.  When our funds invest in senior secured term debt and second lien secured debt, our funds will generally take a security interest in the available assets of these investee companies, including the equity interests of their subsidiaries. There is a risk that the collateral securing such investments may decrease in value over time or lose its entire value, may be difficult to sell in a timely manner, may be difficult to appraise and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of the investee company to raise additional capital. Also, in some circumstances, our security interest could be subordinated to claims of other creditors. In addition, deterioration in an investee company’s financial condition and prospects, including its inability to raise additional capital, may be accompanied by deterioration in the value of the collateral for the debt. Consequently, the fact that debt is secured does not guarantee that we will receive principal and interest payments according to the investment terms, or at all, or that we will be able to collect on the investment should we be forced to enforce our remedies.

Senior Unsecured Debt.  Our funds may also make unsecured debt investments in investee companies, meaning that such investments will not benefit from any interest in collateral of such companies.

Subordinated Debt.  Our subordinated debt investments will generally be subordinated to senior debt and will generally be unsecured. This may result in a heightened level of risk and volatility or a loss of principal, which could lead to the loss of the entire investment. These investments may involve additional risks that could adversely affect our investment returns. To the extent interest payments associated with such debt are deferred, such debt may be subject to greater fluctuations in valuations, and such debt could subject our funds to non-cash income. Since the applicable fund would not receive any principal repayments prior to the maturity of some of our subordinated debt investments, such investments will be of greater risk than amortizing loans.

Equity Investments.  Certain of our funds make selected equity investments. In addition, when our funds invest in senior and subordinated debt, they may acquire warrants or options to purchase equity securities or benefit from other types of equity participation. Our goal is ultimately to dispose of these equity interests and realize gains upon our disposition of such interests. However, the equity interests our funds receive may not appreciate in value and, in fact, may decline in value. Accordingly, our funds may not be able to realize gains from such equity interests, and any gains that our funds do realize on the disposition of any equity interests may not be sufficient to offset any other losses our funds experience.

Most loans in which our funds invest will not be rated by any rating agency and, if they were rated, they would be rated as below investment grade quality. Loans rated below investment grade quality are generally regarded as having predominantly speculative characteristics and may carry a greater risk with respect to a borrower’s capacity to pay interest and repay principal.

Prepayments of debt investments by our investee companies could adversely impact our results of operations.

We are subject to the risk that the investments our funds make in investee companies may be repaid prior to maturity. When this occurs, our BDCs will generally use such proceeds to reduce their existing borrowings and our private funds will generally return such capital to its investors, which capital may be recalled at a later date pursuant to such fund’s governing documents. With respect to our SMAs, if such event occurs after the investment period, such capital will be returned to investors. Any future investment in a new investee company may also be at lower yields than the debt that was repaid. As a result, the results of operations of the affected fund could be materially adversely affected if one or more investee companies elect to prepay amounts owed to such fund, which could in turn have a material adverse effect on our results of operations.

Our funds’ investee companies may incur debt that ranks equally with, or senior to, our funds’ investments in such companies.

Our funds pursue a strategy focused on investing primarily in the debt of privately owned U.S. companies. Our funds’ investee companies may have, or may be permitted to incur, other debt that ranks equally with, or senior to, the debt in which our funds invest. By their terms, such debt instruments may entitle the holders to receive payment of interest or principal on or before the dates on which we are entitled to receive payments with respect to the debt instruments in which our funds invest. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of an investee company, holders of debt instruments ranking senior to our funds’ investment in that investee company would typically be entitled to receive payment in full before we receive any distribution. After repaying such senior creditors, such investee company may not have any remaining assets to use for repaying its obligation to our funds. In the case of debt ranking equally with debt instruments in which our funds invest, our funds would have to share on an equal basis any distributions with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant investee company.

Subordinated liens on collateral securing loans that our funds make to their investee companies may be subject to control by senior creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay in full both the first priority creditors and our funds.

Certain debt investments that our funds make in investee companies are secured on a second priority basis by the same collateral securing senior secured debt of such companies. The first priority liens on the collateral will secure the investee company’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the company under the agreements governing the debt. The holders of obligations secured by the first priority liens on the collateral will generally control the liquidation of and be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before our funds. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from the sale or sales of all of the collateral would be sufficient to satisfy the debt obligations secured by the second priority liens after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds are not sufficient to repay amounts outstanding under the debt obligations secured by the second priority liens, then our funds, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the investee company’s remaining assets, if any.

Our funds may also make unsecured debt investments in investee companies, meaning that such investments will not benefit from any interest in collateral of such companies. Liens on such investee companies’ collateral, if any, will secure the investee company’s obligations under its outstanding secured debt and may secure certain future debt that is permitted to be incurred by the investee company under its secured debt agreements. The holders of obligations secured by such liens will generally control the liquidation of, and be entitled to receive proceeds from, any realization of such collateral to repay their obligations in full before us. In addition, the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of such collateral would be sufficient to satisfy our unsecured debt obligations after payment in full of all secured debt obligations. If such proceeds were not sufficient to repay the outstanding secured debt obligations, then our unsecured claims would rank equally with the unpaid portion of such secured creditors’ claims against the investee company’s remaining assets, if any.

The rights our funds may have with respect to the collateral securing the debt investments our funds make in their investee companies with senior debt outstanding may also be limited pursuant to the terms of one or more intercreditor agreements that our funds enter into with the holders of senior secured debt. Under such an intercreditor agreement, at any time that obligations that have the benefit of the first priority liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the discretion of the holders of the obligations secured by the first priority liens: the ability to cause the commencement of enforcement proceedings against the collateral; the ability to control the conduct of such proceedings; the approval of amendments to collateral documents; releases of liens on the collateral; and waivers of past defaults under collateral documents. Our funds may not have the ability to control or direct such actions, even if their rights are adversely affected.

There may be circumstances where our funds’ debt investments could be subordinated to claims of other creditors or our funds could be subject to lender liability claims.

If one of our investee companies were to go bankrupt, depending on the facts and circumstances, including the extent to which our funds actually provided managerial assistance to that investee company or a representative of us sat on the board of directors of such investee company, a bankruptcy court might re-characterize our funds’ debt investment and subordinate all or a portion of our funds’ claim to that of other creditors. In situations where a bankruptcy carries a high degree of political significance, our funds’ legal rights may be subordinated to other creditors.

In addition, lenders in certain cases can be subject to lender liability claims for actions taken by them when they become too involved in the borrower’s business or exercise control over a borrower. It is possible that we or our funds could become subject to a lender’s liability claim, including as a result of actions taken if we or our funds render significant managerial assistance to, or exercise control or influence over the board of directors of, the borrower.

Our funds may not have the resources or ability to make additional investments in our investee companies.

After an initial investment in an investee company, our funds may be called upon from time to time to provide additional funds to such company or have the opportunity to increase their investment through the exercise of a warrant or other right to purchase common stock. There is no assurance that the applicable fund will make, or will have sufficient resources to make, follow-on investments. Even if such fund has sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase our level of risk, we prefer other opportunities or we are limited in our ability to do so by compliance with BDC requirements or maintaining RIC status, if applicable. Any decisions not to make a follow-on investment or any inability on our part to make such an investment may have a negative impact on an investee company in need of such an investment, may result in a missed opportunity for us to increase our participation in a successful operation or may reduce the expected return on the investment.

Economic recessions or downturns could impair our investee companies and harm our operating results.

Many of our investee companies are susceptible to economic slowdowns or recessions and may be unable to repay our funds’ debt investments during these periods. Therefore, our funds’ non-performing assets are likely to increase, and the value of our funds’ portfolios are likely to decrease during these periods. Adverse economic conditions may also decrease the value of any collateral securing our senior secured or second lien secured debt. A severe recession may further decrease the value of such collateral and result in losses of value in such portfolios. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us on terms we deem acceptable. Occurrence of any of these events could materially and adversely affect our business and results of operations.

A covenant breach by our investee companies may harm our operating results.

An investee company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its debt and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize an investee company’s ability to meet its obligations under the debt or equity instruments that our funds hold. Our funds may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms, which may include the waiver of certain financial covenants, with a defaulting investee company. To the extent our funds incur additional costs and/or do not recover their investments in investee companies, we may earn reduced management and incentive fees, which may adversely affect our results of operations.

The investment management business is competitive.

The investment management business is competitive, with competition based on a variety of factors, including investment performance, business relationships, quality of service provided to investors, investor liquidity and willingness to invest, fund terms (including fees), brand recognition and business reputation. We compete for investors with a number of other investment managers, public and private funds, BDCs, small business investment companies and others. Numerous factors increase our competitive risks, including:

•	a number of our competitors have greater financial, technical, marketing and other resources and more personnel than we do;
•	some of our funds may not perform as well as competitors’ funds or other available investment products;
•	several of our competitors have raised significant amounts of capital, and many of them have similar investment objectives to ours, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that otherwise could be exploited;
•	some of our competitors may have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to our funds;

•	some of our competitors may be subject to less regulation and, accordingly, may have more flexibility to undertake and execute certain business or investments than we do and/or bear less compliance expense than we do;
•	some of our competitors may have more flexibility than we have in raising certain types of funds under the investment management contracts they have negotiated with their investors;
•	some of our competitors may have better expertise or be regarded by investors as having better expertise in a specific asset class or geographic region than we do; and
•	other industry participants may, from time to time, seek to recruit our investment professionals and other employees away from us.

In addition, the attractiveness of our funds relative to investments in other investment products could decrease depending on economic conditions. This competitive pressure could adversely affect our ability to make successful investments and limit our ability to raise future funds, either of which would adversely impact our business, results of operations and financial condition.

Our funds operate in a competitive market for lending that has recently intensified, and competition may limit our funds’ ability to originate or acquire desirable loans and investments and could also affect the yields of these assets and have a material adverse effect on our business, results of operations and financial condition.

Our funds operate in a competitive market for lending that has recently intensified. Our profitability depends, in large part, on our funds’ ability to originate or acquire credit investments on attractive terms. In originating or acquiring our target credit investments, we compete with a variety of institutional lenders and investors, including specialty finance companies, public and private funds, commercial and investment banks, BDCs, small business investment companies, REITs, commercial finance and insurance companies and others. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, such as the U.S. government. Many of our competitors or their funds are not subject to the operating constraints associated with qualifying as a RIC under subchapter M of the Code or compliance with the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, offer more attractive pricing, transaction structures, covenants or other terms and establish more relationships than us. Furthermore, competition for originations of and investments in our target assets may lead to the yields of such assets decreasing, which may further limit our ability to generate satisfactory returns. Also, as a result of this competition, desirable loans and investments may be limited in the future and our funds may not be able to take advantage of attractive lending and investment opportunities from time to time, thereby limiting their ability to identify and originate loans or make investments that are consistent with their investment objectives. We cannot assure you that the competitive pressures our funds face will not have a material adverse effect on our business, results of operations and financial condition.

Dependence on leverage by certain of our funds and by our funds’ investee companies subjects us to volatility and contractions in the debt financing markets and could adversely affect our ability to achieve attractive rates of return on those investments.

MCC, SIC and our funds’ investee companies rely on the use of leverage, and our ability to achieve attractive rates of return on investments will depend on our ability to access sufficient sources of indebtedness at attractive rates. While our permanent capital vehicles, MCC and SIC, are our only funds that currently rely on the use of leverage, certain of our other funds may in the future rely on the use of leverage. If our funds or the companies in which our funds invest raise capital in the structured credit, leveraged loan and high yield bond markets, the results of their operations may suffer if such markets experience dislocations, contractions or volatility. Any such events could adversely impact the availability of credit to business generally and could lead to an overall weakening of the U.S. and global economies. Any economic downturn could adversely affect the financial resources of our funds and their investments (in particular those investments that depend on credit from third parties or that otherwise participate in the credit markets) and their ability to make principal and interest payments on, or refinance, outstanding debt when due. Moreover, these events could affect the terms of available debt financing with, for example, higher rates, higher equity requirements and/or more restrictive covenants.

The absence of available sources of sufficient debt financing for extended periods of time or an increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness would make it more expensive to finance those investments. Certain investments may also be financed through borrowings on fund-level debt facilities, which may or may not be available for a refinancing at the end of their respective terms. Finally, the interest payments on the indebtedness used to finance our funds’ investments are generally deductible expenses for income tax purposes, subject to limitations under applicable tax law and policy. Any change in such tax law or policy to eliminate or substantially limit these income tax deductions, as has been discussed from time to time in various jurisdictions, would reduce the after-tax rates of return on the affected investments, which may have an adverse impact on our business and financial results.

Similarly, our funds’ investee companies regularly utilize the corporate debt markets to obtain additional financing for their operations. Our investee companies are typically highly leveraged. Those that have credit ratings are typically non-investment grade and those that do not have credit ratings would likely be non-investment grade if they were rated. If the credit markets render such financing difficult to obtain or more expensive, this may negatively impact the operating performance of those investee companies and, therefore, the investment returns of our funds. In addition, if the markets make it difficult or impossible to refinance debt that is maturing in the near term, some of our investee companies may be unable to repay such debt at maturity and may be forced to sell assets, undergo a recapitalization or seek bankruptcy protection. Any of the foregoing circumstances could have a material adverse effect on our business, results of operations and financial condition.

Our funds may choose to use leverage as part of their respective investment programs. As of September 30, 2016, MCC and SIC were our only funds that used leverage. As of September 30, 2016, MCC had a NAV of $516.9 million, $1.3 billion of AUM and an asset coverage ratio of 241%. As of September 30, 2016, SIC had a NAV of $763.1 million, $1.2 billion of AUM and an asset coverage ratio of 259%. The use of leverage poses a significant degree of risk and enhances the possibility of a significant loss to investors. A fund may borrow money from time to time to make investments or may enter into derivative transactions with counterparties that have embedded leverage. The interest expense and other costs incurred in connection with such borrowing may not be recovered by returns on such investments and may be lost, and the timing and magnitude of such losses may be accelerated or exacerbated, in the event of a decline in the market value of such investments. Gains realized with borrowed funds may cause the fund’s NAV to increase at a faster rate than would be the case without borrowings. However, if investment results fail to cover the cost of borrowings, the fund’s NAV could also decrease faster than if there had been no borrowings. In addition, as BDCs registered under the Investment Company Act, MCC and SIC are each permitted to issue senior securities in amounts such that its asset coverage ratio equals at least 200% after each issuance of senior securities. Each of MCC’s and SIC’s ability to pay dividends will be restricted if its asset coverage ratio falls below at least 200% and any amounts that it uses to service its indebtedness are not available for dividends to its common stockholders. An increase in interest rates could also decrease the value of fixed-rate debt investments that our funds make. Any of the foregoing circumstances could have a material adverse effect on our business, results of operations and financial condition.

Some of our funds may invest in companies that are highly leveraged, which may increase the risk of loss associated with those investments.

Some of our funds may invest in companies whose capital structures involve significant leverage. For example, in many non-distressed private equity investments, indebtedness may be as much as 75% or more of an investee company’s total debt and equity capitalization, including debt that may be incurred in connection with the investment, whether incurred at or above the investment-level entity. In distressed situations, indebtedness may exceed 100% or more of an investee company’s capitalization. Additionally, the debt positions originated or acquired by our funds may be the most junior in what could be a complex capital structure, and thus subject us to the greatest risk of loss.

Investments in highly leveraged entities are also inherently more sensitive to declines in revenues, increases in expenses and interest rates and adverse economic, market and industry developments.

Furthermore, the incurrence of a significant amount of indebtedness by an entity could, among other things:

•	subject the entity to a number of restrictive covenants, terms and conditions, any violation of which could be viewed by creditors as an event of default and could materially impact our funds’ ability to realize value from the investment;
•	allow even moderate reductions in operating cash flow to render the entity unable to service its indebtedness, leading to a bankruptcy or other reorganization of the entity and a loss of part or all of our funds’ equity investment in it;
•	give rise to an obligation to make mandatory prepayments of debt using excess cash flow, which might limit the entity’s ability to respond to changing industry conditions if additional cash is needed for the response, to make unplanned but necessary capital expenditures or to take advantage of growth opportunities;
•	limit the entity’s ability to adjust to changing market conditions, thereby placing it at a competitive disadvantage compared to its competitors that have relatively less debt;
•	limit the entity’s ability to engage in strategic acquisitions that might be necessary to generate attractive returns or further growth; and
•	limit the entity’s ability to obtain additional financing or increase the cost of obtaining such financing, including for capital expenditures, working capital or other general corporate purposes.

As a result, the risk of loss associated with a leveraged entity is generally greater than for companies with comparatively less debt. For example, a number of investments consummated by private equity sponsors during 2005, 2006 and 2007 that utilized significant amounts of leverage subsequently experienced severe economic stress and, in certain cases, defaulted on their debt obligations due to a decrease in revenues and cash flows precipitated by the subsequent economic downturn during 2008 and 2009.

We generally do not control the business operations of our investee companies and, due to the illiquid nature of our investments, may not be able to dispose of such investments.

Investments by our funds generally consist of debt instruments and equity securities of companies that we do not control. We do not expect to control most of our investee companies, even though we may have board representation or board observation rights, and our debt agreements may impose certain restrictive covenants on our borrowers. As a result, we are subject to the risk that an investee company in which our funds invest may make business decisions with which we disagree and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve our interests as debt investors. Due to the lack of liquidity for our investments in private companies, we may not be able to dispose of our interests in our investee companies as readily as we would like or at an appropriate valuation. As a result, an investee company may make decisions that could decrease the value of our investment holdings.

A substantial portion of our investments may be recorded at fair value as determined in good faith by or under the direction of our respective funds’ boards of directors or similar bodies and, as a result, there may be uncertainty regarding the value of our funds’ investments.

The debt and equity instruments in which our funds invest for which market quotations are not readily available will be valued at fair value as determined in good faith by or under the direction of such fund’s board of directors or similar body. Most, if not all, of our fund’s investments (other than cash and cash equivalents) are classified as Level III under Accounting Standards Codification (“ASC”) Topic 820 — Fair Value Measurements and Disclosures. This means that our funds’ portfolio valuations will be based on unobservable inputs and our funds’ assumptions about how market participants would price the asset or liability in question. We expect that inputs into the determination of fair value of our funds’ portfolio investments will require significant management judgment or estimation. Even if observable market data were available, such information may be the result of consensus pricing information or broker quotes, which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimers materially reduces the reliability of such information. Our funds retain the services of an independent service provider to review the valuation of these loans and securities.

The types of factors that the board of directors, general partner or similar body may take into account in determining the fair value of a fund’s investments generally include, as appropriate, comparison to publicly traded securities including such factors as yield, maturity and measures of credit quality, the enterprise value of an investee company, the nature and realizable value of any collateral, the investee company’s ability to make payments and its earnings and discounted cash flow, the markets in which the investee company does business and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these loans and securities existed. Our funds’ NAV could be adversely affected if determinations regarding the fair value of such funds’ investments were materially higher than the values that such funds’ ultimately realize upon the disposal of such loans and securities.

We may need to pay “clawback” obligations if and when they are triggered under the governing agreements with respect to certain of our funds and SMAs.

Generally, if at the termination of a fund (and sometimes at interim points in the life of a fund), the fund has not achieved investment returns that (in most cases) exceed the preferred return threshold or (in all cases) the general partner receives net profits over the life of the fund in excess of its allocable share under the applicable partnership agreement, we will be obligated to repay an amount equal to the extent to which carried interest that was previously distributed to us exceeds the amounts to which we are ultimately entitled. This obligation is known as a “clawback” obligation. Medley had not received any distributions of performance fees through September 30, 2016, other than tax distributions, a portion of which is subject to clawback. As of September 30, 2016, we recorded a $7.1 million clawback obligation that would need to be paid if the funds were liquidated at fair value as of the end of the reporting period. Had we assumed all existing investments were worthless as of September 30, 2016, there would be no additional amounts subject to clawback.

Although a clawback obligation is several to each person who received a distribution, and not a joint obligation, the governing agreements of our funds generally provide that, if a recipient does not fund his or her respective share, we may have to fund such additional amounts beyond the amount of carried interest we retained, although we generally will retain the right to pursue remedies against those carried interest recipients who fail to fund their obligations. We may need to use or reserve cash to repay such clawback obligations instead of using the cash for other purposes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contingent Obligations.”

Our funds may face risks relating to undiversified investments.

While diversification is generally an objective of our funds, there can be no assurance as to the degree of diversification, if any, that will be achieved in any fund investments. Difficult market conditions or slowdowns affecting a particular asset class, geographic region or other category of investment could have a significant adverse impact on a fund if its investments are concentrated in that area, which would result in lower investment returns. This lack of diversification may expose a fund to losses disproportionate to economic conditions or market declines in general if there are disproportionately greater adverse movements in the particular investments. If a fund holds investments concentrated in a particular issuer, security, asset class or geographic region, such fund may be more susceptible than a more widely diversified investment portfolio to the negative consequences of a single corporate, economic, political or regulatory event. Accordingly, a lack of diversification on the part of a fund could adversely affect a fund’s performance and, as a result, our results of operations and financial condition.

Third-party investors in our private funds may not satisfy their contractual obligation to fund capital calls when requested, which could adversely affect a fund’s operations and performance.

Investors in our private funds make capital commitments to those funds that we are entitled to call from those investors at any time during prescribed periods. We depend on investors fulfilling and honoring their commitments when we call capital from them for those funds to consummate investments and otherwise pay their obligations when due. Any investor that did not fund a capital call would be subject to several possible penalties, including having a meaningful amount of its existing investment forfeited in that fund. However, the impact of the penalty is directly correlated to the amount of capital previously invested by the investor in the fund and if an investor has invested little or no capital, for instance early in the life of the fund, then the forfeiture penalty may not be as meaningful. Investors may also negotiate for lesser or reduced penalties at the outset of the fund, thereby limiting our ability to enforce the funding of a capital call. Third-party investors in private funds often use distributions from prior investments to meet future capital calls. In cases where valuations of existing investments fall and the pace of distributions slows, investors may be unable to make new commitments to third-party managed investment funds such as those advised by us. A failure of investors to honor a significant amount of capital calls for any particular fund or funds could have a material adverse effect on the operation and performance of those funds.

Our funds may be forced to dispose of investments at a disadvantageous time.

Our funds may make investments that they do not advantageously dispose of prior to the date the applicable fund is dissolved, either by expiration of such fund’s term or otherwise. Although we generally expect that investments will be disposed of prior to dissolution or be suitable for in-kind distribution at dissolution, and the general partners of the funds have only a limited ability to extend the term of the fund with the consent of fund investors or the advisory board of the fund, as applicable, our funds may have to sell, distribute or otherwise dispose of investments at a disadvantageous time as a result of dissolution. This would result in a lower than expected return on the investments and, perhaps, on the fund itself.

Hedging strategies may adversely affect the returns on our funds’ investments.

When managing our exposure to market risks, we may (on our own behalf or on behalf of our funds) from time to time use forward contracts, options, swaps (including total return swaps), caps, collars, floors, foreign currency forward contracts, currency swap agreements, currency option contracts or other strategies. The success of any hedging or other derivative transactions generally will depend on our ability to correctly predict market or foreign exchange changes, the degree of correlation between price movements of a derivative instrument and the position being hedged, the creditworthiness of the counterparty and other factors. As a result, while we may enter into a transaction to reduce our or a fund’s exposure to market risks, the transaction may result in poorer overall investment performance than if it had not been executed. Such transactions may also limit the opportunity for gain if the value of a hedged position increases.

While such hedging arrangements may reduce certain risks, such arrangements themselves may entail certain other risks. These arrangements may require the posting of cash collateral at a time when we or a fund has insufficient cash or illiquid assets such that the posting of the cash is either impossible or requires the sale of assets at prices that do not reflect their underlying value. Moreover, these hedging arrangements may generate significant transaction costs, including potential tax costs, which may reduce the returns generated by a fund. Finally, the CFTC has made several public statements that it may soon issue a proposal for certain foreign exchange products to be subject to mandatory clearing, which could increase the cost of entering into currency hedges.

Our business depends in large part on our ability to raise capital from investors. If we were unable to raise such capital, we would be unable to collect management fees or deploy such capital into investments, which would materially and adversely affect our business, results of operations and financial condition.

Our ability to raise capital from investors depends on a number of factors, including many that are outside our control. Investors may downsize their investment allocations to credit focused private funds or BDCs or to rebalance a disproportionate weighting of their overall investment portfolio among asset classes. Poor performance of our funds could also make it more difficult for us to raise new capital. Our investors and potential investors continually assess our funds’ performance independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future funds depends on our funds’ performance. If economic and market conditions deteriorate, we may be unable to raise sufficient amounts of capital to support the investment activities of future funds. If we were unable to successfully raise capital, our business, results of operations and financial condition would be adversely affected.

We depend on our senior management team, senior investment professionals and other key personnel, and our ability to retain them and attract additional qualified personnel is critical to our success and our growth prospects.

We depend on the diligence, skill, judgment, business contacts and personal reputations of our senior management team, including Brook Taube and Seth Taube, our co-Chief Executive Officers, senior investment professionals and other key personnel. Our future success will depend upon our ability to retain our senior professionals and other key personnel and our ability to recruit additional qualified personnel. These individuals possess substantial experience and expertise in investing, are responsible for locating and executing our funds’ investments, have significant relationships with the institutions that are the source of many of our funds’ investment opportunities and, in certain cases, have strong relationships with our investors. Therefore, if any of our senior professionals or other key personnel join competitors or form competing companies, it could result in the loss of significant investment opportunities and certain existing investors.

The departure for any reason of any of our senior professionals could have a material adverse effect on our ability to achieve our investment objectives, cause certain of our investors to withdraw capital they invest with us or elect not to commit additional capital to our funds or otherwise have a material adverse effect on our business and our prospects. The departure of some or all of those individuals could also trigger certain “key man” provisions in the documentation governing certain of our funds, which would permit the investors in those funds to suspend or terminate such funds’ investment periods or, in the case of certain funds, permit investors to withdraw their capital prior to expiration of the applicable lock-up date. We do not carry any “key man” insurance that would provide us with proceeds in the event of the death or disability of any of our senior professionals, and we do not have a policy that prohibits our senior professionals from traveling together.

We anticipate that it will be necessary for us to add investment professionals both to grow our business and to replace those who depart. However, the market for qualified investment professionals is extremely competitive and we may not succeed in recruiting additional personnel or we may fail to effectively replace current personnel who depart with qualified or effective successors. Our efforts to retain and attract investment professionals may also result in significant additional expenses, which could adversely affect our profitability or result in an increase in the portion of our performance fees that we grant to our investment professionals.

Our failure to appropriately address conflicts of interest could damage our reputation and adversely affect our business.

As we have expanded and as we continue to expand the number and scope of our business, we increasingly confront potential conflicts of interest relating to our funds’ investment activities. Certain of our funds may have overlapping investment objectives, including funds that have different fee structures, and potential conflicts may arise with respect to our decisions regarding how to allocate investment opportunities among those funds. For example, a decision to receive material non-public information about a company while pursuing an investment opportunity for a particular fund gives rise to a potential conflict of interest when it results in our having to restrict the ability of other funds to take any action.

In most cases, Medley is permitted to co-invest among our private, separately managed accounts, our public business development companies and other advisory clients. We have adopted an order aggregation and trade allocation policy designed to ensure that all of our clients are treated fairly and to prevent this form of conflict from influencing the allocation of investment opportunities among clients. Allocations will generally be made pro rata principally based on each fund or advisory client’s capital available for investment. It is Medley’s policy to base its determinations as to the amount of capital available for investment on such factors as: the amount of cash on hand, existing capital commitments and reserves, if any, the targeted leverage level, the targeted asset mix and diversification requirements and other investment policies and restrictions or otherwise imposed by applicable laws, rules, regulations or interpretations.

We may also cause different funds to invest in a single investee company, for example, where the fund that made an initial investment no longer has capital available to invest. We may also cause different funds that we advise to purchase different classes of investments or securities in the same investee company. For example, certain of our funds hold minority equity interests, or have the right to acquire such equity interests, in some of our investee companies. As a result, we may face conflicts of interests in connection with making business decisions for these investee companies to the extent that such decisions affect the debt and equity holders in these investee companies differently. In addition, we may face conflicts of interests in connection with making investment or other decisions, including granting loan waivers or concessions with respect to these investee companies given that we also manage private funds that may hold equity interests in these investee companies. In addition, conflicts of interest may exist in the valuation of our investments and regarding decisions about the allocation of specific investment opportunities among us and our funds and the allocation of fees and costs among us and our funds. Though we believe we have appropriate means to resolve these conflicts, our judgment on any particular allocation could be challenged. If we fail to appropriately address any such conflicts, it could negatively impact our reputation and ability to raise additional funds and the willingness of counterparties to do business with us or result in potential litigation against us.

Rapid growth of our business may be difficult to sustain and may place significant demands on our administrative, operational and financial resources.

Our AUM has grown significantly in the past and we are pursuing further growth. Our rapid growth has placed, and planned growth, if successful, will continue to place, significant demands on our legal, compliance, accounting and operational infrastructure, and will increase expenses. In addition, we may be required to continuously develop our systems and infrastructure in response to the increasing sophistication of the investment management market and legal, accounting, regulatory and tax developments. Our future growth will depend in part on our ability to maintain an operating platform and management system sufficient to address our growth and may require us to incur significant additional expenses and to commit additional senior management and operational resources. As a result, we may face significant challenges:

•	in maintaining adequate financial, regulatory (legal, tax and compliance) and business controls;
•	in implementing new or updated information and financial systems and procedures; and
•	in training, managing and appropriately sizing our work force and other components of our business on a timely and cost-effective basis.

We may not be able to manage our expanding operations effectively or be able to continue to grow, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

We may enter into new lines of business and expand into new investment strategies, geographic markets and business, each of which may result in additional risks and uncertainties in our business.

We intend to grow our business by increasing AUM in existing business and, if market conditions warrant, by expanding into complementary investment strategies, geographic markets and business. Accordingly, we may pursue growth through acquisitions of other investment management companies, acquisitions of critical business partners or other strategic initiatives, which may include entering into new lines of business. Attempts to expand our business involve a number of special risks, including some or all of the following:

•	the required investment of capital and other resources;
•	the assumption of liabilities in any acquired business;
•	the disruption of our ongoing business;
•	entry into markets or lines of business in which we may have limited or no experience;
•	increasing demands on our operational and management systems and controls;
•	compliance with additional regulatory requirements;
•	potential increase in investor concentration; and

•	the broadening of our geographic footprint, increasing the risks associated with conducting operations in certain foreign jurisdictions where we currently have no presence.

Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business does not generate sufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, controls and personnel that are not under our control. Because we have not yet identified these potential new investment strategies, geographic markets or lines of business, we cannot identify for you all the risks we may face and the potential adverse consequences on us and your investment that may result from any attempted expansion.

Extensive regulation affects our activities, increases the cost of doing business and creates the potential for significant liabilities and penalties that could adversely affect our business and results of operations.

Our business is subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations in the jurisdictions in which we operate. The SEC oversees the activities of our subsidiaries that are registered investment advisers under the Investment Advisers Act. In addition, we regularly rely on exemptions from various requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Investment Company Act, the Commodity Exchange Act and the U.S. Employee Retirement Income Security Act of 1974. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties who we do not control. If for any reason these exemptions were to be revoked or challenged or otherwise become unavailable to us, we could be subject to regulatory action or third-party claims, which could have a material adverse effect on our business.

The SEC has indicated that investment advisers who receive transaction-based compensation for investment banking or acquisition activities relating to fund investee companies may be required to register as broker-dealers. Specifically, the SEC staff has noted that if a firm receives fees from a fund investee company in connection with the acquisition, disposition or recapitalization of such investee company, such activities could raise broker-dealer concerns under applicable regulations related to broker dealers. If we receive such transaction fees and the SEC takes the position that such activities render us a “broker” under the applicable rules and regulations of the Exchange Act, we could be subject to additional regulation. If receipt of transaction fees from an investee company is determined to require a broker-dealer license, receipt of such transaction fees in the past or in the future during any time when we did not or do not have a broker-dealer license could subject us to liability for fines, penalties or damages.

Since 2010, states and other regulatory authorities have begun to require investment managers to register as lobbyists. We have registered as such in a number of jurisdictions, including California and New York. Other states or municipalities may consider similar legislation or adopt regulations or procedures with similar effect. These registration requirements impose significant compliance obligations on registered lobbyists and their employers, which may include annual registration fees, periodic disclosure reports and internal recordkeeping, and may also prohibit the payment of contingent fees.

Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. A failure to comply with the obligations imposed by the Investment Advisers Act, including recordkeeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, could result in investigations, sanctions and reputational damage. We are involved regularly in trading activities that implicate a broad number of U.S. securities law regimes, including laws governing trading on inside information, market manipulation and a broad number of technical trading requirements that implicate fundamental market regulation policies. Violation of these laws could result in severe restrictions on our activities and damage to our reputation.

Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of the registration of our relevant subsidiaries as investment advisers or registered broker-dealers. The regulations to which our business are subject are designed primarily to protect investors in our funds and to ensure the integrity of the financial markets. They are not designed to protect our members. Even if a sanction imposed against us, one of our subsidiaries or our personnel by a regulator is for a small monetary amount, the adverse publicity related to the sanction could harm our reputation, which in turn could have a material adverse effect on our business in a number of ways, making it harder for us to raise new funds and discouraging others from doing business with us.

Failure to comply with “pay to play” regulations implemented by the SEC and certain states, and changes to the “pay to play” regulatory regimes, could adversely affect our business.

In recent years, the SEC and several states have initiated investigations alleging that certain private equity firms and hedge funds or agents acting on their behalf have paid money to current or former government officials or their associates in exchange for improperly soliciting contracts with state pension funds. In June 2010, the SEC approved Rule 206(4)-5 under the Investment Advisers Act regarding “pay to play” practices by investment advisers involving campaign contributions and other payments to government officials able to exert influence on potential government entity clients. Among other restrictions, the rule prohibits investment advisers from providing advisory services for compensation to a government entity for two years, subject to very limited exceptions, after the investment adviser, its senior executives or its personnel involved in soliciting investments from government entities make contributions to certain candidates and officials in a position to influence the hiring of an investment adviser by such government entity. Advisers are required to implement compliance policies designed, among other matters, to track contributions by certain of the adviser’s employees and engagements of third parties that solicit government entities and to keep certain records to enable the SEC to determine compliance with the rule. In addition, there have been similar rules on a state level regarding “pay to play” practices by investment advisers.

As a number of public pension plans are investors in our funds, these rules could impose significant economic sanctions on our business if we or one of the other persons covered by the rules make any such contribution or payment, whether or not material or with an intent to secure an investment from a public pension plan. In addition, such investigations may require the attention of senior management and may result in fines if any of our funds are deemed to have violated any regulations, thereby imposing additional expenses on us. Any failure on our part to comply with these rules could cause us to lose compensation for our advisory services or expose us to significant penalties and reputational damage.

New or changed laws or regulations governing our funds’ operations and changes in the interpretation thereof could adversely affect our business.

The laws and regulations governing the operations of our funds, as well as their interpretation, may change from time to time, and new laws and regulations may be enacted. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by our funds to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, AUM or financial condition, impose additional costs on us or otherwise adversely affect our business.

•	Changes in capital requirements may increase the cost of our financing

If regulatory capital requirements — whether under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Basel III, or other regulatory action — were to be imposed on our funds, they may be required to limit, or increase the cost of, financing they provide to others. Among other things, this could potentially require our funds to sell assets at an inopportune time or price, which could negatively impact our operations, AUM or financial condition.

•	The imposition of additional legal or regulatory requirements could make compliance more difficult and expensive, affect the manner in which we conduct our business and adversely affect our profitability

In July 2010, President Obama signed into law the Dodd-Frank Act. The Dodd-Frank Act, among other things, imposes significant new regulations on nearly every aspect of the U.S. financial services industry, including new registration, recordkeeping and reporting requirements on private fund investment advisers. Importantly, while several key aspects of the Dodd-Frank Act have been defined through final rules, many aspects will be implemented by various regulatory bodies over the next several years. While we already have several subsidiaries registered as investment advisers subject to SEC examinations, the imposition of any additional legal or regulatory requirements could make compliance more difficult and expensive, affect the manner in which we conduct our business and adversely affect our profitability.

•	The implementation of the Volcker Rule could have adverse implications on our ability to raise funds from certain entities

In December 2013, the Federal Reserve and other federal regulatory agencies adopted a final rule implementing a section of the Dodd-Frank Act that has become known as the “Volcker Rule.” The Volcker Rule generally prohibits insured banks or thrifts, any bank holding company or savings and loan holding company, any non-U.S. bank with a U.S. branch, agency or commercial lending company and any subsidiaries and affiliates of such entities, regardless of geographic location, from investing in or sponsoring “covered funds,” which include private equity funds or hedge funds and certain other proprietary activities. The effects of the Volcker Rule are uncertain but it is in any event likely to curtail various banking activities that in turn could result in uncertainties in the financial markets as well as our business. Although we do not currently anticipate that the Volcker Rule will adversely affect our fundraising to any significant extent, there is uncertainty regarding the implementation of the Volcker Rule and its practical implications, and there could be adverse implications on our ability to raise funds from the types of entities mentioned above as a result of this prohibition.

•	Increased regulation on banks’ leveraged lending activities could negatively affect the terms and availability of credit to our funds and their investee companies

In March 2013, the Office of the Comptroller of the Currency, the Department of the Treasury, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation published revised guidance regarding expectations for banks’ leveraged lending activities. This guidance, in addition to proposed Dodd-Frank risk retention rules circulated in August 2013, could further restrict credit availability, as well as potentially restrict certain of our investing activities that rely on banks’ lending activities. This could negatively affect the terms and availability of credit to our funds and their investee companies.

•	New restrictions on compensation could limit our ability to recruit and retain investment professionals

The Dodd-Frank Act authorizes federal regulatory agencies to review and, in certain cases, prohibit compensation arrangements at financial institutions that give employees incentives to engage in conduct deemed to encourage inappropriate risk-taking by covered financial institutions. Such restrictions could limit our ability to recruit and retain investment professionals and senior management executives.

Present and future BDCs for which we serve as investment adviser are subject to regulatory complexities that limit the way in which they do business and may subject them to a higher level of regulatory scrutiny.

MCC and SIC, and other BDCs for which we may serve as investment adviser in the future, operate under a complex regulatory environment. Such BDCs require the application of complex tax and securities regulations and may entail a higher level of regulatory scrutiny. In addition, regulations affecting BDCs generally affect their ability to take certain actions. For example, each of MCC and SIC has elected to be treated as a RIC for United States federal income tax purposes. To maintain their status as a RIC, such vehicles must meet, among other things, certain source of income, asset diversification and annual distribution requirements. If any of our BDCs fails to qualify for RIC tax treatment for any reason and remains or becomes subject to corporate income tax, the resulting corporate taxes could, among other things, substantially reduce such BDC’s net assets.

In addition, MCC and SIC are subject to complex rules under the Investment Company Act, including rules that restrict certain of our funds from engaging in transactions with MCC and SIC. Under the regulatory and business environment in which they operate, MCC and SIC must periodically access the capital markets to raise cash to fund new investments in excess of their repayments to grow. This results from MCC and SIC each being required to generally distribute to their respective stockholders at least 90% of its investment company taxable income to maintain its RIC status, combined with regulations under the Investment Company Act that, subject to certain exceptions, generally prohibit MCC and SIC from issuing and selling their common stock at a price below NAV per share and from incurring indebtedness (including for this purpose, preferred stock), if their asset coverage, as calculated pursuant to the Investment Company Act, equals less than 200% after such incurrence. If our BDCs are found to be in violation of the Investment Company Act, they could lose their status as BDCs.

We are subject to risks in using custodians, counterparties, administrators and other agents.

Some of our funds depend on the services of custodians, counterparties, administrators, prime brokers and other agents to carry out certain financing, securities and derivatives transactions. The terms of these contracts are often customized and complex, and many of these arrangements occur in markets or relate to products that are not subject to regulatory oversight, although the Dodd-Frank Act provides for new regulation of the derivatives market. In particular, some of our funds utilize arrangements with a relatively limited number of counterparties, which has the effect of concentrating the transaction volume (and related counterparty default risk) of such funds with these counterparties.

Our funds are subject to the risk that the counterparty to one or more of these contracts defaults, either voluntarily or involuntarily, on its performance under the contract. Any such default may occur suddenly and without notice to us. Moreover, if a counterparty defaults, we may be unable to take action to cover our exposure, either because we lack contractual recourse or because market conditions make it difficult to take effective action. This inability could occur in times of market stress, which is when defaults are most likely to occur.

In addition, our risk-management process may not accurately anticipate the impact of market stress or counterparty financial condition, and as a result, we may not have taken sufficient action to reduce our risks effectively. Default risk may arise from events or circumstances that are difficult to detect, foresee or evaluate. In addition, concerns about, or a default by, one large participant could lead to significant liquidity problems for other participants, which may in turn expose us to significant losses.

Although we have risk-management processes to ensure that we are not exposed to a single counterparty for significant periods of time, given the large number and size of our funds, we often have large positions with a single counterparty. For example, some of our funds have credit lines. If the lender under one or more of those credit lines were to become insolvent, we may have difficulty replacing the credit line and one or more of our funds may face liquidity problems.

In the event of a counterparty default, particularly a default by a major investment bank or a default by a counterparty to a significant number of our contracts, one or more of our funds may have outstanding trades that they cannot settle or are delayed in settling. As a result, these funds could incur material losses and the resulting market impact of a major counterparty default could harm our business, results of operation and financial condition.

In the event of the insolvency of a prime broker, custodian, counterparty or any other party that is holding assets of our funds as collateral, our funds might not be able to recover equivalent assets in full as they will rank among the prime broker’s, custodian’s or counterparty’s unsecured creditors in relation to the assets held as collateral. In addition, our funds’ cash held with a prime broker, custodian or counterparty generally will not be segregated from the prime broker’s, custodian’s or counterparty’s own cash, and our funds may therefore rank as unsecured creditors in relation thereto. If our derivatives transactions are cleared through a derivatives clearing organization, the CFTC has issued final rules regulating the segregation and protection of collateral posted by customers of cleared and uncleared swaps. The CFTC is also working to provide new guidance regarding prime broker arrangements and intermediation generally with regard to trading on swap execution facilities.

The counterparty risks that we face have increased in complexity and magnitude as a result of disruption in the financial markets in recent years. For example, the consolidation and elimination of counterparties has increased our concentration of counterparty risk and decreased the universe of potential counterparties. Our funds are generally not restricted from dealing with any particular counterparty or from concentrating any or all of their transactions with a single counterparty. In addition, counterparties have generally reacted to recent market volatility by tightening their underwriting standards and increasing their margin requirements for all categories of financing, which has the result of decreasing the overall amount of leverage available and increasing the costs of borrowing.

A portion of our revenue and cash flow is variable, which may impact our ability to achieve steady earnings growth on a quarterly basis.

We believe that base management fees are consistent and predictable. For all periods presented, over 45% of total revenues was derived from base management fees. Due to our investment strategy and the nature of our fees, a portion of our revenue and cash flow is variable, due primarily to the fact that the performance fees from our long-dated private funds and SMAs can vary from quarter to quarter and year to year. For the nine months ended September 30, 2016 and for the years ended December 31, 2014 and 2013, performance fees were 3%, 3% and 5% of our total revenues, respectively. For the nine months ended September 30, 2015, total revenues of $51.4 million included a reversal of performance fees of $10.6 million. For the year ended December 31, 2015, total revenues of $67.4 million included a reversal of performance fees of $15.7 million. Additionally, we may also experience fluctuations in our results from quarter to quarter and year to year due to a number of other factors, including changes in the values of our funds’ investments, changes in our operating expenses, the degree to which we encounter competition and general economic and market conditions.

We may be subject to litigation risks and may face liabilities and damage to our professional reputation as a result.

In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against investment managers have been increasing. We make investment decisions on behalf of investors in our funds that could result in substantial losses. This may subject us to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty or breach of contract. Further, we may be subject to third-party litigation arising from allegations that we improperly exercised control or influence over portfolio investments. In addition, we and our affiliates that are the investment managers and general partners of our funds, our funds themselves and those of our employees who are our, our subsidiaries’ or the funds’ officers and directors are each exposed to the risks of litigation specific to the funds’ investment activities and investee companies and, in the case where our funds own controlling interests in public companies, to the risk of shareholder litigation by the public companies’ other shareholders. Moreover, we are exposed to risks of litigation or investigation by investors or regulators relating to our having engaged, or our funds having engaged, in transactions that presented conflicts of interest that were not properly addressed.

Legal liability could have a material adverse effect on our business, financial condition or results of operations or cause reputational harm to us, which could harm our business. We depend to a large extent on our business relationships and our reputation for integrity and high-caliber professional services to attract and retain investors and to pursue investment opportunities for our funds. As a result, allegations of improper conduct by private litigants or regulators, whether the ultimate outcome is favorable or unfavorable to us, as well as negative publicity and press speculation about us, our investment activities or the investment industry in general, whether or not valid, may harm our reputation, which may be damaging to our business. For more information, please see the section titled “Legal Proceedings.”

Employee misconduct could harm us by impairing our ability to attract and retain investors and subjecting us to significant legal liability, regulatory scrutiny and reputational harm. Fraud and other deceptive practices or other misconduct at our investee companies could similarly subject us to liability and reputational damage and also harm our business.

Our ability to attract and retain investors and to pursue investment opportunities for our funds depends heavily upon the reputation of our professionals, especially our senior professionals. We are subject to a number of obligations and standards arising from our investment management business and our authority over the assets managed by our investment management business. The violation of these obligations and standards by any of our employees could adversely affect investors in our funds and us. Our business often require that we deal with confidential matters of great significance to companies in which our funds may invest. If our employees were to use or disclose confidential information improperly, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to detect or deter employee misconduct, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases. If one or more of our employees were to engage in misconduct or were to be accused of such misconduct, our business and our reputation could be adversely affected and a loss of investor confidence could result, which would adversely impact our ability to raise future funds.

In addition, we could be adversely affected as a result of actual or alleged misconduct by personnel of investee companies in which our funds invest. For example, failures by personnel at our investee companies to comply with anti-bribery, trade sanctions or other legal and regulatory requirements could expose us to litigation or regulatory action and otherwise adversely affect our business and reputation. Such misconduct could undermine our due diligence efforts with respect to such companies and could negatively affect the valuation of a fund’s investments.

Our substantial indebtedness could adversely affect our financial condition, our ability to pay our debts or raise additional capital to fund our operations, our ability to operate our business and our ability to react to changes in the economy or our industry and could divert our cash flow from operations for debt payments.

We have a significant amount of indebtedness. As of September 30, 2016, our total indebtedness, excluding unamortized discount, was approximately $106.5 million. Our substantial debt obligations could have important consequences, including:

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations and pursue future business opportunities;
•	exposing us to increased interest expense, as our degree of leverage may cause the interest rates of any future indebtedness (whether fixed or floating rate interest) to be higher than they would be otherwise;
•	exposing us to the risk of increased interest rates because certain of our indebtedness is at variable rates of interest;
•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants, could result in an event of default that accelerates our obligation to repay indebtedness;
•	increasing our vulnerability to adverse economic, industry or competitive developments;
•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;
•	limiting our ability to obtain additional financing for working capital, product development, satisfaction of debt service requirements, acquisitions and general corporate or other purposes; and
•	limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who may be better positioned to take advantage of opportunities that our leverage prevents us from exploiting.

Our Senior Secured Credit Facilities impose significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities.

The credit agreements that govern our Senior Secured Credit Facilities impose significant operating and financial restrictions on us. These restrictions will limit our ability and/or the ability of our subsidiaries to, among other things:

•	incur additional indebtedness, make guarantees and enter into hedging arrangements;
•	create liens on assets;

•	enter into sale and leaseback transactions;
•	engage in mergers or consolidations;
•	sell assets;
•	make fundamental changes;
•	pay dividends and distributions or repurchase our capital stock;
•	make investments, loans and advances, including acquisitions;
•	engage in certain transactions with affiliates;
•	make changes in the nature of our business; and
•	make prepayments of junior debt.

In addition, the credit agreements governing our Senior Secured Credit Facilities require us to maintain, with respect to each four quarter period commencing with the four quarter period ending December 31, 2014, a ratio of net debt to Core EBITDA not greater than 3.5 to 1.0. The ratio of net debt to Core EBITDA in respect of the Senior Secured Credit Facilities is calculated using our standalone financial results and includes the adjustments made to calculate Core EBITDA. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt Instruments.”

As a result of these restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above as well as other terms of our other indebtedness and/or the terms of any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms or are unable to refinance these borrowings, our results of operations and financial condition could be adversely affected.

Operational risks may disrupt our business, result in losses or limit our growth.

Our business relies heavily on financial, accounting and other information systems and technology. We face various security threats, including cyber security attacks to our information technology infrastructure and attempts to gain access to our proprietary information, destroy data or disable, degrade or sabotage our systems. These security threats could originate from a wide variety of sources, including unknown third parties outside of Medley. Although we have not yet been subject to cyber-attacks or other cyber incidents and we utilize various procedures and controls to monitor and mitigate these threats, there can be no assurance that these procedures and controls will be sufficient to prevent disruptions to our systems. If any of these systems do not operate properly or are disabled for any reason or if there is any unauthorized disclosure of data, whether as a result of tampering, a breach of our network security systems, a cyber-incident or attack or otherwise, we could suffer financial loss, a disruption of our business, liability to our funds, regulatory intervention or reputational damage.

In addition, our information systems and technology may not continue to be able to accommodate our growth, and the cost of maintaining the systems may increase from its current level. Such a failure to accommodate growth, or an increase in costs related to the information systems, could have a material adverse effect on our business and results of operations.

Furthermore, we depend on our offices in New York, where a substantial portion of our personnel are located, for the continued operation of our business. An earthquake or other disaster or a disruption in the infrastructure that supports our business, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our headquarters, could have a material adverse effect on our ability to continue to operate our business without interruption.

Although we have disaster recovery programs in place, these may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.

Finally, we rely on third-party service providers for certain aspects of our business, including for certain information systems, technology and administration of our funds and compliance matters. Any interruption or deterioration in the performance of these third parties or failures of their information systems and technology could impair the quality of our funds’ operations and could impact our reputation, adversely affect our business and limit our ability to grow.

We are an emerging growth company and intend to take advantage of exemptions from various reporting requirements.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we currently intend to take advantage of exemptions from various reporting requirements, including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our registration statements and periodic reports. We could be an emerging growth company for up to five years following the completion of this offering. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of an initial public offering of our common equity; (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the aggregate worldwide market value of the voting and non-voting common equity held by non-affiliates (or public float) exceeded $700 million as of the end of the second quarter of that fiscal year. Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this accommodation allowing for delayed adoption of new or revised accounting standards, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our internal controls over financial reporting may not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business.

Our internal controls over financial reporting may not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that eventually we will be required to meet. Because currently we do not have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404, we cannot conclude in accordance with Section 404 that we do not have a material weakness in our internal controls or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal controls. Once we are no longer an emerging growth company, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis. If, once we are no longer an emerging growth company, we are not able to complete our initial assessment of our internal controls and otherwise implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the adequacy of our internal controls over financial reporting.

Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under our financing arrangements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting.

Our tax treatment depends on our status as a partnership for United States federal and state income tax purposes. If the Internal Revenue Service (“IRS”) were to treat us as a corporation for United States federal income tax purposes, which would subject us to entity-level taxation, or if we were subjected to a material amount of additional entity-level taxation by individual states, then our cash available for payments on the notes and our other debt obligations could be substantially reduced.

It is possible, in certain circumstances, for us to be taxed as a corporation for United States federal income tax purposes. Although we do not believe that we are or will be (or should have been) so treated, if we were treated as a “publicly traded partnership,” we might be taxed as a corporation for United States federal income tax purposes. If we were taxed as a corporation for United States federal income tax purposes, we would pay United States federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Therefore, our treatment as a corporation would result in a material reduction in our anticipated cash flow and could materially adversely affect our ability to make payments on the notes and our other debt obligations. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the cash available for payments on the notes and our other debt obligations.

Recent legislation could subject us to federal income tax liability.

Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to our federal income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for payments on the notes and our other debt obligations may be substantially reduced. These rules are not applicable to us for tax years beginning on or prior to December 31, 2017.

Risk Factors Relating to Investing in the Notes

The Notes will be unsecured and therefore will be effectively subordinated to our existing secured indebtedness and any secured indebtedness we may incur in the future.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to the currently existing secured indebtedness we or our subsidiaries have, including the obligations under the Senior Secured Credit Facilities, and any secured indebtedness we may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes.

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of Medley LLC and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiary we may acquire or create in the future. Any assets of our subsidiaries will not be directly available to satisfy the claims of our creditors, including holders of the Notes. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Our subsidiaries may incur substantial indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture under which the Notes will be issued contains limited protection for holders of the Notes.

The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on many factors, some of which are not within our control.

Our ability to make payments on our indebtedness (including the Notes) and to fund planned capital expenditures will depend on our ability to generate cash in the future. To a certain extent, this is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to generate sufficient cash flow to service our debt and meet our other commitments, we may need to restructure or refinance all or a portion of our debt, sell material assets or operations or raise additional debt or equity capital. We may not be able to effect any of these actions on a timely basis, on commercially reasonable terms or at all, and these actions may not be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt arrangements may restrict us from effecting any of these alternatives.

We may be able to incur substantially more debt and enter into other transactions, which could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future. On August 9, 2016, October 18, 2016 and January 18, 2017, we completed the Prior Offerings issuing a total of $88.1 million aggregate principal amount of notes, and we may, in the future, issue additional amounts of public debt. Although the credit agreements that govern our Senior Secured Credit Facilities and the indenture governing the Notes contain restrictions on the incurrence of additional indebtedness and entering into certain types of other transactions, these restrictions are subject to a number of qualifications and exceptions. Additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also do not prevent us from incurring obligations, such as trade payables, that do not constitute indebtedness as defined under our debt instruments.

Although the Notes are listed on the NYSE, an active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them.

Although the Notes are listed on the NYSE, we cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including other indebtedness to which we may be a party that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under any other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under other debt that we may incur in the future to avoid being in default. If we breach our covenants under other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under other debt, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations could proceed against the collateral securing the debt. See “Description of Notes” in this prospectus.

A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Notes, if any, or change in the debt markets could cause the liquidity or market value of the Notes to decline significantly.

Any credit ratings assigned by a rating agency to us are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any agent undertakes any obligation to maintain any credit ratings assigned to us or the Notes or to advise holders of Notes of any changes in our credit ratings. The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our ratio of earnings to fixed charges for the periods indicated, computed as set forth below. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, included in this prospectus. The pro forma ratio of earnings was not impacted by greater than 10%, and per the guidance of SEC Regulation S-K Item 503(d), such pro forma disclosure has been excluded in this registration statement.

	For the Nine Months Ended September 30, (unaudited)		For the Years Ended December 31,
	2016	2015	2015	2014	2013
	(Amounts in thousands)
Computation of Earnings:
Income before income taxes	$3,543	$18,980	$22,647	$71,928	$38,174
Add: loss from equity investees	518	180	180	—	—
Add: Fixed charges	7,232	6,984	9,331	16,330	4,964
Less: net income (loss) attributable to non-controlling interests in consolidated subsidiaries	1,106	(1,134)	(885)	1,933	—
Total Adjusted Earnings	10,187	27,278	$33,043	$86,325	$43,138
Computation of Fixed Charges:
Interest expense	$6,593	$6,335	$8,469	$15,471	$4,117
Portion of rent expense representing interest	639	649	862	859	847
Total fixed charges	7,232	6,984	$9,331	$16,330	$4,964
Ratio of Earnings to Fixed Charges	1.4	3.9	3.5	5.3	8.7

USE OF PROCEEDS

We plan to use the net proceeds from the sale of the Notes to repay a portion of the outstanding amounts under our Term Loan Facility, as required under the terms of the Term Loan Facility and for general corporate purposes, including working capital. As of this date, the aggregate principal amount of indebtedness outstanding under the Term Loan Facility is $11.8 million. We previously used the net proceeds of the Prior Offerings to repay a portion of the outstanding amounts under the Term Loan Facility.

Borrowings under the Term Loan Facility bear interest, at our option, at a rate equal to either (i) a Eurodollar margin over an adjusted LIBOR rate (with a “floor” of 1.0%) or (ii) a base rate margin over an adjusted base rate determined by reference to the highest of (a) the term loan administrative agent’s prime rate; (b) the federal funds effective rate in effect on such day plus 0.5%; and (c) an adjusted LIBOR rate plus 1.0%. The applicable margins for the Term Loan Facility are 5.5%, in the case of Eurodollar loans and 4.5%, in the case of adjusted base rate loans. For the years ended December 31, 2015 and 2014, the Term Loan Facility had an effective rate of 6.5% and will mature on June 15, 2019.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2016, actual and as adjusted for the issuance of the Notes offered hereby (assuming no exercise of the underwriters’ option to purchase additional Notes and the application of the net proceeds therefrom as described in “Use of Proceeds.”). This table should be read together with the information contained in this prospectus, including “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto included elsewhere in this prospectus.

	September 30, 2016
	Actual	As Adjusted(1)
	(Amounts in thousands)
Cash and cash equivalents	57,039
Loans payable	$78,197	$
Senior unsecured debt	23,394
Other liabilities	38,043
Redeemable non-controlling interest	24,668
Members’ deficit	(48,258)
Accumulated other comprehensive income	237
Non-controlling interests in consolidated subsidiaries	(1,863)
Total Equity	(49,884)
Total Capitalization	$114,418	$

(1)	Reflects the effect on loans payable of the issuance of Notes in this offering for an aggregate principal amount of $ million, net of offering discount, aggregate underwriting discounts and commissions and estimated issuance costs of approximately $ million. Also reflects the application of the net proceeds to repay outstanding amounts under the Term Loan Facility of $ million. The “As Adjusted” column also reflects the effect on loans payable of the (i) January 18, 2017 issuance of $34,500,000 of our 7.25% Notes due 2024, (ii) the October 18, 2016 issuance of $28,595,000 of our 6.875% Notes Due 2026 and (iii) the application of the net proceeds from such offerings to repay a portion of the Term Loan Facility.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected consolidated financial data presents selected data on the financial condition and results of operations of Medley LLC and, for periods prior to May 29, 2014, the financial condition and results of operations of Medley LLC and Medley GP Holdings LLC. Medley LLC and Medley GP Holdings LLC are considered the predecessor of Medley LLC for accounting purposes, and its consolidated financial statements are the historical financial statements of Medley LLC. During fiscal year 2015, we adopted new consolidation guidance that resulted in the deconsolidation of our Consolidated Funds, effective January 1, 2015. Prior to 2015, we consolidated certain funds in our consolidated financial statements, which resulted in us reporting signifcantly greater amounts of assets, liabilities, total equity and cash flows but no effect on the amount of reported net income attributable to Medley LLC. This financial data should be read together with “Our Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes thereto included in this prospectus.

For periods prior to our reorganization and the IPO of Medley Management Inc. on September 29, 2014, all payments made to our senior professionals who are members of Medley LLC, including guaranteed payments, were reflected as distributions from members’ capital. Subsequent to the reorganization and IPO of Medley Management Inc., all guaranteed payments made to our senior professionals who are members of Medley LLC are recognized as compensation expense.

We derived the following summary consolidated financial data of Medley LLC as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 from the audited consolidated financial statements of Medley LLC included elsewhere in this prospectus. The consolidated financial data of Medley LLC and Medley GP Holdings LLC, the predecessor of Medley LLC for accounting purposes as of December 31, 2013 and 2012 and for the year ended December 31, 2012 are derived from audited financial statements which are not included in this prospectus and have been prepared on substantially the same basis as the audited consolidated financial statements included herein. The consolidated statement of operations data for the nine months ended September 30, 2016 and 2015 and the consolidated historical balance sheet data as of September 30, 2016 have been derived from unaudited consolidated financial statements of Medley LLC included elsewhere in this prospectus. The unaudited consolidated financial statements of Medley LLC have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated financial position and results of operations for all periods presented. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. Additionally, our historical results are not necessarily indicative of the results expected for any future period.

	Nine Months Ended September 30, (unaudited)		Years Ended December 31,
	2016	2015	2015	2014	2013	2012
	(Amounts in thousands)
Statement of Operations Data:
Revenues
Management fees	$50,220	$56,578	$75,675	$61,252	$36,446	$25,325
Performance fees	1,706	(10,627)	(15,685)	2,050	2,412	765
Other revenues and fees	5,851	5,496	7,436	8,871	5,011	2,152
Total revenues	57,777	51,447	67,426	72,173	43,869	28,242
Expenses
Compensation and benefits	21,396	19,532	26,768	20,322	13,712	11,477
Performance fee compensation	(238)	(4,578)	(8,049)	(1,543)	7,192	5,148
Consolidated Funds expenses	—	—	—	1,670	1,225	1,653
General, administrative and other expenses	25,679	10,756	16,836	16,312	12,655	9,679
Total expenses	46,837	25,710	35,555	36,761	34,784	27,957
Other income (expense)
Dividend income	755	665	886	886	886	245
Interest expense	(6,593)	(6,335)	(8,469)	(5,520)	(1,479)	(831)
Other expenses, net	(1,559)	(1,087)	(1,641)	(1,773)	(483)	(552)
Interest and other income of Consolidated Funds	—	—	—	71,468	52,550	39,001
Interest expense of Consolidated Funds	—	—	—	(9,951)	(2,638)	(2,666)
Net realized gain (loss) on investments of Consolidated Funds	—	—	—	789	(16,080)	(1,600)
Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	—	—	—	(20,557)	(3,361)	(10,103)
Net change in unrealized depreciation (appreciation) on secured borrowings of Consolidated Funds	—	—	—	1,174	(306)	787
Total other income (expense), net	(7,397)	(6,757)	(9,224)	36,516	29,089	24,281
Income before income taxes	3,543	18,980	22,647	71,928	38,174	24,566
Provision for (benefit from) income taxes	221	503	392	1,854	1,639	1,087
Net income	3,322	18,477	22,255	70,074	36,535	23,479
Net income attributable to noncontrolling interests in Consolidated Funds	—	—	—	29,717	12,898	11,561
Net income (loss) attributable to redeemable non-controlling interests and non-controlling interests in consolidated subsidiaries	1,106	(1,134)	(885)	1,933	—	—
Net income attributable to Medley LLC	$2,216	$19,611	$23,140	$38,424	$23,637	$11,918

	As of September 30, (unaudited)	As of December 31,
	2016	2015	2014	2013	2012
	(Amounts in thousands)
Statement of Balance Sheet Data
Assets
Cash and cash equivalents	$57,039	$71,300	$86,006	$5,395	$1,292
Investments, at fair value	24,273	16,360	9,901	10,173	9,929
Management fees receivable	12,613	16,172	15,173	8,921	4,672
Performance fees receivable	4,245	2,518	5,573	3,339	928
Other assets	16,248	11,797	6,889	5,308	3,530
Assets of Consolidated Funds:
Cash and cash equivalents	—	—	38,111	60,355	74,133
Investments, at fair value	—	—	734,870	453,396	356,619
Interest and dividends receivable	—	—	6,654	2,969	3,100
Other assets	—	—	3,681	436	229
Total assets	$114,418	$118,147	$906,858	$550,292	$454,432
Liabilities and Equity
Loans payable	$78,197	$100,871	$100,885	$27,990	$6,514
Senior Unsecured Notes(1)	23,394	—	—	—	—
Accounts payable, accrued expenses and other liabilities	36,977	34,223	25,540	17,613	12,666
Performance fee compensation payable	1,066	1,823	11,807	16,225	10,858
Liabilities of Consolidated Funds:
Accounts payable, accrued expenses and other liabilities	—	—	5,767	1,325	1,084
Secured borrowings	—	—	141,135	41,178	16,374
Total liabilities	139,634	136,917	285,134	104,331	47,496
Redeemable Non-controlling Interest	24,668	—	—	—	—
Equity
Non-controlling interests in Consolidated Funds	—	—	625,548	464,475	407,353
Accumulated other comprehensive income	237	—	—	—	—
Non-controlling interests in consolidated subsidiaries	(1,863)	(459)	1,526	40	40
Members’ deficit	(48,258)	(18,311)	(5,350)	(18,554)	(457)
Total equity (deficit)	(49,884)	(18,770)	621,724	445,961	406,936
Total liabilities and equity	$114,418	$118,147	$906,858	$550,292	$454,432

(1)	Does not include the $28.595 million aggregate principal amount of 6.875% notes due 2026 that were issued on October 18, 2016.

DESCRIPTION OF BUSINESS

We are the operating company of Medley Management Inc., a public company listed on the New York Stock Exchange (“NYSE”) trading under the symbol “MDLY.” Medley Management Inc. controls our business and consolidates our financial results in its financial statements. Excluding the impact of corporate income taxes, our net income before non-controlling interests would be the same as reported by Medley Management Inc.

We are an asset management firm offering yield solutions to retail and institutional investors. We focus on credit-related investment strategies, primarily originating senior secured loans to private middle market companies in the United States that have revenues between $50 million and $1 billion. We generally hold these loans to maturity.

We manage two permanent capital vehicles, both of which are BDCs, as well as long-dated private funds and SMAs, with a primary focus on senior secured credit. Our year over year AUM growth as of September 30, 2016 was 25% and was driven by the growth in our long-dated private funds and SMAs. Our compounded annual AUM growth rate from December 31, 2010 through September 30, 2016 was 32% compared to our compounded annual Fee Earning AUM growth rate of 23%, which have both been driven in large part by the growth in our permanent capital vehicles. Since September 2015, we received over $1.5 billion of new institutional capital commitments, bringing AUM to over $5.3 billion as of December 31, 2016. Typically the investment periods of our institutional commitments range from 18 to 24 months and we expect our Fee Earning AUM to increase as capital commitments included in AUM are invested.

In general, our institutional investors do not have the right to withdraw capital commitments and to date, we have not experienced any withdrawals of capital commitments. For a description of the risk factor associated with capital commitments, see “Risk Factors — Third-party investors in our private funds may not satisfy their contractual obligation to fund capital calls when requested, which could adversely affect a fund’s operations and performance.”

We believe our 32% compounded annual growth rate of AUM from December 31, 2010 through September 30, 2016 compares favorably with both small and middle market asset manager peers, who had an average compounded annual growth rate of AUM of 2.1% for the same period1. As of September 30, 2016, a combination of consistent access to capital by our permanent capital vehicles and larger periodic institutional capital commitments allowed us to achieve compounded annual AUM growth rates since December 31, 2014 of 19%, since December 31, 2013 of 33% and since December 31, 2012 of 32%. Since the launch of our first permanent capital vehicle in January 2011, permanent capital has grown to represent 51% of our AUM as of September 30, 2016. As we have grown our AUM in permanent capital vehicles over time, we also have maintained a consistent presence in the institutional market, with AUM in long-dated private funds and SMAs growing from $1.0 billion as of January 1, 2012 to $2.5 billion of AUM as of September 30, 2016.

Over the past 14 years, we have provided in excess of $6 billion of capital to over 350 companies across 35 industries in North America.

Business Strategy

We believe that our deep and long-standing investor relationships, founded on our strong performance, disciplined management of our investors’ capital and diverse product offering, have facilitated the growth of our existing business and will assist us with the development of additional strategies and products, thereby increasing our fee earning AUM in the future. We have dedicated in-house capital markets, investor relations and marketing specialists. We have frequent discussions with our investors and are committed to providing them with the highest quality service. We believe our service levels, as well as our emphasis on transparency, inspire loyalty in our investors and support our efforts to continue to attract investors across our investment platform.

[1]	Data is sourced from public filings of peer set which is composed of publicly traded U.S. asset managers with a total market capitalization of less than $1.5 billion as of September 30, 2016 and public at or before December 31, 2010 – Calamos Asset Management Inc., Virtus Investment Partners, Inc., GAMCO Investors, Inc., Pzena Investment Management, Inc. and Manning & Napier, Inc.

Direct origination, careful structuring and active monitoring of the loan portfolios we manage are important success factors in our business, which can be adversely affected by difficult market and political conditions, such as the turmoil in the global capital markets from 2007 to 2009. Since our inception in 2006, we have adhered to a disciplined investment process that employs these principles with the goal of delivering strong risk-adjusted investment returns while protecting investor capital. Our focus on protecting investor capital is reflected in our investment strategy; at September 30, 2016, approximately 75% of secured investments across our funds were first lien positions. We believe that our ability to directly originate, structure and lead deals enables us to consistently lend at higher yields with better terms. In addition, the loans we manage generally have a contractual maturity of between three and seven years and are typically floating rate (at September 30, 2016, approximately 85% of the loans we manage, based on aggregate principal amount, bore interest at floating rates), which we believe positions our business well for rising interest rates.

Our senior management team has on average over 20 years of experience in credit, including originating, underwriting, principal investing and loan structuring. As of September 30, 2016, we had over 85 employees, including over 45 investment, origination and credit management professionals, and over 40 operations, accounting, legal, compliance and marketing professionals, each with extensive experience in their respective disciplines.

We have made significant investments in our loan origination and underwriting platform and believe it is scalable and can support our future growth within the competitive investment management business. These capabilities, combined with our active approach to credit management, have helped us generate attractive risk-adjusted returns for our investors.

•	Direct Origination. We focus on lending directly to companies that are underserved by the traditional banking system and we generally seek to avoid broadly marketed investment opportunities. We source investment opportunities through direct relationships with companies, financial intermediaries such as national, regional and local bankers, accountants, lawyers and consultants, as well as through financial sponsors. As a leading provider of private debt, we are often sought out as a preferred financing partner. Historically, the majority of our annual origination volume has been derived from direct loan origination, and at September 30, 2016, approximately 63% of our total commitments were directly originated. Further, for the twelve months ended September 30, 2016, we sourced 1,160 investment opportunities, which resulted in 29 investments and approximately $215 million of invested capital. At September 30, 2016, our funds had 313 investments across 145 borrowers.
•	Disciplined Underwriting. We perform thorough due diligence and focus on several key criteria in our underwriting process, including strong underlying business fundamentals, a meaningful equity cushion, experienced management, conservative valuation and the ability to deleverage through cash flows. We are often the agent for the loans we originate and accordingly control the loan documentation and negotiation of covenants, which allows us to maintain consistent underwriting standards. Our disciplined underwriting process also involves engagement of industry experts and third party consultants. This disciplined underwriting process is essential as our funds have historically invested in privately held companies, for which public financial information is generally unavailable. Since our inception, we have provided in excess of $6 billion of capital and have experienced annualized realized losses for 0.3% of that capital through September 30, 2016. We believe our disciplined underwriting culture is a key factor to our success and our ability to expand our product offerings.

Prior to making an investment, the investment team subjects each potential borrower to an extensive credit review process, which typically begins with an analysis of the market opportunity, business fundamentals, company operating metrics and historical and projected financial analysis. We also compare liquidity, operating margin trends, leverage, free cash flow and fixed charge coverage ratios for each potential investment to industry metrics. Areas of additional underwriting focus include management or sponsor (typically a private equity firm) experience, management compensation, competitive landscape, regulatory environment, pricing power, defensibility of market share and tangible asset values. Background checks are conducted and tax compliance information may also be requested on management teams and key employees. In addition, the investment team contacts customers, suppliers and competitors and performs on-site visits as part of a routine business due diligence process.

Our disciplined underwriting process also involves the engagement of industry experts and third-party consultants. The investment team routinely uses third-party consultants and market studies to corroborate valuation and industry specific due diligence, as well as provide quality of earnings analysis. Experienced legal counsel is engaged to evaluate and mitigate regulatory, insurance, tax or other company-specific risks.

After the investment team completes its final due diligence, each proposed investment is presented to our investment committee and subjected to extensive discussion and follow-up analysis, if necessary. A formal memorandum for each investment opportunity typically includes the results of business due diligence, multi-scenario financial analysis, risk-management assessment, results of third-party consulting work, background checks (where applicable) and structuring proposals. Our investment committee requires a majority vote to approve any investment.

•	Active Credit Management. We employ active credit management. Our process includes frequent interaction with management, monthly or quarterly review of financial information and attendance at board of directors’ meetings as observers. Investment professionals with deep restructuring and workout experience support our credit management effort. The investment team also evaluates financial reporting packages provided by portfolio companies that detail operational and financial performance. Data is entered in Black Mountain, an investment management software program. Black Mountain creates a centralized, dynamic electronic repository for all of our portfolio company data and generates comprehensive, standardized reports and dashboards which aggregate operational updates, portfolio company financial performance, asset valuations, macro trends, management call notes and account history.

In addition to the data provided by our borrowers, we may also utilize various third parties to provide checks and balances throughout the credit management process. Independent valuation firms may be engaged to provide appraisals of asset and collateral values or external forensic accounting groups may be engaged to verify portfolio company financial reporting or perform cash reconciliation. We believe this hands-on approach to credit management is a key contributor to our investment performance.

Our Structure

Medley LLC is a Delaware limited liability company that is controlled and operated by a holding company, Medley Management Inc. Medley Management Inc. operates and controls all the business and affairs of Medley LLC and its subsidiaries. For all periods presented, the income before income taxes of Medley LLC is the same as that of Medley Management Inc.

Our Funds and Separately Managed Accounts

We provide our credit-focused investment strategies through various funds and products that meet the needs of a wide range of retail and institutional investors.

Our permanent capital vehicles, MCC and SIC offer investors compelling risk-adjusted yield opportunities. Given their permanent capital nature and focus on senior credit, they provide us with a high degree of management fee income visibility. Additionally, we have a strong institutional investor base for our long-dated private funds and SMAs, which have been an important source of diversified capital for our business. Our long-dated private funds and SMAs have a return of capital phase, requiring us to continually raise capital to maintain or grow AUM. Historically, we have consistently grown our AUM, demonstrating our capability to raise capital from institutional investors. While our investment strategy across our capital base is substantially the same, we classify our AUM to differentiate the permanent nature of capital commitments within our permanent capital vehicles from the potential variability of commitments from our long-dated private funds and SMAs.

Medley Capital Corporation

We launched MCC (NYSE: MCC), our first permanent capital vehicle, in 2011 as a BDC. MCC has grown to become a BDC with approximately $1.3 billion in AUM as of September 30, 2016. MCC has demonstrated a 38% compounded annual growth rate of AUM from inception through September 30, 2016.

Sierra Income Corporation

We launched SIC, our first public non-traded permanent capital vehicle, in 2012 as a BDC. SIC is now offered on a continuous basis to investors through 187 broker dealers representing over 17,900 RIAs as of September 30, 2016. Since inception, SIC has demonstrated rapid growth. During the year ended December 31, 2015, SIC increased AUM by $360 million to $1.2 billion, a 45% increase year over year.

Long-Dated Private Funds

We launched MOF I, our first long-dated private fund, in 2006, MOF II, our second long-dated private fund, in 2010, MOF III, our third long-dated private fund, in 2014 and MCOF, our fourth long-dated private fund, in 2016. Our long-dated private funds are managed through partnership structures, in which limited partnerships organized by us accept commitments or funds for investment from institutional investors and high net worth individuals, and a general partner makes all policy and investment decisions, including selection of investment advisers. Affiliates of Medley serve as investment advisers to our long-dated private funds. The limited partners of our long-dated private funds take no part in the conduct or control of the business of such funds, have no right or authority to act for or bind such funds and have no influence or the voting or disposition of the securities or assets held by such funds, although limited partners often have the right to remove the general partner or cause an early liquidation by super-majority vote. As our long-dated private funds are closed-ended, once an investor makes an investment, the investor is generally not able to withdraw or redeem its interest, except in very limited circumstances.

Separately Managed Accounts

We launched our first SMA in 2010 and currently manage seven SMAs. In the majority of our SMAs, the investor, rather than us, dictates the risk tolerances and target returns of the account. We act as an investment adviser registered under the Advisers Act for these accounts. The accounts offer customized solutions for liability driven investors such as insurance companies and typically offer attractive returns on risk based capital.

Except as otherwise described herein with respect to our business development companies, our investment funds themselves do not register as investment companies under the Investment Company Act of 1940, as amended (the “Investment Company Act”), in reliance on Section 3(c)(1), Section 3(c)(7) or Section 7(d) thereof. Section 3(c)(7) of the Investment Company Act exempts from the Investment Company Act’s registration requirements investment funds privately placed in the United States whose securities are owned exclusively by persons who, at the time of acquisition of such securities, are “qualified purchasers” as defined under the Investment Company Act. Section 3(c)(1) of the Investment Company Act exempts from the Investment Company Act’s registration requirements privately placed investment funds whose securities are beneficially owned by not more than 100 persons. In addition, under certain current interpretations of the SEC, Section 7(d) of the Investment Company Act exempts from registration any non-U.S. investment fund all of whose outstanding securities are beneficially owned either by non-U.S. residents or by U.S. residents that are qualified purchasers and purchase their interests in a private placement. Certain subsidiaries of Medley typically serve as an investment adviser for our funds and are registered under the Advisors Act. Our funds’ investment advisers or one of their affiliates are entitled to management fees, performance fees and/or incentive fees from each investment fund to which they serve as investment advisers. For a discussion of the fees to which our funds’ investment advisers are entitled across our various types of funds, please see “Our Fee Structure,” below.

Our Fee Structure

We earn management fees at an annual rate of 0.75% to 1.75% and may earn performance fees, which may be in the form of an incentive fee or carried interest, in the event that specified investment returns are achieved by the fund or SMA. Management fees are generally based on a defined percentage of (1) average or total gross assets, including assets acquired with leverage, (2) total commitments, (3) net invested capital, (4) NAV, or (5) lower of cost or market value of a fund’s portfolio investments. Management fees are calculated quarterly and are paid in cash in advance or in arrears depending on each specific fund or SMA. We earn incentive fees pursuant to our investment management agreement between our BDCs and their adviser, as described below. In addition, we may earn additional carried interest performance fees on our long-dated private funds and some of our SMAs that are typically 15% to 20% of the total return over a 6% to 8% annualized preferred return.

Medley Capital Corporation

Pursuant to the investment management agreement between MCC and our affiliate, MCC Advisors LLC, MCC Advisors LLC receives a base management fee and a two-part incentive fee. Effective January 1, 2016, pursuant to a fee waiver agreement executed by MCC Advisors LLC on December 3, 2015, the MCC base management fee is calculated at an annual rate of 1.75% on MCC’s gross assets up to $1.0 billion and 1.50% on MCC’s gross assets over $1.0 billion, and payable quarterly in arrears. The base management fee is calculated based on the average value of MCC’s gross assets at the end of the two most recently completed calendar quarters and is appropriately pro-rated for any partial quarter. Prior to January 1, 2016, the MCC base management fee was calculated at an annual rate of 1.75% of MCC’s gross assets, and was payable quarterly in arrears. The base management fee was also calculated based on the average value of MCC’s gross assets at the end of the two most recently completed calendar quarters.

The two components of the MCC incentive fee are as follows:

•	Part I Incentive Fee

Effective January 1, 2016, the first, the Part I incentive fee is 17.5% of MCC’s pre-incentive fee net investment income over a fixed hurdle rate of 1.5% per quarter. Moreover, the incentive fee based on net investment income is determined and paid quarterly in arrears at the end of each calendar quarter by reference to our aggregate net investment income, as adjusted, as described below (the “Incentive Fee on Net Investment Income”), from the calendar quarter then ending and the eleven preceding calendar quarters (or if shorter, the number of quarters that have occurred since January 1, 2016). We refer to such period as the “Trailing Twelve Quarters.” The hurdle amount for the Incentive Fee on Net Investment Income is determined on a quarterly basis, and is equal to 1.5% multiplied by MCC’s net assets at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The hurdle amount is calculated after making appropriate adjustments to the MCC’s net assets, as determined as of the beginning of each applicable calendar quarter, in order to account for any capital raising or other capital actions as a result of any issuances by MCC of its common stock (including issuances pursuant to MCC’s dividend reinvestment plan), any repurchase by MCC of its own common stock, and any dividends paid by MCC, each as may have occurred during the relevant quarter. Any Incentive Fee on Net Investment Income is paid to MCC Advisors LLC on a quarterly basis, and is based on the amount by which (A) aggregate net investment income (“Ordinary Income”) in respect of the relevant Trailing Twelve Quarters exceeds (B) the hurdle amount for such Trailing Twelve Quarters. The amount of the excess of (A) over (B) described in this paragraph for such Trailing Twelve Quarters is referred to as the “Excess Income Amount.” For the avoidance of doubt, Ordinary Income is net of all fees and expenses, including base management fees but excluding any incentive fee on pre-incentive fee net investment income or on MCC’s capital gains.

The Incentive Fee on Net Investment Income for each quarter is determined as follows:

•	No incentive fee based on net investment income is payable to MCC Advisors LLC for any calendar quarter for which there is no Excess Income Amount;
•	100% of the Ordinary Income, if any, that exceeds the hurdle amount, but is less than or equal to an amount, which we refer to as the “Catch-up Amount,” determined as the sum of 1.8182% multiplied by MCC’s net assets at the beginning of each applicable calendar quarter, as adjusted as noted above, comprising the relevant Trailing Twelve Quarters is included in the calculation of the Reduced Incentive Fee on Net Investment Income; and
•	17.5% of the Ordinary Income that exceeds the Catch-up Amount is included in the calculation of the Incentive Fee on Net Investment Income.

The amount of the Incentive Fee on Net Investment Income that is paid to MCC Advisors LLC for a particular quarter is equal to the excess of the incentive fee so calculated minus the aggregate incentive fees based on income that were paid in respect of the first eleven calendar quarters (or the portion thereof) included in the relevant Trailing Twelve Quarters but not in excess of the Incentive Fee Cap (as described below).

The Incentive Fee on Net Investment Income that is paid to MCC Advisors for a particular quarter is subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap for any quarter is an amount equal to (a) 17.5% of the Cumulative Net Return (as defined below) during the relevant Trailing Twelve Quarters minus (b) the aggregate incentive fees based on net investment income that was paid in respect of the first eleven calendar quarters (or a portion thereof) included in the relevant Trailing Twelve Quarters.

“Cumulative Net Return” means (X) the Ordinary Income in respect of the relevant Trailing Twelve Quarters minus (Y) any Net Capital Loss (as defined below), if any, in respect of the relevant Trailing Twelve Quarters. If, in any quarter, the Incentive Fee Cap is zero or a negative value, MCC will pay no incentive fee based on net investment income to MCC Advisors for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is a positive value but is less than the Reduced Incentive Fee based on Net Investment Income that is payable to MCC Advisors for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, MCC will pay a Reduced Incentive Fee on Net Investment Income to MCC Advisors equal to the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is equal to or greater than the Reduced Incentive Fee on Net Investment Income that is payable to MCC Advisors for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, the Company will pay an Incentive Fee on Net Investment Income to MCC Advisors, calculated as described above, for such quarter without regard to the Incentive Fee Cap.

“Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, and dilution to MCC’s net assets due to capital raising or capital actions, in such period and (ii) aggregate capital gains, whether realized or unrealized and accretion to MCC’s net assets due to capital raising or capital action, in such period.

Dilution to MCC’s net assets due to capital raising is calculated, in the case of issuances of common stock, as the amount by which the net asset value per share was adjusted over the transaction price per share, multiplied by the number of shares issued. Accretion to MCC’s net assets due to capital raising is calculated, in the case of issuances of common stock (including issuances pursuant to our dividend reinvestment plan), as the excess of the transaction price per share over the amount by which the net asset value per share was adjusted, multiplied by the number of shares issued. Accretion to MCC’s net assets due to other capital action is calculated, in the case of repurchases by MCC of its own common stock, as the excess of the amount by which the net asset value per share was adjusted over the transaction price per share multiplied by the number of shares repurchased by MCC.

For the avoidance of doubt, the purpose of the new fee structure is to permanently reduce aggregate fees payable to MCC Advisors by MCC. In order to ensure that MCC pays MCC Advisors aggregate fees on a cumulative basis under the new fee structure that are less than the aggregate fees otherwise due under the Management Agreement, MCC Advisors calculates, at the end of each quarter, aggregate base management fees and incentive fees on net investment income under both the new fee structure and the fee structure under the Management Agreement, and if, at any time after January 1, 2016, the aggregate fees on a cumulative basis under the new fee structure would be greater than the aggregate fees on a cumulative basis under the fee structure under the Management Agreement, MCC Advisors shall only be entitled to the lesser of those two amounts.

Prior to January 1, 2016, the Part I incentive fee was 20.0% of MCC’s pre-incentive fee net investment income for the immediately preceding calendar quarter subject to a 2.0% hurdle rate and a “catch-up” provision measured as of the end of each calendar quarter. Under the hurdle rate and catch-up provisions, in any calendar quarter, we receive no incentive fee until MCC’s net investment income equals the hurdle rate of 2.0%, but then receive, as a “catch-up”, 100% of MCC’s pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.5%. The effect of this provision is that, if pre-incentive fee net investment income exceeds 2.5%

in any calendar quarter, MCC Advisors LLC will receive 20.0% of MCC’s pre-incentive fee net investment income as if the hurdle rate did not apply. For this purpose, pre-incentive fee net investment income means interest income, dividend income and any other income including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, due diligence and consulting fees or other fees that MCC receives from portfolio companies accrued during the calendar quarter, minus MCC’s operating expenses for the quarter including the base management fee, expenses payable to MCC Advisors LLC, and any interest expense and any dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee. Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that we have not yet received in cash. Since the hurdle rate is fixed, as interest rates rise, it will be easier for us to surpass the hurdle rate and receive an incentive fee based on net investment income.

•	Part II Incentive Fee:

The second, the Part II incentive fee, is determined and payable in arrears as of the end of each calendar year (or upon termination of the investment management agreement as of the termination date), and equals 20.0% of MCC’s cumulative aggregate realized capital gains less cumulative realized capital losses, unrealized capital depreciation (unrealized depreciation on a gross investment-by-investment basis at the end of each calendar year) and all capital gains upon which prior performance-based capital gains incentive fee payments were previously made to MCC Advisors LLC.

Sierra Income Corporation

Pursuant to the investment management agreement between SIC and our affiliate, SIC Advisors LLC, SIC Advisors LLC receives a base management fee and a two-part incentive fee. The SIC base management fee is calculated at an annual rate of 1.75% of SIC’s gross assets at the end of each completed calendar quarter and is payable quarterly in arrears. The base management fee is calculated based on the average value of SIC’s gross assets at the end of completed calendar quarter.

The two components of the SIC incentive fee are as follows.

•	The first, the Part I incentive fee (which is also referred to as a subordinated incentive fee), payable quarterly in arrears, is 20.0% of SIC’s pre-incentive fee net investment income for the immediately preceding calendar quarter subject to a 1.75% (which is 7.0% annualized) hurdle rate and a “catch-up” provision measured as of the end of each calendar quarter. Under the hurdle rate and catch-up provisions, in any calendar quarter, SIC Advisors LLC receives no incentive fee until SIC’s net investment income equals the hurdle rate of 1.75%, but then receive, as a “catch-up”, 100% of SIC’s pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.1875%. The effect of this provision is that, if pre-incentive fee net investment income exceeds 2.1875% in any calendar quarter, SIC Advisors LLC will receive 20.0% of SIC’s pre-incentive fee net investment income as if the hurdle rate did not apply. For this purpose, pre-incentive fee net investment income means interest income, dividend income and any other income including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, due diligence and consulting fees or other fees that SIC receives from portfolio companies accrued during the calendar quarter, minus SIC’s operating expenses for the quarter including the base management fee, expenses payable to SIC Advisors LLC or to us, and any interest expense and any dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee. Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that SIC Advisors LLC have not yet received in cash. Since the hurdle rate is fixed, if interest rates rise, it will be easier for us to surpass the hurdle rate and receive an incentive fee based on net investment income.
•	The second, the Part II incentive fee, is determined and payable in arrears as of the end of each calendar year (or upon termination of the investment management agreement as of the termination date), and equals 20.0% of SIC’s cumulative aggregate realized capital gains less cumulative realized capital losses, unrealized capital depreciation (unrealized depreciation on a gross investment-by-investment basis at the end of each calendar year) and all capital gains upon which prior performance-based capital gains incentive fee payments were previously made to SIC Advisors LLC.

Strategic Capital Advisory Services, LLC owns 20% of SIC Advisors LLC and is entitled to receive distributions of up to 20% of the gross cash proceeds received by SIC Advisors LLC from the management and incentive fees payable by SIC to SIC Advisors LLC, net of certain expenses, as well as 20% of the returns of the investments held at SIC Advisors LLC.

Long-Dated Private Funds and Separately Managed Accounts

The investment adviser of our long-dated private funds and SMAs receives an annual management fee and may earn incentive fees. In general, management fees are calculated at an annual rate of 0.75% to 1.50% calculated on the value of the capital accounts or the value of the investments held by each limited partner, fund or account. The management fee may be offset by an amount ranging from 50% to 100% of certain transaction and advisory fees we receive in connection with services we provide to any entity in which the fund or account has invested. In addition, the investment adviser of our long-dated private funds and some of our SMAs generally receives incentive fees in an amount equal to 15.0% to 20.0% of the realized cash derived from an investment, subject to a cumulative annualized preferred return to the investor of 6.0% to 8.0%, which is in turn subject to a 50% to 100% catch-up allocation to the investment adviser.

In order to better align the interests of our senior professionals and the other individuals who manage our long-dated private funds with our own interests and with those of the investors in such funds, such individuals may be allocated directly a portion of the performance fees in such funds. These interests entitle the holders to share the performance fees earned from MOF II. We may make similar arrangements with respect to allocation of performance fees with respect to MOF III or other long-dated private funds that we may advise in the future.

Investor Relations

Our fundraising efforts historically have been spread across distribution channels and have not been dependent on the success of any single channel. We distribute our investment products through two primary channels: (1) permanent capital vehicles and (2) long-dated private funds and SMAs. We believe that each of these channels offers unique advantages to investors and allows us to continue to raise and deploy capital opportunistically in varying market environments.

Permanent Capital Vehicles

We distribute our permanent capital vehicles through two sub-channels:

•	MCC is our publicly traded vehicle. It offers retail and institutional investors liquid access to an otherwise illiquid asset class (middle market credit). In addition to equity capital, MCC also raises debt capital in the private and public markets which is an alternative source of capital in challenging operating environments.
•	SIC is our non-traded public vehicle. It offers retail and institutional investors access to an otherwise illiquid asset class (middle market credit) without exposure to public market trading volatility. It allows us to continue to raise capital continually during more challenging operating environments when publicly listed vehicles may be trading below net asset value (“NAV”), which we believe is valuable during times of market volatility. We believe this is a competitive advantage allowing us to make opportunistic investments, while peers may be more limited during times of market volatility.

Long-Dated Private Funds and SMAs

We distribute our long-dated private funds and SMAs through two sub-channels:

•	Long-dated private funds: Our long-dated private funds offer institutional investors attractive risk-adjusted returns. We believe this channel is an important element of our capital raising efforts given institutional investors are more likely to remain engaged in higher yielding private credit assets during periods of market turbulence.

•	Separately managed accounts: Our SMAs provide institutional investors with customized investment solutions. This is particularly attractive for liability driven investors such as insurance companies that invest over long time horizons.

We believe that our deep and long-standing investor relationships, founded on our strong performance, disciplined management of our investors’ capital and diverse product offering, have facilitated the growth of our existing business and will assist us with the development of additional strategies and products, thereby increasing our fee earning AUM in the future. We have dedicated in-house capital markets, investor relations and marketing specialists. We have frequent discussions with our investors and are committed to providing them with the highest quality service. We believe our service levels, as well as our emphasis on transparency, inspire loyalty and support our efforts to continue to attract investors across our investment platform.

Investment Process

Direct Origination.  We focus on lending directly to companies that are underserved by the traditional banking system and generally seek to avoid broadly marketed investment opportunities. We source investment opportunities through direct relationships with companies, financial sponsors, financial intermediaries such as national, regional and local bankers, accountants, lawyers and consultants. Our national origination platform allows us to seek geographic diversity in our investments. As a leading provider of private debt, we are often sought out as a preferred financing partner. Historically, the majority of our annual origination volume has been derived from direct loan origination, and at September 30, 2016, approximately 63% of our total commitments were directly originated.

Our investment team, comprised of over 45 professionals as of September 30, 2016, has a broad network of industry relationships and extensive experience sourcing, underwriting and managing private debt investments. Our experience and reputation has allowed us to generate a substantial flow of attractive investment opportunities. We focus on lending directly to companies that are underserved by the traditional banking system and generally seek to avoid broadly marketed investment opportunities. We source investment opportunities through a variety of channels including direct relationships with companies, financial intermediaries such as national, regional and local bankers, accountants, lawyers and consultants, as well as through financial sponsors. Historically, as much as half of our annual origination volume has been derived from either repeat or referred borrowers or repeat sponsors. The other half of our annual origination volume has been sourced through a variety of channels including direct relationships with companies, financial intermediaries such as national, regional and local bankers, accountants, lawyers and consultants, as well as through other financial sponsors. Medley investments are well diversified across 35 industries. As of September 30, 2016, our industry exposure over 10% was 12.0% in business services and 21.1% in banking, finance, insurance and real estate. For the twelve months ended September 30, 2016, we sourced 1,160 investment opportunities, which resulted in 29 investments across 9 borrowers and approximately $215 million of invested capital.1 At September 30, 2016, our funds had 313 investments across 145 borrowers. Medley has a highly selective, three step underwriting process that is governed by an Investment Committee. This comprehensive process narrows down the investment opportunities from generally over 1,000 a year to approximately 2% to 4% originated borrowers in a year.

Disciplined Underwriting.  We perform thorough due diligence and focus on several key criteria in our underwriting process, including strong underlying business fundamentals, a meaningful equity cushion, experienced management, conservative valuation and the ability to deleverage through cash flows. We are often the agent for the loans we originate and accordingly control the loan documentation and negotiation of covenants, which allows us to maintain consistent underwriting standards. We invest across a broad range of industries and our disciplined underwriting process also involves engagement of industry experts and third-party consultants. This disciplined underwriting process is essential as our funds have historically invested primarily in privately held companies, for which public financial information is generally unavailable. Since our inception, we have provided in excess of $6 billion of capital and have experienced annualized

[1]	For the twelve months ended September 30, 2016, Medley invested with 9 borrowers which resulted in 29 investments across our permanent capital and long-dated private funds and SMAs. In calculating the number of investments, where Medley provided to one borrower a senior secured first lien revolver loan and a senior secured first lien term loan held in one fund this was reported as two investments.

realized losses for 0.3% of that capital through September 30, 2016. We believe our disciplined underwriting culture is a key factor to our success and our ability to expand our product offerings.

Prior to making an investment, the investment team subjects each potential borrower to an extensive credit review process, which typically begins with an analysis of the market opportunity, business fundamentals, company operating metrics and historical and projected financial analysis. We also compare liquidity, operating margin trends, leverage, free cash flow and fixed charge coverage ratios for each potential investment to industry metrics. Areas of additional underwriting focus include management or sponsor (typically a private equity firm) experience, management compensation, competitive landscape, regulatory environment, pricing power, defensibility of market share and tangible asset values. Background checks are conducted and tax compliance information may also be requested on management teams and key employees. In addition, the investment team contacts customers, suppliers and competitors and performs on-site visits as part of a routine business due diligence process.

Our disciplined underwriting process also involves the engagement of industry experts and third-party consultants. The investment team routinely uses third-party consultants and market studies to corroborate valuation and industry specific due diligence, as well as provide quality of earnings analysis. Experienced legal counsel is engaged to evaluate and mitigate regulatory, insurance, tax or other company-specific risks.

After the investment team completes its final due diligence, each proposed investment is presented to our investment committee and subjected to extensive discussion and follow-up analysis, if necessary. A formal memorandum for each investment opportunity typically includes the results of business due diligence, multi-scenario financial analysis, risk-management assessment, results of third-party consulting work, background checks (where applicable) and structuring proposals. Our investment committee requires a majority vote to approve any investment.

Active Credit Management.  We employ active credit management. Our process includes frequent interaction with management, monthly or quarterly review of financial information and attendance at board of directors’ meetings as observers. Investment professionals with deep restructuring and workout experience support our credit management effort. The investment team also evaluates financial reporting packages provided by portfolio companies that detail operational and financial performance. Data is entered in Black Mountain, an investment management software program. Black Mountain creates a centralized, dynamic electronic repository for all of our portfolio company data and generates comprehensive, standardized reports and dashboards which aggregate operational updates, portfolio company financial performance, asset valuations, macro trends, management call notes and account history.

Trends in the Asset Management Industry

We are well positioned to capitalize on the following trends in the asset management industry:

De-Leveraging of the Global Banking System.  After an extended period of increasing leverage, commercial and investment banks have been de-leveraging since 2008. Bank consolidation, more prudent balance sheet discipline, changing regulatory capital requirements and the increasing cost and complexity of regulatory compliance have led banks to meaningfully withdraw from markets such as non-investment grade middle market and commercial real estate lending. This has created a significant opportunity for non-bank direct lenders like Medley.

Increasing Demand for Yield-Oriented Investments by Retail Investors.  A key demographic trend driving demand for yield is the aging population in the United States. Retirees generally have shorter investment horizons, with a sharper focus on stable, income-generating portfolios. This dynamic, amplified by the shortage of yield-oriented opportunities in the current low interest rate environment, has resulted in strong demand for yield-oriented investments by an aging population. Through our permanent capital vehicles, MCC and SIC, we believe we are well-positioned to capitalize on this growing retail investor demand.

Shifting Asset Allocation Policies of Institutional Investors.  The low interest environment is leading institutional investors to increasingly rotate away from core fixed income products, such as liquid debt securities, toward less liquid credit and absolute return-oriented products. Casey Quirk, an industry research firm, estimates that from 2013 to 2017, U.S. fixed income investors will reallocate $1 trillion of assets from traditional fixed income strategies to next generation fixed income products, with these next generation fixed income products representing nearly 80% of the annual revenue created by fixed income mandates from U.S. investors. In addition, we believe that the pension liability gap in the United States will continue to drive defined benefit pension plans toward more stable and higher return investment strategies. Similar to pension funds, insurance companies are increasingly turning to credit investments to offset their longer-term liabilities.

Unfunded Private Equity Commitments Drive Demand for Debt Capital.  According to 2016 Preqin Global Private Equity and Venture Capital Report, as of December 31, 2015, private equity firms had in excess of $1.4 trillion in available capital for investment, a 15.2% increase in dry powder from 2014 levels. Lending to private companies acquired by financial sponsors requires lenders to move quickly, perform in-depth due diligence and have significant credit and structuring experience. In order to successfully serve this market, lenders need to commit to hold all, or the significant majority of, the debt needed to finance such transactions. We believe that banks, due to the regulatory environment, will continue to reduce their exposure to middle market private loans. We believe this creates a significant supply/demand imbalance for middle market credit, and we are well positioned to bridge the gap.

Competitive Strengths

We have enjoyed rapid growth in our business. Since the launch of our first permanent capital vehicle in January 2011, permanent capital has grown to represent 51% of our AUM as of September 30, 2016. Since December 31, 2014, we have grown our AUM from institutional capital by 73%. We believe that the following attributes have contributed to our rapid growth and position Medley to capitalize on favorable industry trends going forward.

Stable Capital Base.  A significant portion of our AUM consists of permanent capital. As of September 30, 2016, 51% of our AUM was in permanent capital vehicles, which generally do not have redemption provisions or a requirement to return capital to investors. Our stable capital base makes us a reliable financing source.

Strong Cash Flow Generation.  For all periods presented, over 45% of our total revenue was derived from base management fees, a reliable and predictable revenue stream. The remainder of our management fees is composed of Part I incentive fees, although less predictable, these fees are paid quarterly in cash and contribute to our cash flow. Total management fees represents a strong source of cash and enables us to continue to invest in our business, seed new products and provide investors with an attractive dividend. See “Description of Business — Our Fee Structure.”

Direct Origination, Disciplined Underwriting and Active Credit Management.  We believe that the combination of our direct origination platform, disciplined underwriting and active credit management is an important competitive advantage and helps us preserve capital and generate attractive risk-adjusted returns for our investors. Our ability to directly originate, structure and lead deals enables us to be more opportunistic and less reliant on traditional sources of origination. It also enables us to control the loan documentation process, including negotiation of covenants, which provides consistent underwriting standards. In addition, we employ active credit management and interact frequently with our borrowers.

Growing an Increasingly Diverse Investor Base.  Our fundraising efforts are diversified across distribution channels and investment products. Our ability to raise capital across institutional channels, public markets, and non-traded RIA channels has enabled us to consistently increase AUM. We have dedicated in-house capital markets, investor relations and marketing professionals who are in frequent dialogue with investors. Our emphasis on transparency and communication has been an important part of the growth of our investor base.

Experienced Team.  Our senior management team has on average over 20 years of experience in credit, including origination, underwriting, principal investing and loan structuring. As of September 30, 2016, we had over 85 employees, including over 45 investment, origination and credit management professionals, and over 40 operations, accounting, legal, compliance and marketing professionals, each with extensive experience in their respective disciplines. We employ an integrated and collaborative investment process that leverages the skills and knowledge of our investment and credit management professionals. We believe that this is an important competitive advantage and has allowed us to deliver attractive risk-adjusted returns to our investors over time.

Experience Managing Permanent Capital Vehicles.  We have significant experience raising and managing permanent capital vehicles. In particular, we have demonstrated an ability to grow our permanent capital vehicles in an accretive manner for investors, and to prudently manage our liabilities. As of September 30, 2016, MCC has issued an aggregate of $754 million of new common equity net of underwriting costs as well as $695 million aggregate principal amount of debt financing, exclusive of SBIC and JV facilities. As of September 30, 2016, SIC has raised approximately $881 million of new common equity net of underwriting costs as well as $775 million aggregate principal amount of debt financing capacity, exclusive of JV facilities. SIC has raised, on average, $8.6 million of net equity capital per month during the three months ended September 30, 2016. As of September 30, 2016, consistent access to the capital markets has allowed our permanent capital vehicles to achieve compounded annual AUM growth rates since December 31, 2014 of 7%, since December 31, 2013 of 28% and since December 31, 2012 of 41%. Furthermore, we have created a robust infrastructure to manage our permanent capital vehicles, including financial reporting, accounting, valuations, investor relations, legal and compliance functions.

Our Growth Strategy

We believe that Medley’s strong growth is attributable to our investment philosophy and results, our emphasis on client communication and service, and our ability to attract, develop and retain high caliber professionals. As we continue to expand the business, we intend to:

Organically Grow our Core Business.  We expect to grow AUM in our existing permanent capital vehicles, and may launch additional permanent capital vehicles or similar long-dated investment products in the future. We also intend to increase AUM in our long-dated funds and managed accounts both by expanding existing investor relationships and through attracting new investors. We have made significant investments in corporate infrastructure to support our growth.

Expand our Credit-Focused Product Offerings.  We intend to grow our investment platform to include additional investment products that are complementary to our core credit offerings. As we expand our product offerings, we expect to leverage our existing retail and institutional investor base, and to attract new investors. Finally, we expect to leverage our direct origination platform, underwriting process and active credit management capabilities to grow related investment product offerings.

Pursue Additional Strategic Relationships.  We have established valuable relationships with industry participants and large institutional investors who, among other things, provide market insights, product advice and access to other key relationships. We also have important relationships with large fund investors, leading commercial and investment banks, global professional services firms, key distribution agents and other market participants that we believe are of significant value. As we expand our product offerings and market presence, we intend to pursue opportunities through additional strategic relationships.

Investment Operations and Information Technology

In addition to our investment team, we have a finance, accounting and operations team that supports our public and private vehicles team by providing infrastructure and administrative support in the areas of accounting/finance, valuation, capital markets and treasury functions, operations/information technology, strategy and business development and legal/compliance.

Regulatory and Compliance Matters

Our business, as well as the financial services industry generally, are subject to extensive regulation in the United States and elsewhere. The SEC and other regulators around the globe have in recent years significantly increased their regulatory activities with respect to alternative asset management firms. Certain of our business are subject to compliance with laws and regulations of United States federal and state governments, their respective agencies and/or various self-regulatory organizations or exchanges, and any failure to comply with these regulations could expose us to liability and/or reputational damage. Our business has operated for a number of years within a legal framework that requires our being able to monitor and comply with a broad range of legal and regulatory developments that affect our activities. However, additional legislation, changes in rules promulgated by regulators or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability.

Certain of our subsidiaries are registered as investment advisers with the SEC. Registered investment advisers are subject to the requirements and regulations of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Such requirements relate to, among other things, fiduciary duties to advisory clients, maintaining an effective compliance program, solicitation agreements, conflicts of interest, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an advisor and advisory clients and general anti-fraud prohibitions. The SEC requires investment advisers registered or required to register with the SEC under the Investment Advisers Act that advise one or more private funds and have at least $150.0 million in private fund assets under management to periodically file reports on Form PF. We have filed, and will continue to file, quarterly reports on Form PF, which has resulted in increased administrative costs and requires a significant amount of attention and time to be spent by our personnel. In addition, our investment advisers are subject to routine periodic examinations by the staff of the SEC. Our investment advisers also have not been subject to any regulatory or disciplinary actions by the SEC.

MCC and SIC are BDCs. A BDC is a special category of investment company under the Investment Company Act that was added by Congress to facilitate the flow of capital to private companies and small public companies based in the United States that do not have efficient or cost-effective access to public capital markets or other conventional forms of corporate financing. BDCs make investments in private or thinly traded public companies in the form of long-term debt and/or equity capital, with the goal of generating current income or capital growth.

BDCs are closed-end funds that elect to be regulated as BDCs under the Investment Company Act. As such, BDCs are subject to only certain provisions of the Investment Company Act, as well as the Securities Act and the Exchange Act. BDCs are provided greater flexibility under the Investment Company Act than are other investment companies that are registered under the Investment Company Act in dealing with their portfolio companies, issuing securities, and compensating their managers. BDCs can be internally or externally managed and may qualify to elect to be taxed as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, for federal tax purposes. The Investment Company Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates, principal underwriters, and affiliates of those affiliates or underwriters. The Investment Company Act requires that a majority of a BDC’s directors be persons other than “interested persons,” as that term is defined in the Investment Company Act. In addition, the Investment Company Act provides that a BDC may not change the nature of its business so as to cease to be, or withdraw its election to be regulated as a BDC unless approved by a majority of its outstanding voting securities. The Investment Company Act defines “a majority of the outstanding voting securities” as the lesser of: (1) 67% or more of the voting securities present at a meeting if the holders of more than 50% of its outstanding voting securities are present or represented by proxy or (2) more than 50% of its voting securities.

Generally, BDCs are prohibited under the Investment Company Act from knowingly participating in certain transactions with their affiliates without the prior approval of their board of directors who are not interested persons and, in some cases, prior approval by the SEC. The SEC has interpreted the prohibition on transactions with affiliates to prohibit “joint transactions” among entities that share a common investment adviser.

On November 25, 2013, we received an amended order from the SEC that expanded our ability to negotiate the terms of co-investment transactions among our BDCs and other funds managed by us (the “Exemptive Order”), subject to the conditions included therein. In situations where co-investment with other funds managed by us is not permitted or appropriate, such as when there is an opportunity to invest in different securities of the same issuer or where the different investments could be expected to result in a conflict between our interests and those of our other clients, we will need to decide which client will proceed with the investment. We will make these determinations based on our policies and procedures, which generally require that such opportunities be offered to eligible accounts on an alternating basis that will be fair and equitable over time. Moreover, except in certain circumstances, our BDCs will be unable to invest in any issuer in which another of our funds holds an existing investment. Similar restrictions limit our BDCs’ ability to transact business with our officers or directors or their affiliates.

Under the terms of the Exemptive Order, a “required majority” (as defined in Section 57(o) of the Investment Company Act) of the independent directors of our BDCs must make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the proposed transaction are reasonable and fair to the applicable BDC and such BDC’s stockholders and do not involve overreaching of such BDC or its stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of the BDC’s stockholders and is consistent with its investment strategies and policies.

Our BDCs have elected to be treated as RICs under Subchapter M of the Code. As RICs, the BDCs generally do not have to pay corporate-level federal income taxes on any income that is distributed to its stockholders from its tax earnings and profits. To maintain qualification as an RIC, our BDCs must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, in order to obtain and maintain RIC tax treatment, the BDCs must distribute to their stockholders, for each taxable year, at least 90% of their “investment company taxable income,” which is generally its net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses.

In July 2010, President Obama signed into law the Dodd-Frank Act. The Dodd-Frank Act, among other things, imposes significant new regulations on nearly every aspect of the U.S. financial services industry, including oversight and regulation of systemic market risk (including the power to liquidate certain institutions); authorizing the Federal Reserve to regulate nonbank institutions that are deemed systemically important; generally prohibiting insured banks or thrifts, any bank holding company or savings and loan holding company, any non-U.S. bank with a U.S. branch, agency or commercial lending company and any subsidiaries and affiliates of any of these types of entities, regardless of geographic location, from conducting proprietary trading or investing in or sponsoring a “covered fund,” which includes private equity funds and hedge funds (i.e., the Volcker Rule); and imposing new registration, recordkeeping and reporting requirements on private fund investment advisers. Importantly, while several key aspects of the Dodd-Frank Act have been defined through final rules, many aspects will be implemented by various regulatory bodies over the next several years.

The Dodd-Frank Act requires the CFTC, the SEC and other regulatory authorities to promulgate certain rules relating to the regulation of the derivatives market. Such rules require or will require the registration of certain market participants, the clearing of certain derivatives contracts through central counterparties, the execution of certain derivatives contracts on electronic platforms, as well as reporting and recordkeeping of derivatives transactions. Certain of our funds may from time to time, directly or indirectly, invest in instruments that meet the definition of a “swap” under the Commodity Exchange Act and the CFTC’s rules promulgated thereunder. As a result, such funds may qualify as commodity pools, and the operators of such funds may need to register as commodity pool operators (“CPOs”) unless an exemption applies. Additionally, pursuant to a rule finalized by the CFTC in December 2012, certain classes of interest rate swaps and certain classes of index credit default swaps are now subject to mandatory clearing, unless an exemption applies. As of February 2014, many of these interest rate swaps and index credit default swaps are also now subject to mandatory trading on designated contract markets or swap execution facilities. The Dodd-Frank Act also provides expanded enforcement authority to the CFTC and SEC. While certain rules have been promulgated and are already in effect, the rulemaking and implementation process is still ongoing. In particular, the CFTC has finalized most of its rules under the Dodd-Frank Act, and the SEC has proposed several rules regarding security-based swaps but has only finalized a small number of these rules.

Competition

The investment management industry is intensely competitive, and we expect it to remain so. We face competition both in the pursuit of outside investors for our funds and in acquiring investments in attractive investee companies and making other investments. We compete for outside investors based on a variety of factors, including:

•	investment performance;
•	investor perception of investment managers’ drive, focus and alignment of interest;
•	quality of service provided to and duration of relationship with investors;

•	business reputation; and
•	the level of fees and expenses charged for services.

We face competition in our lending and other investment activities primarily from other credit-focused funds, specialized funds, BDCs, real estate funds, hedge fund sponsors, other financial institutions and other parties. Many of these competitors in some of our business are substantially larger and have considerably greater financial, technical and marketing resources than are available to us. Many of these competitors have similar investment objectives to us, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make. Lastly, institutional and individual investors are allocating increasing amounts of capital to alternative investment strategies. Several large institutional investors have announced a desire to consolidate their investments in a more limited number of managers. We expect that this will cause competition in our industry to intensify and could lead to a reduction in the size and duration of pricing inefficiencies.

Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our business will depend upon our ability to attract new employees and retain and motivate our existing employees.

For additional information concerning the competitive risks that we face, see “Risk Factors — Risks Related to Our Business and Industry — The investment management business is competitive.”

Employees

We believe that one of the strengths and principal reasons for our success is the quality and dedication of our people. As of September 30, 2016, we employed over 85 individuals, including over 45 investment, origination and credit management professionals, located in our New York and San Francisco offices.

As noted above, in connection with raising new funds or securing additional investments in existing funds, we negotiate terms for such funds and investments with existing and potential investors. The outcome of such negotiations could result in our agreement to terms that are materially less favorable to us than for prior funds we have advised or funds advised by our competitors. We may not be able to maintain our current fee structure as a result of industry pressure from fund investors to reduce fees, which could have an adverse effect on our profit margins and results of operations.

PROPERTIES

Our principal business and corporate address is 280 Park Avenue, 6th Floor East, New York, New York 10017, and our telephone number is 1-212-759-0777.

We do not, currently, have any investments or interests in any real estate, nor do we have investments or an interest in any real estate mortgages or securities of persons engaged in real estate activities.

LEGAL PROCEEDINGS

From time to time, we are involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business. Our business are also subject to extensive regulation, which may result in regulatory proceedings against us. Except as described below, we are not currently party to any material legal proceedings.

MCC Advisors LLC was named as a defendant in a lawsuit on May 29, 2015, by Moshe Barkat and Modern VideoFilm Holdings, LLC (“MVF Holdings”) against MCC, MOF II, MCC Advisors LLC, Deloitte Transactions and Business Analytics LLP A/K/A Deloitte ERG (“Deloitte”), Scott Avila (“Avila”), Charles Sweet, and Modern VideoFilm, Inc. (“MVF”). The lawsuit is pending in the California Superior Court, Los Angeles County, Central District, as Case No. BC 583437. The lawsuit was filed after Medley Capital Corporation, as agent for the lender group, exercised remedies following a series of defaults by MVF and

MVF Holdings on a secured loan with an outstanding balance at the time in excess of $65 million. The lawsuit sought damages in excess of $100 million. Deloitte and Avila have settled the claims against them in exchange for payment of $1.5 million. Following a separate lawsuit by Mr. Barkat against MVF’s D&O insurance carrier, the carrier, Charles Sweet and MVF have settled the claims against them. On June 6, 2016, the court granted defendants’ demurrers on several counts and dismissed Mr. Barkat’s claims except with respect to his claim for intentional interference with contract. MCC and the other defendants continue to dispute the remaining allegations and are vigorously defending the lawsuit while pursuing affirmative counterclaims against Mr. Barkat and MVF Holdings. On August 29, 2016, MVF Holdings filed another lawsuit in the California Superior Court, Los Angeles County, Central District, as Case No. BC 631888 (the “Derivative Action”), naming Medley as a defendant, among others. In the Derivative Action, MVF Holdings reasserts substantially the same claims that were previously asserted in each of their three prior complaints. MVF Holdings claims for breach of fiduciary duty and related causes of action have already been dismissed by the California Superior Court on several occasions, most recently, on June 6, 2016, when the Court dismissed those claims with prejudice. Medley and the other defendants believe the outstanding claims for alleged interference with Mr. Barkat’s employment contract, and the other causes of action asserted in the Derivative Action are without merit and all defendants intend to continue to assert a vigorous defense.

CK Pearl Fund, Ltd. and CK Pearl Fund, LP v. Rothstein Kass & Company, P.C., Rothstein-Kass P.A., Rothstein Kass & Co. LLC and Rothstein, Kass & Company (Cayman); Rothstein Kass & Company, P.C., Rothstein-Kass P.A., Rothstein Kass & Co. LLC and Rothstein, Kass & Company (Cayman) v. Medley Capital LLC, filed on September 19, 2016, in the Superior Court of New Jersey Law Division: Essex County, as Docket No. L-5196-15. On September 28, 2016, Rothstein Kass & Company, P.C., Rothstein-Kass P.A., Rothstein Kass & Co. LLC and Rothstein, Kass & Company (Cayman); Rothstein Kass & Company, P.C., Rothstein-Kass P.A. (the “Rothstein Companies”) notified Medley Capital LLC that they had filed a Third-Party Complaint naming Medley Capital LLC as an additional defendant in the pending lawsuit between CK Pearl Fund, Ltd. and CK Pearl Fund, LP (the “CK Pearl Funds”) and the Rothstein Companies. The CK Pearl Funds’ lawsuit against Rothstein Kass was commenced on July 23, 2015. Medley Capital LLC was not named as a defendant in the CK Pearl Funds’ lawsuit. In their First Amended Complaint, the CK Pearl Funds alleged that the Rothstein Companies failed to exercise reasonable care and diligence in conducting audits of the CK Pearl Funds financial statements from 2008 to 2013. More specifically, the CK Pearl Funds allege that asset valuations prepared by independent third-party valuation firms and Medley Capital LLC were overstated and the Rothstein Kass Companies should not have issued audit opinions stating that the CK Pearl Funds’ financial statements were fairly presented. The CK Pearl Funds alleged that, as a result, they paid Medley Capital LLC greater management fees than were otherwise due and that the CK Pearl Funds lost money on follow-on investments that they otherwise would not have made. The CK Pearl Funds’ complaint seeks damages in excess of $125 million. From 2007 through 2014, the CK Pearl Funds were named Medley Opportunity Fund Ltd and Medley Opportunity Fund LP and Medley Capital LLC acted as investment manager to the CK Pearl Funds. On September 19, 2016, the Rothstein Companies filed an answer denying the CK Pearl Funds’ allegations and a cross-complaint against the CK Pearl Funds and a third-party complaint against Medley Capital LLC. The complaints filed by the Rothstein Companies allege that the CK Pearl Funds and/or Medley Capital LLC were responsible for valuations and, if any financial statements or any valuations were overstated, the CK Pearl Funds and/or Medley Capital LLC, not the Rothstein Companies, were responsible. Medley Capital LLC is demanding indemnification pursuant to its contractual agreements with the CK Pearl Funds and contribution from both the CK Pearl Funds and their independent directors with respect to the claims asserted by the Rothstein Companies. Medley Capital LLC disputes the allegations and intends to defend the case vigorously.

Medley Capital LLC v. CK Pearl Fund, Ltd., filed on November 28, 2016, in the Grand Court of the Cayman Islands in the Financial Services Division, as Cause No. FSD 196 of 2016. On November 28, 2016, Medley Capital LLC commenced a lawsuit against CK Pearl Fund Ltd. seeking declaratory relief with respect its right to indemnification in connection with the Rothstein litigation and advancement of its expenses in connection with defending the same. CK Pearl Fund Ltd. has indicated that it intends to deny liability under its agreements to indemnify Medley Capital LLC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Business Overview

We are an asset management firm offering yield solutions to retail and institutional investors. We focus on credit-related investment strategies, primarily originating senior secured loans to private middle market companies in the United States that have revenues between $50 million and $1 billion. We generally hold these loans to maturity. Our national direct origination franchise, with over 85 people, provides capital to the middle market in the U.S. As of September 30, 2016, we had over $5.0 billion of AUM in two business development companies, MCC and SIC, as well as private investment vehicles. Over the past 14 years, we have provided in excess of $6 billion of capital to over 350 companies across 35 industries in North America.

We manage two permanent capital vehicles, both of which are BDCs, as well as long-dated private funds and SMAs, focusing on senior secured credit.

•	Permanent capital vehicles: MCC and SIC, have a total AUM of $2.5 billion as of September 30, 2016.
•	Long-dated private funds and SMAs: MOF II, MOF III, MCOF and SMAs, have a total AUM of $2.5 billion as of September 30, 2016.

Our year over year AUM growth as of September 30, 2016 was 25% and was driven in large part by the growth of our long-dated private funds and SMAs. Our compounded annual AUM growth rate from December 31, 2010 through September 30, 2016 was 32%.

In general, our institutional investors do not have the right to withdraw capital commitments and, to date, we have not experienced any withdrawals of capital commitments. For a description of the risk factor associated with capital commitments, see “Risk Factors — Third-party investors in our private funds may not satisfy their contractual obligation to fund capital calls when requested, which could adversely affect a fund’s operations and performance” included in our Prospectus.

Direct origination, careful structuring and active monitoring of the loan portfolios we manage are important success factors in our business, which can be adversely affected by difficult market and political conditions, such as the turmoil in the global capital markets from 2007 to 2009. Since our inception in 2006, we have adhered to a disciplined investment process that employs these principles with the goal of delivering strong risk-adjusted investment returns while protecting investor capital. We believe that our ability to directly originate, structure and lead deals enables us to consistently lend at higher yields with better terms. In addition, the loans we manage generally have a contractual maturity of between three and seven years and are typically floating rate, which we believe positions our business well for rising interest rates.

Our senior management team has, on average, over 20 years of experience in credit, including originating, underwriting, principal investing and loan structuring. We have made significant investments in our corporate infrastructure and have over 85 employees, including over 40 investment, origination and credit management professionals, and over 45 operations, accounting, legal, compliance and marketing professionals, each with extensive experience in their respective disciplines.

The majority of our revenue is derived from management fees, which include base management fees earned on all of our investment products as well as Part I incentive fees earned from our permanent capital vehicles. Our base management fees are generally calculated based upon fee earning assets and paid quarterly in cash. Our Part I incentive fees from our permanent capital vehicles are typically calculated based upon net investment income, subject to a hurdle rate, and are also paid quarterly in cash.

We also earn performance fees from our long-dated private funds and some of our SMAs. Typically, these performance fees are 15% or 20% of the total return above a hurdle rate. These performance fees are accrued quarterly and paid after return of all invested capital and an amount sufficient to achieve the hurdle rate of return.

We also receive incentive fees related to realized capital gains in our permanent capital vehicles that we refer to as Part II incentive fees. Part II incentive fees are payable annually and are calculated at the end of each applicable year by subtracting (i) the sum of cumulative realized capital losses and unrealized capital depreciation from (ii) cumulative aggregate realized capital gains. If the amount calculated is positive, then the Part II incentive fee for such year is equal to 20% of such amount, less the aggregate amount of Part II incentive fees paid in all prior years. If such amount is negative, then no Part II incentive fee will be payable for such year. As our investment strategy is focused on generating yield from senior secured credit, historically we have not generated Part II incentive fees.

Our primary expenses are compensation to our employees, performance fee compensation and general, administrative and other expenses. Compensation includes salaries, discretionary bonuses, stock-based compensation and benefits paid and payable to our employees. Performance fee compensation is related to performance fees, generally consisting of incentive allocations in our long-dated private funds that we grant to certain of our professionals. General and administrative expenses include costs primarily related to professional services, office rent and related expenses, expense support agreement expenses related to SIC, depreciation and amortization, travel and related expenses, information technology, communication and information services, placement fees and third-party marketing expenses and other general operating items.

Trends Affecting Our Business

We believe that our disciplined investment philosophy contributes to the stability of our firm’s performance. However, our results of operations, including the fair value of our AUM, may be affected by a variety of factors, including conditions in the global financial markets as well as economic and political environments, particularly in the United States.

During fiscal year 2015, concerns over declines in commodity markets, increasing interest rates, particularly short-term rates, slow economic expansion in non U.S. economies, all highlight the fact that economic conditions were unpredictable and volatile for the year. The ongoing weakness in commodity prices, especially of crude oil, and the uncertainty regarding the stability of the oil and gas markets resulted in a tightening of credit across multiple sectors. Mark to market losses on commodity related debt caused pricing volatility on credit returns and increased financing costs for business across most sectors.

In general, these market and economic conditions continued into the first fiscal quarter of 2016. In the second quarter of 2016, broad economic markets showed stability and loan volumes across the lending spectrum improved. During the third quarter, while loan volume continued to improve, the opportunity set for appropriate risk-adjusted investments reduced. Loans funds had significant outflows during the period, all while yields continued to compress; increasing risk in the market. Our platform provides us the ability to lend across the capital structure and at varying interest rates should providing our firm access to a larger borrower subset over time; however, the deployment of capital over the recent quarter, was prudent and cautious in-light of the prevailing market conditions.

In addition to these macroeconomic trends and market factors, our future performance is dependent on our ability to attract new capital. We believe the following factors will influence our future performance:

•	The extent to which investors favor directly originated private credit investments. Our ability to attract additional capital is dependent on investors’ views of directly originated private credit investments relative to traditional assets. We believe fundraising efforts will continue to be impacted by certain fundamental asset management trends that include: (i) the increasing importance of directly originated private credit investment strategies for institutional investors; (ii) increasing demand for directly originated private credit investments from retail investors; (iii) recognition by the consultant channel, which serves endowment and pension fund investors, that directly originated private credit is an important component of asset allocation; (iv) increasing demand from insurance companies seeking alternatives to investing in the liquid credit markets; and (v) de-leveraging of the global banking system, bank consolidation and increased bank regulatory requirements.
•	Our ability to generate strong, stable returns and retain investor capital throughout market cycles. The capital we are able to attract and retain drives the growth of our AUM, fee earning

AUM and management fees. We believe we are well positioned to invest through market cycles given our AUM is in either permanent capital vehicles or long-dated private funds and SMAs.
•	Our ability to source investments with attractive risk-adjusted returns. Our ability to grow our revenue is dependent on our continued ability to source attractive investments and deploy the capital that we have raised. We believe that the current economic environment provides attractive investment opportunities. Our ability to identify attractive investments and execute on those investments is dependent on a number of factors, including the general macroeconomic environment, valuation, size and the liquidity of these investment opportunities. A significant decrease in the quality or quantity of investment opportunities in the directly originated private credit market, a substantial increase in corporate default rates, an increase in competition from new entrants providing capital to the private debt market and a decrease in recovery rates of directly originated private credit could adversely affect our ability to source investments with attractive risk-adjusted returns.
•	The attractiveness of our product offering to investors. We believe defined contribution plans, retail investors, public institutional investors, pension funds, endowments, sovereign wealth funds and insurance companies are increasing exposure to directly originated private credit investment products to seek differentiated returns and current yield. Our permanent capital vehicles benefit from this demand by offering institutional and retail investors the ability to invest in our private credit investment strategy. We believe that the breadth, diversity and number of investment vehicles we offer allow us to maximize our reach with investors.
•	The strength of our investment process, operating platform and client servicing capabilities. Following the most recent financial crisis, investors in alternative investments, including those managed by us, have heightened their focus on matters such as manager due diligence, reporting transparency and compliance infrastructure. Since inception, we have invested heavily in our investment monitoring systems, compliance and enterprise risk management systems to proactively address investor expectations and the evolving regulatory landscape. We believe these investments in operating infrastructure will continue to support our growth in AUM.

Note Regarding Deconsolidation

During fiscal year 2015, we adopted new consolidation guidance that resulted in the deconsolidation of our Consolidated Funds, effective January 1, 2015. Prior to 2015, we consolidated certain funds in our consolidated financial statements, which resulted in us reporting significantly greater amounts of assets, liabilities, total equity and cash flows, but had no effect on the amount of reported net income attributable to Medley LLC for the years ended December 31, 2014 and 2013. For further information, see “Critical Accounting Policies — Principles of Consolidation” and Note 2, “Summary of Significant Accounting Policies,” to our audited consolidated financial statements for the years ended December 31, 2015, 2014 and 2013 included in this prospectus.

Components of Our Results of Operations

Management Fees.  Management fees include both base management fees as well as Part I incentive fees. In our consolidated results, our base management fees attributable to our Consolidated Funds were eliminated in our consolidated results of operations.

•	Base Management Fees. Base management fees are generally based on a defined percentage of (i) average or total gross assets, including assets acquired with leverage, (ii) total commitments, (iii) net invested capital, (iv) NAV or (v) lower of cost or market value of a fund’s portfolio investments. These fees are calculated quarterly and are paid in cash in advance or in arrears depending on each specific fund. Base management fees are recognized as revenue in the period advisory services are rendered, subject to our assessment of collectability.

In addition, we also receive non asset-based management fees that may include special fees such as origination fees, transaction fees and similar fees paid to us in connection with portfolio investments of our funds. These fees are specific to particular transactions and the contractual terms of the portfolio investments, and are recognized when earned.

•	Part I Incentive Fees. We also include Part I incentive fees that we receive from our permanent capital vehicles in Management Fees. Part I incentive fees are paid quarterly, in cash, and are driven primarily by net interest income on senior secured loans. Effective January 1, 2016, as it relates to MCC, these fees are subject to netting against realized and unrealized losses. We are primarily an asset manager of yield-oriented products and our incentive fees are primarily derived from spread income rather than trading or capital gains. In addition, we also carefully manage interest rate risk. We are generally positioned to benefit from a raising rate environment, which should benefit fees paid to us from our vehicles and funds.

Beginning January 1, 2016, MCC Advisors LLC’s base management fee is calculated at an annual rate of 1.75% on MCC’s gross assets up to $1.0 billion and 1.50% on MCC’s gross assets above $1.0 billion. In addition, MCC Advisors LLC’s Part I incentive fees are equal to 17.5% on pre-incentive fee net investment income, subject to a fixed hurdle rate of 6% per year with a catch-up. Moreover, the incentive fee includes a netting mechanism and is subject to a rolling three-year look back from January 1, 2016 forward. For details of the new MCC fee structure, please see “Description of Business — Our Fee Structure.” Under no circumstances will the new fee structure result in higher fees to MCC Advisors LLC.

Prior to January 1, 2016, MCC Part I incentive fees were equal to 20.0% of net investment income (before MCC Part I incentive fees and MCC Part II incentive fees), subject to a fixed hurdle rate of 2.0% per quarter, calculated on the prior quarter NAV. No fee was earned until MCC’s net investment income exceeded the 2.0% hurdle rate. There was a catch-up provision that allocated to us all investment income above the hurdle rate but below a 2.5% return on the prior quarter NAV. Thereafter, we received 20.0% of MCC’s net investment income above a 2.5% return on the prior quarter NAV. MCC Part I incentive fees were not subject to repayment (or clawback), and were paid quarterly in cash.

SIC Part I incentive fees are equal to 20.0% of its net investment income (before SIC Part I incentive fees and SIC Part II incentive fees), subject to a fixed hurdle rate of 1.75% per quarter, calculated on the prior quarter NAV. No fee is earned until SIC’s net investment income exceeds the 1.75% hurdle rate. There is a catch-up provision that allocates to us all investment income above the hurdle rate but below a 2.1875% return on the prior quarter NAV. Thereafter, we receive 20.0% of SIC’s net investment income above a 2.1875% return on the prior quarter net assets value. SIC Part I incentive fees are not subject to repayment (or clawback) and are paid quarterly in cash.

Performance Fees.  Our long-dated private funds and some of our SMAs have industry standard carried interest performance fee structures and are typically 15% to 20% of the total return over a 6.0% to 8.0% annualized preferred return. We record these fees on an accrual basis, to the extent such amounts are contractually due but not paid, and we present this revenue as a separate line item on our consolidated statements of operations. These fees are subject to repayment (clawback).

The timing and amount of performance fees generated by our funds is uncertain. If we were to have a realization event in a particular quarter or year, it may have a significant impact on our results for that particular quarter or year that may not be replicated in subsequent periods.

Generally, if at the termination of a fund (and sometimes at interim points in the life of a fund), the fund has not achieved investment returns that (in most cases) exceed the preferred return threshold or (in all cases) the general partner receives net profits over the life of the fund in excess of its allocable share under the applicable partnership agreement, we will be obligated to repay an amount equal to the extent to which carried interest that was previously distributed to us exceeds the amounts to which we are ultimately entitled. Medley had not received any distributions of performance fees through September 30, 2016, other than tax distributions, a portion of which is subject to clawback. As of September 30, 2016, we accrued $7.1 million for clawback obligations that would need to be paid if the funds were liquidated at fair value as of the end of the reporting period. The Company’s actual obligation, however, would not become payable or realized until the end of a fund’s life.

For any given period, performance fee revenue on our consolidated statements of operations may include reversals of previously recognized performance fees due to a decrease in the value of a particular fund that results in a decrease of cumulative performance fees earned to date. Since fund return hurdles are cumulative, previously recognized fees also may be reversed in a period of appreciation that is lower than the particular fund’s hurdle rate. For the three months ended September 30, 2016, there was no reversal of previously recognized performances fees. For the nine months ended September 30, 2016, we reversed $0.4 million of previously recognized performance fees. For each of the three and nine months ended September 30, 2015, we reversed $14.7 million and $18.7 million, respectively, of previously recognized performance fees. For the years ended December 31, 2015 and 2014, the Company reversed $24.0 million and $2.3 million, respectively, of previously recognized performance fees. The Company did not reverse any previously recognized performance fees during the year ended December 31, 2013. As of September 30, 2016, the Company recognized cumulative performance fees of $6.3 million.

•	Part II Incentive Fees. For our permanent capital vehicles, Part II incentive fees generally represent 20.0% of each fund’s cumulative realized capital gains (net of realized capital losses and unrealized capital depreciation). We have not received these fees historically, and do not expect such fees to be material in the future given our focus on senior secured lending.

Other Revenues and Fees.  We provide administrative services to certain of our affiliated funds that are reported as other revenues and fees. Such fees are recognized as revenue in the period that administrative services are rendered. These fees are generally based on expense reimbursements for the portion of overhead and other expenses incurred by certain professionals directly attributable to each respective fund. In certain cases, the entities that receive management and incentive fees from our funds are owned by Medley together with other persons.

Expenses

Compensation and Benefits.  Compensation and benefits generally includes salaries, discretionary bonuses and benefits paid and payable to our employees. Compensation also includes stock based compensation associated with the grants of equity based awards to our employees. Compensation expense relating to restricted stock units that are expected to vest are measured at fair value as of the grant date and are expensed over the vesting period on a straight line basis. Bonuses are accrued over the service period to which they relate.

Guaranteed payments made to our senior professionals who are members of Medley LLC are recognized as compensation expense. The payments to our Co-Chief Executive Officers are performance based and periodically set subject to maximums based on our total AUM. Such maximums aggregated to $1.3 million for each of the three months ended September 30, 2016 and 2015, $3.8 million for each of the nine months ended September 30, 2016 and 2015 and $5.0 million for each of the years ended December 31, 2015 and 2014. Commencing with the fourth quarter of 2014, for the year ended December 31, 2015 and for the nine months ended September 30, 2016, neither of the Company’s Co-Chief Executive Officers received any guaranteed payments.

Performance Fee Compensation.  Performance fee compensation includes compensation related to performance fees, which generally consists of profit interests that we grant to our employees. Depending on the nature of each fund, the performance fee participation is generally structured as a fixed percentage or as an annual award. The liability is recorded subject to the vesting of the profits interest granted and is calculated based upon the net present value of the projected performance fees. Payments to profit interest holders are payable when the performance fees are paid to Medley by the respective fund. It is possible that we may record performance fee compensation during a period in which we do not record any performance fee revenue or we have a reversal of previously recognized performance fee revenue. We have an obligation to pay our employees a portion of the performance fees earned from certain funds, including revenue from Consolidated Funds that is eliminated in consolidation.

Consolidated Funds Expenses.  Consolidated Funds expenses consist primarily of costs incurred by our Consolidated Funds, including professional fees, research expenses, trustee fees and other costs associated with administering these funds. These expenses are generally attributable to the related funds’ limited partners and are allocated to non-controlling interests. As such, these expenses have no material impact on the net income attributable to Medley LLC and its consolidated subsidiaries.

General, Administrative and Other Expenses.  General and administrative expenses include costs primarily related to professional services, office rent, depreciation and amortization, general insurance, recruiting, travel and related expenses, information technology, communication and information services, placement fees, SIC expenses under an investment advisory and expense support and reimbursement agreements and other general operating items.

Other Income/Expense

Dividend Income.  Dividend income consists of dividends associated with our equity method investment in SIC and our available-for-sale securities. Dividends are recognized on an accrual basis to the extent that such amounts are declared and expected to be collected.

Interest Expense.  Interest expense consists primarily of interest expense relating to debt incurred by us.

Other Expenses, Net.  Other expenses, net consists primarily of expenses associated with our revenue share payable, equity income (loss) and unrealized gains (losses) associated with our equity method investments.

Interest and Other Income of Consolidated Funds.  Interest and other income of Consolidated Funds relates to interest and dividend income generated from the underlying investments securities. Interest and other income are recognized on an accrual basis to the extent such amounts are expected to be collected. These sources of revenue are generally attributable to the related funds’ limited partners and are allocated to non-controlling interests. As such, these sources of revenue have no direct material impact on the net income attributable to Medley LLC.

Interest Expense of Consolidated Funds.  Interest expense of Consolidated Funds relates to interest and dividend income generated from the underlying investments securities attributable to the counterparty to the loan participations. Interest expense on secured borrowings of our Consolidated Funds is recognized on the same basis as the underlying interest and other income. As such, this interest expense has no direct material impact on the net income attributable to Medley LLC.

Net Realized Gain (Loss) on Investments of Consolidated Funds.  Net realized gain (loss) on investments of Consolidated Funds consists of realized gains and losses arising from dispositions of investments held by our Consolidated Funds. Substantially all of the net investment gains (losses) of our Consolidated Funds are generally attributable to the related funds’ limited partners and allocated to non-controlling interests.

Net Change in Unrealized Appreciation (Depreciation) on Investments of Consolidated Funds.  Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds reflects both unrealized gains and losses on investments from periodic changes in fair value of investments held by our Consolidated Funds and the reversal upon disposition of investments of unrealized gains and losses previously recognized for those investments. The net change in unrealized appreciation (depreciation) on investments of Consolidated Funds is generally attributable to the related funds’ limited partners and allocated to non-controlling interests.

Net Change in Unrealized Depreciation (Appreciation) on Secured Borrowings of Consolidated Funds.  Net change in unrealized depreciation (appreciation) on secured borrowings of Consolidated Funds reflects both unrealized gains and losses from periodic changes in the fair value of these secured borrowings attributable to loan participations of our Consolidated Funds and the reversal upon repayments of these secured borrowings of unrealized gains and losses previously recognized for these secured borrowings. The net change in unrealized depreciation (appreciation) on secured borrowings of Consolidated Funds is attributable to the counterparty to the loan participations. As such, these unrealized gains and losses have no material impact on the net income attributable to Medley LLC.

Provision for Income Taxes.  We are treated as a partnership for income tax purposes and are therefore not subject to U.S. federal, state and local corporate income taxes. The Company is subject to New York City unincorporated business tax attributable to taxable income allocable to New York City.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. To the extent it is more likely than not that the deferred tax assets will not be recognized, a valuation allowance is provided to offset their benefit.

We recognize the benefit of an income tax position only if it is more likely than not that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit is recognized. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% percent likelihood of being realized upon ultimate settlement. Interest expense and penalties related to income tax matters are recognized as a component of the provision for income taxes.

Net Income (Loss) Attributable to Non-Controlling Interests in Consolidated Funds.  Net income (loss) attributable to non-controlling interests in Consolidated Funds represents the ownership interests that third parties hold in Consolidated Funds that are consolidated in our financial statements.

Net Income (Loss) Attributable to Redeemable Non-Controlling Interests and Non-Controlling Interests in Consolidated Subsidiaries.  Net income (loss) attributable to redeemable non-controlling interests and to non-controlling interests in consolidated subsidiaries represents the ownership interests that third parties hold in consolidated subsidiaries.

Our private funds are closed-end funds, and accordingly do not permit investors to redeem their interests other than in limited circumstances that are beyond our control, such as instances in which retaining the limited partnership interest could cause the limited partner to violate a law, regulation or rule. In addition, SMAs for a single investor may allow such investor to terminate the investment management agreement at the discretion of the investor pursuant to the terms of the applicable documents. We manage assets for MCC and SIC, both of which are BDCs. The capital managed by MCC and SIC is permanently committed to these funds and cannot be redeemed by investors.

Managing Business Performance

Non-GAAP Financial Information

In addition to analyzing our results on a GAAP basis, management also makes operating decisions and assesses business performance based on the financial and operating metrics and data that are presented without the impact of the consolidation of any funds. Core Net Income, Core EBITDA and Core Net Income Margin are non-GAAP financial measures that are used by management to assess the performance of our business. There are limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable U.S. GAAP financial measure and these measures supplement and should be considered in addition to and not in lieu of the results of operations discussed further under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Results of Operations,” which are prepared in accordance with U.S. GAAP. Furthermore, such measures may be inconsistent with measures presented by other companies. For a reconciliation of these measures to the most comparable measure in accordance with U.S. GAAP, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Reconciliation of Certain Non-GAAP Performance Measures to Consolidated U.S. GAAP Financial Measures.”

Core Net Income.  Core Net Income is an income measure that is used by management to assess the performance of our business through the removal of non-core items, as well as non-recurring expenses associated with the IPO of Medley Management Inc. It is calculated by adjusting net income attributable to Medley LLC to exclude reimbursable expenses associated with the launch of funds, amortization of stock-based compensation expense associated with grants of restricted stock units at the time of the IPO of Medley Management Inc., other non-core items, the income tax impact of these adjustments and, for periods prior to January 1, 2015, adjustments to reverse the effect of the consolidation of Consolidated Funds.

Core Earnings Before Interest, Income Taxes, Depreciation and Amortization (Core EBITDA).  Core EBITDA is an income measure also used by management to assess the performance of our business. Core EBITDA is calculated as Core Net Income before interest expense, income taxes, depreciation and amortization.

Core Net Income Margin.  Core Net Income Margin equals Core Net Income divided by total revenue and, for periods prior to 2015, total standalone revenue.

Prior to January 1, 2015, under U.S. GAAP, we were required to consolidate entities in which we hold a majority voting interest or have majority ownership and control over the operational, financial and investing decisions of that entity, including affiliated funds, for which we are the general partner and are presumed to have control, and entities that we conclude are VIEs, for which we are deemed the primary beneficiary. See “Critical Accounting Policies — Principles of Consolidation” and Note 2, “Summary of Significant Accounting Policies,” to our audited consolidated financial statements for the years ended December 31, 2015, 2014 and 2013 included in this prospectus. For the years ended December 31, 2014 and 2013, revenues from management fees, performance fees and investment income on a standalone basis were greater than those presented on a consolidated basis in accordance with U.S. GAAP because certain revenues recognized from Consolidated Funds were eliminated in consolidation. Furthermore, for those years, expenses on a standalone basis were lower than related amounts presented on a consolidated basis in accordance with U.S. GAAP due to the exclusion of the expenses of the Consolidated Funds.

Key Performance Indicators

When we review our performance we focus on the indicators described below:

	Nine Months Ended September 30, (unaudited)		Years Ended December 31,
	2016	2015	2015	2014	2013
	(Amounts in thousands, except AUM)
Consolidated Financial Data:
Net income attributable to Medley LLC	$2,216	$19,611	$23,140	$38,424	$23,637
Net Income Margin(1)	3.8%	38.1%	34.3%	46.6%	39.6%
Balance Sheet Data (at period end):
Total assets	114,418		118,147	906,858	550,292
Total liabilities	139,634		136,917	285,134	104,331
Members’ deficit	(48,258)		(18,311)	(5,350)	(18,554)
Total equity (deficit)	(49,884)		(18,770)	621,724	445,961
Non-GAAP Data:(2)
Core Net Income(3)	20,778	24,784	32,158	41,598	23,206
Core EBITDA	28,638	32,110	41,721	47,957	25,662
Core Net Income Margin	36.0%	48.2%	47.7%	50.4%	38.9%
Other Data (at period end, in millions):
AUM	$5,011	4,002	$4,779	$3,682	$2,283
Fee Earning AUM	$3,111	3,401	$3,302	$3,058	$2,006

(1)	Net Income Margin equals Net income attributable to Medley LLC divided by total revenue and, for periods prior to 2015, total standalone revenue.
(2)	The table above includes non-GAAP financial measures that are not presented in accordance with U.S. GAAP. These measures deconsolidate the Consolidated Funds and include certain adjustments in order to present operating results that we believe are most reflective of our performance. There are limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable U.S. GAAP financial measure. These measures supplement and should be considered in addition to and not in lieu of the results of operations discussed further under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Results of Operations,” which are prepared in accordance with U.S. GAAP. Furthermore, such measures may be inconsistent with measures presented by other companies. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Managing Business Performance — Non-GAAP Financial Information,” and, for a reconciliation of these measures to the most comparable measure in accordance with U.S. GAAP, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Reconciliation of Certain Non-GAAP Performance Measures to Consolidated U.S. GAAP Financial Measures.”

(3)	With respect to the years ended December 31, 2014 and 2013, Core Net Income includes a pro-forma adjustment to reflect guaranteed payments to Medley LLC members as compensation expense. Prior to the Company’s Reorganization and the IPO of Medley Management Inc. these payments were recorded as distributions from members’ capital.

AUM

AUM refers to the assets of our funds. We view AUM as a metric to measure our investment and fundraising performance as it reflects assets generally at fair value plus available uncalled capital. For our funds, our AUM equals the sum of the following:

•	Gross asset values or NAV of such funds;
•	the drawn and undrawn debt (at the fund-level, including amounts subject to restrictions); and
•	uncalled committed capital (including commitments to funds that have yet to commence their investment periods).

The table below provides the roll forward of AUM.

	Permanent Capital Vehicles	Long-dated Private Funds and SMAs	Total	% of AUM
				Permanent Capital Vehicles	Long-dated Private Funds and SMAs
	(Amounts in millions)
Ending balance, December 31, 2012	$701	$1,064	$1,765	40%	60%
Commitments(1)	576	129	705
Capital reduction(2)	—	—	—
Distributions(3)	(55)	(61)	(116)
Change in fund value(4)	57	(128)	(71)
Ending balance, December 31, 2013	$1,279	$1,004	$2,283	56%	44%
Commitments(1)	1,037	704	1,741
Capital reduction(2)	—	(185)	(185)
Distributions(3)	(109)	(33)	(142)
Change in fund value(4)	46	(61)	(15)
Ending balance, December 31, 2014	$2,253	$1,429	$3,682	61%	39%
Commitments(1)	485	874	1,359
Capital reduction(2)	(23)	(17)	(40)
Distributions(3)	(137)	(75)	(212)
Change in fund value(4)	(32)	22	(10)
Ending balance, December 31, 2015	$2,546	$2,233	$4,779	53%	47%
Commitments(1)	9	362	371
Capital reduction(2)	(10)	—	(10)
Distributions(3)	(33)	(99)	(132)
Change in fund value(4)	6	(2)	4
Ending balance, March 31, 2016	$2,518	$2,494	$5,012	50%	50%
Commitments(1)	27	3	30
Capital reduction(2)	—	—	—
Distributions(3)	(34)	(29)	(63)
Change in fund value(4)	40	6	46
Ending balance, June 30, 2016	$2,551	$2,474	$5,025	51%	49%
Commitments(1)	10	47	57
Capital reduction(2)	(2)	—	(2)
Distributions(3)	(31)	(69)	(100)
Change in fund value(4)	17	14	31
Ending balance, September 30, 2016	$2,545	$2,466	$5,011	51%	49%

(1)	With respect to permanent capital vehicles, represents increases during the period through equity and debt offerings, subject to restrictions, as well as any increases in available undrawn borrowings or capital commitments. With respect to long-dated private funds and SMAs, represents new commitments or gross inflows, respectively, as well as any increases in available undrawn borrowings.
(2)	Represents the permanent reduction in equity or leverage during the period.
(3)	With respect to permanent capital vehicles, represents distributions of income. With respect to long-dated private funds and SMAs, represents return of capital, given these funds’ stage in their respective life cycle and the prioritization of capital distributions.
(4)	Includes interest income, realized and unrealized gains (losses), fees and/or expenses.

Our long-dated private funds and SMAs are limited life vehicles and our AUM and Fee Earning AUM may decrease over time as capital is returned to investors. However if in the future we are not able to raise new commitments for a prolonged period of time, our AUM, Fee Earning AUM and fee income may decline.

AUM remained consistent at $5.0 billion as of September 30, 2016 compared to AUM as of June 30, 2016.

AUM increased by $231.4 million, or 5%, to $5.0 billion as of September 30, 2016 compared to AUM as of December 31, 2015. Our permanent capital vehicles remained consistent at $2.5 billion as of September 30, 2016. Our long-dated private funds and SMAs increased AUM by $233.0 million, or 10%, primarily associated with new capital commitments from our long-dated private funds and SMAs, partly offset by distributions by our long-dated private funds and SMAs as some of our vehicles are no longer in the investment period.

AUM increased by $1.1 billion, or 30%, to $4.8 billion as of December 31, 2015 compared to AUM as of December 31, 2014. Our permanent capital vehicles increased AUM by $293.0 million, or 13%, primarily associated with new equity issuances at SIC and increased leverage capacity at both MCC and SIC during the period. Our long-dated private funds and SMAs increased AUM by $804.3 million, or 56%, primarily associated with new capital commitments from our SMAs.

AUM increased by $1.4 billion, or 61%, to $3.7 billion as of December 31, 2014 compared to AUM as of December 31, 2013. Our permanent capital vehicles increased AUM by $974.9 million, or 76%, primarily associated with new equity issuances and increased leverage capacity at both MCC and SIC during the period. Our long-dated private funds and SMAs increased AUM by $424.4 million, or 42%, primarily associated with new capital commitments from our SMAs.

Fee Earning AUM

Fee earning AUM refers to the AUM on which we directly earn base management fees. We view fee earning AUM as a metric to measure changes in the assets from which we earn management fees. Our fee earning AUM is the sum of all the individual fee earning assets of our funds that contribute directly to our management fees and generally equals the sum of:

•	for our permanent capital vehicles, the average or total gross asset value, including assets acquired with the proceeds of leverage (see “Fee earning AUM based on gross asset value” in the “Components of Fee Earning AUM” table below for the amount of this component of fee earning AUM as of each period);
•	for certain funds within the investment period in the long-dated private funds, the amount of limited partner capital commitments (see “Fee earning AUM based on capital commitments” in the “Components of Fee Earning AUM” table below for the amount of this component of fee earning AUM as of each period); and
•	for the aforementioned funds beyond the investment period, certain managed accounts within their investment period, the amount of limited partner invested capital or the NAV of the fund (see “Fee earning AUM based on invested capital or NAV” in the “Components of Fee Earning AUM” table below for the amount of this component of fee earning AUM as of each period).

Our calculations of fee earning AUM and AUM may differ from the calculations of other asset managers and, as a result, this measure may not be comparable to similar measures presented by others. In addition, our calculations of fee earning AUM and AUM may not be based on any definition of fee earning AUM or AUM that is set forth in the agreements governing the investment funds that we advise.

Components of Fee Earning AUM

	As of September 30, 2016	As of December 31,
		2015	2014	2013
	(Amounts in millions)
Fee earning AUM based on gross asset value	$2,183	$2,238	$2,047	$1,072
Fee earning AUM based on capital commitments	113	113	88	581
Fee earning AUM based on invested capital or NAV	815	951	923	353
Total fee earning AUM	$3,111	$3,302	$3,058	$2,006

As of September 30, 2016, fee earning AUM based on gross asset value decreased by $55.1 million, compared to December 31, 2015. The decrease in fee earning AUM based on gross asset value was due primarily to a decrease at MCC that resulted from lower leverage capacity, a decline in portfolio asset valuations and share repurchases, partly offset by new equity issuances at SIC. As of December 31, 2015, fee earning AUM based on gross asset value increased by $190.1 million, or 9%, compared to December 31, 2014. The increase in fee earning AUM based on gross asset value was due primarily to an increase in AUM of SIC that resulted from additional equity raised during the period and additional leverage commitments or capacity raised or utilized during the period.

As of September 30, 2016, fee earning AUM based on capital commitments remained consistent compared to December 31, 2015. As of December 31, 2015, fee earning AUM based on capital commitments increased by $25.0 million or 29%, compared to December 31, 2014. The increase in fee earning AUM based on capital commitments was due to the increase in AUM of MOF III that resulted from new capital commitments.

As of September 30, 2016, fee earning AUM based on invested capital or NAV decreased by $136.0 million, or 14%, compared to December 31, 2015. The decrease in fee earning AUM based on invested capital or NAV was due primarily to distributions of income and return of capital, by our long-dated private funds and SMAs as some of our vehicles are no longer in the investment period. As of December 31, 2015, fee earning AUM based on invested capital or NAV increased by $28.0 million, or 3%, compared to December 31, 2014. The increase in fee earning AUM based on invested capital or NAV was due primarily to a net increase in invested capital in SMAs.

The table below presents the roll forward of Fee Earning AUM.

	Permanent Capital Vehicles	Long-dated Private Funds and SMAs	Total	% of Fee Earning AUM
				Permanent Capital Vehicles	Long-dated Private Funds and SMAs
	(Amounts in millions)
Ending balance, December 31, 2012	$573	$936	$1,509	38%	62%
Commitments(1)	497	186	683
Capital reduction(2)	—	—	—
Distributions(3)	(55)	(61)	(116)
Change in fund value(4)	57	(127)	(70)
Ending balance, December 31, 2013	$1,072	$934	$2,006	53%	47%
Commitments(1)	1,036	439	1,475
Capital reduction(2)	—	(253)	(253)
Distributions(3)	(107)	(49)	(156)
Change in fund value(4)	46	(60)	(14)
Ending balance, December 31, 2014	$2,047	$1,011	$3,058	67%	33%

	Permanent Capital Vehicles	Long-dated Private Funds and SMAs	Total	% of Fee Earning AUM
				Permanent Capital Vehicles	Long-dated Private Funds and SMAs
	(Amounts in millions)
Commitments(1)	$383	$221	$604
Capital reduction(2)	(23)	(17)	(40)
Distributions(3)	(137)	(95)	(232)
Change in fund value(4)	(32)	(56)	(88)
Ending balance, December 31, 2015	$2,238	$1,064	$3,302	68%	32%
Commitments(1)	(41)	32	(9)
Capital reduction(2)	(10)	—	(10)
Distributions(3)	(34)	(76)	(110)
Change in fund value(4)	6	(10)	(4)
Ending balance, March 31, 2016	$2,159	$1,010	$3,169	68%	32%
Commitments(1)	34	2	36
Capital reduction(2)	—	—	—
Distributions(3)	(34)	(51)	(85)
Change in fund value(4)	40	(2)	38
Ending balance, June 30, 2016	$2,199	$959	$3,158	70%	30%
Commitments(1)	—	44	44
Capital reduction(2)	(2)	—	(2)
Distributions(3)	(31)	(79)	(110)
Change in fund value(4)	17	4	21
Ending balance, September 30, 2016	$2,183	$928	$3,111	70%	30%

(1)	With respect to permanent capital vehicles, represents increases or temporary reductions during the period through equity and debt offerings, as well as any increases in capital commitments. With respect to long-dated private funds and SMAs, represents new commitments or gross inflows, respectively.
(2)	Represents the permanent reduction in equity or leverage during the period.
(3)	Represents distributions of income, return of capital and return of portfolio investment capital to the fund.
(4)	Includes interest income, realized and unrealized gains (losses), fees and/or expenses.

Total fee earning AUM decreased by $46.8 million, or 1%, as of September 30, 2016 compared to total fee earning AUM as of June 30, 2016 and was due primarily to distributions of income and return of capital by our long-dated private funds and SMAs as some of our vehicles are no longer in the investment period.

Total fee earning AUM decreased by $191.1 million, or 6%, to $3.1 billion as of September 30, 2016 compared to total fee earning AUM as of December 31, 2015, due primarily to distributions of income and return of capital by our long-dated private funds and SMAs as some of our vehicles are no longer in the investment period.

Total fee earning AUM increased by $243 million, or 8%, to $3.3 billion as of December 31, 2015 compared to total fee earning AUM as of December 31, 2014 and was due primarily to increased commitments from SIC and SMAs.

Total fee earning AUM increased by $1.0 billion, or 52%, to $3.0 billion as of December 31, 2014 compared to total fee earning AUM as of December 31, 2013 and was due primarily to increased commitments from permanent capital vehicles.

Returns

The following section sets forth historical performance for our active funds.

Sierra Income Corporation (SIC)

We launched SIC, our first public non-traded permanent capital vehicle, in April 2012. SIC primarily focuses on direct lending to middle market borrowers in the U.S. Since inception, we have provided capital for a total of 233 investments and have invested a total of $1.5 billion. As of September 30, 2016, the fee earning AUM was $1.2 billion. The performance for SIC as of September 30, 2016 is summarized below:

Annualized Net Total Return(1):	6.4%
Annualized Realized Losses on Invested Capital:	0.6%
Average Recovery:	81.7%

Medley Capital Corporation (MCC)

We launched MCC, our first permanent capital vehicle in January 2011. MCC primarily focuses on direct lending to private middle market borrowers in the U.S. Since inception, we have provided capital for a total of 161 investments and have invested a total of $1.9 billion. As of September 30, 2016, excluding Medley SBIC LP, the fee earning AUM was $795 million. The performance for MCC as of September 30, 2016 is summarized below:

Annualized Net Total Return(2):	6.8%
Annualized Realized Losses on Invested Capital:	1.4%
Average Recovery(3):	NM

Medley SBIC LP (Medley SBIC)

We launched Medley SBIC in March 2013 as a wholly owned subsidiary of MCC. Medley SBIC lends to smaller middle market private borrowers that we otherwise would not target in our other funds, due primarily to size. Since inception, we have provided capital for a total of 26 investments and have invested a total of $313 million. As of September 30, 2016, the fee earning AUM was $236 million. The performance for Medley SBIC fund as of September 30, 2016 is summarized below:

Gross Internal Rate of Return(4):	14.5%
Net Internal Rate of Return(5):	16.2%
Annualized Realized Losses on Invested Capital:	0.0%
Average Recovery:	N/A

Medley Opportunity Fund II LP (MOF II)

MOF II is a long-dated private investment fund that we launched in December 2010. MOF II lends to middle market private borrowers, with a focus on providing senior secured loans. Since inception, we have provided capital for a total of 66 investments and have invested a total of $902 million. As of September 30, 2016, the fee earning AUM was $416 million. MOF II is currently fully invested and actively managing its assets. The performance for MOF II as of September 30, 2016 is summarized below:

Gross Internal Rate of Return(4):	11.4%
Net Internal Rate of Return(6):	6.8%
Annualized Realized Losses on Invested Capital:	1.3%
Average Recovery(3):	NM

Medley Opportunity Fund III LP (MOF III)

MOF III is a long-dated private investment fund that we launched in December 2014. MOF III lends to middle market private borrowers in the U.S., with a focus on providing senior secured loans. Since inception, we have provided capital for a total of 19 investments and have invested a total of $118 million. As of September 30, 2016, the fee earning AUM was $113 million. The performance for MOF III as of September 30, 2016 is not meaningful given the fund’s limited operations and capital invested to date.

Separately Managed Accounts (SMAs)

In the case of our separately managed accounts, the investor, rather than us, may control the assets or investment vehicle that holds or has custody of the related investments. Certain subsidiaries of Medley LLC serve as the investment adviser for our SMAs. Since inception, we have provided capital for a total of 87 investments and have invested a total of $618 million. As of September 30, 2016, the fee earning AUM in our SMAs was $384 million. The aggregate performance of our SMAs as of September 30, 2016 is summarized below:

Gross Internal Rate of Return(4):	9.5%
Net Internal Rate of Return(7):	7.7%
Annualized Realized Losses on Invested Capital:	0.2%
Average Recovery(3):	NM

Medley Credit Opportunity Fund (MCOF)

We launched MCOF in July 2016 to meet the current demand for equity capital solutions in the traditional corporate debt-backed collateralized loan obligation (“CLO”) market. Its investment objective is to generate current income, and also to generate capital appreciation through investing in CLO equity, as well as, equity and junior debt tranches trading in the secondary market. As of September 30, 2016, the fee earning AUM was $15 million. The performance of MCOF as of September 30, 2016 is not meaningful given the fund’s limited operations and capital invested to date.

(1)	Annualized Net Total Return for SIC represents the annualized return assuming an investment at the initial public offering price, reinvestments of all dividends and distributions at prices obtained under SIC’s dividend reinvestment plan and selling at the NAV as of the measurement date.
(2)	Annualized Net Total Return for MCC, including Medley SBIC, represents the annualized return assuming an investment at the initial public offering price, reinvestments of all dividends and distributions at prices obtained under MCC's dividend reinvestment plan and selling at NAV as of the measurement date.
(3)	Average Recovery includes only those realized investments in which we experience a loss of principal on a cumulative cash flow basis and is calculated by dividing the total actual cash inflows for each respective investment, including all interest, principal and fee note repayments, dividends and transactions fees, if applicable, by the total actual cash outflows for each respective investment. For MCC, MOF II and the SMAs, we have presented the Average Recovery as “NM” or “Not Meaningful” because we believe the number of realized losses for each respective vehicle is not sufficient to provide an accurate representation of the expected Average Recovery for each vehicle.
(4)	For MOF II, SMAs and Medley SBIC, the Gross Internal Rate of Return represents the cumulative investment performance from inception of each respective fund through September 30, 2016. The Gross Internal Rate of Return includes both realized and unrealized investments and excludes the impact of base management fees, incentive fees and other fund related expenses. For realized investments, the investment returns were calculated based on the actual cash outflows and inflows for each respective investment and include all interest, principal and fee note repayments, dividends and transactions fees, if applicable. For unrealized investments, the investment returns were calculated based on the actual cash outflows and inflows for each respective investment and include all interest, principal and fee note repayments, dividends and transactions fees, if applicable. The investment return assumes that the remaining unrealized portion of the investment is realized at the investment’s most recent fair value, as calculated in accordance with U.S. GAAP. There can be no assurance that the investments will be realized at these fair values and actual results may differ significantly.
(5)	Earnings from Medley SBIC are paid to MCC. The Net Internal Rate of Return for Medley SBIC was calculated based upon i) the actual cash contribution and distributions to/from MCC and Medley SBIC ii) an allocable portion of MCC’s management and incentive fees and general fund related expenses and iii) assumes the NAV as of the measurement date is distributed to MCC. As of September 30, 2016, Medley SBIC Net Internal Rate of Return as described above assuming only the inclusion of management fees was 19.4%.

(6)	Net Internal Rate of Return for MOF II was calculated net of all management fees and carried interest allocation since inception and was computed based on the actual dates of capital contributions and the ending aggregate partners’ capital at the end of the period.
(7)	Net Internal Rate of Return for our SMAs was calculated using the Gross Internal Rate of Return, as described in note 4, and includes the actual management fees, incentive fees and general fund related expenses.

Results of Operations

The following table and discussion sets forth information regarding our consolidated results of operations for the three and nine months ended September 30, 2016 and 2015 and for the years ended December 31, 2015, 2014 and 2013.

The consolidated financial statements of Medley have been prepared on substantially the same basis for all historical periods presented; however, our Consolidated Funds are not the same entities in all periods shown due to changes in ownership percentages of certain funds and the early adoption of ASU 2015-02, Consolidation (Topic 810) — Amendments to the Consolidation Analysis, which resulted in the deconsolidation of our Consolidated Funds effective January 1, 2015. In prior years, we consolidated funds where through our management contract and other interests we are deemed to have the power, through voting or similar rights, to direct the activities of the legal entity that most significantly impact the entity’s economic performance. As previously described, the consolidation of these funds had the impact of increasing interest and other income of Consolidated Funds, interest and other expenses of Consolidated Funds and net investment gains (losses) of Consolidated Funds, but had no net effect on the net income attributable to Medley LLC for the years ended December 31, 2014 and 2013.

	For the Three Months Ended September 30, (unaudited)		For the Nine Months Ended September 30, (unaudited)		For the Years Ended December 31,
	2016	2015	2016	2015	2015	2014	2013
	(Amounts in thousands, except AUM data)
Revenues
Management fees	$15,262	$18,135	$50,220	$56,578	$75,675	$61,252	$36,446
Performance fees	1,446	(14,595)	1,706	(10,627)	(15,685)	2,050	2,412
Other revenues and fees	2,172	1,891	5,851	5,496	7,436	8,871	5,011
Total revenues	18,880	5,431	57,777	51,447	67,426	72,173	43,869
Expenses
Compensation and benefits	6,964	5,914	21,396	19,532	26,768	20,322	13,712
Performance fee compensation	(212)	(3,660)	(238)	(4,578)	(8,049)	(1,543)	7,192
Consolidated Funds expenses	—	—	—	—	—	1,670	1,225
General, administrative and other expenses	8,801	1,626	25,679	10,756	16,836	16,312	12,655
Total expenses	15,553	3,880	46,837	25,710	35,555	36,761	34,784
Other income (expense)
Dividend income	312	222	755	665	886	886	886
Interest expense	(2,403)	(2,141)	(6,593)	(6,335)	(8,469)	(5,520)	(1,479)
Other expenses, net	55	(838)	(1,559)	(1,087)	(1,641)	(1,773)	(483)
Interest and other income of Consolidated Funds	—	—	—	—	—	71,468	52,550
Interest expense of Consolidated Funds	—	—	—	—	—	(9,951)	(2,638)
Net realized gain (loss) on investments of Consolidated Funds	—	—	—	—	—	789	(16,080)
Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	—	—	—	—	—	(20,557)	(3,361)

	For the Three Months Ended September 30, (unaudited)		For the Nine Months Ended September 30, (unaudited)		For the Years Ended December 31,
	2016	2015	2016	2015	2015	2014	2013
	(Amounts in thousands, except AUM data)
Net change in unrealized depreciation (appreciation) on secured borrowings of Consolidated Funds	—	—	—	—	—	1,174	(306)
Total other income, net	(2,036)	(2,757)	(7,397)	(6,757)	(9,224)	36,516	29,089
Income (loss) before income taxes	1,291	(1,206)	3,543	18,980	22,647	71,928	38,174
Provision for (benefit from) income taxes	160	(62)	221	503	392	1,854	1,639
Net income (loss)	1,131	(1,144)	3,322	18,477	22,255	70,074	36,535
Net income attributable to non-controlling interests in Consolidated Funds	—	—	—	—	—	29,717	12,898
Net income (loss) attributable to redeemable non-controlling interests and non-controlling interests in consolidated subsidiaries	438	(2,150)	1,106	(1,134)	(885)	1,933	—
Net income attributable to Medley LLC	$693	$1,006	$2,216	$19,611	$23,140	$38,424	$23,637
Other data (at period end, in millions):
AUM	$5,011	$4,002	$5,011	$4,002	$4,779	$3,682	$2,283
Fee earning AUM	$3,111	$3,401	$3,111	$3,401	$3,302	$3,058	$2,006

We refer to “standalone financial information” or information presented on a “standalone basis” as information derived from our consolidated balance sheets and statements of operations for the periods prior to January 1, 2015, that has been adjusted to eliminate the effects of the Consolidated Funds on our consolidated balance sheets and statements of operations. For the years ended December 31, 2014 and 2013, revenues from management fees, performance fees and investment income on a standalone basis were greater than those presented on a consolidated basis in accordance with U.S. GAAP because certain revenues recognized from Consolidated Funds were eliminated in consolidation. Furthermore, for those years, expenses on a standalone basis were lower than related amounts presented on a consolidated basis in accordance with U.S. GAAP due to the exclusion of the expenses of the Consolidated Funds.

The following table reconciles the Company’s standalone results to its consolidated results.

	For the Years Ended December 31,
	2014			2013
	Standalone	Consolidation and Reconciling Items	Consolidated	Standalone	Consolidation and Reconciling Items	Consolidated
	(Amounts in thousands)
Revenues:
Management fees	$65,765	$(4,513)	$61,252	$46,424	$(9,978)	$36,446
Performance fees	7,884	(5,834)	2,050	8,236	(5,824)	2,412
Other revenues and fees	8,871	—	8,871	5,011	—	5,011
Total revenues	82,520	(10,347)	72,173	59,671	(15,802)	43,869
Expenses:
Compensation and benefits	20,322	—	20,322	13,712	—	13,712
Performance fee compensation	(1,543)	—	(1,543)	7,192	—	7,192
Consolidated Funds expenses	—	1,670	1,670	—	1,225	1,225
General, administrative and other expenses	16,312	—	16,312	12,655	—	12,655
Total expenses	35,091	1,670	36,761	33,559	1,225	34,784
Other income (expense):
Dividend income	886	—	886	886	—	886
Interest expense	(5,520)	—	(5,520)	(1,479)	—	(1,479)
Other income (expenses), net	(2,097)	324	(1,773)	(1,168)	685	(483)
Interest and other income of Consolidated Funds	—	71,468	71,468	—	52,550	52,550
Interest expense of Consolidated Funds	—	(9,951)	(9,951)	—	(2,638)	(2,638)
Net realized gain (loss) on investments of Consolidated Funds	—	789	789	—	(16,080)	(16,080)
Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	—	(20,557)	(20,557)	—	(3,361)	(3,361)
Net change in unrealized depreciation (appreciation) on secured borrowings of Consolidated Funds	—	1,174	1,174	—	(306)	(306)
Total other income (expense), net	(6,731)	43,247	36,516	(1,761)	30,850	29,089
Income (loss) before income taxes	40,698	31,230	71,928	24,351	13,823	38,174
Provision for (benefit from) income taxes	341	1,513	1,854	714	925	1,639
Net income (loss)	40,357	29,717	70,074	23,637	12,898	36,535

	For the Years Ended December 31,
	2014			2013
	Standalone	Consolidation and Reconciling Items	Consolidated	Standalone	Consolidation and Reconciling Items	Consolidated
	(Amounts in thousands)
Net income attributable to non-controlling interests in Consolidated Funds	—	29,717	29,717	—	12,898	12,898
Net income (loss) attributable to non-controlling interests in consolidated subsidiaries	1,933	—	1,933	—	—	—
Net income attributable to Medley LLC	$38,424	$—	$38,424	$23,637	$—	$23,637

Three Months Ended September 30, 2016 Compared to Three Months Ended September 30, 2015

Revenues

Management Fees.  Total management fees decreased by $2.9 million, or 16%, to $15.3 million for the three months ended September 30, 2016 compared to the three months ended September 30, 2015.

•	Our management fees from permanent capital vehicles decreased by $2.8 million for the three months ended September 30, 2016 compared to the same period in 2015. Management fees from SIC increased $2.6 million due to an increase in Part I incentive fees and a 10% increase in fee earning AUM for the three months ended September 30, 2016 compared to the same period in 2015. Management fees from MCC decreased $5.4 million due to a decrease in Part I incentive fees and a 17% decrease in average fee earning AUM for the three months ended September 30, 2016 compared to the same period in 2015.
•	Our management fees from long-dated private funds and SMAs decreased by $0.1 million for the three months ended September 30, 2016 compared to the same period in 2015. The decrease was primarily due to a decrease in management fees, partly offset by an increase in origination fees.

Performance Fees.  Performance fees increased to $1.4 million for the three months ended September 30, 2016 compared to a reversal of performance fees of $14.6 million for the same period in 2015. The increase was due to an accrual of SMA performance fees for the three months ended September 30, 2016 compared to a reversal of performance fees of MOF II for the three months ended September 30, 2015, as a result of a decline in the underlying fund values.

Other Revenues and Fees.  Other revenues and fees increased by $0.3 million, or 15%, to $2.2 million for the three months ended September 30, 2016 compared to the same period in 2015. The increase was due primarily to an increase in administrative fees from our permanent capital vehicles for the three months ended September 30, 2016 compared to the same period in 2015.

Expenses

Compensation and Benefits.  Compensation and benefits increased by $1.1 million, or 18% to $7.0 million for the three months ended September 30, 2016 compared to the same period in 2015. The increase was due primarily to an increase in base salaries, stock compensation incurred with the grant of restricted stock units during the nine months ended September 30, 2016 and discretionary compensation.

Performance Fee Compensation.  Performance fee compensation expense reversal decreased to $0.2 million for the three months ended September 30, 2016 compared to an expense reversal of $3.7 million for the same period in 2015. The variance in performance fee compensation was due primarily to a decrease in reversals of performance fee compensation. For the three months ended September 30, 2015, our performance fee compensation payable decreased due to a decrease in the projected future payments.

General, Administrative and Other Expenses.  General, administrative and other expenses increased by $7.2 million to $8.8 million for the three months ended September 30, 2016 compared to the same period in 2015. The increase was due primarily to an increase in expense support agreement expenses related to SIC.

Other Income (Expense)

Dividend income increased by $0.1 million to $0.3 million for the three months ended September 30, 2016 compared to the same period in 2015. The increase was due to dividend income from our investment in available-for-sale securities which were acquired during the three months ended September 30, 2016.

Interest expense increased by $0.3 million, or 12%, to $2.4 million for the three months ended September 30, 2016 compared to the same period in 2015. The increase was primarily due to an acceleration of amortization of debt issuance costs and discount relating to prepayments made on our Term Loan Facility as a result of the refinancing of our indebtedness from the issuance of 6.875% senior notes due 2026 (the “Senior Unsecured Debt”). Average debt outstanding during each of the three months ended September 30, 2016 and 2015 was $105.8 million.

Other income, net increased by $0.9 million to $0.1 million for the three months ended September 30, 2016 compared to the same period in 2015. The increase was due primarily to an unrealized gain associated with our shares held in SIC.

Provision for Income Taxes

Our effective income tax rate was 12.4% and 5.1% for the three months ended September 30, 2016 and 2015, respectively. Our tax rate is affected by recurring items, such as permanent differences and income allocated to certain non-controlling interests which are not subject to New York City unincorporated business tax. It is also affected by discrete items that may occur in any given year, but are not consistent from year to year. At the end of each interim period, we estimate the annual effective tax rate and apply that rate to our ordinary quarterly earnings. The increase in the effective rate during the three months ended September 30, 2016 as compared to the same period in 2015 is attributed to the impact of discrete items during the period.

Redeemable Non-Controlling Interests and Non-Controlling Interests

Net income attributable to redeemable non-controlling interests and non-controlling interests in consolidated subsidiaries increased by $2.6 million to $0.4 million for the three months ended September 30, 2016 compared to the same period in 2015. The increase was due primarily to no performance fees being recorded during the three months ended September 30, 2016 compared to a reversal of MOF II performance fees during the three months ended September 30, 2015.

Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

Revenues

Management Fees.  Total management fees decreased by $6.4 million, or 11%, to $50.2 million for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015.

•	Our management fees from permanent capital vehicles decreased by $4.3 million for the nine months ended September 30, 2016 compared to the same period in 2015. Management fees from SIC increased $7.5 million due to an increase in Part I incentive fees and a 18% increase in average fee earning AUM for the nine months ended September 30, 2016 compared to the same period in 2015. Management fees from MCC decreased $11.8 million due to a decrease in Part I incentive fees, as a result of the MCC’s revised fee structure effective January 1, 2016, and a 15% decrease in average fee earning AUM for the nine months ended September 30, 2016 compared to the same period in 2015.
•	Our management fees from long-dated private funds and SMAs decreased by $2.1 million for the nine months ended September 30, 2016, compared to the same period in 2015. The decrease was primarily due to a decrease in origination fees, partly offset by an increase in base management fees across all funds.

Performance Fees.  Performance fees increased to $1.7 million for the nine months ended September 30, 2016 compared to a reversal of performance fees of $10.6 million for the same period in 2015. The increase was due to an increase in SMA performance fees accrual for the nine months ended September 30, 2016 compared to a reversal of performance fees of MOF II for the nine months ended September 30, 2015, as a result of a decline in the underlying fund values.

Other Revenues and Fees.  Other revenues and fees increased by $0.4 million, or 6%, to $5.9 million for the nine months ended September 30, 2016 compared to the same period in 2015. The increase was due primarily to an increase in administrative fees from our permanent capital vehicles.

Expenses

Compensation and Benefits.  Compensation and benefits increased by $1.9 million, or 10% to $21.4 million for the nine months ended September 30, 2016 compared to the same period in 2015. The increase was due primarily to an increase in salaries and discretionary compensation during the nine months ended September 30, 2016 that resulted from an increase in headcount.

Performance Fee Compensation.  Performance fee compensation expense reversal decreased to $0.2 million for the nine months ended September 30, 2016 compared to an expense reversal of $4.6 million for the same period in 2015. The variance in performance fee compensation was due primarily to a decrease in reversals of performance fee compensation. For the nine months ended September 30, 2015, our performance fee compensation payable decreased due to a decrease in the projected future payments.

General, Administrative and Other Expenses.  General, administrative and other expenses increased by $14.9 million to $25.7 million for the nine months ended September 30, 2016 compared to the same period in 2015. The increase was due primarily to an increase in expense support agreement expenses related to SIC.

Other Income (Expense)

Dividend income increased by $0.1 million to $0.8 million for the nine months ended September 30, 2016 compared to the same period in 2015. The increase was due to dividend income from our investment in available-for-sale securities which were acquired during the three months ended September 30, 2016.

Interest expense increased by $0.3 million, or 4%, to $6.6 million for the nine months ended September 30, 2016 compared to the same period in 2015. The increase was primarily due to an acceleration of amortization of debt issuance costs and discount relating to prepayments made on our Term Loan Facility as a result of the refinancing of our indebtedness from the issuance of Senior Unsecured Debt. Average debt outstanding during the nine months ended September 30, 2016 and 2015 was $105.5 million and $106.1 million, respectively.

Other expenses, net increased by $0.5 million to $1.6 million for the nine months ended September 30, 2016 compared to the same period in 2015. The increase was due primarily to an increase in expense associated with our revenue share payable.

Provision for Income Taxes

Our effective income tax rate was 6.2% and 2.7% for the nine months ended September 30, 2016 and 2015, respectively. Our tax rate is affected by recurring items, such as permanent differences and income allocated to certain non-controlling interests which are not subject to New York City unincorporated business tax. It is also affected by discrete items that may occur in any given year, but are not consistent from year to year. At the end of each interim period, we estimate our annual effective tax rate and apply that rate to our ordinary quarterly earnings. The increase in the effective income tax rate during the three months ended September 30, 2016 as compared to the same period in 2015 is attributed to the impact of discrete items during the period.

Redeemable Non-Controlling Interests and Non-Controlling Interests

Net income attributable to redeemable non-controlling interests and non-controlling interests in consolidated subsidiaries increased by $2.2 million to $1.1 million for the nine months ended September 30, 2016 compared to the same period in 2015. The increase was due primarily to no performance fees being recorded for the nine months ended September 30, 2016 compared to a reversal of MOF II performance fees for the nine months ended September 30, 2015.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Revenues

Management Fees.  Total management fees increased by $14.4 million, or 24%, to $75.7 million for the year ended December 31, 2015 compared to the year ended December 31, 2014.

•	Our permanent capital vehicles generated an additional $12.4 million in management fees for the year ended December 31, 2015 compared to the same period in 2014. Management fees from SIC increased $12.7 million due to a 43% increase in fee earning AUM over that period and due to an increase in Part I incentive fees. Management fees from MCC decreased $0.2 million due to a decrease in Part I incentive fees, partially offset by a $2.2 million increase in base management fees over that period.
•	Our management fees from long-dated private funds and SMAs increased by $2.0 million for the year ended December 31, 2015 compared to the same period in 2014. As previously discussed, the adoption of new consolidation guidance led to the deconsolidation of our Consolidated Funds effective January 1, 2015. As a result of the deconsolidation, management fees increased by $4.5 million compared to the same period in 2014. This increase was partially offset by a decrease in origination fees.

Performance Fees.  Performance fees decreased by $17.7 million to a reversal of $15.7 million for the year ended December 31, 2015 compared to the same period in 2014. The decrease was due primarily to the reversal of MOF II performance fees as a result of a decrease in the asset values within the underlying MOF II portfolio. The decrease was partially offset by an increase of $5.8 million in performance fees as a result of the deconsolidation of our Consolidated Funds for the year ended December 31, 2015 compared to the same period in 2014.

Other Revenues and Fees.  Other revenues and fees decreased by $1.4 million, or 16%, to $7.4 million for the year ended December 31, 2015 compared to the same period in 2014. The decrease was due primarily to a $3.8 million decrease in reimbursements from SIC for organizational and offering expense. As of October 31, 2014, we were fully reimbursed by SIC, as such there was no revenue associated with these reimbursements during the year ended December 31, 2015. The decrease was partially offset by an increase in administrative fees from our permanent capital vehicles.

Expenses

Compensation and Benefits.  Compensation and benefits increased by $6.4 million, or 32% to $26.8 million for the year ended December 31, 2015 compared to the same period in 2014. The increase was due primarily to increases in base salaries, stock compensation incurred with the grant of restricted stock units in connection with the IPO of Medley Management Inc. and compensation associated with guaranteed payments to Medley LLC members that, prior to the Company’s Reorganization and the IPO of Medley Management Inc., were recorded as distributions from members’ capital. The increase in base salaries were primarily the result of a 20% increase in average headcount for the year ended December 31, 2015 compared to the same period in 2014.

Performance Fee Compensation.  Performance fee compensation decreased by $6.5 million to $(8.0) million for the year ended December 31, 2015 compared to the same period in 2014. The variance in performance fee compensation was due primarily to a decrease in our performance fee compensation payable that resulted from a decrease in projected future payments.

Consolidated Funds Expenses.  Consolidated Funds expenses decreased by $1.7 million for the year ended December 31, 2015 compared to the same period in 2014 due to the deconsolidation of MOF I and MOF II as of January 1, 2015. There were no Consolidated Funds expenses for the year ended December 31, 2015.

General, Administrative and Other Expenses.  General, administrative and other expenses increased by $0.5 million, or 3%, to $16.8 million for the year ended December 31, 2015 compared to the same period in 2014. The increase was due primarily to an increase in expense support agreement expenses related to SIC and an overall increase in general, administrative and other expenses due to an overall growth of our business.

The increase was partially offset by a decrease in organization and offering expenses of SIC as a result of Medley not being liable for these expenses as of June 2, 2014.

Other Income (Expense)

When evaluating the changes in other income (expense), we separately analyze the returns generated by our investment portfolio from the investment returns generated by our Consolidated Funds.

Dividend income of $0.9 million remained consistent during the year ended December 31, 2015 compared to the same period in 2014.

Interest expense increased by $2.9 million to $8.5 million for the year ended December 31, 2015 compared to the same period in 2014. The increase was a direct result of our $110.0 million debt refinancing with Credit Suisse AG Cayman Islands Branch. Average debt outstanding during the years ended December 31, 2015 and 2014 was $105.9 million and $70.5 million, respectively.

Other expenses, net decreased by $0.1 million to $1.6 million for the year ended December 31, 2015 compared to the same period in 2014. The decrease was due primarily to the deconsolidation of MOF I and MOF II for the year ended December 31, 2015, a decrease in expense associated with our revenue share payable and a decrease in loss from our investments in MOF I. The decrease was partially offset by an increase in unrealized loss from our investment in SIC.

Investments of Consolidated Funds

Interest and other income of Consolidated Funds, excluding the amount attributable to loan participations, decreased by $61.5 million for the year ended December 31, 2015 compared to the same period in 2014 due to the deconsolidation of MOF I and MOF II as of January 1, 2015. There were no Consolidated Funds expenses for the year ended December 31, 2015.

Net unrealized and realized gain (loss) on investments of Consolidated Funds, excluding the amount attributable to loan participations, decreased by $18.6 million for the year ended December 31, 2015 compared to the same period in 2014 due to the deconsolidation of MOF I and MOF II as of January 1, 2015. There was no unrealized or realized gain (loss) on investments of Consolidated Funds for the year ended December 31, 2015.

Provision for Income Taxes

Our effective income tax rate was 1.7% and 2.6% for the years ended December 31, 2015 and 2014, respectively. The decrease in the effective rate was due primarily to losses incurred by MOF I during the year ended December 31, 2013 for which there was no tax benefit taken as MOF I was not subject to New York City unincorporated business tax. The Company is treated as a partnership for income tax purposes and is therefore not subject to U.S. federal, state and local corporate income taxes. The Company is subject to New York City unincorporated business tax attributable to taxable income allocable to New York City.

Non-Controlling Interests

Net income attributable to non-controlling interests in consolidated funds decreased by $29.7 million to zero for the year ended December 31, 2015 compared to the same period in 2014. As a result of the deconsolidation of our Consolidated Funds effective January 1, 2015, we no longer record net income attributable to non-controlling interests in Consolidated Funds.

Net income attributable to non-controlling interests in consolidated subsidiaries decreased by $2.8 million to $(0.9) million for the year ended December 31, 2015 compared to the same period in 2014. The decrease was primarily due to the reversal of performance fees of MOF II.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Revenues

Management Fees.  Total management fees increased by $24.8 million, or 68%, to $61.3 million for the year ended December 31, 2014 compared to the year ended December 31, 2013.

•	Our permanent capital vehicles generated an additional $20.3 million in management fees for the year ended December 31, 2014 compared to the same period in 2013. Management fees from MCC increased $13.4 million due to a 47% increase in fee earning AUM over that period. Management fees from SIC increased $6.9 million due to a 302% increase in fee earning AUM over that period.
•	Our long-dated private funds and SMAs generated an additional $4.5 million in management fees for the year ended December 31, 2014 compared to the same period in 2013. The increase was due primarily to an increase in management fees of $7.0 million from MOF II and SMAs, which experienced a 31% increase in fee earning AUM over that period. The increase in management fees for the period was partially offset by a decrease in managements fees of $2.5 million from MOF I which is in the harvesting stage of its life cycle where loans are maturing and capital is being returned to investors.

Performance Fees.  Performance fees decreased by $0.4 million or 15%, to $2.1 million for the year ended December 31, 2014 compared to the same period in 2013. The decrease was due primarily to the reversal of previously accrued performance fees of SMAs as a result of year-end investment valuations.

Other Revenues and Fees.  Other revenues and fees increased by $3.9 million, or 77%, to $8.9 million for the year ended December 31, 2014 compared to the same period in 2013. The increase was due primarily to an increase of $2.1 million and $1.8 million of reimbursements from SIC for organizational and offering expense and administrative fees from our permanent capital vehicles, respectively.

Expenses

Compensation and Benefits.  Compensation and benefits increased by $6.6 million, or 48%, to $20.3 million for the year ended December 31, 2014 compared to the same period in 2013. The increase was due primarily to increases in base salary and bonuses resulting from a 30% increase in average headcount for the year ended December 31, 2014 compared to the same period in 2013.

Performance Fee Compensation.  Performance fee compensation decreased by $8.7 million or 121% to $(1.5) million for the year ended December 31, 2014 compared to the same period in 2013. The decrease was due to vesting of previously issued profit sharing interests, which caused an increase in expense during the year ended December 31, 2013 compared to the year ended December 31, 2014, as well as, a decrease in the projected future payments resulting from changes in certain projection assumptions.

Consolidated Funds Expenses.  Consolidated Funds Expenses increased by $0.4 million, or 36%, to $1.7 million for the year ended December 31, 2014 compared to the same period in 2013. The increase was due primarily to increased professional fees expenses for valuation services.

General, Administrative and Other Expenses.  General, administrative and other expenses increased by $3.7 million, or 29%, to $16.3 million for the year ended December 31, 2014 compared to the same period in 2013. The increase was due primarily to expense support agreement expenses related to SIC, professional fees expenses including legal, audit and accounting services, recruiting and placement fee expenses related to the hiring of additional employees, and an overall increase in general, administrative and other expenses due to an increase in headcount and overall growth of our business.

Other Income (Expense)

When evaluating the changes in other income (expense), we separately analyze the returns generated by our investment portfolio from the investment returns generated by our Consolidated Funds.

Dividend income of $0.9 million remained consistent during the year ended December 31, 2014 compared to the same period in 2013.

Interest expense increased by $4.0 million to $5.5 million for the year ended December 31, 2014 compared to the same period in 2013. The increase was a direct result of our $110.0 million debt refinancing with Credit Suisse AG, Cayman Island Branch. Average debt outstanding during the years ended December 31, 2014 and 2013 was $70.5 million and $15.6 million, respectively.

Other expenses, net increased by $1.3 million to $1.8 million for the year ended December 31, 2014 compared to the same period in 2013. The increase was due primarily to an increase in expense associated with our revenue share payable, as well as an unrealized loss recorded on our shares of SIC as a result of a decrease in NAV as of December 31, 2014 compared to the NAV as of December 31, 2013.

Investments of Consolidated Funds

Interest and other income of Consolidated Funds increased by $11.6 million, or 23%, to $61.5 million for the year ended December 31, 2014 compared to the same period in 2013. The increase in net interest income was due primarily to an increase in the invested capital of MOF II.

Net losses on investments of Consolidated Funds decreased by $1.2 million, or 6%, to $18.6 million net loss for the year ended December 31, 2014 compared to the same period in 2013. The decrease in net losses on investments was due to a $16.9 million decrease in net realized losses, offset by a $15.7 million increase in net unrealized depreciation.

Provision for Income Taxes

Our effective consolidated income tax rate was 2.6% and 4.3% for the years ended December 31, 2014 and 2013, respectively. The decrease in the effective tax rate is due primarily to the recording of a deferred tax benefit relating to tax goodwill incurred in connection with Medley LLC’s acquisition of member interests from certain former members.

Non-Controlling Interests

Net income attributable to non-controlling interests in consolidated entities increased by $18.8 million to $31.7 million for the year ended December 31, 2014 compared to the same period in 2013. The increase was due primarily to an increase in net income of the Consolidated Funds which was attributed primarily to an increase in invested capital of MOF II.

Reconciliation of Certain Non-GAAP Performance Measures to Consolidated U.S. GAAP Financial Measures

In addition to analyzing our results on a GAAP basis, management also makes operating decisions and assesses business performance based on the financial and operating metrics and data that are presented without the impact of the consolidation of any funds. Management believes that these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of the Company’s business, as they remove the impact of items management believes are not reflective of underlying operating performance. These non-GAAP measures are also used by management for planning purposes, including the preparation of internal budgets; and for evaluating the effectiveness of operational strategies. Additionally, the Company believes these non-GAAP measures provide another tool for investors to use in comparing our results with other companies in our industry, many of whom use similar non-GAAP measures. There are limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable U.S. GAAP financial measure and these measures supplement and should be considered in addition to and not in lieu of the results of operations discussed below. Furthermore, such measures may be inconsistent with measures presented by other companies.

Net income attributable to Medley LLC is the U.S. GAAP financial measure most comparable to Core Net Income. The following table is a reconciliation of net income attributable to Medley LLC on a consolidated basis to Core Net Income and Core EBITDA.

	For the Three Months Ended September 30, (unaudited)		For the Nine Months Ended September 30, (unaudited)		For the Years Ended December 31,
	2016	2015	2016	2015	2015	2014	2013
	(Amounts in thousands)
Net income attributable to Medley LLC	$693	$1,006	$2,216	$19,611	$23,140	$38,424	$23,637
Reimbursable fund startup expenses	5,647	(1,066)	16,391	3,103	6,378	5,811	3,939
Stock-based compensation(1)	672	662	2,018	2,080	2,585	845	—
Adjustment for pre-IPO guaranteed payments to members(2)	—	—	—	—	—	(3,380)	(5,136)
Other non-core items(3)	211	—	732	137	303	(5)	753
Income tax benefit (expense) on adjustments	(196)	11	(579)	(147)	(248)	(97)	13
Core Net Income	$7,027	$613	$20,778	$24,784	$32,158	$41,598	$23,206
Interest expense	2,192	2,141	6,382	6,335	8,469	5,520	1,479
Income taxes	357	(73)	800	650	640	438	701
Depreciation and amortization	243	109	678	341	454	401	276
Core EBITDA	$9,819	$2,790	$28,638	$32,110	$41,721	$47,957	$25,662

(1)	Represents a pro-forma adjustment for the amortization of stock based compensation expenses associated with grants of restricted stock units at the time of the IPO of Medley Management Inc.
(2)	Represents a pro-forma adjustment to reflect guaranteed payments to Medley LLC members as compensation expense. Prior to the Company’s Reorganization and the IPO of Medley Management Inc., these payments were recorded as distributions from members’ capital.
(3)	For the three months ended September 30, 2016, other non-core items consist of a $0.2 million acceleration of amortization of debt issuance costs and discount relating to prepayments made on our Term Loan Facility as a result of the refinancing of our indebtedness from the issuance of Senior Unsecured Debt. For the nine months ended September 30, 2016, other non-core items also include a $0.5 million impairment loss on our investment in CK Pearl Fund. For the nine months ended September 30, 2015 and for the years ended December 31, 2015, 2014 and 2013, other non-core items consist of one-time severance cost to former employees.

Net Income Margin is the U.S. GAAP financial measure most comparable to Core Net Income Margin. During fiscal year 2015, we adopted new consolidation guidance which resulted in the deconsolidation of our Consolidated Funds, effective January 1, 2015. Prior to 2015, we consolidated certain funds in our consolidated financial statements which had an effect on management fees and performance fees, as well as other line items, but had no effect on the net income attributable attributed to Medley LLC for the years ended December 31, 2014 and 2013. For comparability purpose, we calculate Net Income Margin as Net Income attributable to Medley LLC divided by total revenue and, for periods prior to 2015, total standalone revenue. The following table is a reconciliation of Net Income Margin to Core Net Income Margin.

	For the Three Months Ended September 30, (unaudited)		For the Nine Months Ended September 30, (unaudited)		For the Years Ended December 31,
	2016	2015	2016	2015	2015	2014	2013
	(Amounts in thousands)
Net Income Margin	3.7%	18.5%	3.8%	38.1%	34.3%	46.6%	39.6%
Reimbursable fund startup expenses(1)	29.9%	(19.6)%	28.4%	6.1%	9.5%	7.0%	6.6%
Stock-based compensation(1)(2)	3.6%	12.2%	3.5%	4.0%	3.8%	1.0%	—
Adjustment for pre-IPO guaranteed payments to members(1)(3)	—	—	—	—	—	(4.0)%	(8.6)%
Other non-core items(1)(4)	1.1%	0.0%	1.3%	0.3%	0.4%	0.0%	1.3%
Income tax benefit (expense) on adjustments	(1.1)%	0.2%	(1.0)%	(0.3)%	(0.4)%	(0.2)%	0.0%
Core Net Income Margin	37.2%	11.3%	36.0%	48.2%	47.7%	50.4%	38.9%

(1)	Adjustments to Net Income attributable to Medley LLC to calculate Core Net Income are presented as a percentage of total revenue, and, for periods prior to 2015, total standalone revenue.
(2)	Represents a pro-forma adjustment for the amortization of stock based compensation expense associated with grants of restricted stock units at the time of the IPO of Medley Management Inc.
(3)	Represents a pro-forma adjustment to reflect guaranteed payments to Medley LLC members as compensation expense. Prior to the Company’s Reorganization and the IPO of Medley Management Inc., these payments were recorded as distributions from members’ capital.
(4)	For the three months ended September 30, 2016, other non-core items consist of $0.2 million acceleration of amortization of debt issuance costs and discount relating to prepayments made on our Term Loan Facility as a result of the refinancing of our indebtedness from the issuance of Senior Unsecured Debt. For the nine months ended September 30, 2016, other non-core items also include a $0.5 million impairment loss on our investment in CK Pearl Fund. For the nine months ended September 30, 2015 and for the years ended December 31, 2015, 2014 and 2013, other non-core items consists of one-time severance costs to former employees.

Liquidity and Capital Resources

We manage our liquidity and capital requirements by focusing on our cash flows before giving effect to our Consolidated Funds. Our primary cash flow activities involve: (i) generating cash flow from operations, which largely includes management fees; (ii) funding capital commitments that we have made to our funds; (iii) making distributions to our owners; and (iv) borrowings, interest payments and repayments under our debt facilities. As of September 30, 2016, our cash and cash equivalents were $57.0 million.

Our material sources of cash from our operations include: (i) management fees, which are collected quarterly; (ii) performance fees, which can be less predictable as to amount and timing; and (iii) fund distributions received from our investments in products that we manage. We primarily use cash flows from operations to pay compensation and benefits, general, administrative and other expenses, New York City unincorporated business tax, debt service, capital expenditures and income and tax distributions to our members. Our cash flows, together with the proceeds from equity and debt issuances, are also used to fund investments in limited partnerships, fixed assets and other capital items. If cash flow from operations were insufficient to fund distributions, we may decide to suspend paying such distributions.

Our consolidated financial statements reflect the cash flows of our operating business, and for the years ended December 31, 2014 and 2013, the results of our Consolidated Funds. The assets of our Consolidated Funds, on a gross basis, are significantly larger than the assets of our operating business and therefore have a substantial effect on our reported cash flows. The primary cash flow activities of our Consolidated Funds include: (i) raising capital from third-party investors, which is reflected as non-controlling interests of our Consolidated Funds; (ii) purchasing and selling investment securities; (iii) collecting interest and dividend income; (iv) generating cash through the realization of certain investments; and (v) distributing cash to investors. Our Consolidated Funds are treated as investment companies for financial accounting purposes under U.S. GAAP; therefore, the character and classification of all Consolidated Fund transactions are presented as cash flows from operations.

Debt Instruments

Senior Secured Credit Facilities

On August 14, 2014, we entered into the $110.0 million Term Loan Facility with Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent thereunder, Credit Suisse Securities (USA) LLC, as bookrunner and lead arranger, and the lenders from time to time party thereto, which will mature on June 15, 2019.

On August 19, 2014, we entered into a $15.0 million senior secured revolving credit facility with City National Bank (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”), as administrative agent and collateral agent thereunder, and the lenders from time to time party thereto, which will mature on August 19, 2017, with a one-year extension at the option of the borrower, provided certain conditions are met. We intend to use any proceeds of borrowings under the

Revolving Credit Facility for general corporate purposes, including funding our working capital needs. We have not incurred any borrowings under the Revolving Credit Facility through the date of this filing.

We are the borrower under the Senior Secured Credit Facilities. In addition, the Term Loan Facility also provides us with the option to raise incremental credit facilities (including an uncommitted incremental facility that provides the borrower the option to increase the amount available under the Term Loan Credit Facility by an aggregate of up to $15.0 million, subject to additional increases, provided that the net leverage ratio as of the last day of any four-fiscal quarter period commencing with the four-fiscal quarter period ending December 31, 2014, shall not exceed 2.0 to 1.0).

Interest Rate and Fees

Borrowings under the Term Loan Facility bear interest, at our option, at a rate equal to either (i) a Eurodollar margin over an adjusted LIBOR rate (with a “floor” of 1.0%) or (ii) a base rate margin over an adjusted base rate determined by reference to the highest of (a) the term loan administrative agent’s prime rate; (b) the federal funds effective rate in effect on such day plus 0.5%; and (c) an adjusted LIBOR rate plus 1.0%. The applicable margins for the Term Loan Facility are 5.5%, in the case of Eurodollar loans and 4.5%, in the case of adjusted base rate loans.

Borrowings under the Revolving Credit Facility bear interest, at our option, at a rate equal to either (1) a Eurodollar margin over an adjusted LIBOR rate or (2) a base rate margin over an adjusted base rate determined by reference to the highest of (a) the term loan administrative agent’s prime rate; (b) the federal funds effective rate in effect on such day plus 0.5%; and (c) an adjusted LIBOR rate plus 1.0%. The applicable margins for the Revolving Credit Facility are (i) if the ratio of net debt to Core EBITDA is less than 1.0 to 1.0, 1.5% in the case of adjusted base rate loans, and, in the case of Eurodollar loans, (x) 3.0% until maturity; and (ii) if the ratio of net debt to Core EBITDA is greater than or equal to 1.0 to 1.0, 2.50% in the case of adjusted base rate loans, and, in the case of Eurodollar loans, (x) 3.25% until maturity.

In addition to paying interest on outstanding principal under the Senior Secured Credit Facilities, (i) on the closing date of the Term Loan Facility we were required to pay commitment fees to the lenders under the Term Loan Facility in an amount equal to 1% of the aggregate amount of term loans borrowed on the closing date of the Term Loan Facility; and (ii) in respect of the Revolving Credit Facility, we are required to pay an unused line fee of 0.25% per annum of the unused portion of the commitments.

Prepayments

The Senior Secured Credit Facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	100% of the net cash proceeds (including insurance and condemnation proceeds) of all nonpermitted asset sales or other dispositions of property by the borrower and its subsidiaries, subject to de minimis thresholds, if those net cash proceeds are not reinvested in like assets, financial assets, or other financial services investment strategies within 12 months of the receipt of such net cash proceeds;
•	100% of the net proceeds of any incurrence of debt by the borrower or any of its restricted subsidiaries; and
•	100% of the amount of any equity contributions made to the borrower for the purpose of causing the borrowing to be in compliance with the financial maintenance covenant set forth in the Term Loan Facility.

The foregoing mandatory prepayments will be applied, first, to the next succeeding four scheduled installments due in respect of the term loans in direct order of maturity and, thereafter, pro rata to the remaining scheduled installments of the term loans.

We have the ability to voluntarily repay outstanding loans at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR rate loans and a make-whole premium on voluntary prepayments of term loans on or prior to August 14, 2016 to the extent such prepayments exceed $33.0 million in the aggregate, which make-whole premium will be in an amount equal to the then present value of the required interest payments not yet made (assuming an interest rate equal to the adjusted LIBOR rate for Eurodollar borrowing with a one month interest period made on the date of such prepayment or assignment plus the applicable margin with respect thereto) on the principal amount of the term loan so prepaid that but for such prepayment would have been payable through June 15, 2019 using a discount rate equal to the treasury rate as of the date of such prepayment or assignment plus 50 basis points.

In October 2014, we voluntarily prepaid $15.0 million of the outstanding term loans under this facility using a portion of the proceeds received from the IPO of Medley Management Inc. The $15.0 million prepayment was applied against the first quarterly installment which was due on March 31, 2015, as well as the remaining quarterly installments through June 30, 2017.

In August 2016, the Company voluntarily prepaid $23.5 million of outstanding term loans under this facility using the net proceeds from the registered public offering of 6.875% senior notes due 2026. The $23.5 million prepayment was applied against the remaining quarterly installments starting June 30, 2017 and a portion of the Term Loan Facility payable at maturity.

Amortization

The Term Loan Facility requires principal repayments in quarterly installments equal to $1,375,000 (which amount may be adjusted as a result of prepayment or incremental term loans drawn), with the remaining amount payable on the applicable maturity date with respect to such term loans.

Guarantees and Collateral

The obligations under the Senior Secured Credit Facilities are unconditionally and irrevocably guaranteed by certain of our subsidiaries, including Medley Capital LLC, MOF II Management LLC, MOF III Management LLC, Medley SMA Advisors LLC, Medley GP Holdings LLC, and Medley GP LLC (the “credit agreement guarantors”). In addition, the Senior Secured Credit Facilities are collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, the borrower and each of the borrower’s and credit agreement guarantors’ direct or indirect domestic subsidiaries and 65% of the capital stock of, or other equity interests in, each of the borrower’s or any subsidiary guarantors’ direct wholly owned first-tier restricted foreign subsidiaries, and (ii) certain tangible and intangible assets of the borrower and the credit agreement guarantors (subject to certain exceptions and qualifications).

As of the closing date for the Term Loan Facility, none of MCC Advisors LLC, SIC Advisors LLC, MOF II GP LLC, MOF III GP LLC, our domestic subsidiaries substantially all of the assets of which consist of equity interests or indebtedness of one or more foreign subsidiaries, our non-wholly owned domestic subsidiaries, nor our subsidiaries that are a direct or indirect subsidiary of a foreign subsidiary, are obligated to guarantee the Term Loan Facility, and as of the closing date of the Revolving Credit Facility, none of such entities are obligated to guarantee the Revolving Credit Facility.

Certain Covenants and Events of Default

The Senior Secured Credit Facilities contain a number of significant affirmative and negative covenants and customary events of default. Such covenants, among other things, will limit or restrict, subject to certain exceptions, the ability of the borrower and its restricted subsidiaries to:

•	incur additional indebtedness, make guarantees and enter into hedging arrangements;
•	create liens on assets;
•	enter into sale and leaseback transactions;
•	engage in mergers or consolidations;
•	make fundamental changes;
•	pay dividends and distributions or repurchase our capital stock;
•	make investments, loans and advances, including acquisitions;
•	engage in certain transactions with affiliates;

•	make changes in the nature of their business; and
•	make prepayments of junior debt.

In addition, the credit agreements governing our Senior Secured Credit Facilities contain a financial covenant that requires us to maintain, with respect to each four quarter period commencing with the four quarter period ending December 31, 2014, a ratio of net debt to Core EBITDA not greater than 3.5 to 1.0. The ratio of net debt to Core EBITDA in respect of the Senior Secured Credit Facilities is calculated using our standalone financial results and includes the adjustments made to calculate Core EBITDA.

Our Senior Secured Credit Facilities contain certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the lenders under the Senior Secured Credit Facilities will be entitled to take various actions, including the acceleration of amounts due under the Senior Secured Credit Facilities and all actions permitted to be taken by a secured creditor.

Senior Unsecured Debt

On August 9, 2016, Medley LLC completed a registered public offering of $25.0 million in aggregate principal amount of 6.875% senior notes due 2026 at a public offering price of 100% of the principal amount. The notes mature on August 15, 2026 and interest is payable quarterly commencing on November 15, 2016. The senior unsecured debt is subject to redemption in whole or in part at any time or from time to time, at the option of the Company, on or after August 15, 2019 at a redemption price per security equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest payments otherwise payable for the then current quarterly interest period accrued to, but excluding, the date fixed for redemption. The 6.875% senior notes due 2026 are listed on the New York Stock Exchange and trade thereon under the trading symbol “MDLX.” As of September 30, 2016, the outstanding amount of senior unsecured debt was $23.4 million, which is reflected net of debt issuance costs of $1.6 million. Debt issuance costs under the senior unsecured debt are being accreted, using the effective interest method, over the term of the senior unsecured debt. Total interest expense under the senior unsecured debt, including amortization of debt issuance costs, was $0.3 million for the three and nine months ended September 30, 2016. Net proceeds from the issuance of the senior unsecured debt were used to repay a portion of the outstanding indebtedness under the Term Loan Facility. The fair value of the outstanding balance of senior unsecured debt was $24.6 million as of September 30, 2016.

On October 18, 2016, Medley LLC completed a registered public offering of an additional $28.6 million in aggregate principal amount of 6.875% senior notes due 2026 at a public offering price of 97.80% of the principal amount. Net proceeds from the October 2016 offering of additional 6.875% senior notes due 2026 were used to further repay a portion of the outstanding indebtedness under the Term Loan Facility. As of the date of this prospectus, the outstanding amount of senior unsecured debt was $53,595,000.

Non-Recourse Promissory Notes

In April 2012, we borrowed $5.0 million under a non-recourse promissory note with a foundation, and $5.0 million under a non-recourse promissory note with a trust. Proceeds from the borrowings were used to purchase 1,108,033 shares of common stock of SIC, which were pledged as collateral for the obligations. Interest on the notes is paid quarterly and is equal to the dividends received by us related to the pledged shares. We may prepay the notes in whole or in part at any time without penalty. The notes are scheduled to mature in March 2019. The proceeds from the notes were recorded net of issuance costs of $3.8 million and are being accrued, using the effective interest method, over the term of the non-recourse promissory notes.

Notes Payable

In March 2014, we issued a promissory note in the amount of $2.5 million to a former Medley member in connection with the purchase of his membership interests. The promissory note carries no interest, has quarterly amortization payments of $0.3 million and matured in March 2016. As of December 31, 2015, $0.3 million was outstanding in respect of this note.

Cash Flows

The significant captions and amounts from our consolidated financial statements, which, for the years ended December 31, 2014 and 2013, include the effects of our Consolidated Funds in accordance with U.S. GAAP, are summarized below. Negative amounts represent a net outflow, or use of cash.

	For the Nine Months Ended September 30, (unaudited)		For the Years Ended December 31,
	2016	2015	2015	2014	2013
	(Amounts in thousands)
Statements of cash flows data
Net cash provided by (used in) operating activities	$8,777	$15,624	$28,192	$(196,202)	$(42,428)
Net cash provided by (used in) investing activities	(9,618)	55	(299)	(521)	(918)
Net cash provided by (used in) financing activities	(13,420)	(38,059)	(42,599)	277,334	47,449
Net increase (decrease) in cash and cash equivalents	$(14,261)	$(22,380)	$(14,706)	$80,611	$4,103

Operating Activities

Net cash provided by (used in) operating activities is primarily driven by our earnings in the respective periods after adjusting for non-cash items, such as net change in unrealized depreciation (appreciation) on investments, net realized loss on investments, interest income paid-in-kind and accretion of original issue discount that are included in net income. Cash used to purchase investments, as well as the proceeds from the sale of such investments, is also reflected in our operating activities as investing activities of our Consolidated Funds. Prior to our Reorganization and the IPO of Medley Management Inc., all guaranteed payments to our senior professionals were reflected as distributions from members’ capital rather than as compensation expense. Cash distributions made to these senior professionals were not presented in cash flows from operations, rather these payments were presented in financing activities. Subsequent to the Reorganization and the IPO of Medley Management Inc., all guaranteed payments made to these senior professionals are recognized as compensation expense and are presented in cash flows from operations.

Our net cash flow provided by operating activities was $8.8 million and $15.6 million for the nine months ended September 30, 2016 and 2015, respectively. For the nine months ended September 30, 2016 and 2015, net cash flow provided by operating activities was due to net income of $3.3 million and $18.5 million, respectively, non-cash adjustments of $4.3 million and $15.5 million, respectively, and changes in operating assets and liabilities of $1.1 million and $(18.3) million, respectively.

Our net cash flow provided by (used in) operating activities was $28.2 million, $(196.2) million and $(42.4) million for the years ended December 31, 2015, 2014 and 2013, respectively. For the year ended December 31, 2015, net cash flow provided by operating activities was due to net income of $22.3 million, non-cash adjustments of $18.0 million and changes in operating assets and liabilities of $(12.1) million.

For the years ended December 31, 2014 and 2013, net cash flow used in operating activities primarily include net purchases of investments by our Consolidated Funds, of $293.7 million and $104.7 million, respectively, and change in cash and cash equivalents of the Consolidated Funds of $22.2 million and $13.8 million, respectively. These amounts represent the significant variances between net income and cash flows from operations and are reflected as operating activities pursuant to investment company accounting guidance. The growth of our business is reflected by the increase in net cash provided by operating activities of our core segment, while the fund-related activities requirements vary based upon the specific investment activities being conducted during such period. The movements within our Consolidated Funds do not adversely impact our liquidity or earnings trends. We believe that our ability to generate cash from operations provides us the necessary liquidity to manage short-term fluctuations in working capital as well as to meet our short-term commitments.

Investing Activities

Our investing activities generally reflect cash used for acquisitions of fixed assets, distributions received from our equity method investments and, in 2016, purchases of available-for-sale securities. Purchases of fixed assets were $1.9 million and $0.1 million, respectively, for the nine months ended September 30, 2016 and 2015. Distributions received from equity method investments were $1.1 million and $0.2 million, respectively, for the nine months ended September 30, 2016. Purchases of available-for-sale securities were $8.8 million for the nine months ended September 30, 2016. There were no purchases of available-for-sale securities for the nine months ended September 30, 2015.

Purchases of property and equipment were $0.8 million, $0.5 million and $0.9 million for the years ended December 31, 2015, 2014 and 2013, respectively. Distributions received from equity method investments were $0.5 million for the year ended December 31, 2015. There were no distributions received from equity method investments for the years ended December 31, 2014 and 2013.

Financing Activities

Distributions to members and redeemable non-controlling interests are presented as a use of cash from financing activities and were $23.6 million and $36.0 million, respectively, for the nine months ended September 30, 2016 and 2015. Capital contributions from non-controlling interests and redeemable non-controlling interests resulted in an inflow of cash of $12.0 million for the nine months ended September 30, 2016. Repurchases of LLC Units represented a use of cash from financing activities of $1.2 million for the nine months ended September 30, 2016. There were no repurchases of LLC Units or capital contributions for the nine months ended September 30, 2015.

On August 9, 2016, we completed our registered public offering of 6.875% senior notes due 2026. The proceeds from the offering, net of offering expenses payable by us, amounted to $24.2 million. The net proceeds from the offering were used to repay a portion of the outstanding indebtedness under the Term Loan Facility. Repayments of debt obligations resulted in an outflow of cash of $23.8 million and $0.9 million, respectively, for the nine months ended September 30, 2016 and 2015.

Distributions to members are presented as a use of cash from financing activities and were $40.2 million, $120.8 million and $41.7 million for the years ended December 31, 2015, 2014 and 2013, respectively. Net proceeds (repayments) from issuance of debt obligations provided a net inflow (outflow) of cash to us of $(1.3) million, $69.4 million and $21.0 million for the years ended December 31, 2015, 2014 and 2013, respectively. Net contributions from non-controlling interests in our Consolidated Funds were $131.4 million and $44.2 million for the years ended December 31, 2014 and 2013, respectively. Net proceeds from secured borrowings were $100.6 million and $24.0 million for the years ended December 31, 2014 and 2013, respectively. For the year ended December 31, 2015, there was no impact on our cash flows relating to our Consolidated Funds.

On September 29, 2014, we completed the IPO of Medley Management Inc. pursuant to which we sold 6,000,000 LLC units to Medley Management Inc. at a per unit price of $18.00 per unit. Total proceeds from the sale, net of offering expenses payable by us, were $96.7 million and were recorded as contributions from members.

Sources and Uses of Liquidity

Our sources of liquidity are (i) cash on hand, (ii) net working capital, (iii) cash flows from operations, including performance fees, (iv) realizations on our investments, (v) net proceeds from borrowings under the Senior Secured Credit Facilities and further issuances of publicly registered debt and (vi) other potential financings. We believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments in the foreseeable future. We expect that our primary liquidity needs will be comprised of cash to (i) provide capital to facilitate the growth of our existing investment management business, (ii) fund our commitments to funds that we advise, (iii) provide capital to facilitate our expansion into business that are complementary to our existing investment management business, (iv) pay operating expenses, including cash compensation to our employees, (v) fund capital expenditures, (vi) pay income taxes, and (vii) make distributions to our unitholders.

We intend to use a portion of our available liquidity to fund cash distributions to our unitholders on a quarterly basis. Our ability to fund cash dividends to our common shareholders is dependent on a myriad of factors, including among others: general economic and business conditions; our strategic plans and prospects; our business and investment opportunities; timing of capital calls by our funds in support of our commitments; our financial condition and operating results; working capital requirements and other anticipated cash needs; contractual restrictions and obligations; legal, tax and regulatory restrictions; restrictions on the payment of distributions by our subsidiaries to us; and other relevant factors.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP. In applying many of these accounting principles, we need to make assumptions, estimates or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates or judgments. See Note 2, “Summary of Significant Accounting Policies,” to our audited consolidated financial statements included in this prospectus for a summary of our significant accounting policies.

Principles of Consolidation

In accordance with ASC 810, Consolidation, we consolidate those entities where we have a direct and indirect controlling financial interest based on either a variable interest model or voting interest model. As such, we consolidate entities that we conclude are variable interest entities (“VIEs”), for which we are deemed to be the primary beneficiary and entities in which we hold a majority voting interest or have majority ownership and control over the operational, financial and investing decisions of that entity.

In February 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-02 which changes the consolidation analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. The guidance is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2015. Early adoption is permitted. The Company has elected to adopt this new guidance using the modified retrospective method effective January 1, 2015. Restatement of prior period results is not required.

For legal entities evaluated for consolidation, we must determine whether the interests that it holds and fees paid to it qualify as a variable interest in an entity. This includes an evaluation of the management fees and performance fees paid to us when acting as a decision maker or service provider to the entity being evaluated. Under the new guidance, fees received by the Company that are 1) customary and commensurate with the level of services provided, and 2) we don’t hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, would not be considered a variable interest. We factor in all economic interests including proportionate interests through related parties, to determine if fees are considered a variable interest. Prior to the adoption of the new consolidation guidance, these fees were considered variable interests by us.

An entity in which we hold a variable interest is a VIE if any one of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the legal entity to finance its activities without additional subordinated financial support, (b) the holders of equity investment at risk have the right to the direct the activities of the entity that most significantly impact the legal entity’s economic performance, (c) the voting rights of some investors are disproportionate to their obligation to absorb losses or rights to receive returns from a legal entity. Under the new guidance, for limited partnerships and other similar entities, non-controlling investors must have substantive rights to either dissolve the fund or remove the general partner (“kick-out rights”) in order to qualify as a VIE.

For those entities that qualify as a VIE, the primary beneficiary is generally defined as the party who has a controlling financial interest in the VIE. We are generally deemed to have a controlling financial interest if we have (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, and (b) the obligation to absorb losses or receive benefits from the VIE that could potentially be significant to the VIE. We determine whether we are the primary beneficiary of a VIE at the time we become initially involved with the VIE and we reconsider that conclusion continuously. The primary beneficiary evaluation is generally performed qualitatively on the basis of all facts and circumstances. However, quantitative information may also be considered in the analysis, as appropriate. These assessments require judgments. Each entity is assessed for consolidation on a case-by-case basis.

For those entities evaluated under the voting interest model, we consolidate the entity if we have a controlling financial interest. We have a controlling financial interest in a voting interest entity (“VOE”) if we own a majority voting interest in the entity. Prior to the new guidance, we consolidated VOE’s where it was the general partner and as such, was presumed to have control.

Consolidated Funds

With respect to the Consolidated Funds, which represent limited partnerships, we earn a fixed management fee based on either (i) limited partners’ capital commitments to the funds, (ii) invested capital, (iii) NAV, or (iv) lower of cost or market value of a fund’s portfolio investments. In addition, Medley earns a performance fee based upon the investment returns in excess of a stated hurdle rate. We considered the accounting treatment under ASU 2010-10, Amendments for Certain Investment Funds, and determined that the funds were not VIEs for the years ended December 31, 2014 and 2013. However, as the general partner, and due to the lack of substantive kick out or participating rights of the limited partners, these funds were consolidated under the voting interest model in accordance with ASC 810-20, Control of Partnerships and Similar Entities, for the years ended December 31, 2014 and 2013.

Deconsolidated Funds

Certain funds that have historically been consolidated in the financial statements are no longer consolidated. We had consolidated MOF I LP in its consolidated financial statements under the voting interest model in accordance with ASC 810-20, as we were the general partner and the limited partners lacked substantive kick out or participating rights. Effective January 1, 2015, we completed our role as investment manager of MOF I LP and transitioned the management of the residual assets of this fund to another asset manager. As a result of this transition, we deconsolidated the financial statements of this fund, on January 1, 2015. There was no gain or loss recognized upon deconsolidation. In addition, on January 1, 2015, we deconsolidated the one remaining consolidated fund as a result of the adoption of ASU 2015-02. We will continue to serve as the general partner and/or investment manager until such fund is fully liquidated.

Fair Value Measurement

The Consolidated Funds apply fair value accounting to all of its financial instruments in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value and establishes a framework used to measure fair value and requires disclosures for fair value measurements. In accordance with ASC 820, the Consolidated Funds have categorized their financial instruments carried at fair value, based on the priority of the valuation technique, into a three-level fair value hierarchy. Market price observability is affected by a number of factors, including the type of instrument and the characteristics specific to the instrument. Financial instruments with readily available quoted prices from an active market or for which fair value can be measured based on actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value.

Financial assets and liabilities measured and reported at fair value are classified as follows:

•	Level I — Valuations based on quoted prices in active markets for identical assets or liabilities at the measurement date.
•	Level II — Valuations based on inputs other than quoted prices in active markets included in Level I, which are either directly or indirectly observable at the measurement date. This category includes quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in non-active markets including actionable bids from third parties for privately held assets or liabilities, and observable inputs other than quoted prices such as yield curves and forward currency rates that are entered directly into valuation models to determine the value of derivatives or other assets or liabilities.

•	Level III — Valuations based on inputs that are unobservable and where there is little, if any, market activity at the measurement date. The inputs for the determination of fair value may require significant management judgment or estimation and is based upon management’s assessment of the assumptions that market participants would use in pricing the assets or liabilities. These investments include debt and equity investments in private companies or assets valued using the market or income approach and may involve pricing models whose inputs require significant judgment or estimation because of the absence of any meaningful current market data for identical or similar investments. The inputs in these valuations may include, but are not limited to, capitalization and discount rates, beta and EBITDA multiples. The information may also include pricing information or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level III information, assuming no additional corroborating evidence.

In some instances, an instrument may fall into different levels of the fair value hierarchy. In such instances, the instrument’s level within the fair value hierarchy is based on the lowest of the three levels (with Level III being the lowest) that is significant to the fair value measurement. Our assessment of the significance of an input requires judgment and considers factors specific to the instrument. As of December 31, 2014, substantially all of our investments and other fair value instruments were classified as Level III. See Note 4, “Fair Value Measurements,” to our audited consolidated financial statements included in this prospectus for a summary of our valuation of investments and other financial instruments by fair value hierarchy levels.

Performance Fees

Performance fees are based on certain specific hurdle rates as defined in the non-consolidated funds’ and, for the years ended December 31, 2014 and 2013, the Consolidated Funds’ applicable investment management or partnership agreements. Performance fees are recorded on an accrual basis to the extent such amounts are contractually due.

We have elected to adopt Method 2 of ASC 605, Revenue Recognition, for revenue based on a formula. Under this method, we are entitled to performance-based fees that can amount to as much as 20.0% of a fund’s profits, subject to certain hurdles. Performance-based fees are assessed as a percentage of the investment performance of the funds. The performance fee for any period is based upon an assumed liquidation of the fund’s net assets on the reporting date, and distribution of the net proceeds in accordance with the fund’s income allocation provisions. The performance fees may be subject to reversal to the extent that the performance fees recorded exceeds the amount due to the general partner or investment manager based on a fund’s cumulative investment returns.

Performance fees receivable is presented separately in our audited consolidated statements of financial condition included in this prospectus and represents performance fees recognized but not yet collected. The timing of the payment of performance fees due to the general partner or investment manager varies depending on the terms of the applicable fund agreements.

If applicable, we record an accrual for the potential repayment of previously received performance fees which represents amounts that would need to be repaid to the underlying funds if these funds were to be liquidated based on the current fair value of the underlying funds’ investments as of the reporting date. The Company’s actual obligation, however, would not become payable or realized until the end of a fund’s life.

Performance Fee Compensation Payable

We have an obligation to pay our professionals a portion of the performance fees earned from certain funds, including performance fees from Consolidated Funds that are eliminated in consolidation. These amounts are accounted for as compensation expense in conjunction with the recognition of the related performance fee revenue and, until paid, are recognized as performance fee compensation payable. Performance fee compensation is recognized in the same period that the related performance fees are recognized. Performance fee compensation can be reversed during periods when there is a decline in performance fees that were previously recognized.

Income Taxes

We are treated as a partnership for income tax purposes and are therefore not subject to U.S. federal, state and local corporate income taxes. We are subject to New York City unincorporated business tax attributable to taxable income allocable to New York City.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. To the extent it is more likely than not that the deferred tax assets will not be recognized, a valuation allowance is provided to offset their benefit.

We recognize the benefit of an income tax position only if it is more likely than not that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit is recognized. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% percent likelihood of being realized upon ultimate settlement. Interest expense and penalties related to income tax matters are recognized as a component of interest expense and general and administrative expenses, respectively.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under U.S. GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Investment Valuations

In the absence of observable market prices, we value our investments using valuation methodologies applied on a consistent basis. For some investments little market activity may exist. Our determination of fair value is then based on the best information available in the circumstances and may incorporate our own assumptions and involves a significant degree of judgment, taking into consideration a combination of internal and external factors, including the appropriate risk adjustments for non-performance and liquidity risks.

The valuation techniques used by us to measure fair value maximizes the use of observable inputs and minimizes the use of unobservable inputs. The valuation techniques applied to our Consolidated Funds vary depending on the nature of the investment.

The fair value of corporate debt, bonds, and bank loans is estimated based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs. These investments are generally classified within Level II. We obtain prices from independent pricing services which generally utilize broker quotes and may use various other pricing techniques that take into account appropriate factors such as yield, quality, coupon rate, maturity, type of issue, trading characteristics and other data. If the pricing services are only able to obtain a single broker quote or utilize a pricing model, such securities will be classified as Level III. If the pricing services are unable to provide prices, we will attempt to obtain one or more broker quotes directly from a dealer, price such securities at the last bid price obtained and classify such securities as Level III.

Recent Accounting Pronouncements

Information regarding recent accounting pronouncements and their impact on us can be found in Note 2, “Summary of Significant Accounting Policies,” to our audited consolidated financial statements included in this prospectus.

Off-Balance Sheet Arrangements

In the normal course of business, we may engage in off-balance sheet arrangements, including transactions in guarantees, commitments, indemnifications and potential contingent repayment obligations.

Contractual Obligations

The following table sets forth information relating to our contractual obligations as of September 30, 2016.

	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years	Total
	(Amounts in thousands)
Medley Obligations
Operating lease obligations(1)	$2,678	$5,411	$5,333	$4,862	$18,284
Debt obligations payable(2)	—	81,500	—	25,000	106,500
Interest obligations on debt(3)	6,430	11,480	3,438	8,379	29,727
Revenue share payable	1,190	2,757	2,276	560	6,783
Capital commitments to funds(4)	600	—	—	—	600
Total	$10,898	$101,148	$11,047	$38,801	$161,894

(1)	We lease office space in New York and San Francisco under non-cancelable lease agreements. In August 2015, the Company signed a new lease for its office space in New York City. The Company’s obligations under the current terms of these leases extend through September 2023. The amounts in this table represent the minimum lease payments required over the term of the lease, and include operating leases for office equipment.
(2)	We have included all loans described in Note 6, “Loans Payable,” and Note 7, “Senior Unsecured Debt,” to our consolidated financial statements included in this prospectus.
(3)	Our future interest obligations on debt outstanding assume an interest rate of 6.5% on our Term Loan balance and an interest of 6.875% on our senior unsecured debt balance.
(4)	Represents equity commitments by us to certain long-dated private funds managed by us. These amounts are generally due on demand and are therefore presented in the less than one year category.

Indemnifications

In the normal course of business, we enter into contracts that contain indemnities for our affiliates, persons acting on our behalf or such affiliates and third parties. The terms of the indemnities vary from contract to contract and the maximum exposure under these arrangements, if any, cannot be determined and has neither been recorded in our consolidated financial statements. As of September 30, 2016, we have not had prior claims or losses pursuant to these contracts and expect the risk of loss to be remote.

Contingent Obligations

The partnership documents governing our funds generally include a clawback provision that, if triggered, may give rise to a contingent obligation that may require the general partner to return amounts to the fund for distribution to investors. Therefore, performance fees, generally, are subject to reversal in the event that the funds incur future losses. These losses are limited to the extent of the cumulative performance fees recognized in income to date. Due in part to our investment performance and the fact that our performance fees are generally determined on a liquidation basis, as of September 30, 2016, we accrued $7.1 million for clawback obligations that would need to be paid had the funds been liquidated as of that date. There can be no assurance that we will not incur additional clawback obligations in the future. If all of the existing investments were valued at $0, the amount of cumulative revenues that have been recognized would be reversed. We believe that the possibility of all of the existing investments becoming worthless is remote. At September 30, 2016, had we assumed all existing investments were valued at $0, the net amount of performance fees subject to additional reversal would have been approximately $4.2 million.

Performance fees are also affected by changes in the fair values of the underlying investments in the funds that we advise. Valuations, on an unrealized basis, can be significantly affected by a variety of external factors including, but not limited to, bond yields and industry trading multiples. Under the governing agreements of certain of our funds, we may have to fund additional amounts on account of clawback obligations beyond what we received in performance fee compensation on account of distributions of performance fee compensation made to current or former professionals from such funds if they do not fund their respective shares of such clawback obligations. We will generally retain the right to pursue any remedies that we have under such governing agreements against those carried interest recipients who fail to fund their obligations.

Additionally, at the end of the life of the funds, there could be a payment due to a fund by us if we have recognized more performance fees than were ultimately earned. The general partner obligation amount, if any, will depend on final realized values of investments at the end of the life of the fund.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

Our primary exposure to market risk is related to our role as general partner or investment adviser to our investment funds and the sensitivity to movements in the fair value of their investments, including the effect on management fees, performance fees and investment income.

The market price of investments may significantly fluctuate during the period of investment. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

Effect on Management Fees

Management fees are generally based on a defined percentage of gross asset values, total committed capital, net invested capital and NAV of the investment funds managed by us as well as a percentage of net interest income over a performance hurdle. Management fees calculated based on fair value of assets or net investment income are affected by short-term changes in market values.

As such, based on an incremental 10% short-term increase in fair value of the investments in our permanent capital vehicles, long-dated private funds and SMAs’ as of September 30, 2016, we calculated a $0.8 million increase in management fees for the three and nine months ended September 30, 2016. In the case of a 10% short-term decline in fair value of the investments in our permanent capital, long-dated funds and SMAs’ as of September 30, 2016, we calculated a $1.0 million decrease in management fees for the three and nine months ended September 30, 2016.

For the year ended December 31, 2015, the overall impact of a short-term change in market value may be mitigated by a number of factors including, but not limited to, the way in which Part I incentive fees are charged, which does not offset net income related incentive fees against Part II incentive fees which are driven by realized or unrealized gains and losses. As such, the impact of short-term changes in market value does not meaningfully impact our Part I incentive fee component of management fees. In addition, the overall impact of a short-term change in market value may be mitigated by fee definitions that are not based on market value including invested capital and committed capital, market value definitions that exclude the impact of realized and/or unrealized gains and losses, market value definitions based on beginning of the period values or a form of average market value including daily, monthly or quarterly averages, as well as monthly or quarterly payment terms. As such, based on an incremental 10% short-term increase in fair value of the investments in our permanent capital vehicles, long-dated private funds and SMAs’ as of December 31, 2015, we calculated a $3.7 million increase in management fees. In the case of a 10% short-term decline in fair value of the investments in our permanent capital, long-dated funds and SMAs’ as of December 31, 2015, we calculated a $4.5 million decrease in management fees.

Effect on Performance Fees

Performance fees are based on certain specific hurdle rates as defined in the funds’ applicable investment management or partnership agreements. The performance fees for any period are based upon an assumed liquidation of the fund’s net assets on the reporting date, and distribution of the net proceeds in accordance with the fund’s income allocation provisions, which can result in a performance-based fee to us, subject to certain hurdles and benchmarks. The performance fees may be subject to reversal to the extent that the performance fees recorded exceed the amount due to the general partner or investment manager based on a fund’s cumulative investment returns.

Short-term changes in the fair values of funds’ investments may materially impact accrued performance fees depending on the respective funds’ performance relative to applicable hurdles. The overall impact of a short-term change in market value may be mitigated by a number of factors including, but not limited to, the way in which carried interest performance fees are calculated, which is not ultimately dependent on short-term moves in fair market value, but rather realize cumulative performance of the investments through the end of the long-dated private funds and applicable SMAs’ lives. However, short-term moves can meaningfully impact our ability to accrue performance fees and receive cash payments in any given period.

As such, based on an incremental 10% short-term increase in fair value of the investments in our long-dated private funds and SMAs’ as of September 30, 2016, we calculated a $34.5 million and $34.3 million increase in performance fees for the three and nine months ended September 30, 2016, respectively. In the case of a 10% short-term decline in fair value of investments in our long-dated private funds and SMAs’ as of September 30, 2016, we calculated a $2.4 million and $3.1 million decrease in performance fees for the three and nine months ended September 30, 2016, respectively.

As such, based on an incremental 10% short-term increase in fair value of the investments in our long-dated private funds and SMAs’ as of December 31, 2015, we calculated a $51.7 million increase in performance fees. In the case of a 10% short-term decline in fair value of investments in our long-dated private funds and SMAs’ as of December 31, 2015, we calculated a $0.8 million decrease in performance fees.

Effect on Part I and Part II Incentive Fees

Incentive fees are based on certain specific hurdle rates as defined in our permanent capital vehicles’ applicable investment management agreements. The Part II incentive fees are based upon realized gains netted against cumulative realized and unrealized losses. The Part I incentive fees are not subject to clawbacks as our carried interest performance fees are.

Short-term changes in the fair values of the investments of our permanent capital vehicles may materially impact Part II incentive fees depending on the respective vehicle’s performance relative to applicable hurdles to the extent there were realized gains that we would otherwise earn Part II incentive fees on.

As such, based on an incremental 10% short-term increase in fair value of the investments in our permanent capital vehicles as of September 30, 2016, we calculated a $5.3 million increase in Part I and II incentive fees for the three and nine months ended September 30, 2016. In the case of a 10% short-term decline in fair value of the investments in our permanent capital vehicles as of September 30, 2016, we calculated a 0.4% increase in Part I incentive fees for the three and nine months ended September 30, 2016.

As such, based on an incremental 10% short-term increase in fair value of the investments in our permanent capital vehicles as of December 31, 2015, we calculated a $6.0 million increase in Part I and II incentive fees. In the case of a 10% short-term decline in fair value of the investments in our permanent capital vehicles as of December 31, 2015, we calculated a $4.8 million increase in Part I incentive fees.

Interest Rate Risk

As of September 30, 2016, we had $101.6 million of debt outstanding, presented as debt obligations on our unaudited consolidated financial statements included elsewhere in this prospectus. The annual interest rate on our Term Loan Facility was 6.50% compared to fixed rate of 6.875% on our senior unsecured debt as of September 30, 2016.

Based on the floating rate component of our debt obligations payable as of September 30, 2016, we estimate that in the event of a change of 100 basis point in interest rates and the outstanding balance as of September 30, 2016, interest expense related to variable rates would increase or decrease by 15% or $0.2 million and $0.7 million for the three and nine months ended September 30, 2016, respectively.

Based on the floating rate component of our debt obligations payable as of December 31, 2015, we estimate that in the event of a change of 100 basis point in interest rates and the outstanding balance as of December 31, 2015, interest expense related to variable rates would increase or decrease by 15% or $1.0 million for the year ended December 31, 2015.

As credit-oriented investors, we are also subject to interest rate risk through the securities we hold in our Consolidated Funds. A 100 basis point increase in interest rates would be expected to negatively affect prices of securities that accrue interest income at fixed rates and therefore negatively impact net change in unrealized appreciation on the consolidated funds’ investments. The actual impact is dependent on the average duration of such holdings. Conversely, securities that accrue interest at variable rates would be expected to benefit from a 100 basis points increase in interest rates because these securities would generate higher levels of current income and therefore positively impact interest and dividend income, subject to LIBOR. In the cases where our funds pay management fees based on NAV, we would expect management fees to experience a change in direction and magnitude corresponding to that experienced by the underlying portfolios.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting to reputable financial institutions the counterparties with which we enter into financial transactions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

MANAGEMENT

Medley Management Inc., or the Manager, is the managing member of Medley LLC. The Manager was incorporated as a Delaware corporation on June 13, 2014, and its sole asset is a controlling equity interest in Medley LLC. The Manager’s day-to-day operations are conducted by the officers of the Company. The Company’s executive officers are as follows:

Brook Taube — Brook Taube, 46, is the Company’s Co-Chief Executive Officer. Mr. Brook Taube co-founded Medley in 2006. Mr. Brook Taube has served as Medley Management’s Co-Chief Executive Officer and Co-Chairman of the Board of Directors since its formation. He has also served as Chief Executive Officer and Chairman of the Board of Directors of Medley Capital Corporation since 2011 and has served on the Board of Directors of Sierra Income Corporation since its inception in 2012. Prior to forming Medley, Mr. Taube was a Partner with CN Opportunity Fund, T3 Group, a principal and advisory firm focused on distressed asset and credit investments, and Griphon Capital Management. Mr. Taube began his career at Bankers Trust in leveraged finance in 1992. Mr. Taube received a B.A. from Harvard University.

Seth Taube — Seth Taube, 46, is the Company’s Co-Chief Executive Officer. Mr. Seth Taube co-founded Medley in 2006. Mr. Seth Taube has served as Medley Management’s Co-Chief Executive Officer and Co-Chairman of the Board of Directors since its formation. He has also served as Chief Executive Officer and Chairman of the Board of Directors of Sierra Income Corporation since its inception in 2012 and on the Board of Directors of Medley Capital Corporation since its inception in 2011. Prior to forming Medley, Mr. Taube was a Partner with CN Opportunity Fund, T3 Group, a principal and advisory firm focused on distressed asset and credit investments, and Griphon Capital Management. Mr. Taube previously worked with Tiger Management and held positions with Morgan Stanley & Co. in the Investment Banking and Institutional Equity Divisions. Mr. Taube received a B.A. from Harvard University, an M. Litt. in Economics from St. Andrew’s University in Great Britain, where he was a Rotary Foundation Fellow, and an M.B.A. from the Wharton School at the University of Pennsylvania.

Jeffrey Tonkel — Jeffrey Tonkel, 45, is the Company’s President. Mr. Tonkel joined Medley in 2011 and has served as President and as a member of the Board of Directors of Medley Management Inc. since its formation. He has also served as President of Sierra Income Corporation since July 2013 and a member of the Board of Directors of Medley Capital Corporation since February 2014. Prior to joining Medley, Mr. Tonkel was a Managing Director with JPMorgan from January 2010 to November 2011, where he was Chief Financial Officer of a global financing and markets business. Prior to JPMorgan, Mr. Tonkel was a Managing Director, Principal Investments, with Friedman Billings Ramsey, where he focused on merchant banking and corporate development investments in diversified industrials, energy, real estate and specialty finance. Mr. Tonkel began his investment career with Summit Partners. Mr. Tonkel received a B.A. from Harvard University and an M.B.A. from Harvard Business School.

Richard T. Allorto, Jr. — Richard T. Allorto, Jr., 44, is the Company’s Chief Financial Officer. Mr. Allorto has served as Medley Management’s Chief Financial Officer since its formation. Mr. Allorto has also served as the Chief Financial Officer and Secretary of Medley Capital Corporation since January 2011 and of Sierra Income Corporation since April 2012. Prior to joining Medley, Mr. Allorto held various positions at GSC Group, Inc., a registered investment adviser, including, Chief Financial Officer of GSC Investment Corp, a business development company that was externally managed by GSC Group. Mr. Allorto began his career at Arthur Andersen in public accounting in 1994. Mr. Allorto is a licensed CPA and received a B.S. in Accounting from Seton Hall University.

John D. Fredericks — John D. Fredericks, 52, is the Company’s General Counsel, Secretary, and Chief Compliance Officer. Mr. Fredericks has served as Medley Management’s General Counsel since its formation. Mr. Fredericks has also served as the Chief Compliance Officer of Medley Capital Corporation and Sierra Income Corporation since February 2014. Prior to joining Medley, Mr. Fredericks was a partner with Winston & Strawn, LLP from February 2003 to May 2013, where he was a member of the firm’s restructuring and insolvency and corporate lending groups. Before joining Winston & Strawn, LLP, from 2000 to 2003, Mr. Fredericks was a partner with Murphy Sheneman Julian & Rogers and, from 1993 to 2000, an associate at Murphy, Weir & Butler. Mr. Fredericks was admitted to the California State Bar in 1993. Mr. Fredericks received a B.A. from the University of California Santa Cruz and a J.D. from University of San Francisco.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis relates to our Manager, Medley Management Inc. However, because all of our Manager’s operations are conducted by our Company and our subsidiaries, we believe this discussion and analysis is material to an understanding of our Company and our subsidiaries. Unless the context otherwise requires, references in the Compensation Discussion and Analysis to “we,” “us,” or “our company” refer to Medley Management, Inc., together with its subsidiaries.

Executive Compensation

Summary Compensation Table

Our named executive officers for 2016 are:

—	Brook Taube, Co-Chief Executive Officer;
—	Seth Taube, Co-Chief Executive Officer;
—	Jeffrey Tonkel, President;
—	Richard T. Allorto, Jr., Chief Financial Officer; and
—	John D. Fredericks, General Counsel and Secretary.

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our named executive officers for the fiscal years indicated.

Name	Year	Salary ($)(1)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Brook Taube Co-Chief Executive Officer	2016	—	—	—	—	—	—	$43,136	$43,136
	2015	—	—	—	—	—	—	$40,884	$40,884
Seth Taube Co-Chief Executive Officer	2016	—	—	—	—	—	—	$48,625	$48,625
	2015	—	—	—	—	—	—	$46,376	$46,376
Jeffrey Tonkel President	2016	$300,000	—	—	—	—	—	$41,120	$341,120
	2015	$300,000	—	—	—	—	—	$38,872	$338,872
Richard T. Allorto, Jr. Chief Financial Officer	2016	$300,000	—	$293,000	—	—	—	$43,824	$636,824
	2015	$300,000	—	—	—	—	—	$41,715	$341,715
John D. Fredericks General Counsel and Secretary	2016	$300,000	—	$293,000	—	—	—	$44,824	$637,842
	2015	$300,000	—	—	—	—	—	$43,114	$343.114

(1)	Amounts reported under Salary include guaranteed cash distributions made on membership interests in Medley LLC owned directly or indirectly by our named executive officers. During the years ended December 31, 2016 and 2015, neither of Messrs. Brook and Seth Taube received any guaranteed payments.
(2)	Amounts reported under Stock Awards consist of RSUs granted in March 2016 for services rendered in 2015. The RSUs are included at their grant date fair market value which was computed in accordance with FASB ASC Topic 718.
(3)	Amounts reported under All Other Compensation include Company-paid executive health insurance, Company matching 401(k) contributions, Company-paid life insurance premiums, Company-reimbursed commuting expenses and Company-paid professional dues.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR END

The following table includes information concerning stock awards that have not yet vested for each of our named executive officers.

	Option wards					Stock awards(1)
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option exercise date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: marked payout value of unearned shares, units or other rights that have not vested ($)
Brook Taube	—	—	—	—	—	—	—	—	—
Seth Taube	—	—	—	—	—	—	—	—	—
Jeffrey Tonkel	—	—	—	—	—	—	—	—	—
Richard T. Allorto, Jr.	—	—	—	—	—	50,000	$495,000	—	—
John D. Fredericks	—	—	—	—	—	50,000	$495,000	—	—

(1)	Stock awards consist of RSUs granted on March 22, 2016. The RSUs vest in three equal annual installments on each of the third, fourth and fifth anniversaries of the grant date, subject to the executive's continued employment on the applicable vesting date. The market value of the RSUs was computed using Medley Management Inc.'s closing price of $9.90 per share as of December 30, 2016.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

Our named executive officers are generally compensated through a combination of annual guaranteed distributions on membership interests and annual discretionary bonuses in the form of cash, equity-based awards and/or profit interests in our advisor entities.

Guaranteed Distributions on Membership Interests

Each of our named executive officers owns, directly or indirectly, membership interests in Medley LLC. The payments to our Co-Chief Executive Officers, Brook and Seth Taube are performance based and periodically set subject to maximums based on our total AUM. During the years ended December 31, 2016 and 2015, neither of our Co-Chief Executive Officers received any guaranteed payments. This is expected to continue through December 31, 2017. In addition, we pay to each of Messrs. Tonkel, Allorto and Fredericks a $25,000 monthly cash payment, included under salary in the Summary Compensation Table.

As a condition to receiving membership interests in Medley LLC, each executive was required to become party to the limited liability company agreement of Medley LLC. The limited liability company agreement of Medley LLC, the unit award agreements evidencing such membership interests and the agreement described above relating to guaranteed payments, generally govern the rights and obligations of the executives.

Annual Discretionary Bonus

As of February 14, 2017, annual discretionary bonuses to our named executive officers for services rendered in 2016 are subject to review and approval by the compensation committee. We expect the annual discretionary bonuses to be in the form of cash, equity-based awards and/or profit interests in our advisor entities. Such information will be disclosed in accordance with applicable rules when final amounts are determined.

In March 2016, each of Messrs. Allorto and Fredericks was awarded an annual discretionary bonus for services rendered in 2015, which consisted of (1) 50,000 RSUs granted under the Incentive Plan and (2) the right to receive cash-settled carried interest payments in an amount tied to the performance of one of our funds. The RSUs vest in three equal annual installments on each of the third, fourth and fifth anniversaries of the grant date, subject to the executive’s continued employment on the applicable vesting date. The carry interest awards entitle each of Messrs. Allorto and Fredericks to receive a cash distribution equal to 0.258% of the carried interest received by MOF II GP LLC from Medley Opportunity Fund II LP. Eligibility to receive a carry interest payment is based on the executive’s continued employment and ceases automatically upon termination of employment. The grant date fair market value of the RSUs is included in the Summary Compensation Table above. In accordance with SEC rules, the carry interest awards have not been included in the Summary Compensation Table above because the performance criteria has not been met.

Restrictive Covenants

Under the terms of their respective confidentiality, non-interference and invention assignment agreements, each of the named executive officers is subject to covenants restricting his (i) use and disclosure of confidential information while employed and at all times thereafter, (ii) ability to engage in any business activities that directly or indirectly competes with us while employed and for six months thereafter and (iii) solicitation of our employees and consultants while employed and for twelve months thereafter and solicitation of our customers and clients while employed and for six months thereafter.

Retirement Plan

We maintain a qualified contributory retirement plan that is intended to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the “Code”). The plan covers all employees, including our named executive officers, who may contribute up to 96% of their eligible compensation, subject to statutory limits imposed by the Code. We are also permitted to provide for, but we currently do not provide any, matching contributions. In addition, the Company makes nonelective contributions under the 401(k) plan equal to 3% of each employee’s eligible earnings, subject to statutory limits imposed by the Code.

Director Compensation

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)	Total Number of Outstanding Unvested Equity Awards (#)(3)
Jeffrey T. Leeds	—	$70,000	—	$70,000	8,578
Guy Rounsaville, Jr.	$35,000	$35,000	—	$70,000	4,289
Philip K. Ryan	—	$85,000	—	$85,000	10,416

(1)	Represents the annual cash retainer earned for services rendered in 2016.
(2)	Represents the aggregate grant date fair value of the RSU awards computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.
(3)	Represents the aggregate number of unvested RSUs held by each non-employee director as of the fiscal year end.

NARRATIVE TO DIRECTOR COMPENSATION TABLE

Eligible non-employee directors are awarded equity under the Company’s 2014 Omnibus Incentive Plan (the “Incentive Plan”). The directors’ RSUs granted in 2016 vest in full one year from the date of grant, subject to the director’s continued service on the Board on the applicable vesting date. If the director ceases to be a member of the Board for any reason, all of his then unvested RSUs will be forfeited, and upon a change in control (as defined in the Incentive Plan), all of the director’s unvested RSUs will fully vest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the 2016 fiscal year, the members of the Manager’s Compensation Committee were Mr. Leeds, Mr. Brook Taube (our Co-Chief Executive Officer) and Mr. Seth Taube (our Co-Chief Executive Officer). None of the Manager’s executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on the Manager’s Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Exchange Agreement

In September 2014, our Manager entered into an exchange agreement with the holders of LLC Units pursuant to which each holder of LLC Units (and certain permitted transferees thereof) may, from and after the first anniversary of the date of the Manager’s IPO (subject to the terms of the exchange agreement) exchange their LLC Units for shares of Class A common stock of our Manager on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The exchange agreement also provides that a holder of LLC Units will not have the right to exchange LLC Units if the Manager determines that such exchange would be prohibited by law or regulation or would violate other agreements with the Manager or its subsidiaries to which such holder may be subject. Our Manager may impose additional restrictions on exchange that it determines to be necessary or advisable so that Medley LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes. As a holder exchanges LLC Units for shares of Class A common stock, the number of LLC Units held by the Manager is correspondingly increased as it acquires the exchanged LLC Units.

Medley LLC Limited Liability Company Agreement

Medley Management Inc. holds LLC Units in Medley LLC and is the sole managing member of Medley LLC. Accordingly, Medley Management Inc. will operate and control all of the business and affairs of Medley LLC and, through Medley LLC and its operating entity subsidiaries, conduct our business.

Pursuant to the limited liability company agreement of Medley LLC, Medley Management Inc. has the right to determine when distributions will be made to holders of LLC Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holders of LLC Units pro rata in accordance with the percentages of their respective limited liability company interests.

The holders of LLC Units, including Medley Management Inc., will incur income taxes on their proportionate share of any taxable income of Medley LLC. Net profits and net losses of Medley LLC will generally be allocated to its holders (including Medley Management Inc.) pro rata in accordance with the percentages of their respective limited liability company interests, except as otherwise required by law. The limited liability company agreement of Medley LLC will provide for cash distributions, which we refer to as “tax distributions,” to the holders of the LLC Units if Medley Management Inc., as the sole managing member of Medley LLC, determines that the taxable income of Medley LLC will give rise to taxable income for the holders of LLC Units to the extent that other distributions made by Medley LLC for such year were otherwise insufficient to cover such tax liabilities. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Medley LLC multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate (including the “medicare” tax imposed under Internal Revenue Code) prescribed for an individual or corporate resident in New York, New York or California (taking into account the non-deductibility of certain expenses and the character of our income) and the character of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and without regard to certain basis adjustments that may have the effect of reducing a particular holders net taxable income.

The limited liability company agreement of Medley LLC also provides that substantially all expenses incurred by or attributable to Medley Management Inc., but not including obligations incurred under the tax receivable agreement by Medley Management Inc., income tax expenses of Medley Management Inc. and payments on indebtedness incurred by Medley Management Inc., will be borne by Medley LLC.

Other than Medley Management Inc., holders of LLC Units, including the Senior Management Owners were subject to limited exceptions, prohibited from transferring any LLC Units held by them upon consummation of the IPO of Medley Management Inc. in 2014, or any shares of Class A common stock received upon exchange of such LLC Units, until the third anniversary of the IPO of Medley Management Inc. without our consent. Thereafter and prior to the fourth and fifth anniversaries of the IPO of Medley Management Inc., such holders may not transfer more than 33 1/3% and 66 2/3%, respectively, of the number of LLC Units held by them at the time of consummation of the IPO of Medley Management Inc. in 2014, together with the number of any shares of Class A common stock received by them upon exchange therefor, without our consent. While this agreement could be amended or waived by us, the Senior Management Owners have advised us that they do not intend to seek any waivers of these restrictions.

Other Transactions

Christopher Taube, our Senior Managing Director, Head of Institutional Fund Raising, is the brother of Messrs. Brook and Seth Taube, our Co-Chief Executive Officers and Co-Chairmen of the Board. In connection with his employment, Mr. Chris Taube is entitled to a guaranteed annual payment related to his ownership interest in Medley LLC, as well as an annual discretionary bonus which may be in the form of cash, equity based awards and/or profits interests in our advisor entities. As of February 14, 2017, annual discretionary bonuses for services rendered in 2016 are subject to review and approval by the compensation committee. Such information will be disclosed in accordance with applicable rules when final amounts are determined.

Statement of Policy Regarding Transactions with Related Persons

The Board of Directors of the Manager recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). The Board of Directors of the Manager has adopted a written policy on transactions with related persons that conforms to NYSE requirements.

This related person policy requires that a “related person” (as defined as in Item 404(a) of Regulation S-K) must promptly disclose to the General Counsel of the Manager any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to the Manager’s Board. No related person transaction will be executed without the approval or ratification of the Manager’s Board or a duly authorized committee of the Board. Under the policy, directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Family Relationships of Directors and Executive Officers

Messrs. Brook and Seth Taube, each a Co-Chief Executive Officer and Co-Chairman of the Board of Directors of the Manager, are brothers. There are no other family relationships among any of the Manager’s directors or executive officers.

PRINCIPAL MEMBERS

Medley Management Inc. and the Senior Management Owners are the holders of all issued and outstanding equity interests of Medley LLC. Medley Management Inc. is the sole managing member of Medley LLC. Medley Management Inc. operates and controls all of the business and affairs of Medley LLC and holds 100% of the voting equity interests in Medley LLC and 19.93% of the issued and outstanding LLC Units of Medley LLC. The remaining LLC Units (80.07%) are held by the persons who owned shares of Medley Management Inc. prior to the IPO. The LLC Units do not have voting rights. Medley Management Inc. is a holding company and its sole asset is its controlling equity interest in Medley LLC. Medley Management Inc. operates and controls all of the business and affairs and consolidates the financial results of Medley LLC and its subsidiaries. Medley Management Inc. and its Senior Management Owners have also entered into an exchange agreement under which the Senior Management Owners (or certain permitted transferees) have the right (subject to the terms of the exchange agreement), to exchange their equity interests in Medley LLC for shares of Medley Management Inc.’s Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

DESCRIPTION OF NOTES

The Notes will be issued under the indenture dated as of August 9, 2016, between us and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a fourth supplemental indenture to be dated as of the settlement date of the Notes, setting forth the terms and conditions of the Notes (the “Indenture”).

Because this section is a summary, it does not describe every aspect of the Notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes.

The Notes offered hereby represent an additional $25,000,000 aggregate principal amount of our 7.25% Notes due 2024, of which $34,500,000 aggregate principal amount are currently outstanding. The additional 7.25% Notes due 2024 will form a single series with the outstanding 7.25% Notes due 2024 and will have the same terms other than the initial offering price. Immediately upon settlement, the additional 7.25% Notes due 2024 offered hereby will have the same CUSIP number and will trade interchangeably with the outstanding 7.25% Notes due 2024. Upon completion of this offering, an aggregate principal amount of $59,500,000 of our 7.25% Notes due 2024 will be outstanding (assuming no exercise of the underwriters’ option to purchase additional Notes).

General

The Notes will mature on January 30, 2024. The principal payable at maturity will be 100.0% of the aggregate principal amount. The interest rate of the Notes is 7.25% per year and will be paid quarterly, in arrears, every January 30, April 30, July 30 and October 30, beginning April 30, 2017 and the regular record dates for interest payments will be every January 15, April 15, July 15 and October 15. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment. The initial interest period will be the period from and including January 18, 2017, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof. The Notes will not be subject to any sinking fund.

The indenture does not limit the amount of debt (including secured debt) that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating, if any, as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We have the ability to issue indenture securities with terms different from the Notes and, without the consent of the holders thereof, to reopen the Notes and issue additional Notes.

Optional Redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after January 30, 2020 upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

If fewer than all of the Notes are to be redeemed, then, if the Notes are evidenced by one or more global notes, the Notes to be redeemed will be selected in accordance with the procedures of DTC, or, if the Notes are evidenced by notes in definitive, physical form, the trustee will select, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the trustee deems fair and appropriate. Notes may be selected for redemption in whole or in part in a minimum of $25 in principal amount and integral multiples of $25 in principal amount in excess thereof, provided that the remaining principal amount of any Note redeemed in part is $25 or an integral multiple of $25 in excess thereof.

In connection with any redemption of the Notes, any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including any related equity offering, other financing or a change of control. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, any of such conditions may be waived, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Payment and Paying Agents

We will pay interest to the person listed in the Trustee’s records as the owner of the Notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the Notes on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payment When Offices Are Closed

If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.

Events of Default

You will have rights if an Event of Default occurs with respect to the Notes and the Event of Default is not cured, as described later in this subsection.

The term “Event of Default” with respect to the Notes means any of the following:

•	We do not pay the principal of any Note on its due date.
•	We do not pay interest on any Note when due, and such default is not cured within 30 days.
•	We remain in breach of any other covenant with respect to the Notes for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of at least 25% of the principal amount of the Notes.
•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and, in the case of certain orders or decrees entered against us under any bankruptcy law, such order or decree remains undischarged or unstayed for a period of 60 days.

An Event of Default for the Notes does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The Trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the Trustee or the holders of at least 50.0% in principal amount of the Notes may declare the entire principal amount of all the Notes to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes.

The Trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the Trustee protection reasonably satisfactory to it from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

•	You must give the Trustee written notice that an Event of Default has occurred with respect to the Notes and remains uncured.
•	The holders of at least 50.0% in principal amount of all the Notes must make a written request that the Trustee take action because of the default and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action.
•	The Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.
•	The holders of a majority in principal amount of the Notes must not have given the Trustee a direction inconsistent with the above notice during that 60 day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Notes on or after the due date.

Holders of a majority in principal amount of the Notes may waive any past defaults other than a default:

•	in the payment of principal, any premium or interest; or
•	in respect of a covenant that cannot be modified or amended without the consent of each holder of the Notes.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the Trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Notes, or else specifying any default.

Merger, Consolidation or Sale of Assets

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the Notes.
•	The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us notice of default or our default having to exist for a specified period of time were disregarded.
•	We must deliver certain certificates and documents to the Trustee.

Modification or Waiver

There are three types of changes we can make to the indenture and the Notes issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to the Notes without approval from each affected holder. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on the Notes;
•	reduce any amounts due on the Notes;
•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;
•	change the place or currency of payment on the Notes;
•	impair your right to sue for payment;
•	adversely affect any rights to convert or exchange any note in accordance with its terms;
•	reduce the percentage of holders of Notes whose consent is needed to modify or amend the indenture;
•	reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and
•	modify any other material aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications, to conform the text of the indenture or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be substantially verbatim recitation of a provision of the Indenture or Notes as set forth in an Officers’ Certificate, and certain other changes that would not adversely affect holders of the Notes in any material respect.

Changes Requiring Majority Approval

Any other change to the indenture and the Notes would require the following approval:

•	If the change affects only the Notes, it must be approved by the holders of a majority in principal amount of the Notes.
•	If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of a series of debt securities issued under the indenture may waive our compliance with some of our covenants applicable to that series. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the principal amount that would be due and payable on the voting date if the maturity of the Notes were accelerated to that date because of a default, to decide how much principal to attribute to the Notes.

The Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. The Notes will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of the Notes on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the Notes or request a waiver.

Defeasance

The following provisions will be applicable to the Notes.

Covenant Defeasance

Under applicable law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your Notes. In order to achieve covenant defeasance, the following conditions must be satisfied:

•	Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their due dates.
•	We must deliver to the Trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity.
•	Defeasance must not result in a breach or violation of, or result in a default under, the indenture or any of our other material agreements or instruments.
•	No default or event of default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we accomplish covenant defeasance, you can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the Trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the Notes of a particular series (called “full defeasance”) if the following conditions are satisfied in order for you to be repaid:

•	Since the Notes are in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates.

•	We must deliver to the Trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity.
•	Defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any of our other material agreements or instruments.
•	No default or event of default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Other Covenants

In addition to any other covenants described in this prospectus, the following covenants shall apply to the Notes:

•	If, at any time, we or Medley Management Inc. are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. GAAP.

Resignation of Trustee

The Trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions — Ranking

The Notes will be designated as Designated Senior Securities and, therefore, Designated Senior Indebtedness under the indenture. Designated Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•	our indebtedness (including indebtedness of others guaranteed by us) whenever created, incurred, assumed or guaranteed, for money borrowed, that we have designated as “Designated Senior Indebtedness” for purposes of the indenture and in accordance with the terms of the indenture (including any indenture securities designated as Designated Senior Indebtedness), and
•	renewals, extensions, modifications and refinancings of any of this indebtedness.

As unsecured obligations of the Company designated as Designated Senior Indebtedness under the indenture, the Notes will rank:

•	pari passu with our existing and future unsecured indebtedness;
•	senior to any of our future indebtedness that expressly provides it is subordinated to the Notes; and
•	effectively subordinated to all of our existing and future secured indebtedness (including the Senior Secured Credit Facilities and indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and
•	structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including without limitation, under the Senior Secured Credit Facilities and the indebtedness of MOF I BDC LLC and Medley SBIC LP.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

Book-Entry Procedures

The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the Notes, in the aggregate principal amount of such issue, and will be deposited with DTC. Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the Trustee or the Paying Agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s Ratings Services’ highest rating: AAA. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each security, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Redemption proceeds, distributions, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the Trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or to the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement dated February   , 2017 between us and FBR Capital Markets & Co., acting as representative of the underwriters in this offering, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, $25,000,000 aggregate principal amount of Notes indicated in the table below:

Underwriters	Principal Amount of Notes
FBR Capital Markets & Co.	$
Incapital LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
William Blair & Company, L.L.C.
Compass Point Research & Trading, LLC
Ladenburg Thalmann & Co. Inc.
JonesTrading Institutional Services LLC
Boenning & Scattergood, Inc.
National Securities Corporation
Maxim Group LLC
Wedbush Securities Inc.
Total		$25,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. If an underwriter defaults, the underwriting agreement provides that, under the circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to their acceptance of the Notes from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Expenses

The underwriters have advised us that they propose to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at a price less a concession not in excess of $     per Note. The underwriters may allow, and the dealers may reallow, a discount from the concession not in excess of $     per Note to certain broker dealers. After the initial public offering, the public offering price, concessions and reallowance to dealers may be changed. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay to the underwriters and the proceeds, before expenses, to us in connection with this offering. The information assumes either no exercise or full exercise of the underwriters’ option to purchase additional Notes.

	Per Note	Without Option	With Full Option
Public offering price	$	$	$
Underwriting Discounts and Commissions	$	$	$
Estimated proceeds to us, before expenses	$	$	$

We estimate expenses payable by us in connection with this offering (including up to $100,000 in fees and expenses of the underwriters, and up to $10,000 in reimbursement of the underwriters’ counsel fees in connection with the review of the terms of this offering by the Financial Industry Regulatory Authority), other than the underwriting commissions referred to above, will be approximately $350,000.

Determination of Offering Price

The public offering price for the Notes will be determined by negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be recent market prices for the outstanding 7.25% Notes due 2024, prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the public offering price will correspond to the price at which the Notes will trade in the public market subsequent to the offering or that an active trading market for the Notes will develop and continue after the offering.

Listing

The Notes are listed on the NYSE under the trading symbol “MDLQ.”

Option to Purchase Additional Notes

We have granted to the underwriters an option, exercisable, in whole or from time to time in part, for 30 days from the date of this prospectus, to purchase up to an additional $3,750,000 aggregate principal amount of the Notes, to cover overallotments, if any, at the public offering price set forth on the cover of this prospectus less sales discounts and commissions.

No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any securities issued or guaranteed by the Company substantially similar to the Notes, including but not limited to $25 par notes, preferred stock, debt securities, any options or warrants to purchase debt securities or any securities convertible into or exercisable or exchangeable for debt securities or substantially similar securities issued or guaranteed by the Company or file any registration statement under the Securities Act with respect to any of the foregoing for a period of 30 days after the date of this prospectus without first obtaining the written consent of FBR Capital Markets & Co.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions including over-allotment, covering transactions and stabilizing transactions, which may have the effect of stabilizing or maintaining the market price of the Notes at a level above that which might otherwise prevail in the open market. Over-allotment involves syndicate sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

A stabilizing bid is a bid for the purchase of Notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the Notes. A syndicate covering transaction is the bid for or the purchase of Notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Notes or preventing or retarding a decline in the market price of our Notes. As a result, the price of our Notes may be higher than the price that might otherwise exist in the open market.

Neither we, nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services to us, our portfolio companies or our affiliates for which they have received or will be entitled to receive separate fees.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates that may have a lending relationship with us may routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Jurisdictions

The Notes offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restriction relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Notes offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

CERTAIN PROVISIONS OF DELAWARE LAW AND OUR LIMITED
LIABILITY COMPANY AGREEMENT

The Fourth Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) is the governing instrument establishing the Company’s right under the laws of the State of Delaware to operate as a limited liability company, and contains the rules under which the Company will be operated. The following is a brief summary of the material provisions of the Operating Agreement.

The Duties of the Manager

The Manager is the sole managing member of the Company, with absolute and exclusive discretion to direct all aspects of the business, property and affairs of the Company. In the course of its management, the Manager may acquire, hold title to, sell, re-lease or otherwise dispose of property, equipment or interests therein when and upon such terms as it determines to be in the best interests of the Company, and employ such persons as it deems necessary for the efficient operation of the Company. The Manager may delegate its general power to manage the business and affairs of the Company to officers of the Company. All officers and other persons providing services to or for the benefit of the Company are subject to the supervision and direction of the Manager, and may be removed, with or without cause. The Company may be required, in the sole discretion of the Manager, to reimburse the Manager for any costs, fees, or expenses incurred by the Manager in connection with operating the Company’s business (including expenses that related to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of the Manager). No member (other than the Manager) has any right to participate in or have any control over the business of the Company.

Term and Dissolution

The Company was formed on October 27, 2010, and shall continue for an indefinite term until the dissolution of the Company. The Company may only be dissolved and its affairs wound up upon the occurrence of any of the following “Dissolution Events”: (i) the entry of a judicial decree of dissolution under Section 18-802 of the Delaware Limited Liability Company Act (the “Act’), upon a finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of the Company, (ii) by any event which makes it unlawful for the business of the Company to be carried on, (iii) by the written consent of all members of the Company (the “Members”), (iv) at any time there are no Members, unless the Company is continued in accordance with the Act, (v) the incapacity or removal of the Manager or the occurrence of a “Disabling Event” (the Manager ceasing to be the managing member of the Company), or (vi) the determination of the Manager in its sole discretion.

Units

Membership interests in the Company are represented by units. The Company has only one class of units, Class A membership units. The Manager may in its sole discretion determine whether to issue additional units in one or more additional classes or special rights, powers and duties. No Member or assignee thereof may transfer all or any portion of its interests in the Company, without the prior consent of the Manager. However, the Manager may not unreasonably withhold consent to a transfer of units by (i) will or intestacy, (ii) a bona fide gift, (iii) to any trust, partnership, limited liability company or other entity for the benefit of the holder or the family of the holder, (iv) to any immediate family member or other dependent of the holder, (v) as a distribution to limited partners, members or stockholders of the holder, (vi) to the holder’s affiliates or to any investment fund or other entity controlled or managed by holder, (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible, or (viii) pursuant to order of a court or regulatory agency. No Member or assignee thereto may encumber any portion or all of its units (or any beneficial interest therein) without the written consent of the Manager. A member of the Company may only be deemed to have resigned from the Company if the Member ceases to hold any membership units.

Liability of Holders

The Operating Agreement does not impose any duty, including fiduciary duties, upon any of the members (including, without limitation, the Manager). The parties to the Operating Agreement agree that no member shall have duties, including fiduciary duties, to any other members or to the Company. To the extent that at law or in equity, any Member (including without limitation the Manager) has duties and liabilities relating thereto to the Company, to another member or to another person who is a part to or is otherwise bound by the Operating Agreement, the Members acting under the Operating Agreement will not be liable to the Company, to any other member, or to any such person, for their good faith reliance on the provisions of the Operating Agreement. In any scenario under the Operating Agreement in which the Manager is permitted or required to make a decision in its “sole discretion,” the Manager is entitled to consider only such factors and interests as it desires, including its own interests, and has no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members. No member may be held liable for any debt, obligation or liability of the Company or any other Member, or have any obligation to restore a deficit balance in its capital account solely for reason of being a member of the Company.

Voting and Distribution Rights of the Members

No member (other than the Manager) has any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or any other matter that a member might otherwise have the ability to vote or consent on with respect to under the Act, at law in equity or otherwise. The Manager, in its sole discretion, may authorize distributions by the Company to the Members, which are made pro rata in accordance with the Members’ respective total percentage interests in the Company.

Books of Account and Records

At all times, the Company must prepare and maintain separate books of account for the Company in accordance with GAAP. Members have a right to receive, upon reasonable written demand, a copy of the Operating Agreement and all amendments thereto, and copies of the Company’s U.S. federal income tax returns once made available for the three most recent years.

Indemnification

The Company must indemnify any Indemnitee (as defined below) who is made or threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee is not entitled to indemnification if such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. Under the Operating Agreement, Indemnitee means: (a) the Manager, (b) any additional or substitute Manager, (c) any Person who is or was a “Tax Matters Member” (as defined in the Operating Agreement), officer or director of the Manager or any additional or substitute Manager, (d) any officer or director of the Manager or any additional or substitute Manager who is or was serving at the request of the Manager or any additional or substitute Manager as an officer, director, employee, member, Member, Tax Matters Member, agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (e) any Officer or other Person the Manager in its sole discretion designates as an “Indemnitee” for purposes of this Agreement and (f) any heir, executor or administrator with respect to Persons named in clauses (a) through (e).

Amendment

The Operating Agreement may be amended, supplemented, waived or modified by the Manager in its sole discretion, without approval of the other Members, provided that no amendment may materially and adversely affect the rights of a holder of membership units in the Company, other than on a pro rata basis with other holders of units of the same class.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations of the acquisition, ownership, and disposition of the Notes that we are offering. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Department (the “U.S. Treasury”) regulations (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No rulings have been sought or are expected to be sought from the IRS and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. There can be no assurance that a change in law will not alter significantly the tax considerations described in this summary discussion.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular beneficial owner (referred to in this summary as a “holder”) in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations or other pass-through entities (and, in each case, the owners of such pass-through entities), any government (or instrumentality or agency thereof), banks, financial institutions, tax-exempt entities, retirement plans, insurance companies, regulated investment companies, real estate investment trusts, “controlled foreign corporations” and “passive foreign investment companies” and shareholders of such corporations, trusts and estates, certain former citizens or residents of the United States, part-year non-resident aliens, holders of equity in us, dealers or traders in securities, currencies or notional principal contracts, holders who mark their securities to market for federal income tax purposes, persons holding the Notes as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons (other than Non-U.S. Holders (as defined below)) whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of any tax treaty or the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder nor does it discuss any U.S. federal tax consequences other than U.S. federal income tax consequences (such as U.S. federal estate or gift tax consequences). Furthermore, this summary does not address the tax consequences to any shareholder, beneficiary or other owner of an interest in a holder of Notes.

This summary is directed solely to beneficial owners that will purchase the Notes offered in this prospectus at the price printed on the front cover of this prospectus and that will hold such Notes as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment.

You should consult your tax advisor concerning the U.S. federal income and estate tax consequences to you of acquiring, owning and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a Note offered in this prospectus that is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;
•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person.”

If an entity or arrangement treated as a partnership (or other flow-through entity) for U.S. federal income tax purposes holds the Notes offered in this prospectus, the U.S. federal income tax treatment of a partner (or other owner of the entity or arrangement) generally will depend upon the status of the partner (or other owner) and the activities of the partnership, and accordingly, this summary does not apply to partnerships (or other flow-through entities). A partner (or other owner) of a partnership (or other flow-through entity) holding the Notes should consult its tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition by the partnership of the Notes.

Debt instruments issued as part of the “qualified reopening” of a previous issue of debt instruments are treated as part of the original issue and, consequently, are deemed to have the same issue date and the same issue price as the original debt instruments. It is expected that this offering of the Notes will meet the requirements for a “qualified reopening” of our outstanding 7.25% Notes due 2024 that we issued on January 18, 2017 (the “Outstanding Notes”) under applicable U.S. Treasury regulations and therefore as having the same issue price and issue date as the Outstanding Notes for U.S. federal income tax purposes and, accordingly, that beneficial owners of the Notes issued in this offering will not be viewed as having purchased the Notes with original issue discount.

U.S. Holders

Payment of Interest.  Interest on a Note generally will be included in the income of a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest. A portion of the price paid for the Notes issued pursuant to this offering will be allocable to interest that accrued prior to the date such Notes are purchased (“pre-issuance accrued interest”). To the extent that a portion of a U.S. Holder's purchase price for the Notes is allocable to pre-issuance accrued interest, a portion of the first stated interest payment equal to the amount of such pre-issuance accrued interest may be treated as a nontaxable return of such pre-issuance accrued interest to the U.S. Holder. The remainder of this discussion assumes that the Notes will be so treated, and all references to interest in the remainder of this discussion exclude references to pre-issuance accrued interest.

Market Discount. If a U.S. Holder purchases the Notes from us for an amount that is less than its stated redemption price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes to such U.S. Holder, unless such difference is considered to be de minimis (generally, 0.25% of the stated redemption price at maturity times the number of complete years to maturity after the acquisition of the Notes). Under the market discount rules of the Code, a U.S. Holder is required to treat any gain on the sale, exchange, redemption or other disposition of a Note as ordinary income to the extent of the market discount that has not previously been included in income. A U.S. Holder may elect to include market discount in income currently as it accrues. Such an election applies to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. Holder’s adjusted tax basis in a Note is increased by the amount of market discount included in the U.S. Holder’s income under the election. The market discount rules are complex. Any U.S. Holder whose Notes have or may have market discount should consult its tax advisor as to the effects of these rules on such U.S. Holder.

Amortizable Bond Premium. If a Note is purchased at a price in excess of such Note’s stated principal amount, a U.S. Holder will not be required to include original issue discount in income. Instead, a U.S. Holder will have a bond premium with respect to that Note in an amount equal to such excess. A U.S. Holder generally may elect to amortize bond premium using the constant yield method over the remaining term of the Note and may offset stated interest income otherwise required to be included in respect of the Note during any taxable year by the amortized amount of the bond premium for the taxable year. The election to amortize bond premium, once made, will also apply to all other debt obligations with bond premium that a U.S. Holder holds at the beginning of or acquires in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. Holder does not elect to amortize the bond premium, the bond premium will decrease the capital gain or increase the capital loss that such U.S. Holder otherwise would recognize on the disposition of a Note. U.S. Holders should consult their tax advisors regarding the rules relating to amortizable bond premium and the application of such rules to their particular circumstances.

Sale, Exchange, or Retirement of the Notes.  Upon the sale, exchange, retirement, or other taxable disposition of the Notes, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other taxable disposition (other than amounts attributable to accrued but unpaid interest, which will be taxed as such and excluding any amounts attributable to pre-issuance accrued interest) and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be the cost of the Note to such U.S. Holder (subject to the adjustments described above under “Market Discount” and “Amortizable Bond Premium” and excluding any tax basis attributable to pre-issuance accrued interest). Gain or loss realized on the sale, exchange, retirement, or other taxable disposition of the Notes generally will be capital gain or loss and will be long-term capital gain or loss if the Note has been held for more than one year. Long term capital gains of non-corporate U.S. Holders are generally subject to preferential rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under “Payment of Interest.” Any amount attributable to accrued market discount that has not previously been included in income will be taxed in the manner described above under “Market Discount.”

Additional Medicare Tax on Unearned Income.  A tax of 3.8% is imposed on “net investment income” (or “undistributed net investment income”, in the case of estates and trusts) received by certain individuals, trusts and estates with adjusted gross income above certain threshold amounts. “Net investment income” as defined for United States federal Medicare contribution purposes generally includes interest payments on and gain recognized from the sale or other disposition of the Notes not held in a trade or business, other than a trade or business that consists of certain passive or trading activities, reduced by permitted deductions properly allocable to the income or gain. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Notes.

Non-U.S. Holders

This discussion applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of a Note that is an individual, corporation, estate or trust (other than a grantor trust) for U.S. federal income tax purposes and that is not a U.S. Holder.

Payments of Interest.  Subject to the discussions below concerning backup withholding and FATCA, interest payments that are received from us or our agent generally will not be subject to U.S. federal income or withholding tax if:

•	a Non-U.S. Holder does not actually or constructively owns 10% or more of the our capital or profits interests within the meaning of 871(h)(3) of the Code;
•	a Non-U.S. Holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us (directly or indirectly) through ownership;
•	a Non-U.S. Holder is not a bank extending credit under a loan agreement in the ordinary course of its trade or business;
•	the Non-U.S. Holder satisfies the certification requirements described below; and
•	such interest is not effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder.

A Non-U.S. Holder generally will satisfy the certification requirements if either: (1) the Non-U.S. Holder certifies to the applicable withholding agent, under penalties of perjury, that it is a non-United States person and provides its name, address and U.S. taxpayer identification number, if any (which certification may generally be made on an IRS Form W-8BEN or W-8BEN-E, or a successor form), or (2) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (a “financial institution”) and holds the Notes certifies to the applicable withholding agent under penalties of perjury that it has received the required statement from the Non-U.S. Holder certifying that it is a non-United States person and furnishes the applicable withholding agent with a copy of the statement.

Except as described below under “— Effectively Connected Income,” a Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the Notes. Payments not meeting the requirements for the exemption set forth above and thus subject to withholding of U.S. federal income tax may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty and complies with any other applicable procedures. We will not pay any additional amounts to U.S. Holders or Non-U.S. Holders in respect of any amounts withheld under applicable law.

Sale, Exchange, or Retirement of the Notes.  Subject to the discussions below concerning backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any capital gain realized on the sale, exchange, retirement, or other taxable disposition of the Notes unless (1) the gain is effectively connected with the conduct of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply and (2) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition of the Notes and certain other conditions are met. An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of sale, exchange, or other disposition of a Note, if certain other conditions are met, will be subject to U.S. federal income tax at a rate of 30% on the gain realized on the sale, exchange, or other taxable disposition of such Note, subject to the reduction of such gain by such Non-U.S. Holder’s capital losses from U.S. sources.

Effectively Connected Income.  If a Non-U.S. Holder of a Note is engaged in the conduct of a trade or business within the United States and if interest on a Note, or gain realized on the sale, exchange, or other taxable disposition of the Note, is effectively connected with the conduct of such trade or business (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed above are satisfied), generally will be subject to regular U.S. federal income tax on such interest or gain on a net income basis in the same manner as if it were a U.S. Holder (unless an applicable treaty provides otherwise). In addition, if any such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

Backup Withholding and Information Reporting

In general, in the case of a U.S. Holder, other than certain exempt holders, we and other payors are required to report to the IRS all payments of principal and interest on the Notes. In addition, we and other payors generally are required to report to the IRS any payment of proceeds of the sale of a Note before maturity. Additionally, backup withholding generally will apply to any payments unless a U.S. Holder furnishes a correct taxpayer identification number (which for an individual is generally the individual’s Social Security Number) and certifies on an IRS Form W-9, under penalties of perjury, that the U.S. Holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules or such U.S. Holder otherwise establishes an exemption.

The amount of interest we pay to a Non-U.S. Holder on the Notes generally will be reported to the Non-U.S. Holder and to the IRS annually even if the Non-U.S. Holder is exempt from the 30% withholding tax described above. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where the Non-U.S. Holder is resident under provisions of an applicable income tax treaty or agreement. In the case of a Non-U.S. Holder, backup withholding and certain other information reporting will not apply to payments made if the Non-U.S. Holder provides the required certification that it is not a United States person, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge or reason to know that the holder is a United States person, or that the conditions of any exemption are not satisfied. Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a disposition of the Notes effected within the United States or through certain U.S.-related financial intermediaries by a Non-U.S. Holder, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (and certain other conditions are met) or otherwise establishes an exemption from such requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and related Treasury guidance (collectively referred to as “FATCA”) generally impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source interest (including interest paid on the Notes) and (ii) the gross proceeds from the sale or other disposition after December 31, 2018 of an obligation that produces U.S.-source interest (including a disposition of the Notes), in each case, unless various information reporting, diligence and withholding requirements are satisfied. This 30% U.S. federal withholding tax would generally apply in the case of debt obligations held through intermediaries that do not satisfy such information reporting requirements. Accordingly, the entity through which a U.S. Holder or a Non-U.S. Holder holds its Notes will affect the determination of whether such withholding is required. We will not pay any additional amounts to U.S. Holders or Non-U.S. Holders in respect of any amounts withheld under FATCA. Foreign entities located in jurisdictions that have entered into an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. U.S. Holders that own their interests in a Note through a foreign entity or intermediary, and Non-U.S. Holders, are encouraged to consult their tax advisors regarding FATCA.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. You should consult your tax advisors with respect to the tax consequences to you of the acquisition, ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, an “ERISA Plan”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and other plans that are subject to Section 4975 of the Internal Revenue Code (collectively with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Internal Revenue Code for those persons and in penalties and liabilities under ERISA and the Internal Revenue Code for the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition, holding or disposition of Notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, certain of our affiliates or the agents are or become a party in interest or a disqualified person may result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless the Notes is acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase of the Notes. These exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code provide limited relief from the prohibited transactions provisions of ERISA and Section 4975 of the Internal Revenue Code for certain transactions, provided that neither we nor any of our affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Notes should not be acquired or held by any person investing “plan assets” of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

Any purchaser or transferee of the Notes or any interest therein will be deemed to have represented and warranted by its acquisition of such Notes that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing or holding such Notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition and holding of such Notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code because of an available administrative or statutory exemption, all of the conditions of which are satisfied, or a similar violation of any applicable Similar Laws.

A fiduciary of any Plan, Plan Asset Entity or Non-ERISA Arrangement considering the acquisition of Notes should consult its legal advisors regarding the matters discussed above and other applicable legal requirements.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Winston & Strawn LLP, 35 W Wacker Dr., Chicago, IL 60601.

Certain legal matters in connection with this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 included in this prospectus and the registration statement of which this prospectus forms a part have been audited by RSM US LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2015 and 2014	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2015, 2014 and 2013	F-4
Consolidated Statements of Changes in Equity for the Years Ended December 31, 2015, 2014 and 2013	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2015, 2014 and 2013	F-6
Notes to Consolidated Financial Statements	F-8
Condensed Consolidated Balance Sheets as of September 30, 2016 (unaudited) and December 31, 2015	F-42
Condensed Consolidated Statements of Operations (unaudited) for the Three and Nine Months Ended September 30, 2016 and 2015	F-43
Condensed Consolidated Statements of Comprehensive Income (unaudited) for the Three and Nine Months Ended September 30, 2016 and 2015	F-44
Condensed Consolidated Statement of Changes in Equity and Redeemable Non-Controlling Interests (unaudited) for the Nine Months Ended September 30, 2016	F-45
Condensed Consolidated Statements of Cash Flows (unaudited) for the Nine Months Ended September 30, 2016 and 2015	F-46
Notes to the Condensed Consolidated Financial Statements (unaudited)	F-47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Medley LLC

We have audited the accompanying consolidated balance sheets of Medley LLC (prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC) and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in equity, and cash flows for each of the three years in the period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medley LLC and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ RSM US LLP

New York, New York
June 10, 2016

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Consolidated Balance Sheets
(Amounts in thousands)

	As of December 31,
	2015	2014
Assets
Cash and cash equivalents	$71,300	$86,006
Investments, at fair value	16,360	9,901
Management fees receivable	16,172	15,173
Performance fees receivable	2,518	5,573
Other assets	11,797	6,889
Assets of Consolidated Funds:
Cash and cash equivalents	—	38,111
Investments, at fair value	—	734,870
Interest and dividends receivable	—	6,654
Other assets	—	3,681
Total assets	$118,147	$906,858
Liabilities and Equity
Loans payable	$100,871	$100,885
Accounts payable, accrued expenses and other liabilities	34,223	25,540
Performance fee compensation payable	1,823	11,807
Liabilities of Consolidated Funds:
Accounts payable, accrued expenses and other liabilities	—	5,767
Secured borrowings	—	141,135
Total liabilities	136,917	285,134
Commitments and contingencies (Note 9)
Equity
Non-controlling interests in Consolidated Funds	—	625,548
Non-controlling interests in consolidated subsidiaries	(459)	1,526
Members’ deficit	(18,311)	(5,350)
Total equity (deficit)	(18,770)	621,724
Total liabilities and equity	$118,147	$906,858

See accompanying notes to consolidated financial statements

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Consolidated Statements of Operations
(Amounts in thousands)

	For the Years Ended December 31,
	2015	2014	2013
Revenues
Management fees (includes Part I incentive fees of $21,487, $19,507 and $13,637, respectively)	$75,675	$61,252	$36,446
Performance fees	(15,685)	2,050	2,412
Other revenues and fees	7,436	8,871	5,011
Total revenues	67,426	72,173	43,869
Expenses
Compensation and benefits	26,768	20,322	13,712
Performance fee compensation	(8,049)	(1,543)	7,192
Consolidated Funds expenses	—	1,670	1,225
General, administrative and other expenses	16,836	16,312	12,655
Total expenses	35,555	36,761	34,784
Other income (expense)
Dividend income	886	886	886
Interest expense	(8,469)	(5,520)	(1,479)
Other expenses, net	(1,641)	(1,773)	(483)
Interest and other income of Consolidated Funds	—	71,468	52,550
Interest expense of Consolidated Funds	—	(9,951)	(2,638)
Net realized gain (loss) on investments of Consolidated Funds	—	789	(16,080)
Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	—	(20,557)	(3,361)
Net change in unrealized depreciation (appreciation) on secured borrowings of Consolidated Funds	—	1,174	(306)
Total other income (expense), net	(9,224)	36,516	29,089
Income before income taxes	22,647	71,928	38,174
Provision for income taxes	392	1,854	1,639
Net income	22,255	70,074	36,535
Net income attributable to non-controlling interests in Consolidated Funds	—	29,717	12,898
Net income (loss) attributable to non-controlling interests in consolidated subsidiaries	(885)	1,933	—
Net income attributable to Medley LLC	$23,140	$38,424	$23,637

See accompanying notes to consolidated financial statements

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Consolidated Statements of Changes in Equity
(Amounts in thousands)

	Non- controlling Interests in Consolidated Funds	Non- controlling Interests in Consolidated Subsidiaries	Members’ Equity (Deficit)	Total Equity
Balance at January 1, 2013	$407,353	$40	$(457)	$406,936
Contributions	167,382	—	—	167,382
Distributions	(123,158)	—	(41,734)	(164,892)
Net income	12,898	—	23,637	36,535
Balance at December 31, 2013	464,475	40	(18,554)	445,961
Contributions	154,044	928	101,335	256,307
Distributions	(22,688)	(1,375)	(122,840)	(146,903)
Initial public offering costs of Medley Management Inc.	—	—	(3,715)	(3,715)
Net income	29,717	1,933	38,424	70,074
Balance at December 31, 2014	625,548	1,526	(5,350)	621,724
Deconsolidation of MOF I LP	(15,321)	—	—	(15,321)
Deconsolidation of MOF II LP	(610,227)	—	—	(610,227)
Distributions	—	(1,100)	(39,074)	(40,174)
Excess tax benefit from dividends to RSU holders	—	—	21	21
Repurchase of LLC Units	—	—	(101)	(101)
Contributions	—	—	3,053	3,053
Net income	—	(885)	23,140	22,255
Balance at December 31, 2015	$—	$(459)	$(18,311)	$(18,770)

See accompanying notes to consolidated financial statements

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Consolidated Statements of Cash Flows
(Amounts in thousands)

	For the Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities
Net income	$22,255	$70,074	$36,535
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net change in unrealized depreciation (appreciation) on investments	885	272	(244)
Income from equity method investments	12,578	—	—
Depreciation and amortization	454	401	276
Provision for (benefit from) deferred taxes	(270)	(486)	(139)
Amortization of deferred financing costs	545	752	—
Accretion of debt discount	776	604	476
Stock-based compensation	3,053	895
Operating adjustments related to Consolidated Funds:
Provision for (benefit from) deferred taxes	—	(243)	(126)
Interest income paid-in-kind	—	(5,264)	(9,590)
Accretion of original issue discount	—	(1,760)	(1,438)
Net realized (gain) loss on investments	—	(789)	16,080
Net change in unrealized depreciation (appreciation) on investments	—	20,556	3,361
Net change in unrealized appreciation (depreciation) on secured borrowings of Consolidated Funds	—	(1,174)	306
Changes in operating assets and liabilities:
Management fees receivable	(999)	(6,252)	(4,249)
Performance fees receivable	3,055	(2,234)	(2,412)
Other assets	(4,500)	(1,499)	(1,295)
Accounts payable, accrued expenses and other liabilities	344	8,073	5,023
Performance fee compensation payable	(9,984)	(4,418)	5,367
Changes in operating assets and liabilities of Consolidated Funds:
Cash and cash equivalents	—	22,244	13,778
Cost of investments purchased	—	(448,258)	(199,665)
Proceeds from sales and repayments of investments	—	154,549	95,015
Other assets	—	(6,784)	293
Change in accounts payable, accrued expenses and other liabilities	—	4,539	220
Net cash provided by (used in) operating activities	28,192	(196,202)	(42,428)
Cash flows from investing activities
Purchases of fixed assets	(795)	(521)	(918)
Distributions received from equity method investments	496	—	—
Net cash provided by (used in) investing activities	(299)	(521)	(918)

See accompanying notes to consolidated financial statements

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Consolidated Statements of Cash Flows – (continued)
(Amounts in thousands)

	For the Years Ended December 31,
	2015	2014	2013
Cash flows from financing activities
Proceeds from issuance of debt obligations	$—	$123,900	21,000
Repayment of loans payable	(1,250)	(51,937)	—
Payment of Initial Public Offering costs of Medley Management Inc.	—	(3,715)	—
Distributions to members	(40,174)	(120,787)	(41,734)
Contributions from members	—	100,440	—
Debt issuance costs	—	(2,546)	—
Repurchases of LLC Units	(101)	—	—
Contributions to equity method investments	(1,074)	—	—
Financing activities related to Consolidated Funds:
Contributions from non-controlling interest holders	—	154,044	167,382
Distributions to non-controlling interest holders	—	(22,688)	(123,158)
Proceeds from secured borrowings	—	115,439	25,605
Repayments on secured borrowings	—	(14,816)	(1,646)
Net cash provided by (used in) financing activities	(42,599)	277,334	47,449
Net increase (decrease) in cash and cash equivalents	(14,706)	80,611	4,103
Cash and cash equivalents, beginning of year	86,006	5,395	1,292
Cash and cash equivalents, end of year	$71,300	$86,006	$5,395
Supplemental cash flow information
Interest paid	$6,576	$3,900	$1,078
Income taxes paid	1,687	2,411	1,577
Supplemental disclosure of non-cash financing activities
Non-cash distribution to members	$—	$3,428	$—
Non-cash debt	—	2,500	1,000
Transfer of membership interests to non-controlling interests in consolidated subsidiaries	—	928	—
Supplemental disclosure of non-cash investing activities
Investment in MOF I LP attributed to deconsolidation	$1,768	$—	$—
Investment in MOF II LP attributed to deconsolidation	10,474	—	—

See accompanying notes to consolidated financial statements

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

1. ORGANIZATION AND BASIS OF PRESENTATION

Medley LLC is an asset management firm offering yield solutions to retail and institutional investors. Medley LLC’s national direct origination franchise provides capital to the middle market in the United States. Medley LLC provides investment management services to permanent capital vehicles, long-dated private funds and separately managed accounts and serves as the general partner to the long-dated private funds, which are generally organized as pass-through entities. Medley LLC is headquartered in New York City and has an office in San Francisco.

The Company’s business is currently comprised of only one reportable segment, the investment management segment, and substantially all Company operations are conducted through this segment. The investment management segment provides investment management services to permanent capital vehicles, long-dated private funds and separately managed accounts. The Company conducts its investment management business in the United States, where substantially all of its revenues are generated.

Medley Management Inc., a public company traded under the symbol “MDLY,” is the sole managing member of Medley LLC. Medley Management Inc. was incorporated on June 13, 2014 and commenced operations on September 29, 2014 upon completion of its initial public offering (“IPO”) of its Class A common stock. Medley Management Inc.’s sole operating asset is its investment in Medley LLC.

Medley LLC Reorganization

In connection with the IPO of Medley Management Inc. on September 29, 2014, Medley LLC amended and restated its limited liability agreement to modify its capital structure by reclassifying the 23,333,333 interests held by the pre-IPO members into a single new class of units (“LLC Units”). The pre-IPO members also entered into an exchange agreement under which they (or certain permitted transferees thereof) have the right, subject to the terms of an exchange agreement, to exchange their LLC Units for shares of Medley Management Inc.’s Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. In addition, pursuant to the amended and restated limited liability agreement, Medley Management Inc. became the sole managing member of Medley LLC.

The pre-IPO owners, are, subject to limited exceptions, prohibited from transferring any LLC Units held by them or any shares of Class A common stock received upon exchange of such LLC Units, until the third anniversary of the date of the closing of the IPO of Medley Management Inc. without the consent of the managing member. Thereafter and prior to the fourth and fifth anniversaries of the closing of the IPO of Medley Management Inc., such holders may not transfer more than 33 1/3% and 66 2/3%, respectively, of the number of LLC Units held by them, together with the number of any shares of Class A common stock received by them upon exchange therefor, without the consent of the managing member.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in conformity with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of Medley LLC, its consolidated subsidiaries (collectively, “Medley”) and, for the fiscal years ended December 31, 2014 and 2013, certain funds (individually “Consolidated Funds”, collectively, the “Company”).

The Consolidated Funds have been consolidated in the accompanying financial statements for the years ended December 31, 2014 and 2013 in accordance with U.S. GAAP. Including the results of the Consolidated Funds significantly increases the reported amounts of the assets, liabilities, revenues, expenses and cash flows of the Company; however, the Consolidated Funds’ results included herein have no direct effect on the net income attributable to members or on total equity. The economic ownership interests of the investors in the Consolidated Funds are reflected as “Non-controlling interests in Consolidated Funds” and as “Net income attributable to non-controlling interests in Consolidated Funds” in the accompanying consolidated financial statements.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

1. ORGANIZATION AND BASIS OF PRESENTATION  – (continued)

References to “standalone” financial information or information presented on a “standalone” basis refers to information derived from our consolidated balance sheets and statements of operations for the periods prior to January 1, 2015, that has been adjusted to eliminate the effects of the Consolidated Funds on our consolidated balance sheets and statements of operations.

Prior to the Reorganization and IPO of Medley Management Inc. on September 29, 2014, all compensation for services rendered by senior Medley LLC professionals were reflected as distributions from members’ capital rather than as compensation expense. Subsequent to the Reorganization and IPO of Medley Management Inc., all guaranteed payments made to these senior professionals are recognized as compensation expense.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

In accordance with Accounting Standards Codification (“ASC”) 810, Consolidation, the Company consolidates those entities where it has a direct and indirect controlling financial interest based on either a variable interest model or voting interest model. As such, the Company consolidates entities that the Company concludes are variable interest entities (“VIEs”), for which the Company is deemed to be the primary beneficiary and entities in which it holds a majority voting interest or has majority ownership and control over the operational, financial and investing decisions of that entity.

Adoption of ASU 2015-02

In February 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-02, Consolidation (Topic 810) — Amendments to the Consolidation Analysis, which changes the consolidation analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. The Company elected to adopt this new guidance using the modified retrospective method effective January 1, 2015. Restatement of periods prior to January 1, 2015 was not required. As the Company’s interests in funds are primarily management fees, performance fees, and/or insignificant direct or indirect equity interests through related parties, upon adoption of ASU 2015-02 the Company was no longer considered to have a fee-based variable interest in any of these entities.

For legal entities evaluated for consolidation, the Company must determine whether the interests that it holds and fees paid to it qualify as a variable interest in an entity. This includes an evaluation of the management fees and performance fees paid to the Company when acting as a decision maker or service provider to the entity being evaluated. Under the new guidance, if (a) fees received by the Company that are customary and commensurate with the level of services provided, and (b) the Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, the interest that the Company holds would not be considered a variable interest. The Company factors in all economic interests including proportionate interests through related parties, to determine if fees are considered a variable interest. Prior to the adoption of the new consolidation guidance, these fees were considered variable interests by the Company.

An entity in which the Company holds a variable interest is a VIE if any one of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the legal entity to finance its activities without additional subordinated financial support, (b) the holders of equity investment at risk have the right to direct the activities of the entity that most significantly impact the legal entity’s economic performance, (c) the voting rights of some investors are disproportionate to their obligation to absorb losses or rights to receive returns from a legal entity. Under the new guidance, for limited partnerships and other similar entities, non-controlling investors must have substantive rights to either dissolve the fund or remove the general partner (“kick-out rights”) in order to not qualify as a VIE.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

For those entities that qualify as a VIE, the primary beneficiary is generally defined as the party who has a controlling financial interest in the VIE. The Company is generally deemed to have a controlling financial interest if it has (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, and (b) the obligation to absorb losses or receive benefits from the VIE that could potentially be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE at the time it becomes initially involved with the VIE and reconsiders that conclusion continuously. The primary beneficiary evaluation is generally performed qualitatively on the basis of all facts and circumstances. However, quantitative information may also be considered in the analysis, as appropriate. These assessments require judgments. Each entity is assessed for consolidation on a case-by-case basis.

For those entities evaluated under the voting interest model, the Company consolidates the entity if it has a controlling financial interest. The Company has a controlling financial interest in a voting interest entity (“VOE”) if it owns a majority voting interest in the entity. Prior to the new guidance, the Company consolidated VOE’s where it was the general partner and as such, was presumed to have control.

Consolidated Variable Interest Entities

Medley LLC has one majority owned subsidiary, SIC Advisors LLC, which is a consolidated VIE. This entity was organized as a limited liability company and was legally formed to manage a designated fund and to isolate business risk. As of December 31, 2015 and 2014, total assets, after eliminating entries, of this VIE reflected in the consolidated balance sheets were $31.1 million and $18.0 million, respectively. Total liabilities, after eliminating entries, of this VIE were $21.2 million and $19.6 million as of December 31, 2015 and 2014, respectively. Except to the extent of the assets of this VIE that are consolidated, the holders of the consolidated VIE’s liabilities generally do not have recourse to the Company.

Consolidated Funds

With respect to the Consolidated Funds, which represent limited partnerships, Medley LLC earns a fixed management fee based on either (i) limited partners’ capital commitments to the funds, (ii) invested capital, (iii) net asset value (“NAV”), or (iv) lower of cost or market value of a fund’s portfolio investments. In addition, Medley earns a performance fee based upon the investment returns in excess of a stated hurdle rate. The Company considered the accounting treatment under ASU 2010-10, Amendments for Certain Investment Funds, and determined that the funds were not VIEs for the years ended December 31, 2014 and 2013. However, as the general partner, and due to the lack of substantive kick out or participating rights of the limited partners, these funds were consolidated under the voting interest model in accordance with ASC 810-20, Control of Partnerships and Similar Entities, for the years ended December 31, 2014 and 2013.

Deconsolidated Funds

As of January 1, 2015, certain funds that have been consolidated in the financial statements are no longer consolidated. For the years ended December 31, 2014 and 2013, the Company had consolidated the Medley Opportunity Fund LP (“MOF I LP”) in its consolidated financial statements in accordance with ASC 810-20, as the Company was the general partner and the limited partners lacked substantive kick out or participating rights. Effective January 1, 2015, the Company completed its role as investment manager of MOF I LP and transitioned the management of the residual assets of this fund to another asset manager. As a result of this transition, the Company deconsolidated the financial statements of this fund, on January 1, 2015. There was no gain or loss recognized upon deconsolidation.

Prior to January 1, 2015, the Company had consolidated Medley Opportunity Fund II LP (“MOF II LP”) in its consolidated financial statements in accordance with ASC 810-20 as the Company was the general partner and the limited partners lacked kick out rights or participating rights. Under the guidance of ASU 2015-02, which the Company adopted on January 1, 2015, for limited partnerships and other similar entities, unaffiliated investors must be granted kick-out rights in order to not qualify as a VIE under condition

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(b) above. The Company reconsidered the consolidation conclusion for MOF II LP as a result of the new guidance and determined that, although MOF II LP continues to be a VIE, the Company is no longer considered to be the primary beneficiary. Therefore, the Company deconsolidated MOF II LP on January 1, 2015 and records its investment in the entity under the equity method of accounting. See Note 3, “Investments.”

Non-Consolidated Variable Interest Entities

Beginning in November 2006, Medley held a variable interest in an investment fund which was formed under the laws of the Cayman Islands and organized to make investments in a diversified portfolio of corporate and asset-based investments. The equity holders (as a group) lack the direct and indirect ability through voting rights or similar rights to make decisions about this legal entity’s activities that have a significant effect on the success of the legal entity. As such, this entity is considered to be a VIE under the guidance of ASU 2010-10. Medley had a variable interest in the fund through an investment management agreement pursuant to which Medley managed the investment activities of the fund, received an annual base management fee and was entitled to receive an incentive fee, subject to the underlying financial performance of the investment fund. The Company did not consolidate this entity as Medley was not deemed to be its primary beneficiary as it did not absorb a majority of the entity’s expected losses or receive a majority of the entity’s returns. Effective October 31, 2014, the investment management agreement was terminated and Medley transferred its responsibilities to a new investment manager and, therefore, no longer held a variable interest in this entity.

No management fees were received from this non-consolidated VIE for the year ended December 31, 2015. For the years ended December 31, 2014 and 2013, the Company received management fees of $1.1 million and $3.7 million, respectively. As of December 31, 2015 and 2014, there were no assets recognized in the Company’s consolidated balance sheets related to this non-consolidated VIE and Medley had no exposure to losses from the entity.

The Company holds interests in certain VIEs that are not consolidated because the Company is not deemed the primary beneficiary. The Company’s interest in these entities is in the form of insignificant equity interests and fee arrangements. The maximum exposure to loss represents the potential loss of assets by the Company relating to these non-consolidated entities.

As of December 31, 2015, the Company recorded investments, at fair value of $5.9 million, receivables of $0.9 million which are included as a component of other assets and a clawback obligation of $7.1 million included as a component of accounts payable, accrued expenses and other liabilities on the Company’s consolidated balance sheets. The Company’s maximum exposure to losses from these entities is $6.8 million. No such amounts were recorded for non-consolidated VIEs as of December 31, 2014.

Basis of Accounting

Management has determined that the Company’s Consolidated Funds are investment companies under U.S. GAAP for the purposes of financial reporting. U.S. GAAP requires that investments held by an investment company be recorded at fair value and any unrealized appreciation (depreciation) in an investment’s fair value be recognized on a current basis in the consolidated statements of operations. Additionally, the Consolidated Funds do not consolidate their majority-owned and controlled investments in portfolio companies. In the preparation of these consolidated financial statements, the Company has retained the specialized accounting guidance for the Consolidated Funds under U.S. GAAP. As such, all of the investments held by the Consolidated Funds are presented at their estimated fair values in the Company’s consolidated balance sheets. Interest income of the Consolidated Funds is included in interest and other income of Consolidated Funds in the Company’s consolidated statements of operations.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Concentrations of Credit and Market Risk

In the normal course of business, the Company encounters significant credit and market risk. Credit risk is the risk of default on investments in debt securities, loans and derivatives that result from a borrower’s or derivative counterparty’s inability or unwillingness to make required or expected payments. Credit risk is increased in situations where the Company is investing in distressed assets or unsecured or subordinate loans or in securities that are a material part of its respective business. Market risk reflects changes in the value of investments due to changes in interest rates, credit spreads or other market factors.

The Company may make investments outside of the United States. These non-U.S. investments are subject to the same risks associated with U.S. investments, as well as additional risks, such as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risk of political and economic instability, difficulties in managing the investments, potentially adverse tax consequences, and the burden of complying with a wide variety of foreign laws.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Management’s estimates are based on historical experience and other factors, including expectations of future events that management believes to be reasonable under the circumstances. These assumptions and estimates also require management to exercise judgment in the process of applying the Company’s accounting policies. Assumptions and estimates regarding the valuation of investments and their resulting impact on performance fees involve a higher degree of judgment and complexity and these assumptions and estimates may be significant to the consolidated financial statements. Actual results could differ from these estimates and such differences could be material.

Indemnification

In the normal course of business, the Company enters into contractual agreements that provide general indemnifications against losses, costs, claims and liabilities arising from the performance of individual obligations under such agreements. The Company has not experienced any prior claims or payments pursuant to such agreements. The Company’s individual maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on management’s experience, the Company expects the risk of loss to be remote.

Non-Controlling Interests in Consolidated Entities

Non-controlling interests in Consolidated Funds and consolidated subsidiaries represent the component of equity in such consolidated entities held by third-party investors. These interests are adjusted for general partner allocations and, for funds, by subscriptions and redemptions that occur during the reporting period.

Cash and Cash Equivalents

Cash and cash equivalents for the Company include liquid investments in money market funds and demand deposits. The Company had cash balances with financial institutions in excess of Federal Deposit Insurance Corporation insured limits during 2015 and 2014. The Company monitors the credit standing of these financial institutions and has not experienced, and has no expectations of experiencing any losses with respect to such balances.

Investments

Investments include equity method investments that are not consolidated but in which the Company exerts significant influence, and investments held by the Consolidated Funds. The Company measures the carrying

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

value of its public non-traded equity method investment at NAV per share. The Company measures the carrying value of its privately-held equity method investments by recording its share of the underlying income or loss of these entities.

Unrealized appreciation (depreciation) resulting from changes in fair value of the equity method investees is reflected as a component of other income (expense) in the consolidated statements of operations. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.

The carrying amounts of equity method investments are reflected in investments in the consolidated statements of financial condition. As the underlying entities that the Company manages and invests in are, for U.S. GAAP purposes, primarily investment companies which reflect their investments at estimated fair value, the carrying value of the Company’s equity method investments in such entities approximates fair value.

Prior to January 1, 2015, the Consolidated Funds reflected their investments at fair value with unrealized appreciation (depreciation) resulting from changes in fair value reflected as a component of net change in unrealized depreciation on investments of Consolidated Funds in the consolidated statements of operations.

Fair Value Measurements

The Consolidated Funds apply fair value accounting to all of their financial instruments in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework used to measure fair value and requires disclosures for fair value measurements. In accordance with ASC 820, the Consolidated Funds have categorized their financial instruments carried at fair value, based on the priority of the valuation technique, into a three-level fair value hierarchy as discussed in Note 4. Fair value is a market-based measure considered from the perspective of the market participant who holds the financial instrument rather than an entity specific measure. Therefore, when market assumptions are not readily available, the Consolidated Funds’ own assumptions are set to reflect those that management believes market participants would use in pricing the financial instrument at the measurement date.

Investments for which market quotations are readily available are valued at such market quotations, which are generally obtained from an independent pricing service or multiple broker-dealers or market makers. The Company weights the use of third-party broker quotes, if any, in determining fair value based on the Company’s understanding of the level of actual transactions used by the broker to develop the quote and whether the quote was an indicative price or binding offer. However, debt investments with remaining maturities within 60 days that are not credit impaired are valued at cost plus accreted discount, or minus amortized premium, which approximates fair value. Investments for which market quotations are not readily available are valued at fair value as determined by the Company based upon inputs by third-party valuation firms. Because these investments are illiquid and because there may not be any directly comparable companies whose financial instruments have observable market values, these loans are valued using a fundamental valuation methodology, consistent with traditional asset pricing standards, that is objective and consistently applied across all loans and through time.

The Consolidated Funds use third-party valuation firms to assist in the valuation of its portfolio investments. The valuation reports generated by the third-party valuation firms consider the evaluation of financing and sale transactions with third parties, expected cash flows and market-based information, including comparable transactions, performance multiples, and movement in yields of debt instruments, among other factors. Based on market data obtained from the third-party valuation firms, the Consolidated Funds use a market yield analysis under the income approach or an enterprise model of valuation under the market approach, or a combination thereof. In applying the market yield analysis, the value of the Consolidated Funds’ loans is determined based upon inputs such as the coupon rate, current market yield, interest rate spreads of similar securities, the stated value of the loan, and the length to maturity. In applying the enterprise model, the Consolidated Funds use a

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

waterfall analysis that takes into account the specific capital structure of the borrower and the related seniority of the instruments within the borrower’s capital structure. To estimate the enterprise value of the portfolio company, some or all of the traditional market valuation methods and factors are weighed based on the individual circumstances of the portfolio company in order to estimate the enterprise value.

The methodologies and information that the Company utilizes when applying the Market Approach for performing investments includes, among other things:

•	valuations of comparable public companies (Guideline Comparable approach);
•	recent sales of private and public comparable companies (Guideline Comparable approach);
•	recent acquisition prices of the company, debt securities or equity securities (Acquisition Price approach);
•	external valuations of the portfolio company, offers from third parties to buy the company (Estimated Sales Proceeds approach);
•	subsequent sales made by the company of its investments (Expected Sales Proceeds approach); and
•	estimating the value to potential buyers.

The methodologies and information that the Company utilizes when applying the Income approach for performing investments includes:

•	discounting the forecasted cash flows of the portfolio company or securities (Discounted Cash Flow “DCF” approach); and
•	Black-Scholes model or simulation models or a combination thereof (Income Approach — Option Model) with respect to the valuation of warrants.

For non-performing investments, the Company may estimate the liquidation or collateral value of the portfolio company’s assets and liabilities using an expected recovery model (Income Approach — Expected Recovery Analysis or Estimated Liquidation Proceeds).

A multi-step valuation process is undertaken each quarter when valuing portfolio investments for which market quotations are not readily available, as described below:

•	The quarterly valuation process begins with each portfolio investment being initially valued by the Company’s internal valuation team;
•	An independent valuation firm engaged by the Consolidated Funds prepares an independent valuation report for approximately one-third of the portfolio investments each quarter on a rotating quarterly basis on non-fiscal year-end quarters, such that each of these investments will be valued by independent valuation firms at least twice per annum when combined with the fiscal year-end review of all the investments by independent valuation firms; and
•	Preliminary valuation conclusions are then documented and discussed with senior management.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Consolidated Funds’ investments may differ significantly from the values that would have been used had a readily available market value existed for such investments, and the differences could be material.

Fixed assets

Fixed assets consist primarily of furniture, fixtures, computer equipment, and leasehold improvements and are recorded at cost, less accumulated depreciation and amortization.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company calculates depreciation expense for furniture, fixtures, and computer equipment using the straight-line method over the estimated useful life used for the respective assets, which generally ranges from three to seven years. Amortization of leasehold improvements is provided on a straight-line basis over the shorter of the remaining term of the underlying lease or estimated useful life of the improvement. Useful lives of leasehold improvements range from three to eight years. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from accounts and any resulting gain or loss is reflected in Other Expenses, net in the consolidated statements of operations.

Deferred Financing Costs

Deferred financing costs represent direct costs incurred in conjunction with the establishment of credit facilities and debt refinancing. Deferred financing costs, and the related amortization expense, are adjusted when any prepayments of principal are made to the related outstanding debt. These costs are amortized as an adjustment to interest expense over the term of the related debt.

Adoption of ASU 2015-03

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts. In August 2015, the FASB issued ASU 2015-15, Interest — Imputation of Interest, which updated ASU 2015-03 guidance to state that the SEC staff would not object to an entity deferring and presenting debt issuance costs relating to a line of credit arrangement as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line of credit arrangement, regardless of whether there are any outstanding borrowings on the line of credit agreement.

The Company adopted the new guidance and retrospectively presented debt issuance costs related to its long-term debt as a deduction from the carrying amount of the associated debt on its Consolidated Balance Sheets as of December 31, 2015 and 2014. The Company continues to present debt issuance costs related to its revolving credit facilities as an asset on its Consolidated Balance Sheets as of December 31, 2015 and 2014. This change did not affect the Company’s consolidated statements of operations, cash flows or changes in equity.

Revenues

Management Fees

Medley provides investment management services to both public and private investment vehicles. Management fees include base management fees, other management fees, and Part I incentive fees, as described below.

Base management fees are calculated based on either (i) the average or ending gross assets balance for the relevant period, (ii) limited partners’ capital commitments to the funds, (iii) invested capital, (iv) the NAV or (v) lower of cost or market value of a fund’s portfolio investments. For the private funds, Medley receives base management fees during a specified period of time, which is generally ten years from the initial closing date. However, such termination date may be earlier in certain limited circumstances or later if extended for successive one-year periods, typically up to a maximum of two years. Depending upon the contracted terms of the investment management agreement, management fees are paid either quarterly in advance or quarterly in arrears, and are recognized as earned over the period the services are provided.

Certain management agreements provide for Medley to receive other management fee revenue derived from up front origination fees paid by the portfolio companies of the Consolidated Funds, as well as separately managed accounts. These fees are recognized when Medley becomes entitled to such fees.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Certain management agreements also provide for Medley to receive Part I incentive fee revenue derived from net interest income (excluding gains and losses) above a hurdle rate. These fees are not subject to repayment, clawbacks or netting against realized losses. Part I incentive fees are paid quarterly and are recognized as earned over the period the services are provided.

Performance Fees

Performance fees consist principally of the allocation of profits from certain funds and separately managed accounts, to which Medley provides management services. Medley is generally entitled to an allocation of income as a performance fee after returning the invested capital plus a specified preferred return as set forth in each respective agreement. Medley recognizes revenues attributable to performance fees based upon the amount that would be due pursuant to the respective agreement at each period end as if the funds were terminated at that date. Accordingly, the amount recognized reflects Medley’s share of the gains and losses of the associated funds’ underlying investments measured at their current fair values. Performance fee revenue may include reversals of previously recognized performance fees due to a decrease in the net income of a particular fund that results in a decrease of cumulative performance fees earned to date. Since fund return hurdles are cumulative, previously recognized performance fees also may be reversed in a period of appreciation that is lower than the particular fund’s hurdle rate. For the year ended December 31, 2015, the Company reversed $24.0 million of previously recognized performance fees. For the year ended December 31, 2014, the Company reversed $4.4 million and $2.3 million of previously recognized performance fees on a standalone and consolidated basis, respectively. The Company did not reverse any previously recognized performance fees for the year ended December 31, 2013. Cumulative performance fees recognized through December 31, 2015 were $4.6 million.

Performance fees received in prior periods may be required to be returned by Medley in future periods if the funds’ investment performance declines below certain levels. Each fund is considered separately in this regard and, for a given fund, performance fees can never be negative over the life of a fund. If upon a hypothetical liquidation of a fund’s investments at their then current fair values previously recognized and distributed performance fees would be required to be returned, a liability is established for the potential clawback obligation. As of December 31, 2015, the Company had not received any performance fee distributions, except for tax distributions related to the Company’s allocation of net income, which included an allocation of performance fees. Pursuant to the organizational documents of each respective fund, a portion of these tax distributions are subject to clawback. As of December 31, 2015, the Company had accrued $7.1 million for clawback obligations that would need to be paid if the funds were liquidated at fair value as of the end of the reporting period. The Company’s actual obligation, however, would not become payable or realized until the end of a fund’s life.

Other Revenues and Fees

Medley provides administrative services to certain affiliated funds and is reimbursed for direct and allocated expenses incurred in providing such administrative services, as set forth in the respective agreement. These fees are recognized as revenue in the period administrative services are rendered.

Included in other revenues and fees are reimbursements received by Medley from SIC under its investment advisory agreement. Expenses incurred by Medley under this agreement are recorded within general, administrative, and other expenses in the consolidated statements of operations. For additional information on these reimbursements, refer to Note 10.

Performance Fee Compensation

Medley has issued profit interests in certain subsidiaries to select employees. These profit-sharing arrangements are accounted for under ASC 710, Compensation — General, which requires compensation expense to be measured at fair value at the grant date and expensed over the vesting period, which is usually

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

the period over which the service is provided. The fair value of the profit interests are re-measured at each balance sheet date and adjusted for changes in estimates of cash flows and vesting percentages. The impact of such changes is recorded in the consolidated statements of operations as an increase or decrease to performance fee compensation.

Income Taxes

The Company is treated as a partnership for income tax purposes and is therefore not subject to U.S. federal, state and local income taxes. The Company is subject to New York City unincorporated business tax attributable to the Company’s operations apportioned to New York City.

The Company accounts for income taxes using the asset and liability approach, which requires the recognition of tax benefits or expenses for temporary differences between the financial reporting and tax basis of assets and liabilities. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company also recognizes a tax benefit from uncertain tax positions only if it is “more likely than not” that the position is sustainable based on its technical merits. The Company’s policy is to recognize interest and penalties on uncertain tax positions and other tax matters as a component of income tax expense. For interim periods, the Company accounts for income taxes based on its estimate of the effective tax rate for the year. Discrete items and changes in its estimate of the annual effective tax rate are recorded in the period they occur.

Leases

Certain lease agreements contain escalating payments and rent holiday periods. The related rent expense is recorded on a straight-line basis over the length of the lease term. The difference between rent expense and rent paid is recorded as deferred rent. Leasehold improvements made by the lessee and funded by landlord allowances or other incentives are also recorded as deferred rent and are amortized as a reduction in rent expense over the term of the lease. Deferred rent is included as a component of accounts payable, accrued expenses and other liabilities on the consolidated balance sheets.

Secured Borrowings of Consolidated Funds

The Consolidated Funds follow the guidance in ASC 860, Transfers and Servicing, when accounting for loan participations and other partial loan sales. Such guidance provides accounting and reporting standards for transfers and servicing of financial assets and requires a participation or other partial loan sale to meet the definition of a “participating interest,” as defined in the guidance. Under ASC 860, the Company applies a control-oriented approach to participating interests whereby control is considered to have been surrendered only if (i) the transferred financial assets have been isolated from the transferor, (ii) the transferee has the right to pledge or exchange the transferred financial assets it received, and (iii) the transferor, its consolidated affiliates in the financial statements being presented, or its agents do not maintain effective control over the transferred financial assets. Participations or other partial loan sales which do not meet all of these conditions remain on the Company’s consolidated balance sheets and the proceeds are recorded as a secured borrowing until the definition is met. Secured borrowings are carried at fair value to correspond with the related investments, which are carried at fair value.

For these participations or partial loan sales accounted for as secured borrowings, the interest income earned on the entire loan balance is recorded within interest and other income of Consolidated Funds and the interest income earned by the buyer in the partial loan sale is recorded as interest expense of Consolidated Funds in the accompanying consolidated statements of operations. Changes in the fair value of secured borrowings of Consolidated Funds are included in net change in unrealized depreciation (appreciation) on secured borrowings in the consolidated statements of operations.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This guidance outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The new standard will become effective for the Company on January 1, 2018. Early application is permitted to the effective date of January 1, 2017. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the impact that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810 — Amendments to the Consolidation Analysis). ASU 2015-02 provides a revised consolidation model for all reporting entities to use in evaluating whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments: (i) modify the evaluation of whether limited partnerships and similar legal entities are VIEs or VOEs; (ii) eliminate the presumption that a general partner should consolidate a limited partnership; (iii) affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; (iv) provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. This guidance is effective for interim and annual periods beginning after December 15, 2015. The Company early adopted ASU 2015-02 using the modified retrospective method with an effective adoption date of January 1, 2015. The modified retrospective method did not require the restatement of prior year periods. See “Adoption of ASU 2015-02” previously discussed within this footnote for a discussion of the impact of the adoption of this guidance.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts. Under previous accounting standards, such costs were reflected as an asset on the Company’s consolidated balance sheets. Amortization of the costs continues to be reported as interest expense. This guidance was effective for the Company beginning January 1, 2016 and the ASU required the guidance to be applied on a retrospective basis. The Company implemented the provisions of ASU 2015-03 as of January 1, 2016. See “Adoption of ASU 2015-03” previously discussed within this footnote for a discussion of the impact of the adoption of this guidance.

In May 2015, the FASB issued ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). Under the amendments in this update, investments for which fair value is measured at NAV per share (or its equivalent) using the practical expedient should not be categorized in the fair value hierarchy. Removing those investments from the fair value hierarchy not only eliminates the diversity in practice resulting from the way in which investments measured at NAV per share (or its equivalent) with future redemption dates are classified, but also ensures that all investments categorized in the fair value hierarchy are classified using a consistent approach. Investments that calculate NAV per share (or its equivalent), but for which the practical expedient is not applied will continue to be included in the fair value hierarchy. The amendments also remove the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the NAV per share practical expedient. Rather, those disclosures are limited to investments for which the entity has elected to measure the fair value using that practical expedient. The amendments in this update are effective for the Company beginning January 1, 2016. The Company early adopted ASU 2015-07 with an effective adoption date of January 1, 2015. Prior years’ disclosures of the Investments and Fair Value footnotes are presented in accordance with the adoption of the ASU.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This guidance requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. This guidance is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

The Company does not believe any other recently issued, but not yet effective, revisions to authoritative guidance will have a material effect on its consolidated balance sheets, results of operations or cash flows.

3. INVESTMENTS

The Company’s investments are comprised of equity method investments and, as of December 31, 2014, investments presented at fair value in accordance with the investment company guidance.

Equity Method Investments

Medley measures the carrying value of its public non-traded equity method investments at NAV per share. The Company measures the carrying value of its privately-held equity method investments by recording its share of the underlying income or loss of these entities. Unrealized appreciation (depreciation) resulting from changes in fair value of the equity method investees is reflected as a component of other income (expense) in the consolidated statements of operations. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. As of December 31, 2015 and 2014, the Company’s carrying value of its equity method investments was $16.4 million and $9.9 million, respectively. Included in this balance was $9.0 million and $9.9 million as of December 31, 2015 and 2014, respectively, from the Company’s investment in publicly-held Sierra income Corporation (“SIC”). The remaining balance as of December 31, 2015 relates to the Company’s investments in MOF I LP, MOF II LP and Medley Opportunity Fund III LP (“MOF III LP”).

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

3. INVESTMENTS  – (continued)

Investments of Consolidated Funds

As of December 31, 2015, the Company did not consolidate investments held by the Consolidated Funds. The following table presents a summary of the investments held by the Consolidated Funds and as a percentage of total investments of Consolidated Funds as of December 31, 2014.

	Investments of Consolidated Funds
	Fair Value	Percentage
	(Amounts in thousands)
Geographic Region/Investment Type/Industry Description:
North America:
Senior secured loans and notes:
Automotive	$21,937	3.0%
Banking, Finance, Insurance and Real Estate	206,424	28.1%
Beverage and Food	14,934	2.0%
Chemicals, Plastics and Rubber	21,196	2.9%
Construction and Building	53,547	7.3%
Consumer Goods: Non-durable	34,687	4.7%
Containers, Packaging and Glass	26,823	3.7%
Energy: Oil and Gas	32,736	4.6%
Healthcare and Pharmaceuticals	81,921	11.1%
High Tech Industries	25,329	3.4%
Hotel, Gaming and Leisure	11,494	1.6%
Media: Advertising, Printing and Publishing	346	0.0%
Metals and Mining	26,042	3.5%
Retail	24,886	3.4%
Services: Business	34,808	4.7%
Services: Consumer	45,545	6.2%
Total Senior Secured Loans and Notes, North America (cost of $711,398)	$662,655	90.2%
South America:
Senior secured loans and notes:
Banking, Finance, Insurance and Real Estate	$1,029	0.1%
Energy: Oil and Gas	424	0.1%
Total Senior Secured Loans and Notes, South America (cost of $13,049)	$1,453	0.2%
Asia:
Banking, Finance, Insurance and Real Estate (cost of $1,373)	$1,377	0.2%
Equity interests in limited liability companies:
Banking, Finance, Insurance and Real Estate	$42,338	5.8%
Construction and Building	3,297	0.4%
Containers, Packaging and Glass	320	0.0%
Energy: Oil and Gas	2,596	0.4%
Healthcare and Pharmaceuticals	63	0.0%
Telecommunications	170	0.0%
Total Equity Interest in Limited Liability Companies (cost of $40,944)	$48,784	6.6%

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

3. INVESTMENTS  – (continued)

	Investments of Consolidated Funds
	Fair Value	Percentage
	(Amounts in thousands)
Geographic Region/Investment Type/Industry Description:
North America:
Equity securities:
Common Stock (cost of $8,913)	$964	0.1%
Preferred Stock (cost of $10,187)	$545	0.1%
Warrants:
Banking, Finance, Insurance and Real Estate	$10,363	1.4%
Construction and Building	113	0.0%
Containers, Packaging and Glass	105	0.0%
Energy: Oil and Gas	1,793	0.3%
Healthcare and Pharmaceuticals	5,137	0.7%
Retail	893	0.1%
Services: Business	—	0.0%
Total Warrants (cost of $3,428)	18,404	2.5%
Total Equity Securities (cost of $22,528)	$19,913	2.7%
Collectibles (cost of $1,385)	$688	0.1%
Total Investments of Consolidated Funds (cost of $790,677)	$734,870	100.0%

4. FAIR VALUE MEASUREMENTS

The Company follows ASC 820 for measuring the fair value of portfolio investments. Fair value is the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters, or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation models involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The Company’s fair value analysis includes an analysis of the value of any unfunded loan commitments. Financial instruments recorded at fair value in the consolidated financial statements are categorized for disclosure purposes based upon the level of judgment associated with the inputs used to measure their value. The valuation hierarchical levels are based upon the transparency of the inputs to the valuation of the investment as of the measurement date. The three levels are defined as follows:

•	Level I — Valuations based on quoted prices in active markets for identical assets or liabilities at the measurement date.
•	Level II — Valuations based on inputs other than quoted prices in active markets included in Level I, which are either directly or indirectly observable at the measurement date. This category includes quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in non-active markets including actionable bids from third parties for privately held assets or liabilities, and observable inputs other than quoted prices such as yield curves and forward currency rates that are entered directly into valuation models to determine the value of derivatives or other assets or liabilities.
•	Level III — Valuations based on inputs that are unobservable and where there is little, if any, market activity at the measurement date. The inputs for the determination of fair value may require significant management judgment or estimation and is based upon management’s assessment of the assumptions

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

4. FAIR VALUE MEASUREMENTS  – (continued)

that market participants would use in pricing the assets or liabilities. These investments include debt and equity investments in private companies or assets valued using the market or income approach and may involve pricing models whose inputs require significant judgment or estimation because of the absence of any meaningful current market data for identical or similar investments. The inputs in these valuations may include, but are not limited to, capitalization and discount rates, beta and EBITDA multiples. The information may also include pricing information or broker quotes that include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level III information, assuming no additional corroborating evidence.

Fair Value Measurement on a Recurring Basis

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

In addition to using the above inputs in investment valuations, the Company continues to employ a valuation policy that is consistent with ASC 820 (Note 2). Consistent with the Company’s valuation policy, management evaluates the source of inputs, including any markets in which the investments are trading, in determining fair value.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may differ significantly from the values that would have been used had a readily available market value existed for such investments, and the differences could be material.

The following table presents the fair value measurements of investments and secured borrowings, by major class according to the fair value hierarchy as of December 31, 2014:

	Level I	Level II	Level III	Total
	(Amounts in thousands)
Assets
Senior secured loans and notes	$—	$—	$664,108	$664,108
Equity interests in LLCs	—	—	48,784	48,784
Equity securities	62	29	19,822	19,913
Investments in tangible assets	—	—	2,065	2,065
Total assets	$62	$29	$734,779	$734,870
Secured borrowings of Consolidated Funds	$16	$—	$141,119	$141,135

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting all levels of the fair value hierarchy are reported as transfers in or out of Level I, II or III category as of the beginning of the quarter in which the reclassifications occur. There were no transfers between any levels in the fair value hierarchy during the year ended December 31, 2014.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

4. FAIR VALUE MEASUREMENTS  – (continued)

The following table provides a reconciliation of the beginning and ending balances for the Consolidated Funds’ Level III investments and secured borrowings:

	For the year ended December 31, 2014
	Financial Assets					Liabilities
	Investments of Consolidated Funds					Secured borrowings of Consolidated Funds
	Senior Secured Loans and Notes	Equity Interests in LLCs	Equity Securities	Investment in Tangible Assets	Total
	(Amounts in thousands)
Balance, beginning of year	$423,324	$18,624	$8,415	$2,798	$453,161	$41,143
Amortization	1,949	—	—	—	1,949	—
Paid in-kind interest income	5,531	53	—	—	5,584	—
Purchases	423,954	24,753	2,499	—	451,206	—
Sales and settlements	(155,129)	—	(2,369)	—	(157,498)	—
Realized and unrealized appreciation (depreciation), net	(35,521)	5,354	11,277	(733)	(19,623)	—
Unrealized appreciation on secured borrowings of Consolidated Funds, net	—	—	—	—	—	(1,155)
Proceeds from secured borrowings, net	—	—	—	—	—	101,131
Balance, end of year	$664,108	$48,784	$19,822	$2,065	$734,779	$141,119
Changes in unrealized (gains) losses included in earnings related to financial assets still held at the reporting date	$(36,330)	$5,354	$11,297	$(734)	$(20,413)	$(1,155)

Total realized and unrealized appreciation (depreciation) recorded for the Consolidated Funds’ Level III investments is included in net realized gain (loss) on investments of Consolidated Funds and net change in unrealized depreciation on investments of Consolidated Funds in the consolidated statements of operations, respectively.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

4. FAIR VALUE MEASUREMENTS  – (continued)

The following table summarizes the quantitative inputs and assumptions used for the Consolidated Funds’ Level III inputs as of December 31, 2014:

Assets				Range		Weighted Average
	Fair Value	Valuation Technique(s)	Unobservable Input	Minimum	Maximum
	(Amounts in thousands)
Senior Secured Loans and Notes	$193	Negotiated Sales Proceeds	Expected Sales Proceeds	$—	$4,000,000	$1,932,000
	4,009	Sales Comparison Approach	Price per Acre	$8,000	$41,000	$24,500
			Price per Room	$43,200	$71,429	$57,315
			Price per Unit	$155,734	$228,009	$191,872
	403	Market Approach (Guideline Comparable)	LTM Revenue Multiple	0.60x	0.60x	0.45x
	346	Market Approach (Guideline Comparable)	LTM EBITDA Multiple	3.10x	3.62x	3.60x
	1,167	Market Approach (Guideline Comparable)	LTM EBITDA Multiple	3.10x	5.50x	4.30x
			LTM Revenue Multiple	0.50x	0.65x	0.58x
	1,989	Income Approach (DCF)	Discount Rate	12.0%	35.0%	20.5%
	144	Liquidation Approach	Asset Coverage	$144,531	$144,531	$144,531
	566,010	Income approach	Market Yield	10.00%	15.21%	12.45%
	37,600	Recent Arms-length transaction	Recent Arms-length transaction	N/A	N/A	N/A
	21,005	Income approach	Discount Rate	14.00%	18.00%	16.45%
	15,859	Market Approach (Guideline Comparable)	EBITDA Multiple	5.50x	6.00x	5.75x
	5,095	Enterprise Valuation Analysis	EBITDA Multiple	6.00x	7.00x	7.00x
	8,910	Market Approach (Guideline Comparable)	Rev Multiple/EBITDA Multiple	0.43x/4.09x	0.43x/4.09x	0.43x/4.09x
	1,378	Enterprise Valuation Analysis	EBITDA Multiple/Estimated Liquidation Proceeds	2.00x/$205.8M	2.00x/$205.8M	2.00x/$205.8M
Equity Interests in LLCs	1,370	Market Approach	Unsolicited Offer Price	$12,000,000	$12,000,000	$12,000,000
	5,623	Market Approach (Guideline Comparable)	Investment Portfolio Multiple	1.10x	1.10x	1.10x
	3,099	Market Approach (Guideline Comparable)	EBITDA Multiple	6.25x	8.50x	6.70x
	2,595	Market Approach (Guideline Comparable)	EBITDA Multiple/Volatility	3.75x/50%	3.75x/50%	3.75x/50%
	581	Income Approach (DCF)	Market Yield	13.14%	13.14%	13.14%
	14,516	Income Approach (DCF)	Discount Rate	14.00%	18.00%	18.00%
	15,000	Income Approach (DCF)	Capitalization Rate	8.70%	8.70%	8.70%
	6,000	Recent Arms-length transaction	Recent Arms-length transaction	N/A	N/A	N/A
Equity Securities	7,936	Market Approach (Guideline Comparable)	EBITDA Multiple	4.00x	8.31x	5.20x
	10,364	Option Model	Tangible Book Value Multiple/ Volatility	1.30x/41.5%	1.30x/41.5%	1.30x/41.5%
	105	Option Model	Volatility	90.80%	90.80%	90.80%
	194	Market Approach (Guideline Comparable)	LTM EBITDARD Multiple	10.40x	11.10x	10.75x

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

4. FAIR VALUE MEASUREMENTS  – (continued)

Assets				Range		Weighted Average
	Fair Value	Valuation Technique(s)	Unobservable Input	Minimum	Maximum
	(Amounts in thousands)
			NTM EBITDARD Multiple	9.50x	10.80x	10.15x
	261	Market Approach (Guideline Comparable)	Revenue Multiple	0.30x	0.60x	0.45x
	417	Income Approach (DCF)	Discount Rate	13.0%	18.0%	16.4%
	545	Market Approach (Guideline Comparable)	LTM EBITDA Multiple	5.00x	5.50x	5.25x
			LTM Revenue Multiple	0.50x	0.65x	0.58x
Tangible Assets	688	Market Approach	Appraisal of assets	$500,000	$2,200,000	$1,350,000
	1,377	Sales Comparison Approach	Price per SQM	1,146	1,274	1,210
	$734,779

Liability	Fair Value	Valuation Technique(s)	Unobservable Input	Minimum	Maximum	Average
	(Amounts in thousands)
Secured Borrowings of Consolidated Funds	$130,157	Income approach	Market Yield	10.00%	15.21%	12.45%
	5,947	Market Approach (Guideline Comparable)	EBITDA Multiple	5.50x	6.00x	5.75x
	5,000	Income Approach (DCF)	Capitalization Rate	8.70%	8.70%	8.70%
	15	Market Approach (Guideline Comparable)	EBITDA Multiple	4.00x	8.31x	5.20x
	$141,119

The significant unobservable inputs used in the fair value measurement of the Consolidated Funds’ investments in senior secured loans include discount due to lack of marketability, discount rate, market yield, earnings before interest, tax, depreciation and amortization (“EBITDA”) and revenue multiples, expected proceeds, and asset coverage. Significant increases or decreases in these factors in isolation would result in a significantly higher or lower fair value measurement.

The significant unobservable inputs used in the fair value measurement of the Consolidated Funds’ investments in equity interests in LLCs include discount rates, market yields, volatility, long term growth rates, and portfolio multiples. Significant increases or decreases in these factors would result in lower or higher fair value measurements.

The significant unobservable inputs used in the fair value measurement of the Consolidated Funds’ investments in equity securities include revenue, EBITDA and revenue multiples, price per ton, expected liquidation proceeds, discount rates and volatility. Significant increases or decreases in these factors would result in a significantly higher or lower fair value measurement.

The significant unobservable inputs used in the fair value measurement of the Consolidated Funds’ investments in tangible assets include price per ton, price per acre, price per room, price per unit appraisals and price per square foot. Significant increases or decreases in these factors would result in a significantly higher or lower fair value measurement.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

5. OTHER ASSETS

The components of other assets are as follows:

	As of December 31,
	2015	2014
	(Amounts in thousands)
Other Assets of Medley LLC:
Fixed assets, net of accumulated depreciation of $1,667 and $1,232, respectively	$1,708	$1,367
Security deposits	3,034	1,218
Administrative fees receivable (Note 10)	1,654	1,500
Deferred tax assets	1,029	877
Deferred financing costs, net of accumulated amortization of $48 and $13, respectively	122	157
Due from affiliates (Note 10)	1,555	382
Prepaid expenses and taxes	1,636	455
Other receivables	1,059	933
Total other assets of Medley LLC	11,797	6,889
Other Assets of Consolidated Funds:
Restricted cash	—	3,000
Deferred tax assets	—	340
Other receivables	—	341
Total other assets of Consolidated Funds	—	3,681
Total other assets	$11,797	$10,570

6. LOANS PAYABLE

The Company’s loans payable consist of the following:

	As of December 31,
	2015	2014
	(Amounts in thousands)
Term loans under the Credit Suisse Term Loan Facility, net of unamortized discount of $777 and $1,006, respectively, and deferred financing costs of $1,712 and $2,172, respectively	$92,511	$91,822
Non-recourse promissory notes, net of unamortized discount of $1,953 and $2,500, respectively	8,360	9,063
Total loans payable	$100,871	$100,885

Credit Suisse Term Loan Facility

On August 14, 2014, the Company entered into a $110.0 million senior secured term loan credit facility (“Term Loan Facility”) with Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent thereunder, Credit Suisse Securities (USA) LLC, as bookrunner and lead arranger, and the lenders from time-to-time party thereto, which will mature on June 15, 2019. The proceeds from the term loans amounting to $108.9 million after a $1.1 million issuer discount, together with cash on hand, were used to: (i) pay off an existing loan with a different financial institution in the amount of $33.2 million, (ii) pay fees and expenses incurred in connection with this financing in the amount of $2.6 million, of which $2.4 million have been deferred, and (iii) pay a distribution to Medley LLC’s members in the amount of $74.5 million. In connection with this financing, the Company terminated its pre-existing credit agreement with City National Bank.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

6. LOANS PAYABLE  – (continued)

Borrowings under the Term Loan Facility bear interest, at the borrower’s option, at a rate equal to either a Eurodollar margin over an adjusted LIBOR (with a “floor” of 1.0%) or a base rate margin over an adjusted base rate determined by reference to the highest of (i) the term loan administrative agent’s prime rate; (ii) the federal funds effective rate in effect on such day plus 0.5%; and (iii) an adjusted LIBOR plus 1.0%. The applicable margins for the Term Loan Facility are 5.5%, in the case of Eurodollar loans and 4.5%, in the case of adjusted base rate loans. Outstanding borrowings under the Term Loan Facility bore interest at a rate of 6.5% as of December 31, 2015 and 2014. In addition, the Term Loan Facility also provides the borrower with the option to raise incremental credit facilities (including an uncommitted incremental facility that provides the borrower the option to increase the amount available under the Term Loan Credit Facility by an aggregate of up to $15.0 million, subject to additional increases, provided that the net leverage ratio as of the last day of any four-fiscal quarter period, commencing with the four-fiscal quarter period ending December 31, 2014, shall not exceed 2.0 to 1.0). Borrowings are collateralized by substantially all of the equity interests in Medley LLC and its wholly owned subsidiaries.

The Term Loan Facility requires principal repayments in quarterly installments equal to $1.4 million (which amount may be adjusted as a result of prepayment or incremental term loans drawn) commencing on March 31, 2015, with the remaining amount payable at maturity. The Company can also make voluntary repayments, without penalty, at any time prior to August 14, 2016, not to exceed $33.0 million in the aggregate. As of December 31, 2015 and 2014, outstanding borrowings under this facility were $92.5 million and $91.8 million, respectively, which is reflected net of unamortized discount of $0.8 million and $1.0 million, respectively, and net of unamortized deferred financing costs of $1.7 million and $2.2 million, respectively. The deferred financing costs and the discount under the term loans are being accreted, using the effective interest method, over the term of the notes. Total interest expense under this Term Loan Facility, including accretion of the note discount and amortization of deferred financing costs, was $6.5 million and $2.6 million, respectively, for the years ended December 31, 2015 and 2014. The fair value of the outstanding balance of Term Loan Facility approximated its par value as of December 31, 2015.

In October 2014, the Company voluntarily prepaid $15.0 million of outstanding term loans under this facility using a portion of the proceeds received from its initial public offering. The $15.0 million prepayment was applied against the first installment, which was due on March 31, 2015, and the remaining quarterly installments through June 30, 2017.

The Term Loan Facility also contains a financial covenant that requires the Company to maintain a Maximum Net Leverage Ratio commencing with the quarter ending on December 31, 2014 of not greater than 3.5 to 1.0, with which the Company is compliant. This ratio is calculated on a trailing twelve months basis and is the ratio of Total Net Debt, as defined, to Core EBITDA, as defined, and is calculated using the Company’s standalone financial results and includes the adjustments made to calculate Core EBITDA. Non-compliance with any of the financial or non-financial covenants without cure or waiver would constitute an event of default under the Term Loan Facility. The Term Loan Facility also contains other customary events of default, including defaults based on events of bankruptcy and insolvency, dissolution, nonpayment of principal, interest or fees when due, breach of specified covenants, change in control and material inaccuracy of representations and warranties. There were no events of default under the Term Loan Facility as of December 31, 2015.

CNB Credit Agreement

On August 19, 2014, the Company entered into a $15.0 million senior secured revolving credit facility with City National Bank (the “Revolving Credit Facility”). The Company intends to use any proceeds from borrowings under the Revolving Credit Facility for general corporate purposes, including funding of its working capital needs. Borrowings under the Revolving Credit Facility bear interest at the option of the Company, either (i) at an Alternate Base Rate, as defined, plus an applicable margin not to exceed 3.25% or

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

6. LOANS PAYABLE  – (continued)

(ii) at an Adjusted LIBOR plus an applicable margin not to exceed 4.0%. As of and during the period ended December 31, 2015, there were no amounts drawn under the Revolving Credit Facility.

The Revolving Credit Facility also contains a financial covenant that requires the Company to maintain a Maximum Net Leverage Ratio commencing with the quarter ending on December 31, 2014 of not greater than 3.5 to 1.0, with which the Company is compliant. This ratio is calculated on a trailing twelve months basis and is the ratio of Total Net Debt, as defined, to Core EBITDA, as defined, and is calculated using the Company’s standalone financial results and includes the adjustments made to calculate Core EBITDA. Non-compliance with any of the financial or non-financial covenants without cure or waiver would constitute an event of default under the Revolving Credit Facility. The Revolving Credit Facility also contains other customary events of default, including defaults based on events of bankruptcy and insolvency, dissolution, nonpayment of principal, interest or fees when due, breach of specified covenants, change in control and material inaccuracy of representations and warranties. There were no events of default under the Revolving Credit Facility as of December 31, 2015.

Non-Recourse Promissory Notes

In April 2012, the Company borrowed $10.0 million under two non-recourse promissory notes. Proceeds from the borrowings were used to purchase 1,108,033 shares of common stock of SIC, which were pledged as collateral for the obligations. Interest on the notes is paid monthly and is equal to the dividends received by the Company related to the pledged shares. The Company may prepay the notes in whole or in part at any time without penalty and the lenders may call the notes if certain conditions are met. The notes are scheduled to mature in March 2019. The proceeds from the notes were recorded net of issuance costs of $3.8 million and are being accreted, using the effective interest method, over the term of the non-recourse promissory notes. Total interest expense under these non-recourse promissory notes, including accretion of the note discount, was $1.4 million for each of the years ended December 31, 2015, 2014 and 2013. The fair value of the outstanding balance of the notes was $10.1 million and $10.3 million as of December 31, 2015 and 2014.

In March 2014, the Company issued a promissory note in the amount of $2.5 million to a former Medley member in connection with the purchase of his membership interests. The promissory note carries no interest, has quarterly amortization payments of $312,500, and matured in March 2016. As of December 31, 2015 and 2014, the balance under this note was $0.3 million and $1.6 million, respectively.

Contractual Maturities of Loans Payable

As of December 31, 2015, future principal payments due under the loans payable are as follows (in thousands):

2016	$312
2017	2,875
2018	5,500
2019	96,625
$105,312

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

7. ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES

The components of accounts payable, accrued expenses and other liabilities are as follows:

	As of December 31,
	2015	2014
	(Amounts in thousands)
Accounts payable, accrued expenses and other liabilities of Medley LLC:
Accrued compensation and benefits	$9,107	$8,575
Due to affiliates (Note 10)	13,634	7,057
Revenue share payable (Note 9)	6,774	6,669
Accrued interest	1,304	274
Income taxes payable	—	70
Professional fees	529	545
Deferred rent	285	474
Deferred tax liabilities	127	245
Accounts payable and accrued expenses	2,463	1,631
Total accounts payable, accrued expenses and other liabilities of Medley LLC	$34,223	$25,540

As of December 31, 2014, accounts payable, accrued expenses and other liabilities of Consolidated Funds amounted to $5.8 million, which is in addition to the accounts payable, accrued expenses and other liabilities of Medley LLC detailed above. There were no accounts payable, accrued expenses and other liabilities of Consolidated Funds as of December 31, 2015.

8. SECURED BORROWINGS OF CONSOLIDATED FUNDS

The Consolidated Funds have loan participations which do not meet the definition of a “participating interest”, as defined in ASC 860. As such, these loan participations remain on the Company’s consolidated balance sheets and are recorded at fair value, as secured borrowings of Consolidated Funds.

As of December 31, 2015, the Company did not have secured borrowings of Consolidated Funds.

As of December 31, 2014, secured borrowings of Consolidated Funds at cost and fair value totaled $143.0 million and $141.1 million, respectively. The fair value of the investments that are associated with these secured borrowings was $141.1 million. The Consolidated Funds received net proceeds from secured borrowings of $100.6 million and $24.0 million during the years ended December 31, 2014 and 2013, respectively.

For the years ended December 31, 2014 and 2013, the Company recorded interest expense related to the secured borrowings of the Consolidated Funds of $10.0 million and $2.6 million, respectively.

9. COMMITMENTS AND CONTINGENCIES

Operating Leases

Medley leases office space in New York City and San Francisco under non-cancelable lease agreements that expire at various times through September 2023. In August 2015, the Company signed a new lease for its office space in New York City. Minimum rent payments are expected to commence in May 2016 and have been included in the future minimum rental payment schedule below. Rent expense was $2.6 million, $2.6 million and $2.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

9. COMMITMENTS AND CONTINGENCIES  – (continued)

Future minimum rental payments under non-cancelable leases are as follows (in thousands):

2016	$2,254
2017	2,683
2018	2,704
2019	2,710
2020	2,838
Thereafter	6,684
Total future minimum lease payments	$19,873

Capital Commitments to Funds

As of December 31, 2015 and 2014, the Company had aggregate unfunded commitments of $0.3 million and $1.1 million, respectively, to certain long-dated private funds.

Other Commitments

In April 2012, the Company entered into an obligation to pay a fixed percentage of management and incentive fees received by the Company from SIC. The agreement was entered into contemporaneously with the $10 million non-recourse promissory notes that were issued to the same parties (Note 6). The two transactions were deemed to be related freestanding contracts and the $10 million of loan proceeds were allocated to the contracts using their relative fair values. At inception, the Company recognized an obligation of $4.4 million representing the present value of the future cash flows expected to be paid under this agreement. As of December 31, 2015 and 2014, the obligation amounted to $6.8 million and $6.7 million and is recorded as revenue share payable, a component of accounts payable, accrued expenses and other liabilities on the consolidated balance sheets. The change in the estimated cash flows for this obligation is recorded in other income (expense) on the consolidated statements of operations.

Legal Proceedings

One of the Company’s consolidated subsidiary, MCC Advisors LLC, was named as a defendant in a lawsuit on May 29, 2015, by Moshe Barkat and Modern VideoFilm Holdings, LLC (“MVF Holdings”) against Medley Capital Corporation (“MCC”), MOF II, MCC Advisors LLC, Deloitte Transactions and Business Analytics LLP A/K/A Deloitte ERG (“Deloitte”), Scott Avila (“Avila”), Charles Sweet, and Modern VideoFilm, Inc. (“MVF”). The lawsuit is pending in the California Superior Court, Los Angeles County, Central District, as Case No. BC 583437. The lawsuit was filed after Medley Capital Corporation, as agent for the lender group, exercised remedies following a series of defaults by MVF and MVF Holdings on a secured loan with an outstanding balance at the time in excess of $65 million. The lawsuit sought damages in excess of $100 million. Deloitte and Avila have settled the claims against them in exchange for payment of $1.5 million in aggregate. On June 6, 2016, the court granted defendants’ demurrers on several counts and dismissed Mr. Barkat’s claims except with respect to his claim for intentional interference with contract. MCC and the other defendants continue to dispute the remaining allegations and are vigorously defending the lawsuit while pursuing affirmative counterclaims against Mr. Barkat and MVF Holdings.

From time to time, the Company is involved in litigation and legal proceedings arising out of the ordinary course of its business. The Company believes that it is not presently a party to any such matters that would have a material adverse effect on its financial condition, results of operations, or cash flows.

10. RELATED PARTY TRANSACTIONS

Substantially all of Medley’s revenue is earned through agreements with its consolidated and non-consolidated funds for which it collects management and performance fees for providing investment and management services.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

10. RELATED PARTY TRANSACTIONS  – (continued)

In April 2012, Medley entered into an investment advisory agreement (“IAA”) with SIC. Pursuant to the terms of the IAA, Medley agreed to bear all organization and offering expenses (“O&O Expenses”) related to SIC until the earlier of the end of the SIC offering period or such time that SIC has raised $300 million in gross proceeds in connection with the sale of shares of its common stock. The SIC IAA also required SIC to reimburse Medley for O&O Expenses incurred by Medley in an amount equal to 1.25% of the aggregate gross proceeds in connection with the sale of shares of its common stock until the earlier of the end of the SIC offering period, or Medley has been repaid in full. Effective June 2, 2014, Medley was no longer liable for these expenses as SIC had reached the $300 million in gross proceeds threshold. As of December 31, 2014, there were no reimbursements that were due to Medley as Medley had been reimbursed in full.

During the years ended December 31, 2014 and 2013, Medley incurred O&O Expenses of $1.5 million and $1.4 million, respectively, which were recorded within general, administrative, and other expenses in the consolidated statements of operations. Reimbursements of O&O are recorded in other revenues and fees on the consolidated statements of operations and were $3.8 million and $1.8 million, respectively, during the years ended December 31, 2014 and 2013. The Company did not incur O&O expenses or reimbursements of O&O during the year ended December 31, 2015.

In June 2012, Medley entered into an Expense Support and Reimbursement Agreement (“ESA”) with SIC. Under the ESA, until June 30, 2016, unless extended, Medley will pay up to 100% of SIC’s operating expenses in order for SIC to achieve a reasonable level of expenses relative to its investment income. Pursuant to the ESA, SIC has a conditional obligation to reimburse Medley for any amounts they funded under the ESA if, within three years of the date on which Medley funded such amounts, SIC meets certain financial levels. For the years ended December 31, 2015, 2014 and 2013, Medley recorded $6.4 million, $5.0 million and $3.9 million, respectively, for ESA expenses under this agreement. The ESA expenses are recorded within general, administrative, and other expense in the consolidated statements of operations. Medley recorded a liability of $7.2 million and $5.2 million as of December 31, 2015 and 2014, respectively, for ESA expenses related to this agreement. These amounts are included in accounts payable, accrued expenses and other liabilities as due to affiliates on the consolidated balance sheets.

In January 2011, Medley entered into an administration agreement with MCC (the “MCC Admin Agreement”), whereby Medley agreed to provide administrative services necessary for the operations of MCC. MCC agreed to pay Medley for the costs and expenses incurred in providing such administrative services, including an allocable portion of Medley’s overhead expenses and an allocable portion of the cost of MCC’s officers and their respective staffs. Medley records these administrative fees as revenue in the period when the services are provided and are included in other revenues and fees on the consolidated statement of operations. During the years ended December 31, 2015, 2014 and 2013, the Company recorded $4.0 million, $3.7 million and $2.6 million, respectively, of revenue related to the MCC Admin Agreement. The administrative fees receivable under the MCC Admin Agreement was $0.9 million and $1.1 million, respectively, as of December 31, 2015 and 2014, and is included as a component of other assets on the consolidated balance sheets.

In April 2012, Medley entered into an administration agreement with SIC (the “SIC Admin Agreement”), whereby Medley agreed to provide administrative services necessary for the operations of SIC. SIC agreed to pay Medley for the costs and expenses incurred in providing such administrative services including an allocable portion of Medley’s overhead expenses and an allocable portion of the cost of SIC’s officers and their respective staffs. Medley records these administrative fees as revenue in the period when the services are provided and are included in other revenues and fees on the consolidated statement of operations. For the years ended December 31, 2015, 2014 and 2013, the Company recorded $2.1 million, $1.3 million and $0.6 million, respectively, of revenue related to the SIC Admin Agreement. The administrative fees receivable under the SIC Admin Agreement was $0.5 million and $0.4 million, respectively, as of December 31, 2015 and 2014, and is included as a component of other assets on the consolidated balance sheets.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

10. RELATED PARTY TRANSACTIONS  – (continued)

In March 2015, Medley entered into an administration agreement with MCC Senior Loan Strategy JV I LLC (“MCC SLS JV”, the “MCC SLS JV Admin Agreement”), whereby Medley agreed to provide administrative services necessary for the operations of MCC SLS JV. MCC SLS JV agreed to pay Medley for the costs and expenses incurred in providing such administrative services, including an allocable portion of Medley’s overhead expenses and an allocable portion of the cost of MCC SLS JV’s officers and their respective staffs. Medley records these administrative fees as revenue in the period when the services are provided and are included in other revenues and fees on the consolidated statement of operations. During the year ended December 31, 2015, the Company recorded $0.1 million of revenue related to the MCC SLS JV Admin Agreement. The administrative fees receivable under the MCC SLS JV Admin Agreement was $0.1 million as of December 31, 2015, and is included as a component of other assets on the consolidated balance sheets.

In March 2015, Medley entered into an administration agreement with SIC Senior Loan Strategy JV I LLC (“SIC SLS JV”, the “SIC SLS JV Admin Agreement”), whereby Medley agreed to provide administrative services necessary for the operations of SIC SLS JV. SIC SLS JV agreed to pay Medley for the costs and expenses incurred in providing such administrative services, including an allocable portion of Medley’s overhead expenses and an allocable portion of the cost of SIC SLS JV’s officers and their respective staffs. Medley records these administrative fees as revenue in the period when the services are provided and are included in other revenues and fees on the consolidated statement of operations. During the year ended December 31, 2015, the Company recorded $0.1 million of revenue related to the SIC SLS JV Admin Agreement. The administrative fees receivable under the SIC SLS JV Admin Agreement was $0.1 million as of December 31, 2015, and is included as a component of other assets on the consolidated balance sheets.

In connection with the amended and restated limited liability agreement of Medley LLC, Medley LLC agreed to, at the sole discretion of the managing member, reimburse Medley Management Inc. for all expenses incurred other than expenses incurred in connection with its income tax obligations. From time to time, the Company may also advance funds to Medley Management Inc. to cover its operating needs. For the years ended December 31, 2015 and 2014, the Company recorded expense reimbursements of $1.6 million and $0.1 million, respectively, which were recorded as a component of general, administrative and other expenses on the consolidated statements of operations. As of December 31, 2015, amounts due from Medley Management Inc. was $0.1 million and was recorded as a component of other assets on the consolidated balance sheets. As of December 31, 2014, amounts due to Medley Management Inc. was $0.1 million and was recorded as a component of accounts payable, accrued expenses and other liabilities on the consolidated financial statements.

Pursuant to the organizational agreement between Medley Management Inc. and Medley LLC, Medley Management Inc. may from time to time make grants of restricted stock units or other awards providing the holder with a right to obtain shares of Class A common stock in the future and/or grants of phantom stock or other awards providing the holder with the contractual right to receive cash payments pursuant to an equity plan to employees, advisors or other persons, as defined, in respect of Medley LLC and its subsidiaries. These awards may entitle the holder thereof to receive dividends paid with respect to the shares of Class A common stock underlying such awards as if such holder were a holder of record of the underlying shares of Class A common stock. Medley LLC has agreed that it assumes any obligation to pay such dividend equivalent amounts to the holders of the respective awards. Additionally, pursuant to this agreement, the number of LLC Units held by Medley Management Inc., shall, at all times, equal the number of shares of Class A common stock outstanding.

In connection with the Reorganization and IPO of Medley Management Inc., Medley LLC agreed to reimburse Medley Management Inc. for any costs incurred relating to the IPO of Medley Management Inc. These costs amounted to $3.7 million and were recorded against members’ equity on the consolidated balance sheets.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

10. RELATED PARTY TRANSACTIONS  – (continued)

Equity Method Investments

The Company holds equity method investments in SIC, MOF I LP, MOF II LP and MOF III LP. As of December 31, 2015 and 2014, the Company’s carrying value of its equity method investments was $16.4 million and $9.9 million, respectively. Included in this balance was $9.0 million and $9.9 million as of December 31, 2015 and 2014, respectively, from the Company’s investment in the publicly-held SIC.

The Company typically pays certain operating costs incurred by the funds that it manages. These costs are normally reimbursed by such funds and are included as a component of other assets balance on the consolidated balance sheets. As of December 31, 2015, the Company recorded $0.8 million and $0.1 million as a receivable balance from MOF II LP and MOF III LP, respectively. The Company accrued $7.1 million for clawback obligations relating to MOF II LP that would need to be paid if the fund was liquidated at fair value as of the end of the reporting period. The Company’s actual obligation, however, would not become payable or realized until the end of a fund’s life. The Company did not record any receivable or payable balance on its statement of consolidated balance sheets relating to MOF I LP. As of December 31, 2014, the Company recorded $0.2 million as a receivable balance from MOF III LP. The Company did not record any receivable or payable balance on its statement of consolidated balance sheets relating to MOF I LP and MOF II LP.

Promissory Note

In March 2014, the Company issued a promissory note in the amount of $2.5 million to a former Medley member in connection with the purchase of his membership interests. The promissory note carries no interest, has quarterly amortization payments of $312,500, and matures in March 2016. As of December 31, 2015 and 2014, the balance under this note was $0.3 million and $1.6 million, respectively.

Exchange Agreement

Prior to the completion of the IPO of Medley Management Inc., the Medley LLC Agreement was restated among other things, to modify its capital structure by reclassifying the interests held by its existing owners (i.e. the members of Medley prior to the IPO of Medley Management Inc.) into the LLC Units. Medley’s existing owners also entered into an exchange agreement under which they (or certain permitted transferees thereof) have the right (subject to the terms of the exchange agreement as described therein), to exchange their LLC Units for shares of Medley Management Inc.’s Class A common stock on a one-for-one basis at fair value, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

11. INCOME TAXES

The Company is treated as a partnership for income tax purposes and is therefore not subject to U.S. federal, state and local income taxes. The Company is subject to New York City unincorporated business tax attributable to the Company’s operations apportioned to New York City.

The provision for (benefit from) income taxes for the years ended December 31, 2015, 2014 and 2013 consists of the following components:

	For the Years Ended December 31,
	2015	2014	2013
	(Amounts in thousands)
Current tax provision	$662	$2,582	$1,735
Deferred tax provision	(270)	(728)	(96)
Provision for income taxes	$392	$1,854	$1,639

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

11. INCOME TAXES  – (continued)

Deferred income taxes reflect the net effect of temporary differences between the tax basis of an asset or liability and its reported amount in the Company’s consolidated balance sheets. These temporary differences result in taxable or deductible amounts in future years. The significant components of deferred tax assets and liabilities included on the Company’s consolidated balance sheets are as follow:

	As of December 31,
	2015	2014
	(Amounts in thousands)
Deferred tax assets
Tax goodwill	$597	$648
Unrealized losses	55	343
Accrued and other expenses not currently deductible for tax purposes	203	226
Revenue share payable	174	—
Total deferred tax assets	$1,029	$1,217
Deferred tax liabilities
Accrued fee income	$68	$151
Other	59	94
Total deferred tax liabilities	127	245
Net deferred tax assets	$902	$972

The Company’s effective tax rate includes a rate benefit attributable to the fact that the Company’s subsidiaries operate as limited liability companies, which are not subject to federal or state income tax. A reconciliation of the federal statutory tax rate to the effective tax rates for the years ended December 31, 2015, 2014 and 2013 are as follows:

	For the Years Ended December 31,
	2015	2014	2013
Federal statutory rate	34.0%	34.0%	34.0%
Rate benefit from U.S. Partnership operations	(34.0)%	(34.0)%	(34.0)%
Partnership unincorporated business tax	1.7%	2.6%	4.3%
Effective tax rate	1.7%	2.6%	4.3%

Interest expense and penalties related to income tax matters are recognized as a component of the provision for income taxes. There were no such amounts incurred during the years ended December 31, 2015, 2014 and 2013. As of and during the years ended December 31, 2015, 2014 and 2013, there were no uncertain tax positions taken that were not more likely than not to be sustained. Certain subsidiaries of the Company are no longer subject to tax examinations by taxing authorities for tax years prior to 2010 and, presently, have no open examination for tax years before 2013.

12. COMPENSATION EXPENSE

Compensation generally includes salaries, bonuses, and profit sharing awards. Bonuses and profit sharing awards are accrued over the service period to which they relate. Prior to the Company’s Reorganization and IPO of Medley Management Inc., all payments made to the Medley LLC’s members were accounted for as distributions on the equity held by such members rather than as employee compensation. Subsequent to the Company’s Reorganization and IPO of Medley Management Inc., guaranteed payments paid to Medley LLC’s members who are senior professionals are accounted for as employee compensation. The payments to the Company’s Co-Chief Executive Officers are periodically set subject to maximums based on the Company’s total assets under management. Such maximums aggregated to $5.0 million for each of the years ended

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

12. COMPENSATION EXPENSE  – (continued)

December 31, 2015 and 2014. Commencing with the fourth quarter of 2014 and for the year ended December 31, 2015, neither of the Company’s Co-Chief Executive Officers received any guaranteed payments.

Performance Fee Compensation

In October 2010, the Company granted shares of vested profits interests in certain subsidiaries to select employees. These awards are viewed as a profit-sharing arrangement and are accounted for under ASC 710, which requires compensation expense to be recognized over the vesting period, which is usually the period over which service is provided. The shares were vested at grant date, subject to a divestiture percentage based on percentage of service completed from the award grant date to the employee’s termination date. The Company adjusts the related liability quarterly based on changes in estimated cash flows for the profit interests.

In January 2014, the Company granted additional shares of profit interests in certain subsidiaries to select employees. The shares were fully vested at grant date and were not subject to a divestiture percentage.

In February 2015, the Company granted incentive cash bonus awards to select employees. These awards entitle employees to receive cash compensation based on distributed performance fees received by the Company from certain institutional funds. Eligibility to receive payments pursuant to these incentive awards is based on continued employment and ceases automatically upon termination of employment. Performance compensation expense is recorded based on the fair value of the incentive awards at the date of grant and is recognized on a straight-line basis over the expected requisite service period. The performance compensation liability is subject to re-measurement at the end of each reporting period and any changes in the liability are recognized in the then current reporting period.

For the years ended December 31, 2015, 2014 and 2013, performance compensation was $(8.0) million, $(1.5) million and $7.2 million, respectively. As of December 31, 2015 and 2014, the total performance fee compensation payable for these awards was $1.8 million and $11.8 million, respectively.

Retirement Plan

The Company sponsors a defined-contribution 401(k) retirement plan that covers all employees. Employees are eligible to participate in the plan immediately, and participants are 100% vested from the date of eligibility. The Company makes contributions to the Plan of 3% of an employee’s eligible wages, up to a maximum limit as determined by the Internal Revenue Service. The Company also pays all administrative fees related to the plan. For the years ended December 31, 2015, 2014 and 2013, the Company’s accrued contributions to the plan were $0.4 million, $0.4 million and $0.3 million, respectively.

Stock-Based Compensation

In connection with the IPO of Medley Management Inc., Medley Management Inc. and its affiliate, Medley LLC, adopted the Medley Management Inc. 2014 Omnibus Incentive Plan (the “Plan”). The purpose of the Plan is to provide a means through which the Company may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company can acquire and maintain an equity interest in the managing member of the Company, Medley Management Inc., or be paid incentive compensation, including incentive compensation measured by reference to the value of Medley Management Inc.’s Class A common stock or Medley LLC’s unit interests, thereby strengthening their commitment to the welfare of the Company and aligning their interests with those of Medley Management Inc.’s stockholders. The Plan provides for the issuance of incentive stock options (“ISOs”), nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), stock bonuses, other stock-based awards and cash awards. As the grant of these awards are primarily for the benefit of the employees of Medley LLC, stock compensation is recognized in Medley LLC’s separate consolidated financial statements through a corresponding credit to

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

12. COMPENSATION EXPENSE  – (continued)

members equity, representing a capital contribution by Medley Management Inc. For the years ended December 31, 2015 and 2014, stock-based compensation expense amounted to $3.1 million and $0.9 million, respectively, and was recorded as compensation and benefits on the consolidated statements of operations and contributions on the consolidated statements of changes in equity.

13. MARKET AND OTHER RISK FACTORS

Due to the nature of the Consolidated Funds’ investment strategy, their portfolio of investments has significant market and credit risk. As a result, the Company is subject to market and other risk factors, including, but not limited to the following:

Market Risk

The market price of investments may significantly fluctuate during the period of investment. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions that are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

Credit Risk

There are no restrictions on the credit quality of the investments the Company intends to make. Investments may be deemed by nationally recognized rating agencies to have substantial vulnerability to default in payment of interest and/or principal. Some investments may have low-quality ratings or be unrated. Lower rated and unrated investments have major risk exposure to adverse conditions and are considered to be predominantly speculative. Generally, such investments offer a higher return potential than higher rated investments, but involve greater volatility of price and greater risk of loss of income and principal.

In general, the ratings of nationally recognized rating organizations represent the opinions of agencies as to the quality of the securities they rate. Such ratings, however, are relative and subjective; they are not absolute standards of quality and do not evaluate the market value risk of the relevant securities. It is also possible that a rating agency might not change its rating of a particular issue on a timely basis to reflect subsequent events. The Company may use these ratings as initial criteria for the selection of portfolio assets for the Company but is not required to utilize them.

Limited Liquidity of Investments

The Company intends to invest in investments that may not be readily marketable. Illiquid investments may trade at a discount from comparable, more liquid investments and, at times there may be no market at all for such investments. Subordinate investments may be less marketable, or in some instances illiquid, because of the absence of registration under federal securities laws, contractual restrictions on transfer, the small size of the market or the small size of the issue (relative to issues of comparable interests). As a result, the Company may encounter difficulty in selling its investments or may, if required to liquidate investments to satisfy redemption requests of its investors or debt service obligations, be compelled to sell such investments at less than fair value.

Counterparty Risk

Some of the markets in which the Company may affect its transactions are “over-the-counter” or “interdealer” markets. The participants in such markets are typically not subject to credit evaluation and regulatory oversight, unlike members of exchange-based markets. This exposes the Company to the risk that a counterparty will not settle a transaction in accordance with its terms and conditions because of a dispute over

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

13. MARKET AND OTHER RISK FACTORS  – (continued)

the terms of the applicable contract (whether or not such dispute is bona fide) or because of a credit or liquidity problem, causing the Company to suffer loss. Such “counterparty risk” is accentuated for contracts with longer maturities where events may intervene to prevent settlement, or where the Company has concentrated its transactions with a single or small group of counterparties.

Currency Risk

The Company may invest in financial instruments and enter into transactions denominated in currencies other than its functional currency. Although the Company may seek to hedge currency exposure through financial instruments, the Company may still be exposed to risks that the exchange rate of its currency relative to other foreign currencies may change in a manner that has an adverse effect on the value of that portion of the Company’s assets or liabilities denominated in currencies other than the functional currency.

The Company may enter into derivative contracts to manage the risk associated with foreign currency exchange fluctuations on its non-U.S. dollar denominated holdings.

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

14. CONSOLIDATING SCHEDULES

The following supplemental financial information illustrates the consolidating effects of the Consolidated Funds on the Company’s financial condition as of December 31, 2014, and the Company’s results from operations for the years ended December 31, 2014 and 2013. The financial condition and results of operations for Medley are presented in the tables below under the “Standalone” column.

	For the Year Ended December 31, 2014
	Standalone	Consolidated Funds	Eliminations	Consolidated
	(Amounts in thousands)
Revenues:
Management fees	$65,765	$—	$(4,513)	$61,252
Performance fees	7,884	—	(5,834)	2,050
Other revenues and fees	8,871	—	—	8,871
Total revenues	82,520	—	(10,347)	72,173
Expenses:
Compensation and benefits	20,322	—	—	20,322
Performance fee compensation	(1,543)	—	—	(1,543)
Consolidated Funds expenses	—	6,183	(4,513)	1,670
General, administrative and other expenses	16,312	—	—	16,312
Total expenses	35,091	6,183	(4,513)	36,761
Other income (expense):
Dividend income	886	—	—	886
Interest expense	(5,520)	—	—	(5,520)
Other income (expenses), net	(2,097)	—	324	(1,773)
Interest and other income of Consolidated Funds	—	71,468	—	71,468
Interest expense of Consolidated Funds	—	(9,951)	—	(9,951)
Net realized gain (loss) on investments of Consolidated Funds	—	789	—	789
Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	—	(20,557)	—	(20,557)
Net change in unrealized depreciation (appreciation) on secured borrowings of Consolidated Funds	—	1,174	—	1,174
Total other income (expense), net	(6,731)	42,923	324	36,516
Income (loss) before income taxes	40,698	36,740	(5,510)	71,928
Provision for (benefit from) income taxes	341	1,513	—	1,854
Net income (loss)	40,357	35,227	(5,510)	70,074
Net income attributable to non-controlling interests in Consolidated Funds	—	—	29,717	29,717
Net income (loss) attributable to non-controlling interests in consolidated subsidiaries	1,933	—	—	1,933
Net income attributable to Medley LLC	$38,424	$35,227	$(35,227)	$38,424

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

14. CONSOLIDATING SCHEDULES  – (continued)

	As of December 31, 2014
	Standalone	Consolidated Funds	Eliminations	Consolidated
	(Amounts in thousands)
Assets
Cash and cash equivalents	$86,006	$—	$—	$86,006
Investments, at fair value	22,143	—	(12,242)	9,901
Management fees receivable	15,173	—	—	15,173
Performance fees receivable	5,573	—	—	5,573
Other assets	6,889	—	—	6,889
Assets of Consolidated Funds:
Cash and cash equivalents	—	38,111	—	38,111
Investments, at fair value	—	734,870	—	734,870
Interest and dividends receivable	—	6,654	—	6,654
Other assets	—	5,057	(1,376)	3,681
Total assets	$135,784	$784,692	$(13,618)	$906,858
Liabilities and equity
Loans payable	$100,885	$—	$—	$100,885
Accounts payable, accrued expenses and other liabilities	26,916	—	(1,376)	25,540
Performance fee compensation payable	11,807	—	—	11,807
Liabilities of Consolidated Funds:
Accounts payable, accrued expenses and other liabilities	—	5,767	—	5,767
Secured borrowings	—	141,135	—	141,135
Total liabilities	139,608	146,902	(1,376)	285,134
Equity
Non-controlling interests in Consolidated Funds	—	—	625,548	625,548
Non-controlling interests in consolidated subsidiaries	1,526	—	—	1,526
Members’ deficit	(5,350)	—	—	(5,350)
Members’ equity of consolidated funds	—	637,790	(637,790)	—
Total (deficit) equity	(3,824)	637,790	(12,242)	621,724
Total liabilities and equity	$135,784	$784,692	$(13,618)	$906,858

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

14. CONSOLIDATING SCHEDULES  – (continued)

	For the Year Ended December 31, 2013
	Standalone	Consolidated Funds	Eliminations	Consolidated
	(Amounts in thousands)
Revenues:
Management fees	$46,424	$—	$(9,978)	$36,446
Performance fees	8,236	—	(5,824)	2,412
Other revenues and fees	5,011	—	—	5,011
Total revenues	59,671	—	(15,802)	43,869
Expenses:
Compensation and benefits	13,712	—	—	13,712
Performance fee compensation	7,192	—	—	7,192
Consolidated Funds expenses	—	11,203	(9,978)	1,225
General, administrative and other expenses	12,655	—	—	12,655
Total expenses	33,559	11,203	(9,978)	34,784
Other income (expense):
Dividend income	886	—	—	886
Interest expense	(1,479)	—	—	(1,479)
Other income (expenses), net	(1,168)	—	685	(483)
Interest and other income of Consolidated Funds	—	52,550	—	52,550
Interest expense of Consolidated Funds	—	(2,638)	—	(2,638)
Net realized gain (loss) on investments of Consolidated Funds	—	(16,080)	—	(16,080)
Net change in unrealized appreciation (depreciation) on investments of Consolidated Funds	—	(3,361)	—	(3,361)
Net change in unrealized depreciation (appreciation) on secured borrowings of Consolidated Funds	—	(306)	—	(306)
Total other income (expense), net	(1,761)	30,165	685	29,089
Income before income taxes	24,351	18,962	(5,139)	38,174
Provision for income taxes	714	925	—	1,639
Net income	23,637	18,037	(5,139)	36,535
Net income attributable to non-controlling interests in Consolidated Funds	—	—	12,898	12,898
Net income attributable to Medley LLC	$23,637	$18,037	$(18,037)	$23,637

Medley LLC
(Prior to May 29, 2014, Medley LLC and Medley GP Holdings LLC)

Notes to Consolidated Financial Statements

15. SUBSEQUENT EVENTS

On December 3, 2015, MCC Advisors LLC, a subsidiary of the Company and the investment manager for MCC, recommended and, in consultation with MCC’s board of directors, agreed to reduce its fees under its investment management agreement with MCC. Beginning January 1, 2016, MCC Advisors LLC’s base management fee will be calculated at an annual rate of 1.75% on MCC’s gross assets up to $1.0 billion and a reduced 1.50% from 1.75% on MCC’s gross assets above $1.0 billion. In addition, MCC Advisors LLC will reduce its incentive fee from 20% on pre-incentive fee net investment income over an 8% hurdle, to 17.5% on pre-incentive fee net investment income over a 6% hurdle with a catch-up. Moreover, the revised incentive fee will include a netting mechanism and will be subject to a rolling three-year look back from January 1, 2016 forward. Under no circumstances will the new fee structure result in higher fees to MCC Advisors LLC than fees under its current investment management agreement with MCC. Other than the foregoing, no other fee reductions have been made under the Company’s management agreements.

In January 2016, the Company executed an amendment to SIC Advisors’ operating agreement which provides the Company with the right to redeem membership units owned by the minority interest holder. As a result of this redemption feature, the Company will reclassify the non-controlling interest in SIC Advisors from equity section to redeemable non-controlling interest in the mezzanine section of the balance sheet based on its fair value as of the amendment date.

On June 3, 2016, Medley LLC entered into a Master Investment Agreement with DB MED INVESTOR I LLC and DB MED INVESTOR II LLC (the “Investors”) to invest up to $50 million in new and existing Medley managed funds (the “Joint Venture”). Medley LLC will invest up to $10 million in exchange for common equity interests in Joint Venture. The Investors will invest up to $40 million in exchange for preferred equity interests in the Joint Venture. On account of the preferred equity interests, the Investors will receive an 8% preferred distribution, 15% of the Joint Venture’s profits, and up to 8% of the net advisory revenues from one of Medley’s future funds. Medley has the option, subject to certain conditions, to cause the Joint Venture to redeem the Investors’ interest in exchange for repayment of the outstanding investment amount at the time of redemption, plus certain other considerations. The Joint Venture has a term of seven years.

Medley LLC

Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share amounts)

	As of September 30, 2016 (unaudited)	As of December 31, 2015
Assets
Cash and cash equivalents	$57,039	$71,300
Investments, at fair value	24,273	16,360
Management fees receivable	12,613	16,172
Performance fees receivable	4,245	2,518
Other assets	16,248	11,797
Total assets	$114,418	$118,147
Liabilities and Equity
Loans payable	$78,197	$100,871
Senior unsecured debt	23,394	—
Accounts payable, accrued expenses and other liabilities	36,977	34,223
Performance fee compensation payable	1,066	1,823
Total liabilities	139,634	136,917
Commitments and contingencies (Note 9)
Redeemable Non-controlling Interests	24,668	—
Equity
Accumulated other comprehensive income (loss)	237	—
Non-controlling interests in consolidated subsidiaries	(1,863)	(459)
Members’ deficit	(48,258)	(18,311)
Total equity (deficit)	(49,884)	(18,770)
Total liabilities, redeemable non-controlling interests and equity	$114,418	$118,147

See accompanying notes to unaudited condensed consolidated financial statements

Medley LLC

Condensed Consolidated Statements of Operations (unaudited)
(Amounts in thousands, except share and per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Management fees	$15,262	$18,135	$50,220	$56,578
Performance fees	1,446	(14,595)	1,706	(10,627)
Other revenues and fees	2,172	1,891	5,851	5,496
Total revenues	18,880	5,431	57,777	51,447
Expenses
Compensation and benefits	6,964	5,914	21,396	19,532
Performance fee compensation	(212)	(3,660)	(238)	(4,578)
General, administrative and other expenses	8,801	1,626	25,679	10,756
Total expenses	15,553	3,880	46,837	25,710
Other income (expense)
Dividend income	312	222	755	665
Interest expense	(2,403)	(2,141)	(6,593)	(6,335)
Other income (expenses), net	55	(838)	(1,559)	(1,087)
Total other expense, net	(2,036)	(2,757)	(7,397)	(6,757)
Income (loss) before income taxes	1,291	(1,206)	3,543	18,980
Provision for (benefit from) income taxes	160	(62)	221	503
Net income (loss)	1,131	(1,144)	3,322	18,477
Net income (loss) attributable to redeemable non-controlling interests and non-controlling interests in consolidated subsidiaries	438	(2,150)	1,106	(1,134)
Net income attributable to Medley LLC	$693	$1,006	$2,216	$19,611

See accompanying notes to unaudited condensed consolidated financial statements

Medley LLC

Condensed Consolidated Statements of Comprehensive Income (unaudited)
(Amounts in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$1,131	$(1,144)	$3,322	$18,477
Other comprehensive income (loss):
Change in fair value on available-for-sale securities	268	—	268	—
Total comprehensive income (loss)	1,399	(1,144)	3,590	18,477
Comprehensive income (loss) attributable to redeemable non-controlling interests and non-controlling interests in consolidated subsidiaries	469	(2,150)	1,137	(1,134)
Comprehensive income attributable to Medley LLC	$930	$1,006	$2,453	$19,611

See accompanying notes to unaudited condensed consolidated financial statements

Medley LLC

Condensed Consolidated Statement of Changes in Equity and Redeemable Non-controlling Interests (unaudited)
(Amounts in thousands, except share and per share amounts)

	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interests in Consolidated Subsidiaries	Members’ Deficit	Total Equity	Redeemable Non-controlling Interests
Balance at December 31, 2015	$—	$(459)	$(18,311)	$(18,770)	$—
Net income (loss)	—	(10)	2,216	2,206	1,116
Repurchases of LLC Units	—	—	(1,198)	(1,198)	—
Change in fair value on available-for-sale securities	237	—	—	237	31
Contributions	—	2	2,735	2,737	12,000
Distributions	—	(1,547)	(21,353)	(22,900)	(675)
Reclassification of redeemable non-controlling interest	—	(41)	(12,155)	(12,196)	12,196
Fair value of non-controlling interest	—	192	(192)	—	—
Balance at September 30, 2016	$237	$(1,863)	$(48,258)	$(49,884)	$24,668

See accompanying notes to unaudited condensed consolidated financial statements

Medley LLC

Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	For the Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net income (loss)	$3,322	$18,477
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Non-cash stock-based compensation	2,735	2,376
Net change in unrealized depreciation (appreciation) on investments	(8)	422
Loss on disposal of fixed assets	27	—
Loss (income) from equity method investments	264	11,497
Depreciation and amortization	678	341
Provision for (benefit from) deferred taxes	(547)	(136)
Amortization of debt issuance costs	555	409
Accretion of debt discount	633	577
Changes in operating assets and liabilities:
Management fees receivable	3,559	(42)
Performance fees receivable	(1,727)	(920)
Other assets	(320)	(5,446)
Accounts payable, accrued expenses and other liabilities	363	(5,883)
Performance fee compensation payable	(757)	(6,048)
Net cash provided by (used in) operating activities	8,777	15,624
Cash flows from investing activities
Purchases of fixed assets	(1,924)	(129)
Distributions received from equity method investments	1,152	184
Purchases of available-for-sale securities	(8,846)	—
Net cash provided by (used in) investing activities	(9,618)	55
Cash flows from financing activities
Repayment of debt obligations	(23,812)	(937)
Proceeds from issuance of debt obligations	24,212	—
Capital contributions from non-controlling interests in consolidated subsidiaries and redeemable non-controlling interests	12,002	—
Distributions to members and redeemable non-controlling interests	(23,575)	(36,048)
Debt obligations issuance costs	(842)	—
Repurchases of LLC Units	(1,198)	—
Capital contributions to equity method investments	(207)	(1,074)
Net cash provided by (used in) financing activities	(13,420)	(38,059)
Net increase (decrease) in cash and cash equivalents	(14,261)	(22,380)
Cash and cash equivalents, beginning of period	71,300	86,006
Cash and cash equivalents, end of period	$57,039	$63,626
Supplemental disclosure of non-cash investing and financing activities
Reclassification of redeemable non-controlling interest	$12,155	$—
Fixed assets	2,293	—
Fair value of non-controlling interest	192	—

See accompanying notes to unaudited condensed consolidated financial statements

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION

Medley LLC is an asset management firm offering yield solutions to retail and institutional investors. Medley LLC’s national direct origination franchise provides capital to the middle market in the U.S. Medley LLC, provides investment management services to permanent capital vehicles, long-dated private funds and separately managed accounts and serves as the general partner to the private funds, which are generally organized as pass-through entities. Medley LLC is headquartered in New York City and has an office in San Francisco.

The Company’s business is currently comprised of only one reportable segment, the investment management segment, and substantially all Company operations are conducted through this segment. The investment management segment provides investment management services to permanent capital vehicles, long-dated private funds and separately managed accounts. The Company conducts its investment management business in the U.S., where substantially all its revenues are generated.

Medley LLC was formed on October 27, 2010 and is the operating company of Medley Management Inc., a public company traded under the symbol “MDLY.” Medley Management Inc. is the sole managing member of Medley LLC. Medley Management Inc. was incorporated on June 13, 2014 and commenced operations on September 29, 2014 upon completion of its initial offering (“IPO”) of its Class A common stock. Medley Management Inc.’s sole operating asset is its investment in Medley LLC.

Registered Public Offering of Medley LLC Notes

On August 9, 2016, the Company completed a registered offering of $25 million in aggregate principal amount of 6.875% notes due 2026 at a public offering price of 100% of the principal amount. The notes mature on August 15, 2026, with interest payable quarterly. The notes will be redeemable in whole or in part at Medley’s option on or after August 15, 2019, at the redemption price of 100% of aggregate principal amount, plus any accrued and unpaid interest. The Company used the net proceeds from the offering to repay a portion of the outstanding indebtedness under the Company’s Term Loan Facility. The notes are listed on the New York Stock Exchange under the trading symbol “MDLX.”

Medley LLC Reorganization

In connection with the IPO of Medley Management Inc. on September 29, 2014, Medley LLC amended and restated its limited liability agreement to modify its capital structure by reclassifying the 23,333,333 interests held by the pre-IPO members into a single new class of units (“LLC Units”). The pre-IPO members also entered into an exchange agreement under which they (or certain permitted transferees thereof) have the right, subject to the terms of an exchange agreement, to exchange their LLC Units for shares of Medley Management Inc.’s Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. In addition, pursuant to the amended and restated limited liability agreement, Medley Management Inc. became the sole managing member of Medley LLC.

The pre-IPO owners, are, subject to limited exceptions, prohibited from transferring any LLC Units held by them or any shares of Class A common stock received upon exchange of such LLC Units, until the third anniversary of the date of the closing of the IPO of Medley Management Inc. without the consent of the managing member. Thereafter and prior to the fourth and fifth anniversaries of the closing of the IPO of Medley Management Inc., such holders may not transfer more than 33 1/3% and 66 2/3%, respectively, of the number of LLC Units held by them, together with the number of any shares of Class A common stock received by them upon exchange therefor, without the consent of the managing member.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared on the accrual basis of accounting in conformity with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of Medley LLC and its consolidated subsidiaries (collectively, “Medley” or the “Company”).

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION  – (continued)

Additionally, the accompanying condensed consolidated financial statements of the Company and related financial information have been prepared pursuant to the requirements for reporting on Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain disclosures accompanying annual financial statements prepared in accordance with U.S. GAAP may be omitted. In the opinion of management, the unaudited condensed consolidated financial results included herein contain all adjustments, consisting solely of normal recurring accruals, considered necessary for the fair presentation of financial statements for the interim periods included herein.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

In accordance with Accounting Standards Codification (“ASC”) 810, Consolidation, the Company consolidates those entities where it has a direct and indirect controlling financial interest based on either a variable interest model or voting interest model. As such, the Company consolidates entities that the Company concludes are variable interest entities (“VIEs”), for which the Company is deemed to be the primary beneficiary and entities in which it holds a majority voting interest or has majority ownership and control over the operational, financial and investing decisions of that entity.

In February 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-02, Consolidation (Topic 810) — Amendments to the Consolidation Analysis, which changes the consolidation analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. The Company elected to adopt this new guidance using the modified retrospective method effective January 1, 2015. As a result of the adoption of ASU 2015-02, the Company determined that it is no longer the primary beneficiary of certain funds it manages. Therefore, the Company deconsolidated certain funds that had been consolidated under previous guidance effective January 1, 2015. Restatement of periods prior to January 1, 2015 was not required.

For legal entities evaluated for consolidation, the Company must determine whether the interests that it holds and fees paid to it qualify as a variable interest in an entity. This includes an evaluation of the management fees and performance fees paid to the Company when acting as a decision maker or service provider to the entity being evaluated. Under the new guidance, if (a) fees received by the Company are customary and commensurate with the level of services provided, and (b) the Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, the interest that the Company holds would not be considered a variable interest. The Company factors in all economic interests including proportionate interests through related parties, to determine if fees are considered a variable interest. Prior to the adoption of the new consolidation guidance, these fees were considered variable interests by the Company.

An entity in which the Company holds a variable interest is a VIE if any one of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the legal entity to finance its activities without additional subordinated financial support, (b) the holders of equity investment at risk have the right to direct the activities of the entity that most significantly impact the legal entity’s economic performance, (c) the voting rights of some investors are disproportionate to their obligation to absorb losses or rights to receive returns from a legal entity. Under the new guidance, for limited partnerships and other similar entities, non-controlling investors must have substantive rights to either dissolve the fund or remove the general partner (“kick-out rights”) in order to not qualify as a VIE.

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

For those entities that qualify as a VIE, the primary beneficiary is generally defined as the party who has a controlling financial interest in the VIE. The Company is generally deemed to have a controlling financial interest if it has (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, and (b) the obligation to absorb losses or receive benefits from the VIE that could potentially be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE at the time it becomes initially involved with the VIE and reconsiders that conclusion continuously. The primary beneficiary evaluation is generally performed qualitatively on the basis of all facts and circumstances. However, quantitative information may also be considered in the analysis, as appropriate. These assessments require judgments. Each entity is assessed for consolidation on a case-by-case basis.

For those entities evaluated under the voting interest model, the Company consolidates the entity if it has a controlling financial interest. The Company has a controlling financial interest in a voting interest entity (“VOE”) if it owns a majority voting interest in the entity. Prior to the new guidance, the Company consolidated VOE’s where it was the general partner and as such, was presumed to have control.

Consolidated Variable Interest Entities

As of September 30, 2016, Medley LLC has three majority owned subsidiaries, SIC Advisors LLC, Medley Seed Funding I LLC and STRF Advisors LLC, all of which are consolidated VIEs. Each of these entities was organized as a limited liability company and was legally formed to manage a designated fund and to isolate business risk. As of September 30, 2016, total assets and total liabilities, after eliminating entries, of these VIEs reflected in the consolidated balance sheets were an aggregate of $41.2 million and $24.8 million, respectively. As of December 31, 2015, Medley had only one majority owned subsidiary, SIC Advisors LLC, which was a consolidated VIE. As of December 31, 2015, total assets and total liabilities, after eliminating entries, of this VIE reflected in the consolidated balance sheets were $31.1 million and $21.2 million, respectively. Except to the extent of the assets of these VIEs that are consolidated, the holders of the consolidated VIEs’ liabilities generally do not have recourse to the Company.

Seed Investments

The Company accounts for seed investments through the application of the voting interest model under ASC 810-10-25-1 through 25-14 and consolidates a seed investment when the investment advisor holds a controlling interest, which is, in general, 50% or more of the equity in such investment. For seed investments for which the Company does not hold a controlling interest, the Company accounts for such seed investment under the equity method of accounting, at its ownership percentage of such seed investment’s net asset value.

Deconsolidated Funds

Prior to January 1, 2015, the Company had consolidated Medley Opportunity Fund II LP (“MOF II”) in its consolidated financial statements in accordance with ASC 810-20 as the Company was the general partner and the limited partners lacked kick out rights or participating rights. Under the guidance of ASU 2015-02, which the Company adopted effective as of January 1, 2015, the Company reconsidered the consolidation conclusion for MOF II and, as a result of the new guidance, determined that, although MOF II continues to be a VIE, the Company is no longer considered to be the primary beneficiary. Therefore, the Company deconsolidated MOF II at January 1, 2015 and records its investment in the entity under the equity method of accounting. See Note 3, “Investments.”

Non-Consolidated Variable Interest Entities

The Company holds interests in certain VIEs that are not consolidated because the Company is not deemed the primary beneficiary. The Company’s interest in these entities is in the form of insignificant equity interests and fee arrangements. The maximum exposure to loss represents the potential loss of assets by the Company relating to these non-consolidated entities.

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

As of September 30, 2016, the Company recorded investments, at fair value, attributed to these non-consolidated VIEs of $5.4 million, receivables of $1.8 million included as a component of other assets and a clawback obligation of $7.1 million included as a component of accounts payable, accrued expenses and other liabilities on the Company’s consolidated balance sheets. The clawback obligation assumes a hypothetical liquidation of a fund’s investments, at their then current fair values and a portion of tax distributions relating to performance fees which would need to be returned. As of December 31, 2015, the Company recorded investments, at fair value of $5.9 million, receivables of $0.9 million included as a component of other assets and a clawback obligation of $7.1 million included as a component of accounts payable, accrued expenses and other liabilities on the Company’s consolidated balance sheets. As of September 30, 2016, the Company’s maximum exposure to losses from these entities is $7.2 million.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Management’s estimates are based on historical experience and other factors, including expectations of future events that management believes to be reasonable under the circumstances. These assumptions and estimates also require management to exercise judgment in the process of applying the Company’s accounting policies. Significant estimates and assumptions by management affect the carrying value of investments, performance compensation payable and certain accrued liabilities. Actual results could differ from these estimates, and such differences could be material.

Indemnification

In the normal course of business, the Company enters into contractual agreements that provide general indemnifications against losses, costs, claims and liabilities arising from the performance of individual obligations under such agreements. The Company has not experienced any prior claims or payments pursuant to such agreements. The Company’s individual maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on management’s experience, the Company expects the risk of loss to be remote.

Non-Controlling Interests in Consolidated Subsidiaries

Non-controlling interests in consolidated subsidiaries represent the component of equity in such consolidated entities held by third-parties. These interests are adjusted for contributions to and distributions from Medley entities and are allocated income from Medley entities based on their ownership percentages.

Redeemable non-controlling interests represents interests of certain third parties that are not mandatorily redeemable but redeemable for cash or other assets at a fixed or determinable price or a fixed or determinable date, at the option of the holder or upon the occurrence of an event that is not solely within the control of the issuer. These interests are classified in temporary equity.

Investments

Investments include equity method investments that are not consolidated but over which the Company exerts significant influence. The Company measures the carrying value of its public non-traded equity method investment at NAV per share. The Company measures the carrying value of its privately-held equity method investments by recording its share of the underlying income or loss of these entities.

Unrealized appreciation (depreciation) resulting from changes in fair value of the equity method investments is reflected as a component of other income (expense) in the consolidated statements of operations. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The carrying amounts of equity method investments are reflected in investments in the consolidated statements of financial condition. As the underlying entities that the Company manages and invests in are, for U.S. GAAP purposes, primarily investment companies which reflect their investments at estimated fair value, the carrying value of the Company’s equity method investments in such entities approximates fair value. The Company evaluates its equity-method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.

Investments also include available-for-sale securities which consist of investments in publicly traded common stock. The Company measures the carrying value of its publicly traded investments in available-for-sale securities at the unadjusted closing price as of the valuation date on the primary market or exchange on which they trade. Unrealized appreciation (depreciation) resulting from changes in fair value of available-for-sale securities is recorded in accumulated other comprehensive income and redeemable non-controlling interests. The cost of investments in available-for-sale securities is determined on a specific identification basis. Realized gains (losses) and declines in value judged to be other than temporary, if any, are reported in other income (expenses), net. The Company evaluates its investments in available-for-sale securities for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.

Debt Issuance Costs

Debt issuance costs represent direct costs incurred in conjunction with the establishment of credit facilities and debt refinancing. Debt issuance costs, and the related amortization expense, are adjusted when any prepayments of principal are made to the related outstanding debt. These costs are amortized as an adjustment to interest expense over the term of the related debt.

Revenues

Management Fees

Medley provides investment management services to both public and private investment vehicles. Management fees include base management fees, other management fees, and Part I incentive fees, as described below.

Base management fees are calculated based on either (i) the average or ending gross assets balance for the relevant period, (ii) limited partners’ capital commitments to the funds, (iii) invested capital, (iv) NAV or (v) lower of cost or market value of a fund’s portfolio investments. For the private funds, Medley receives base management fees during a specified period of time, which is generally ten years from the initial closing date. However, such termination date may be earlier in certain limited circumstances or later if extended for successive one-year periods, typically up to a maximum of two years. Depending upon the contracted terms of the investment management agreement, management fees are paid either quarterly in advance or quarterly in arrears, and are recognized as earned over the period the services are provided.

Certain management agreements provide for Medley to receive other management fee revenue derived from up front origination fees paid by the portfolio companies of the funds, as well as separately managed accounts. These fees are recognized when Medley becomes entitled to such fees.

Certain management agreements also provide for Medley to receive Part I incentive fee revenue derived from net interest income (excluding gains and losses) above a hurdle rate. Effective January 1, 2016, as it relates to Medley Capital Corporation (“MCC”), these fees are subject to netting against realized and unrealized losses. Part I incentive fees are paid quarterly and are recognized as earned over the period the services are provided.

Performance Fees

Performance fees consist principally of the allocation of profits from certain funds and separately managed accounts, to which Medley provides management services. Medley is generally entitled to an allocation of income as a performance fee after returning the invested capital plus a specified preferred return as set forth in

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

each respective agreement. Medley recognizes revenues attributable to performance fees based upon the amount that would be due pursuant to the respective agreement at each period end as if the funds were terminated at that date. Accordingly, the amount recognized reflects Medley’s share of the gains and losses of the associated funds’ underlying investments measured at their current fair values. Performance fee revenue may include reversals of previously recognized performance fees due to a decrease in the net income of a particular fund that results in a decrease of cumulative performance fees earned to date. Since fund return hurdles are cumulative, previously recognized performance fees also may be reversed in a period of appreciation that is lower than the particular fund’s hurdle rate. For the three months ended September 30, 2016, there was no reversal of previously recognized performance fees. For the nine months ended September 30, 2016, the Company reversed $0.4 million of previously recognized performance fees. For the three and nine months ended September 30, 2015, the Company reversed $14.7 million and $18.7 million, respectively, of previously recognized performance fees. As of September 30, 2016, the Company recognized cumulative performance fees of $6.3 million.

Performance fees received in prior periods may be required to be returned by Medley in future periods if the funds’ investment performance declines below certain levels. Each fund is considered separately in this regard and, for a given fund, performance fees can never be negative over the life of a fund. If upon a hypothetical liquidation of a fund’s investments, at their then current fair values, previously recognized and distributed performance fees would be required to be returned, a liability is established for the potential clawback obligation. As of September 30, 2016, the Company had not received any performance fee distributions, except for tax distributions related to the Company’s allocation of net income, which included an allocation of performance fees. Pursuant to the organizational documents of each respective fund, a portion of these tax distributions is subject to clawback. As of September 30, 2016, the Company had accrued $7.1 million for clawback obligations that would need to be paid if the funds were liquidated at fair value as of the end of the reporting period. The Company’s actual obligation, however, would not become payable or realized until the end of a fund’s life.

Other Revenues and Fees

Medley provides administrative services to certain affiliated funds and is reimbursed for direct and allocated expenses incurred in providing such administrative services, as set forth in the respective agreement. These fees are recognized as revenue in the period administrative services are rendered.

Performance Fee Compensation

Medley has issued profit interests in certain subsidiaries to select employees. These profit-sharing arrangements are accounted for under ASC 710, Compensation — General, which requires compensation expense to be measured at fair value at the grant date and expensed over the vesting period, which is usually the period over which the service is provided. The fair value of the profit interests are re-measured at each balance sheet date and adjusted for changes in estimates of cash flows and vesting percentages. The impact of such changes is recorded in the consolidated statements of operations as an increase or decrease to performance fee compensation.

Income Taxes

The Company is treated as a partnership for income tax purposes and is therefore not subject to U.S. federal, state and local corporate income taxes. The Company is subject to New York City unincorporated business tax attributable to the Company’s operations apportioned to New York City.

The Company accounts for income taxes using the asset and liability approach, which required the recognition of tax benefits or expenses for temporary differences between the financial reporting and tax basis of assets and liabilities. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company also recognizes a tax benefit from uncertain tax positions only if it is “more likely than not” that the position is sustainable based on its technical merits. The Company’s

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

policy is to recognize interest and penalties on uncertain tax positions and other tax matters as a component of income tax expense. For interim periods, the Company accounts for income taxes based on its estimate of the effective tax rate for the year. Discrete items and changes in its estimate of the annual effective tax rate are recorded in the period they occur.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for such goods or services. To achieve this core principle, an entity should apply the following steps: (1) identify the contracts with a customer, (2) identify the performance obligations in the contracts, (3) determine the transaction prices, (4) allocate the transaction prices to the performance obligations in the contracts, and (5) recognize revenue when, or as, the entity satisfies a performance obligation. The guidance also requires advanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarified the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, which clarified the implementation guidance regarding performance obligations and licensing arrangements. The new standard will become effective for the Company on January 1, 2018, with early application permitted to the effective date of January 1, 2017. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which requires that all equity investments (except those accounted for under the equity method of accounting) be measured at fair value with changes in fair value recognized in net income. This guidance eliminates the available-for-sale classification for equity securities with readily determinable fair values. However, companies may elect to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer. This guidance is effective for fiscal years beginning after December 31, 2017. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This guidance requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. This guidance is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). This guidance intends to reduce the diversity in practice of how certain cash receipts and cash payments are classified on the statement of cash flows. This guidance is effective for fiscal years beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

The Company does not believe any other recently issued, but not yet effective, revisions to authoritative guidance will have a material effect on its consolidated balance sheets, results of operations or cash flows.

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

3. INVESTMENTS

The components of investments are as follows:

	As of September 30, 2016 (unaudited)	As of December 31, 2015
	(Amounts in thousands)
Equity method investments, at fair value	$15,159	$16,360
Available-for-sale securities	9,114	—
Total investments, at fair value	$24,273	$16,360

Equity Method Investments

Medley measures the carrying value of its public non-traded equity method investments at NAV per share. Unrealized appreciation (depreciation) resulting from changes in NAV per share of the equity method investments is reflected as a component of other income (expense) in the consolidated statements of operations. The carrying value of the Company’s privately-held equity method investments is determined based on the amounts invested by the Company, adjusted for the equity in earnings or losses of the investee allocated based on the respective underlying agreements, less distributions received.

The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. During the nine months ended September 30, 2016, the Company assessed that the liquidation value of its investment in CK Pearl Fund was below its carrying value and, that such decline led to an other than temporary impairment. As a result, the Company recorded a $0.5 million loss on its investment in CK Pearl Fund which is included as a component of other income (expenses), net on the condensed consolidated statements of operations. There were no impairment losses recorded during the three months ended September 30, 2016 or during the three and nine months ended September 30, 2015.

As of September 30, 2016 and December 31, 2015, the Company’s carrying value of its equity method investments was $15.2 million and $16.4 million, respectively. Included in this balance was $9.0 million as of September 30, 2016 and December 31, 2015 from the Company’s investment in publicly-held Sierra Income Corporation (“SIC”). The remaining balance as of September 30, 2016 and December 31, 2015 relates primarily to the Company’s investments in CK Pearl Fund, MOF II and Medley Opportunity Fund III LP (“MOF III”).

Available-For-Sale Securities

As of September 30, 2016, the Company’s carrying value of its available-for-sale securities was $9.1 million and consisted of 1,194,547 shares of publicly traded common stock. The Company measures the carrying value of its publicly traded investments in available-for-sale securities at the unadjusted closing price as of the valuation date on the primary market or exchange on which they trade. As of September 30, 2016, the Company recorded less than $0.1 million of cumulative unrealized gains in accumulated other comprehensive income and $0.2 million of cumulative unrealized gains in redeemable non-controlling interests. There were no impairment charges recorded related to the Company’s investments in available-for-sale securities during three and nine months ended September 30, 2016.

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

4. FAIR VALUE MEASUREMENTS

The Company follows ASC 820 for measuring the fair value of investments in available-for-sale securities. Fair value is the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters, or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation models involve some level of management estimation and judgement, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. Financial instruments recorded at fair value in the consolidated financial statements are categorized for disclosure purposes based upon the level of judgment associated with the inputs to the valuation of the investment as of the measurement date. The three levels are defined as follows:

•	Level I — Valuations based on quoted prices in active markets for identical assets or liabilities at the measurement date.
•	Level II — Valuations based on inputs other than quoted prices in active markets included in Level I, which are either directly or indirectly observable at the measurement date. This category includes quoted prices for similar assets or liabilities in non-active markets including bids from third parties for privately held assets or liabilities, and observable inputs other than quoted prices such as yield curves and forward currency rates that are entered directly into valuation models to determine the value of derivatives or other assets or liabilities.
•	Level III — Valuations based on inputs that are unobservable and where there is little, if any, market activity at the measurement date. The inputs for the determination of fair value may require significant management judgment or estimation and is based upon management’s assessment of the assumptions that market participants would use in pricing the assets and liabilities. These investments include debt and equity investments in private companies or assets valued using the market or income approach and may involve pricing models whose inputs require significant judgment or estimation because of the absence of any meaningful current market data for identical or similar investments. The inputs in these valuations may include, but are not limited to, capitalization and discount rates, beta and EBITDA multiples. The information may also include pricing information or broker quotes that include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and-or quotes accompanied by disclaimer would result in classification as Level III information, assuming no additional corroborating evidence.

When determining the fair value of publicly traded equity securities, the Company uses the unadjusted closing price as of the valuation date on the primary market or exchange on which they trade. The Company’s investments in available-for-sale securities are categorized as Level I. As of September 30, 2016, there were no financial instruments classified as Level II or Level III.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification for certain financials assets or liabilities. Reclassifications impacting all levels of the fair value hierarchy are reported as transfers in or out of Level I, II or III category as of the beginning of the quarter in the reclassifications occur. There were no transfers between levels in the fair value hierarchy during the three and nine months ended September 30, 2016.

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

5. OTHER ASSETS

The components of other assets are as follows:

	As of September 30, 2016 (unaudited)	As of December 31, 2015
	(Amounts in thousands)
Fixed assets, net of accumulated depreciation of $1,716 and $1,667, respectively	$5,221	$1,708
Security deposits	1,975	3,034
Administrative fees receivable (Note 10)	2,019	1,654
Deferred tax assets	1,674	1,029
Debt issuance costs, net of accumulated amortization of $74 and $48, respectively	96	122
Due from affiliates (Note 10)	1,547	1,555
Prepaid expenses and taxes	2,075	1,636
Other receivables	1,641	1,059
Total other assets	$16,248	$11,797

6. LOANS PAYABLE

The Company’s loans payable consist of the following:

	As of September 30, 2016 (unaudited)	As of December 31, 2015
	(Amounts in thousands)
Term loans under the Credit Suisse Term Loan Facility, net of unamortized discount and debt issuance costs of $1,737 and $2,489, respectively	$69,763	$92,511
Non-recourse promissory notes, net of unamortized discount of $1,566 and $1,953, respectively	8,434	8,360
Total loans payable	$78,197	$100,871

Credit Suisse Term Loan Facility

On August 14, 2014, the Company entered into a $110.0 million senior secured term loan credit facility (as amended, “Term Loan Facility”) with Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent thereunder, Credit Suisse Securities (USA) LLC, as bookrunner and lead arranger, and the lenders from time-to-time party thereto, which will mature on June 15, 2019.

On May 3, 2016, the Term Loan Facility was amended to permit the issuance of additional indebtedness by the Company with proceeds of such indebtedness to be used to prepay loans outstanding under the Term Loan Facility. The amendment also provided for the creation and funding of certain future funds, as well as for certain other technical changes to the Term Loan Facility.

Borrowings under the Term Loan Facility, bear interest, at the borrower’s option, at a rate equal to either a Eurodollar margin over an adjusted LIBOR (with a “floor” of 1.0%) or a base rate margin over an adjusted base rate determined by reference to the highest of (i) the term loan administrative agent’s prime rate; (ii) the federal funds effective rate in effect on such day plus 0.5%; and (iii) an adjusted LIBOR plus 1.0%. The applicable margins for the Term Loan Facility are 5.5%, in the case of Eurodollar loans and 4.5%, in the case of adjusted base rate loans. Outstanding borrowings under the Term Loan Facility bore interest at a rate of 6.5% as of September 30, 2016 and December 31, 2015. In addition, the Term Loan Facility also provides the

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

6. LOANS PAYABLE  – (continued)

borrower with the option to raise incremental credit facilities (including an uncommitted incremental facility that provides the borrower the option to increase the amount available under the Term Loan Credit Facility by an aggregate of up to $15.0 million, subject to additional increases, provided that the net leverage ratio as of the last day of any four-fiscal quarter period, commencing with the four-fiscal quarter period ending December 31, 2014, shall not exceed 2.0 to 1.0). Borrowings are collateralized by substantially all of the equity interests in Medley LLC’s wholly owned subsidiaries.

The Term Loan Facility requires principal repayments in quarterly installments equal to $1.4 million (which amount may be adjusted as a result of prepayment or incremental term loans drawn), with the remaining amount payable at maturity. The Company can also make voluntary repayments, without penalty, at any time prior to August 14, 2016, not to exceed $33.0 million in the aggregate. As of September 30, 2016 and December 31, 2015, outstanding borrowings under this facility were $69.8 million and $92.5 million, respectively, which is reflected net of unamortized discount and debt issuance costs of $1.7 million and $2.5 million, respectively. Debt issuance costs and the discount under the term loans are being accreted, using the effective interest method, over the term of the notes. Total interest expense under this Term Loan Facility, including accretion of the note discount and amortization of debt issuance costs, was $1.8 million and $1.7 million for the three months ended September 30, 2016 and 2015, respectively, and $5.3 million for each of the nine months ended September 30, 2016 and 2015, respectively. The fair value of the outstanding balance of Term Loan Facility approximated its par value as of September 30, 2016.

In August 2016, the Company voluntarily prepaid $23.5 million of outstanding term loans under this facility using the net proceeds from the offering of Senior Unsecured Debt (described in Note 7). The $23.5 million prepayment was applied against the remaining quarterly installments and a portion of the Term Loan Facility payable at maturity.

The Term Loan Facility also contains a financial covenant that requires the Company to maintain a Maximum Net Leverage Ratio of not greater than 3.5 to 1.0, with which the Company is compliant. This ratio is calculated on a trailing twelve months basis and is the ratio of Total Net Debt, as defined, to Core EBITDA, as defined, and is calculated using the Company’s financial results and includes the adjustments made to calculate Core EBITDA. Non-compliance with any of the financial or non-financial covenants without cure or waiver would constitute an event of default under the Term Loan Facility. The Term Loan Facility also contains other customary events of default, including defaults based on events of bankruptcy and insolvency, dissolution, nonpayment of principal, interest or fees when due, breach of specified covenants, change in control and material inaccuracy of representations and warranties. There were no events of default under the Term Loan Facility as of September 30, 2016.

CNB Credit Agreement

On August 19, 2014, the Company entered into a $15.0 million senior secured revolving credit facility with City National Bank (as amended, the “Revolving Credit Facility”). On May 3, 2016, the Revolving Credit Facility was amended to permit issuance of additional indebtedness by the Company. The amendment also provided for the creation and funding of certain future funds, as well as for certain other technical changes to the Revolving Credit Facility. The Company intends to use any proceeds from borrowings under the Revolving Credit Facility for general corporate purposes, including funding of its working capital needs. Borrowings under the Revolving Credit Facility bear interest at the option of the Company, either (i) at an Alternate Base Rate, as defined, plus an applicable margin not to exceed 3.25% or (ii) at an Adjusted LIBOR plus an applicable margin not to exceed 4.0%. As of and during the periods ended September 30, 2016 and December 31, 2015, there were no amounts drawn under the Revolving Credit Facility.

The Revolving Credit Facility also contains a financial covenant that requires the Company to maintain a Maximum Net Leverage Ratio of not greater than 3.5 to 1.0, with which the Company is compliant. This ratio is calculated on a trailing twelve months basis and is the ratio of Total Net Debt, as defined, to Core EBITDA, as defined, and is calculated using the Company’s financial results and includes the adjustments

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

6. LOANS PAYABLE  – (continued)

made to calculate Core EBITDA. Non-compliance with any of the financial or non-financial covenants without cure or waiver would constitute an event of default under the Revolving Credit Facility. The Revolving Credit Facility also contains other customary events of default, including defaults based on events of bankruptcy and insolvency, dissolution, nonpayment of principal, interest or fees when due, breach of specified covenants, change in control and material inaccuracy of representations and warranties. There were no events of default under the Revolving Credit Facility as of September 30, 2016.

Non-Recourse Promissory Notes

In April 2012, the Company borrowed $10.0 million under two non-recourse promissory notes. Proceeds from the borrowings were used to purchase 1,108,033 shares of common stock of SIC, which were pledged as collateral for the obligations. Interest on the notes is paid monthly and is equal to the dividends received by the Company related to the pledged shares. The Company may prepay the notes in whole or in part at any time without penalty and the lenders may call the notes if certain conditions are met. The notes are scheduled to mature in March 2019. The proceeds from the notes were recorded net of issuance costs of $3.8 million and are being accreted, using the effective interest method, over the term of the non-recourse promissory notes. Total interest expense under these non-recourse promissory notes, including accretion of the note discount, was $0.4 million for each of the three months ended September 30, 2016 and 2015 and $1.1 million for each of the nine months ended September 30, 2016 and 2015. The fair value of the outstanding balance of the notes was $10.2 million and $10.1 million as of September 30, 2016 and December 31, 2015, respectively.

In March 2014, the Company issued a promissory note in the amount of $2.5 million to a former Medley member in connection with the purchase of his membership interests. The promissory note carries no interest, has quarterly amortization payments of $0.3 million, and matured in March 2016. As of December 31, 2015, the balance under this note was $0.3 million.

Contractual Maturities of Loans Payable

As of September 30, 2016, $81.5 million of future principal payments will be due, relating to the loans payable, during the year ended December 31, 2019. There are no other future principal payments due under the loans payable.

7. SENIOR UNSECURED DEBT

On August 9, 2016, Medley LLC completed a registered public offering of $25.0 million of an aggregate principal amount of 6.875% senior notes due 2026 (the “Senior Unsecured Debt”) at a public offering price of 100% of the principal amount. The notes mature on August 15, 2026 and interest is payable quarterly commencing on November 15, 2016. The Senior Unsecured Debt is subject to redemption in whole or in part at any time or from time to time, at the option of the Company, on or after August 15, 2019 at a redemption price per security equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest payments. The Senior Unsecured Debt is listed on the New York Stock Exchange and trades thereon under the trading symbol “MDLX.” As of September 30, 2016, the outstanding debt under the Senior Unsecured Debt was $23.4 million, which is reflected net of debt issuance costs of $1.6 million. Debt issuance costs under the Senior Unsecured Debt are being accreted, using the effective interest method, over the term of the Senior Unsecured Debt. Total interest expense under the Senior Unsecured Debt, including amortization of debt issuance costs, was $0.3 million for the three and nine months ended September 30, 2016. Net proceeds from the issuance of the Senior Unsecured Debt were used to repay a portion of the outstanding indebtedness under the Term Loan Facility. The fair value of the outstanding balance of Senior Unsecured Debt was $24.6 million as of September 30, 2016.

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

8. ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES

The components of accounts payable, accrued expenses and other liabilities are as follows:

	As of September 30, 2016 (unaudited)	As of December 31, 2015
	(Amounts in thousands)
Accrued compensation and benefits	$6,698	$9,107
Due to affiliates (Note 10)	16,528	13,634
Revenue share payable (Note 9)	7,172	6,774
Accrued interest	385	1,304
Professional fees	366	529
Deferred rent	2,909	285
Deferred tax liabilities	229	127
Accounts payable and other accrued expenses	2,690	2,463
Total accounts payable, accrued expenses and other liabilities	$36,977	$34,223

9. COMMITMENTS AND CONTINGENCIES

Operating Leases

Medley leases office space in New York City and San Francisco under non-cancelable lease agreements that expire at various times through September 2023. Rent expense was $0.6 million for each of the three months ended September 30, 2016 and 2015 and $1.9 million for each of the nine months ended September 30, 2016 and 2015.

Future minimum rental payments under non-cancelable leases are as follows as of September 30, 2016 (in thousands):

Remaining in 2016	$670
2017	2,683
2018	2,704
2019	2,710
2020	2,833
Thereafter	6,684
Total future minimum lease payments	$18,284

Capital Commitments to Funds

As of September 30, 2016 and December 31, 2015, the Company had aggregate unfunded commitments of $0.6 million and $0.3 million, respectively, to certain long-dated private funds.

Other Commitments

In April 2012, the Company entered into an obligation to pay a fixed percentage of management and incentive fees received by the Company from SIC. The agreement was entered into contemporaneously with the $10 million non-recourse promissory notes that were issued to the same parties (Note 6). The two transactions were deemed to be related freestanding contracts and the $10 million of loan proceeds were allocated to the contracts using their relative fair values. At inception, the Company recognized an obligation of $4.4 million representing the present value of the future cash flows expected to be paid under this agreement. As of September 30, 2016 and December 31, 2015, this obligation amounted to $7.2 million and $6.8 million, respectively, and is recorded as revenue share payable, a component of accounts payable, accrued expenses and other liabilities on the consolidated balance sheets. The change in the estimated cash flows for this obligation is recorded in other income (expense) on the consolidated statements of operations.

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

9. COMMITMENTS AND CONTINGENCIES  – (continued)

Legal Proceedings

MCC Advisors LLC was named as a defendant in a lawsuit on May 29, 2015, by Moshe Barkat and Modern VideoFilm Holdings, LLC (“MVF Holdings”) against MCC, MOF II, MCC Advisors LLC, Deloitte Transactions and Business Analytics LLP A/K/A Deloitte ERG (“Deloitte”), Scott Avila (“Avila”), Charles Sweet, and Modern VideoFilm, Inc. (“MVF”). The lawsuit is pending in the California Superior Court, Los Angeles County, Central District, as Case No. BC 583437. The lawsuit was filed after MCC, as agent for the lender group, exercised remedies following a series of defaults by MVF and MVF Holdings on a secured loan with an outstanding balance at the time in excess of $65 million. The lawsuit sought damages in excess of $100 million. Deloitte and Avila have settled the claims against them in exchange for payment of $1.5 million. Following a separate lawsuit by Mr. Barkat against MVF’s D&O insurance carrier, the carrier, Charles Sweet and MVF have settled the claims against them. On June 6, 2016, the court granted the defendants’ demurrers on several counts and dismissed Mr. Barkat’s claims except with respect to his claim for intentional interference with contract. MCC and the other defendants continue to dispute the remaining allegations and are vigorously defending the lawsuit while pursuing affirmative counterclaims against Mr. Barkat and MVF Holdings. On August 29, 2016, MVF Holdings filed another lawsuit in the California Superior Court, Los Angeles County, Central District, as Case No. BC 631888 (the “Derivative Action”), naming Medley as a defendant, among others. In the Derivative Action, MVF Holdings reasserts substantially the same claims that were previously asserted in each of their three prior complaints. MVF Holdings claims for breach of fiduciary duty and related causes of action have already been dismissed by the California Superior Court on several occasions, most recently, on June 6, 2016, when the Court dismissed those claims with prejudice. Medley and the other defendants believe the outstanding claims for alleged interference with Mr. Barkat’s employment contract, and the other causes of action asserted in the Derivative Action are without merit and all defendants intend to continue to assert a vigorous defense.

CK Pearl Fund, Ltd. and CK Pearl Fund, LP v. Rothstein Kass & Company, P.C., Rothstein-Kass P.A., Rothstein Kass & Co. LLC and Rothstein, Kass & Company (Cayman); Rothstein Kass & Company, P.C., Rothstein-Kass P.A., Rothstein Kass & Co. LLC and Rothstein, Kass & Company (Cayman) v. Medley Capital LLC, filed on September 19, 2016, in the Superior Court of New Jersey Law Division: Essex County, as Docket No. L-5196-15. On September 28, 2016, Rothstein Kass & Company, P.C., Rothstein-Kass P.A., Rothstein Kass & Co. LLC and Rothstein, Kass & Company (Cayman); Rothstein Kass & Company, P.C., Rothstein-Kass P.A. (the “Rothstein Companies”) notified Medley Capital LLC that they had filed a Third-Party Complaint naming Medley Capital LLC as an additional defendant in the pending lawsuit between CK Pearl Fund, Ltd. and CK Pearl Fund, LP (the “CK Pearl Funds”) and the Rothstein Companies. The CK Pearl Funds’ lawsuit against Rothstein Kass was commenced on July 23, 2015. Medley Capital LLC was not named as a defendant in the CK Pearl Funds’ lawsuit. In their First Amended Complaint, the CK Pearl Funds alleged that the Rothstein Companies failed to exercise reasonable care and diligence in conducting audits of the CK Pearl Funds’ financial statements from 2008 to 2013. More specifically, the CK Pearl Funds allege that asset valuations prepared by independent third-party valuation firms and Medley Capital LLC were overstated and the Rothstein Kass Companies should not have issued audit opinions stating that the CK Pearl Funds’ financial statements were fairly presented. The CK Pearl Funds alleged that, as a result, they paid Medley Capital LLC greater management fees than were otherwise due and that the CK Pearl Funds lost money on follow-on investments that they otherwise would not have made. The CK Pearl Funds’ complaint seeks damages in excess of $125 million. From 2007 through 2014, the CK Pearl Funds were named Medley Opportunity Fund Ltd and Medley Opportunity Fund LP and Medley Capital LLC acted as investment manager to the CK Pearl Funds. On September 19, 2016, the Rothstein Companies filed an answer denying the CK Pearl Funds’ allegations and a cross-complaint against the CK Pearl Funds and a third-party complaint against Medley Capital LLC. The complaints filed by the Rothstein Companies allege that the CK Pearl Funds and/or Medley Capital LLC were responsible for valuations and, if any financial statements or any valuations were overstated, the CK Pearl Funds and/or Medley Capital LLC, not the Rothstein Companies, were responsible. Medley Capital LLC is demanding indemnification pursuant to its contractual agreements with the

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

9. COMMITMENTS AND CONTINGENCIES  – (continued)

CK Pearl Funds and contribution from both the CK Pearl Funds and their independent directors with respect to the claims asserted by the Rothstein Companies. Medley Capital LLC disputes the allegations and intends to defend the case vigorously.

From time to time, the Company is involved in litigation and legal proceedings arising out of the ordinary course of its business. The Company believes that it is not presently a party to any such matters that would have a material adverse effect on its financial condition, results of operations, or cash flows.

10. RELATED PARTY TRANSACTIONS

Substantially all of Medley’s revenue is earned through agreements with its consolidated and non-consolidated funds for which it collects management and performance fees for providing investment and management services.

In June 2012, Medley entered into an Expense Support and Reimbursement Agreement (“ESA”) with SIC. Under the ESA, until December 31, 2016, unless extended, Medley will pay up to 100% of SIC’s operating expenses in order for SIC to achieve a reasonable level of expenses relative to its investment income. Pursuant to the ESA, SIC has a conditional obligation to reimburse Medley for any amounts they funded under the ESA if, within three years of the date on which Medley funded such amounts, SIC meets certain financial levels. For the three and nine months ended September 30, 2016, Medley recorded $5.3 million and $16.1 million, respectively, for ESA expenses under this agreement. For the three months ended September 30, 2015, Medley recorded $1.1 million ESA reimbursement under this agreement. For the nine months ended September 30 2015, Medley recorded $3.1 million for ESA expenses under this agreement. The ESA expenses and reimbursement are recorded within general, administrative, and other expense in the consolidated statements of operations. Medley recorded a liability of $9.4 million and $7.2 million as of September 30, 2016 and December 31, 2015, respectively, for ESA expenses related to this agreement. These amounts are included in accounts payable, accrued expenses and other liabilities as due to affiliates on the consolidated balance sheets.

In January 2011, Medley entered into an administration agreement with MCC (the “MCC Admin Agreement”), whereby Medley agreed to provide administrative services necessary for the operations of MCC. MCC agreed to pay Medley for the costs and expenses incurred in providing such administrative services, including an allocable portion of Medley’s overhead expenses and an allocable portion of the cost of MCC’s officers and their respective staffs. Medley records these administrative fees as revenue in the period when the services are provided and are included in other revenues and fees on the consolidated statement of operations. For each of the three months ended September 30, 2016 and 2015, the Company recorded $1.0 million of revenue related to the MCC Admin Agreement. For the nine months ended September 30, 2016 and 2015, the Company recorded $3.0 million and $3.1 million, respectively, of revenue related to the MCC Admin Agreement. The administrative fees receivable under the MCC Admin Agreement was $1.0 million and $0.9 million as of September 30, 2016 and December 31, 2015, respectively, and is included as a component of other assets on the consolidated balance sheets.

During the three months ended September 30, 2016, the Company purchased 1,194,547 shares of MCC on the open market for $8.8 million. The shares are classified as available-for-sale securities and are included as a component of investments, at fair value in the Company’s condensed consolidated financial statements.

In April 2012, Medley entered into an administration agreement with SIC (the “SIC Admin Agreement”), whereby Medley agreed to provide administrative services necessary for the operations of SIC. SIC agreed to pay Medley for the costs and expenses incurred in providing such administrative services including an allocable portion of Medley’s overhead expenses and an allocable portion of the cost of SIC’s officers and their respective staffs. Medley records these administrative fees as revenue in the period when the services are provided and are included in other revenues and fees on the consolidated statement of operations. For the three months ended September 30, 2016 and 2015, the Company recorded $0.8 million and $0.5 million,

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

10. RELATED PARTY TRANSACTIONS  – (continued)

respectively, of revenue related to the SIC Admin Agreement. For the nine months ended September 30, 2016 and 2015, the Company recorded $2.0 million and $1.6 million, respectively, of revenue related to the SIC Admin Agreement. The administrative fees receivable under the SIC Admin Agreement was $0.8 million and $0.5 million, respectively, as of September 30, 2016 and December 31, 2015, and is included as a component of other assets on the consolidated balance sheets.

In March 2015, Medley entered into an administration agreement with MCC Senior Loan Strategy JV I LLC (“MCC SLS JV,” the “MCC SLS JV Admin Agreement”), whereby Medley agreed to provide administrative services necessary for the operations of MCC SLS JV. MCC SLS JV agreed to pay Medley for the costs and expenses incurred in providing such administrative services, including an allocable portion of Medley’s overhead expenses and an allocable portion of the cost of MCC SLS JV’s officers and their respective staffs. Medley records these administrative fees as revenue in the period when the services are provided and are included in other revenues and fees on the consolidated statement of operations. For the three and nine months ended September 30, 2016, the Company recorded $0.1 million and $0.2 million, respectively, of revenue related to the MCC SLS JV Admin Agreement. The administrative fees receivable under the MCC SLS JV Admin Agreement was $0.1 million as of September 30, 2016 and December 31, 2015, and is included as a component of other assets on the consolidated balance sheets.

In March 2015, Medley entered into an administration agreement with SIC Senior Loan Strategy JV I LLC (“SIC SLS JV,” the “SIC SLS JV Admin Agreement”), whereby Medley agreed to provide administrative services necessary for the operations of SIC SLS JV. SIC SLS JV agreed to pay Medley for the costs and expenses incurred in providing such administrative services, including an allocable portion of Medley’s overhead expenses and an allocable portion of the cost of SIC SLS JV’s officers and their respective staffs. Medley records these administrative fees as revenue in the period when the services are provided and are included in other revenues and fees on the consolidated statement of operations. For the three and nine months ended September 30, 2016, the Company recorded $0.1 million and $0.3 million, respectively, of revenue related to the SIC SLS JV Admin Agreement. The administrative fees receivable under the SIC SLS JV Admin Agreement was $0.1 million as of September 30, 2016 and December 31, 2015, and is included as a component of other assets on the consolidated balance sheets.

In July 2016, Medley entered into a limited partnership agreement with Medley Credit Opportunity Fund LP (“MCOF”), whereby Medley agreed to provide administrative services necessary for the operations of MCOF. MCOF agreed to pay Medley for the costs and expenses incurred in providing such administrative services, including an allocable portion of Medley’s overhead expenses and an allocable portion of the cost of MCOF’s officers and their respective staffs. Medley records these administrative fees as revenue in the period when the services are provided and are included in other revenues and fees on the consolidated statement of operations. For the three and nine months ended September 30, 2016, the Company recorded less than $0.1 million of revenue related to administrative services under the MCOF limited partnership agreement. The administrative fees receivable under the MCOF limited partnership agreement was less than $0.1 million as of September 30, 2016, and is included as a component of other assets on the consolidated balance sheets.

In connection with the amended and restated limited liability agreement of Medley LLC, Medley LLC agreed to, at the sole discretion of the managing member, reimburse Medley Management Inc. for all expenses incurred other than expenses incurred in connection with its income tax obligations. From time to time, the Company may also advance funds to Medley Management Inc. to cover its operating needs. For each of the three months ended September 30, 2016 and 2015, the Company recorded expense reimbursements of $0.4 million. For the nine months ended September 30, 2016 and 2015, the Company recorded expense reimbursements of $1.3 million and $1.0 million, respectively. The expense reimbursements were recorded as a component of general, administrative and other expenses on the consolidated statements of operations. As of September 30, 2016, the amount due to Medley Management Inc. was $0.2 million and was recorded as a component of accounts payable, accrued expenses and other liabilities on the consolidated balance sheets. As

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

10. RELATED PARTY TRANSACTIONS  – (continued)

of December 31, 2015, the amount due from Medley Management Inc. was $0.1 million and was recorded as a component of other assets on the consolidated balance sheets.

Pursuant to the organizational agreement between Medley Management Inc. and Medley LLC, Medley Management Inc. may from time to time make grants of restricted stock units or other awards providing the holder with a right to obtain shares of Class A common stock in the future and/or grants of phantom stock or other awards providing the holder with the contractual right to receive cash payments pursuant to an equity plan to employees, advisors or other persons, as defined, in respect of Medley LLC and its subsidiaries. These awards may entitle the holder thereof to receive dividends paid with respect to the shares of Class A common stock underlying such awards as if such holder were a holder of record of the underlying shares of Class A common stock. Medley LLC has agreed that it assumes any obligation to pay such dividend equivalent amounts to the holders of the respective awards. Additionally, pursuant to this agreement, the number of LLC Units held by Medley Management Inc., shall, at all times, equal the number of shares of Class A common stock outstanding and Medley LLC has agreed to issue additional LLC units equal to the number of shares of Medley Management Inc. issued pursuant to its equity plan.

Equity Method Investments

The Company holds equity method investments in SIC, CK Pearl Fund, MOF II, MOF III and other vehicles. As of September 30, 2016 and December 31, 2015, the Company’s carrying value of its equity method investments was $15.2 million and $16.4 million, respectively. Included in this balance was $9.0 million as of September 30, 2016 and December 31, 2015, from the Company’s investment in SIC.

The Company typically pays certain operating costs incurred by the funds that it manages. These costs are normally reimbursed by such funds and are included as a component of other assets on the consolidated balance sheets. As of September 30, 2016 and December 31, 2015, the Company recorded $1.4 million and $0.9 million, respectively, as a balance receivable from its equity method investments. The Company accrued $7.1 million as of September 30, 2016 and December 31, 2015 for clawback obligations relating to MOF II that would need to be paid if the fund was liquidated at fair value as of the end of the reporting period. The Company’s actual obligation, however, would not become payable or realized until the end of a fund’s life.

Available-For-Sale Securities

As of September 30, 2016, the Company’s carrying value of its available-for-sale securities was $9.1 million and consisted of 1,194,547 shares of publicly traded common stock. The Company measures the carrying value of its publicly traded investments in available-for-sale securities at the unadjusted closing price as of the valuation date on the primary market or exchange on which they trade. As of September 30, 2016, the Company recorded less than $0.1 million of cumulative unrealized gains in accumulated other comprehensive income and $0.2 million of cumulative unrealized gains in redeemable non-controlling interests. There were no impairment charges recorded related to the Company’s investments in available-for-sale securities during the three and nine months ended September 30, 2016.

Promissory Note

In March 2014, the Company issued a promissory note in the amount of $2.5 million to a former Medley member in connection with the purchase of his membership interests. The promissory note carried no interest, had quarterly amortization payments of $0.3 million and was paid in full in March 2016.

Exchange Agreement

Prior to the completion of the IPO of Medley Management Inc., the Medley LLC Agreement was restated among other things, to modify its capital structure by reclassifying the interests held by its existing owners (i.e. the members of Medley prior to the IPO of Medley Management Inc.) into the LLC Units. Medley’s existing owners also entered into an exchange agreement under which they (or certain permitted transferees

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

10. RELATED PARTY TRANSACTIONS  – (continued)

thereof) have the right (subject to the terms of the exchange agreement as described therein) to exchange their LLC Units for shares of Medley Management Inc.’s Class A common stock on a one-for-one basis at fair value, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

11. INCOME TAXES

Deferred income taxes reflect the net effect of temporary differences between the tax basis of an asset or liability and its reported amount on the Company’s consolidated balance sheets. These temporary differences result in taxable or deductible amounts in future years. As of September 30, 2016 and December 31, 2015, the Company had total deferred tax assets of $1.7 million and $1.0 million, respectively, which consists primarily of temporary differences relating to certain accrued expenses, stock compensation and a tax benefit relating to tax goodwill. Total deferred tax liabilities were $0.2 million and $0.1 million as of September 30, 2016 and December 31, 2015, respectively, which consists primarily of temporary differences relating to accrued fee income and accumulated net unrealized losses. The tax provision for deferred income taxes results from temporary differences arising principally from certain accrued expenses, deferred rent, fee income accruals and depreciation.

The Company’s effective tax rate was 12.4% and 5.1% for the three months ended September 30, 2016 and 2015, respectively, and 6.2% and 2.7% for the nine months ended September 30, 2016 and 2015, respectively. The quarterly provision for income taxes is determined based on the Company’s estimated full year effective tax rate adjusted by the amount of tax attributable to infrequent or unusual items that are separately recognized on a discrete basis in the income tax provision in the quarter in which they occur. The Company is subject to New York City unincorporated business tax attributable to its operations apportioned to New York City.

Interest expense and penalties related to income tax matters are recognized as a component of the provision for income taxes. There were no such amounts incurred during the three and nine months ended September 30, 2016 and 2015. As of September 30, 2016 and December 31, 2015 and during the three and nine months ended September 30, 2016 and 2015, there were no uncertain tax positions taken that were not more likely than not to be sustained. Certain subsidiaries of the Company are no longer subject to tax examinations by taxing authorities for tax years prior to 2011 and, presently, have no open examination for tax years before 2013.

12. COMPENSATION EXPENSE

Compensation generally includes salaries, bonuses, and profit sharing awards. Bonuses and profit sharing awards are accrued over the service period to which they relate. Guaranteed payments made to our senior professionals who are members of Medley LLC are recognized as compensation expense. The payments to the Company’s Co-Chief Executive Officers are performance based and periodically set subject to maximums based on the Company’s total assets under management. Such maximums aggregated to $1.3 million for each of the three months ended September 30, 2016 and 2015 and $3.8 million for each of the nine months ended September 30, 2016 and 2015. For the three and nine months ended September 30, 2016 and 2015, neither of the Company’s Co-Chief Executive Officers received any guaranteed payments.

Performance Fee Compensation

In October 2010, the Company granted shares of vested profits interests in certain subsidiaries to select employees. These awards are viewed as a profit-sharing arrangement and are accounted for under ASC 710, which requires compensation expense to be recognized over the vesting period, which is usually the period over which service is provided. The shares were vested at grant date, subject to a divestiture percentage based on percentage of service completed from the award grant date to the employee’s termination date. The Company adjusts the related liability quarterly based on changes in estimated cash flows for the profit interests.

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

12. COMPENSATION EXPENSE  – (continued)

In January 2014, the Company granted additional shares of profit interests in certain subsidiaries to select employees. The shares were fully vested at grant date and were not subject to a divestiture percentage.

In February 2015 and March 2016, the Company granted incentive cash bonus awards to select employees. These awards entitle employees to receive cash compensation based on distributed performance fees received by the Company from certain institutional funds. Eligibility to receive payments pursuant to these incentive awards is based on continued employment and ceases automatically upon termination of employment. Performance compensation expense is recorded based on the fair value of the incentive awards at the date of grant and is recognized on a straight-line basis over the expected requisite service period. The performance compensation liability is subject to re-measurement at the end of each reporting period and any changes in the liability are recognized in the then current reporting period.

For the three and nine months ended September 30, 2016, performance fee compensation expense reversal was $0.2 million. For the three and nine months ended September 30, 2015, performance fee compensation expense reversal was $3.7 million and $4.6 million, respectively. As of September 30, 2016 and December 31, 2015, the total performance fee compensation payable for these awards was $1.1 million and $1.8 million, respectively.

Retirement Plan

The Company sponsors a defined-contribution 401(k) retirement plan that covers all employees. Employees are eligible to participate in the plan immediately, and participants are 100% vested from the date of eligibility. The Company makes contributions to the Plan of 3% of an employee’s eligible wages, up to a maximum limit as determined by the Internal Revenue Service. The Company also pays all administrative fees related to the plan. The Company’s accrued contributions to the plan were $0.1 million for each of the three months ended September 30, 2016 and 2015. For the nine months ended September 30, 2016 and 2015, the Company’s accrued contributions to the plan were $0.4 million and $0.3 million, respectively.

Stock-Based Compensation

In connection with the IPO of Medley Management Inc., Medley Management Inc. and Medley LLC adopted the Medley Management Inc. 2014 Omnibus Incentive Plan (the “Plan”). The purpose of the Plan is to provide a means through which the Company may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company can acquire and maintain an equity interest in the managing member of the Company, Medley Management Inc., or be paid incentive compensation, including incentive compensation measured by reference to the value of Medley Management Inc.’s Class A common stock or Medley LLC’s unit interests, thereby strengthening their commitment to the welfare of the Company and aligning their interests with those of Medley Management Inc.’s stockholders. The Plan provides for the issuance of incentive stock options (“ISOs”), nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), stock bonuses, other stock-based awards and cash awards. As the grant of these awards are primarily for the benefit of the employees of Medley LLC, stock compensation is recognized in Medley LLC’s separate consolidated financial statements through a corresponding credit to members’ equity, representing a capital contribution by Medley Management Inc. For the three months ended September 30, 2016 and 2015, stock-based compensation was $1.0 million and $0.8 million, respectively. For the nine months ended September 30, 2016 and 2015, stock-based compensation was $2.7 million and $2.4 million, respectively. Stock-based compensation was recorded as compensation and benefits on the consolidated statements of operations and contributions on the consolidated statements of changes in equity and redeemable non-controlling interests.

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

13. REDEEMABLE NON-CONTROLLING INTERESTS

In January 2016, the Company executed an amendment to SIC Advisors’ operating agreement which provided the Company with the right to redeem membership units owned by the minority interest holder. The Company’s redemption right is triggered by the termination of the dealer manager agreement between SIC and SC Distributors LLC, an affiliate of the minority interest holder. As a result of this redemption feature, the Company reclassified the non-controlling interest in SIC Advisors from the equity section to redeemable non-controlling interests in the mezzanine section of the balance sheet based on its fair value as of the amendment date. The fair value of the non-controlling interest was determined to be $12.2 million on the date of the amendment and was adjusted through a charge to non-controlling interests in Medley LLC. As of September 30, 2016, the Company recorded a balance of $12.5 million.

On June 3, 2016, the Company entered into a Master Investment Agreement with DB MED Investor I LLC and DB MED Investor II LLC (the “Investors”) to invest up to $50 million in new and existing Medley managed funds (the “Joint Venture”). The Company will contribute up to $10 million, and an interest in STRF Advisors LLC, the investment advisor to Sierra Total Return Fund, in exchange for common equity interests in the Joint Venture. The Investors will invest up to $40 million in exchange for preferred equity interests in the Joint Venture. On account of the preferred equity interests, the Investors will receive an 8% preferred distribution, 15% of the Joint Venture’s profits, and all of the profits from the contributed interest in STRF Advisors LLC. Medley has the option, subject to certain conditions, to cause the Joint Venture to redeem the Investors’ interest in exchange for repayment of the outstanding investment amount at the time of redemption, plus certain other considerations. The Investors have the right, after seven years, to redeem their interests in the Joint Venture. As such, the Investors’ interest in the Joint Venture is included as a component of redeemable non-controlling interests on the Company’s consolidated balance sheets and amounted to $12.1 million as of September 30, 2016. Total contributions to the joint venture amounted to $15.0 million through September 30, 2016 and were used to fund an $8.8 million investment in available-for-sale securities. The Company intends to use the remaining contributions of $6.2 million, which is included in cash and cash equivalents on our consolidated balance sheets, to fund future investments.

14. MARKET AND OTHER RISK FACTORS

Due to the nature of the Medley funds’ investment strategy, their portfolio of investments has significant market and credit risk. As a result, the Company is subject to market and other risk factors, including, but not limited to the following:

Market Risk

The market price of investments may significantly fluctuate during the period of investment. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions that are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

Credit Risk

There are no restrictions on the credit quality of the investments the Company intends to make. Investments may be deemed by nationally recognized rating agencies to have substantial vulnerability to default in payment of interest and/or principal. Some investments may have low-quality ratings or be unrated. Lower rated and unrated investments have major risk exposure to adverse conditions and are considered to be predominantly speculative. Generally, such investments offer a higher return potential than higher rated investments, but involve greater volatility of price and greater risk of loss of income and principal.

Medley LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

14. MARKET AND OTHER RISK FACTORS  – (continued)

In general, the ratings of nationally recognized rating organizations represent the opinions of agencies as to the quality of the securities they rate. Such ratings, however, are relative and subjective; they are not absolute standards of quality and do not evaluate the market value risk of the relevant securities. It is also possible that a rating agency might not change its rating of a particular issue on a timely basis to reflect subsequent events. The Company may use these ratings as initial criteria for the selection of portfolio assets for the Company but is not required to utilize them.

Limited Liquidity of Investments

The Company intends to invest in investments that may not be readily marketable. Illiquid investments may trade at a discount from comparable, more liquid investments and, at times there may be no market at all for such investments. Subordinate investments may be less marketable, or in some instances illiquid, because of the absence of registration under federal securities laws, contractual restrictions on transfer, the small size of the market or the small size of the issue (relative to issues of comparable interests). As a result, the Company may encounter difficulty in selling its investments or may, if required to liquidate investments to satisfy redemption requests of its investors or debt service obligations, be compelled to sell such investments at less than fair value.

Counterparty Risk

Some of the markets in which the Company may affect its transactions are “over-the-counter” or “interdealer” markets. The participants in such markets are typically not subject to credit evaluation and regulatory oversight, unlike members of exchange-based markets. This exposes the Company to the risk that a counterparty will not settle a transaction in accordance with its terms and conditions because of a dispute over the terms of the applicable contract (whether or not such dispute is bona fide) or because of a credit or liquidity problem, causing the Company to suffer loss. Such “counterparty risk” is accentuated for contracts with longer maturities where events may intervene to prevent settlement, or where the Company has concentrated its transactions with a single or small group of counterparties.

15. SUBSEQUENT EVENTS

On October 18, 2016, the Company completed a public offering of an additional $28.6 million in aggregate principal amount of 6.875% senior notes due 2026 at a public offering price of $24.45 for each $25.00 principal amount of notes. The notes mature on August 15, 2026 with interest payable quarterly. The Company used the net proceeds from the offering to repay $26.7 million of the outstanding indebtedness under the Term Loan Facility. The notes are traded on the New York Stock Exchange under the trading symbol “MDLX”.

On January 18, 2017, the Company completed a public offering of $34.5 million in aggregate principal amount of 7.25% senior notes due 2024 at a public offering price of 100% of the principal amount of notes. The notes mature on January 30, 2024 with interest payable quarterly. The Company used the net proceeds from the offering to repay $33.0 million of the outstanding indebtedness under the Term Loan Facility. The notes are traded on the New York Stock Exchange under the trading symbol “MDLQ.”

MEDLEY LLC

$25,000,000

7.25% Notes Due 2024

PRELIMINARY PROSPECTUS

Joint Book-Running Managers

FBR	Incapital	BB&T Capital Markets	William Blair	Compass Point	Ladenburg Thalmann	JonesTrading

Co-Managers

Boenning & Scattergood, Inc.	National Securities Corporation	Maxim Group LLC	Wedbush Securities

           , 2017

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Company expected to be incurred in connection with the issuance and distribution of the Notes being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission and the Financial Industry Regulatory Authority, Inc.

Filing Fee – Securities and Exchange Commission	$3,332.13
Fee – Financial Industry Regulatory Authority, Inc.	8,000.00
Listing Fee – New York Stock Exchange	15,000.00
Fees and Expenses of Counsel	100,000.00
Reimbursement of Fees and Expenses of Underwriters	110,000.00
Printing Expenses	15,000.00
Fees and Expenses of Accountants	50,000.00
Trustee, Transfer Agent and Registrar’s Fees	15,000.00
Miscellaneous Expenses	33,667.87
Total	$350,000.00

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to the standards and restrictions, if any, that are set forth in a limited liability company’s operation agreement, a limited liability company may, and has the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under the terms of our Operating Agreement, the Company must indemnify any Indemnitee (as defined below) who is made or threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee is not entitled to indemnification if such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. Under the Operating Agreement, Indemnitee means: (a) the Manager, (b) any additional or substitute Manager, (c) any Person who is or was a “Tax Matters Member” (as defined in the Operating Agreement), officer or director of the Manager or any additional or substitute Manager, (d) any officer or director of the Manager or any additional or substitute Manager who is or was serving at the request of the Manager or any additional or substitute Manager as an officer, director, employee, member, Member, Tax Matters Member, agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (e) any Officer or other Person the Manager in its sole discretion designates as an “Indemnitee” for purposes of this Agreement and (f) any heir, executor or administrator with respect to Persons named in clauses (a) through (e).

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, under our Operating Agreement or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to the directors and officers of the Manager against loss rising from claims made by reason of breach of duty or other wrongful act and (2) with respect to indemnification payments that may be made to such directors and officers.

The proposed form of underwriting agreement to be filed as Exhibit 1.1. hereto provides for indemnification to such directors and officers by the underwriters against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are included herein or incorporated herein by reference.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Certificate of Formation of Medley LLC (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-212514) filed on August 2, 2016)
3.2	Fourth Amended and Restated Limited Liability Company Agreement of Medley LLC, dated as of September 23, 2014 (incorporated by reference to Exhibit 10.1 to Medley Management Inc.’s Current Report on Form 8-K (File No. 001-36638) filed on September 29, 2014)
4.1	Indenture, dated as of August 9, 2016, between Medley LLC and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of Medley LLC’s Current Report on Form 8-K filed on August 9, 2016)
4.2	First Supplemental Indenture, dated August 9, 2016, between Medley LLC and U.S. Bank National Association, as trustee, including the form of note attached as an exhibit thereto (incorporated by reference to Exhibit 4.2 of Medley LLC’s Current Report on Form 8-K filed on August 9, 2016)
4.3	Second Supplemental Indenture dated as of October 18, 2016, between Medley LLC and U.S. Bank National Association, as Trustee, with the form of note included therein (incorporated by reference to Exhibit 4.1 of Medley LLC’s Current Report on Form 8-K filed on October 19, 2016)
4.4	Third Supplemental Indenture dated as of January 18, 2017 between Medley LLC and U.S. Bank National Association, as Trustee, including the form of the note attached as an exhibit thereto (incorporated by reference to Exhibit 4.1 of Medley LLC’s current report on Form 8-K filed on January 20, 2017)
4.5*	Form of Fourth Supplemental Indenture dated as of , 2017 between Medley LLC and U.S. Bank National Association, as Trustee, including the form of note attached as an exhibit thereto
5.1*	Opinion of Winston & Strawn LLP
10.2	Exchange Agreement, dated as of September 23, 2014, among Medley Management Inc., Medley LLC and the holders of LLC Units from time to time party thereto (incorporated by reference to Exhibit 10.2 to Medley Management Inc.’s Current Report on Form 8-K (File No. 001-36638) filed on September 29, 2014)
10.3	Tax Receivable Agreement, dated as of September 23, 2014, by and among Medley Management Inc. and each of the other persons from time to time party thereto (incorporated by reference to Exhibit 10.3 to Medley Management Inc.’s Current Report on Form 8-K (File No. 001-36638) filed on September 29, 2014)
10.4	Credit Agreement, dated as of August 14, 2014, among Medley LLC, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch (incorporated by reference to Exhibit 10.10 to Medley Management Inc.’s Registration Statement on Form S-1 (File No. 333-198212) filed on August 18, 2014)
10.5	Credit Agreement, dated as of August 19, 2014, among Medley LLC, the lenders party thereto and City National Bank (incorporated by reference to Exhibit 10.11 to Medley Management Inc.’s Registration Statement on Form S-1/A (File No. 333-198212) filed on September 3, 2014)
10.6	Guarantee and Collateral Agreement, dated as of August 19, 2014, among Medley LLC, the subsidiary guarantors party thereto and City National Bank (incorporated by reference to Exhibit 10.12 to Medley Management Inc.’s Registration Statement on Form S-1/A (File No. 333-198212) filed on September 3, 2014)

Exhibit No.	Description
10.7†	Medley Management Inc. 2014 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to Medley Management Inc.’s Current Report on Form 8-K (File No. 001-36638) filed on September 29, 2014)
10.8†	Form of Employee Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.5.2 to Medley Management Inc.’s Registration Statement on Form S-1/A (File No. 333-198212) filed on September 3, 2014)
10.9†	Form of Director Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.5.3 to Medley Management Inc.’s Registration Statement on Form S-1/A (File No. 333-198212) filed on September 3, 2014)
10.10†	Medley LLC Unit Award Agreement to Jeffrey Tonkel, dated as of January 7, 2013 (incorporated by reference to Exhibit 10.6 to Medley Management Inc.’s Registration Statement on Form S-1 (File No. 333-198212) filed on August 18, 2014)
10.11	Master Investment Agreement, dated as of June 3, 2016, among Medley LLC, DB MED INVESTOR I LLC and DB MED INVESTOR II LLC (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 (File No. 333-212514) filed on July 28, 2016)
10.12	First Amendment dated as of May 3, 2016 to the Credit Agreement, dated as of August 14, 2014, among Medley LLC, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch (incorporated by reference to Exhibit 10.2 to Medley Management Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016)
10.13	Amendment Number One and Consent dated as of August 12, 2015 to the Credit Agreement, dated as of August 19, 2014, among Medley LLC, the lenders party thereto and City National Bank (incorporated by reference to Exhibit 10.3 to Medley Management Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016)
10.14	Amendment Number Two dated as of May 3, 2016 2015 to the Credit Agreement, dated as of August 19, 2014, among Medley LLC, the lenders party thereto and City National Bank (incorporated by reference to Exhibit 10.4 to Medley Management Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016)
21.1	List of subsidiaries of Medley LLC (incorporated by reference to Exhibit 21.1 to Medley LLC’s Registration Statement on Form S-1 (File No. 333-213984 filed on October 5, 2016))
23.1*	Consent of RSM US LLP
23.2*	Consent of Winston & Strawn LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney
25.1*	Statement of Eligibility on Form T-1 of U.S. Bank National Association to act as Trustee under the Indenture

†	Indicates exhibits that constitute management contracts or compensatory plans or arrangements.
*	Previously filed.

ITEM 17. UNDERTAKINGS

(1)	The undersigned Registrant hereby undertakes to provide to the agents at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the agents to permit prompt delivery to each purchaser.
(2)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(3)	The undersigned Registrant hereby undertakes that:
(a)	For purposes of determining any liability under the Securities Act, it will treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.
(b)	For the purpose of determining any liability under the Securities Act, it will treat each post-effective Amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, in the State of New York, on this 14th day of February, 2017.

MEDLEY LLC

By:	Medley Management Inc., Manager
By:	/s/ Richard T. Allorto, Jr. Name: Richard T. Allorto, Jr. Title: Chief Financial Officer of Medley Management Inc.

Signature	Title	Date
* Brooke Taube	Co-Chief Executive Officer, Chief Investment Officer and Co-Chairman (Co-Principal Executive Officer) of Medley Management Inc., Manager of Registrant	February 14, 2017
* Seth Taube	Co-Chief Executive Officer and Co-Chairman (Co-Principal Executive Officer) of Medley Management Inc., Manager of Registrant	February 14, 2017
* Jeffrey Tonker	President of Medley Management Inc., Manager of Registrant	February 14, 2017
*/s/ Richard T. Allorto, Jr. Richard T. Allorto, Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) of Medley Management Inc., Manager of Registrant	February 14, 2017
* By: /s/ Richard T. Allorto, Jr. Richard T. Allorto, Jr., as attorney in fact

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Certificate of Formation of Medley LLC (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File NO. 333-212514) filed on August 2, 2016)
3.2	Fourth Amended and Restated Limited Liability Company Agreement of Medley LLC, dated as of September 23, 2014 (incorporated by reference to Exhibit 10.1 to Medley Management Inc.’s Current Report on Form 8-K (File No. 001-36638) filed on September 29, 2014)
4.1	Indenture, dated as of August 9, 2016, between Medley LLC and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of Medley LLC’s Current Report on Form 8-K filed on August 9, 2016)
4.2	First Supplemental Indenture, dated August 9, 2016, between Medley LLC and U.S. Bank National Association, as trustee, including the form of note attached as an exhibit thereto (incorporated by reference to Exhibit 4.2 of Medley LLC’s Current Report on Form 8-K filed on August 9, 2016)
4.3	Second Supplemental Indenture dated as of October 18, 2016, between Medley LLC and U.S. Bank National Association, as Trustee, with the form of note included therein (incorporated by reference to Exhibit 4.1 of Medley LLC’s Current Report on Form 8-K filed on October 19, 2016)
4.4	Third Supplemental Indenture dated as of January 18, 2017 between Medley LLC and U.S. Bank National Association, as Trustee, including the form of the note attached as an exhibit thereto (incorporated by reference to Exhibit 4.1 of Medley LLC’s current report on Form 8-K filed on January 20, 2017)
4.5*	Form of Fourth Supplemental Indenture dated as of , 2017 between Medley LLC and U.S. Bank National Association, as Trustee, including the form of note attached as an exhibit thereto
5.1*	Opinion of Winston & Strawn LLP
10.2	Exchange Agreement, dated as of September 23, 2014, among Medley Management Inc., Medley LLC and the holders of LLC Units from time to time party thereto (incorporated by reference to Exhibit 10.2 to Medley Management Inc.’s Current Report on Form 8-K (File No. 001-36638) filed on September 29, 2014)
10.3	Tax Receivable Agreement, dated as of September 23, 2014, by and among Medley Management Inc. and each of the other persons from time to time party thereto (incorporated by reference to Exhibit 10.3 to Medley Management Inc.’s Current Report on Form 8-K (File No. 001-36638) filed on September 29, 2014)
10.4	Credit Agreement, dated as of August 14, 2014, among Medley LLC, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch (incorporated by reference to Exhibit 10.10 to Medley Management Inc.’s Registration Statement on Form S-1 (File No. 333-198212) filed on August 18, 2014)
10.5	Credit Agreement, dated as of August 19, 2014, among Medley LLC, the lenders party thereto and City National Bank (incorporated by reference to Exhibit 10.11 to Medley Management Inc.’s Registration Statement on Form S-1/A (File No. 333-198212) filed on September 3, 2014)
10.6	Guarantee and Collateral Agreement, dated as of August 19, 2014, among Medley LLC, the subsidiary guarantors party thereto and City National Bank (incorporated by reference to Exhibit 10.12 to Medley Management Inc.’s Registration Statement on Form S-1/A (File No. 333-198212) filed on September 3, 2014)
10.7†	Medley Management Inc. 2014 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to Medley Management Inc.’s Current Report on Form 8-K (File No. 001-36638) filed on September 29, 2014)

Exhibit No.	Description
10.8†	Form of Employee Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.5.2 to Medley Management Inc.’s Registration Statement on Form S-1/A (File No. 333-198212) filed on September 3, 2014)
10.9†	Form of Director Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.5.3 to Medley Management Inc.’s Registration Statement on Form S-1/A (File No. 333-198212) filed on September 3, 2014)
10.10†	Medley LLC Unit Award Agreement to Jeffrey Tonkel, dated as of January 7, 2013 (incorporated by reference to Exhibit 10.6 to Medley Management Inc.’s Registration Statement on Form S-1 (File No. 333-198212) filed on August 18, 2014)
10.11	Master Investment Agreement, dated as of June 3, 2016, among Medley LLC, DB MED INVESTOR I LLC and DB MED INVESTOR II LLC (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 (File No. 333-212514) filed on July 28, 2016)
10.12	First Amendment dated as of May 3, 2016 to the Credit Agreement, dated as of August 14, 2014, among Medley LLC, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch (incorporated by reference to Exhibit 10.2 to Medley Management Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016)
10.13	Amendment Number One and Consent dated as of August 12, 2015 to the Credit Agreement, dated as of August 19, 2014, among Medley LLC, the lenders party thereto and City National Bank (incorporated by reference to Exhibit 10.3 to Medley Management Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016)
10.14	Amendment Number Two dated as of May 3, 2016 2015 to the Credit Agreement, dated as of August 19, 2014, among Medley LLC, the lenders party thereto and City National Bank (incorporated by reference to Exhibit 10.4 to Medley Management Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016)
21.1	List of subsidiaries of Medley LLC (incorporated by reference to Exhibit 21.1 to Medley LLC’s Registration Statement on Form S-1 (File No. 333-213984 filed on October 5, 2016))
23.1*	Consent of RSM US LLP
23.2*	Consent of Winston & Strawn LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney
25.1*	Statement of Eligibility on Form T-1 of U.S. Bank National Association to act as Trustee under the Indenture

†	Indicates exhibits that constitute management contracts or compensatory plans or arrangements.
*	Previously filed.